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As filed with the Securities and Exchange Commission on November 16, 2007

Registration Statement No. 333-142635

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3 to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONSONUS TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3572 (Primary Standard Industrial Classification Code Number)	45-0547710 (I.R.S. Employer Identification No.)
301 Gregson Drive Cary, North Carolina 27511 (919) 379-8000 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

Michael G. Shook
Chief Executive Officer
Consonus Technologies, Inc.
301 Gregson Drive
Cary, North Carolina 27511
(919) 379-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
John Randall Lewis Wilson Sonsini Goodrich & Rosati, Professional Corporation One Market Street Spear Tower, Suite 3300 San Francisco, California 94105-1126 (415) 947-2000	Brian Pukier Ian Putnam Stikeman Elliott LLP Commerce Court West Suite 5300 199 Bay Street Toronto, Ontario Canada M5L 1B9 (416) 869-5500	Joris Hogan Kevin Morris Torys LLP 237 Park Avenue New York, New York 10017 (212) 880-6000

       Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

       If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.000001 par value per share	$62,100,000	$1,906.47(3)

(1)
Estimated solely for the purposes of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes the shares available for purchase by the underwriters to cover over-allotments, if any.

(2)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

(3)
We previously paid filing fees of $1,765.25 in connection with the filing of this Registration Statement on May 4, 2007.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART I
INFORMATION REQUIRED IN PROSPECTUS

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2007

6,000,000 Shares

CONSONUS TECHNOLOGIES, INC.

Common Stock

This is an initial public offering of shares of common stock of Consonus Technologies, Inc. We are offering for sale 6,000,000 shares of our common stock. It is currently estimated that the initial public offering price per share will be between $7.00 and $9.00.

No public market currently exists for our common stock. We have applied to have our common stock quoted on the Nasdaq Global Market under the symbol "DCTI."

Investing in our common stock involves risks.
See "Risk Factors" beginning on page 11.

Neither the Securities and Exchange Commission nor any other state or foreign securities commission or regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Consonus Technologies, Inc.	$	$

The selling stockholders have granted the underwriters an over-allotment option, exercisable for a period of 30 days from the date of the closing of this offering, to purchase up to 900,000 additional shares of common stock (being 15% of the number of shares offered hereby) to cover over-allotments, if any.

The underwriters expect to deliver the shares on or about                        , 2007.

Merriman Curhan Ford & Co.
Oppenheimer & Co.
Jesup & Lamont Securities Corp.

The date of this Prospectus is                        , 2007

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, unless otherwise indicated.

        Through and including                        , 2007 (the 40th day after the date of this prospectus), all dealers effecting transactions in shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

        For investors outside the United States and Canada, neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States and Canada. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

INFORMATION ABOUT THIS PROSPECTUS

            Unless the context otherwise requires, any references in this prospectus to "Consonus," "CTI," "we," "our," "us" and the "Company" refer to Consonus Technologies, Inc. and its subsidiaries, being Strategic Technologies, Inc., or "STI," and Consonus Acquisition Corp., or "CAC". Unless the context otherwise requires, financial information that relates to periods prior to the STI Merger is presented on a pro forma consolidated basis.

        In association with the STI Merger, CAC's shares in its subsidiary, CTI, were canceled, and the shareholders of STI and CAC exchanged their respective shares for new shares of CTI. As CAC and CTI were under common control by Knox Lawrence International, LLC, or "KLI," at the time of the STI Merger, the financial statements of CAC and CTI have been combined at historical values as of the date of inception (March 31, 2005) of CAC. These financial statements have been titled Consonus Acquisition Corp. (Consonus Technologies, Inc. as of January 22, 2007) within this prospectus. All references to CAC within the document refer to the combined historical financial statements of CAC and CTI prior to the STI Merger with CTI being the surviving entity.

THIRD PARTY AND MANAGEMENT INFORMATION

            This prospectus includes market share information, industry data and forecasts obtained from independent industry publications, market research, surveys and other sources. Although we believe these sources to be reliable, we have not independently verified any of the data nor ascertained the underlying economic assumptions relied upon therein. Some data is also based on our management's knowledge of the industry and our estimates and assumptions relating to the industry, some of which are derived from our management's review of data from independent sources. Management's knowledge of the industry has been developed through its experience and participation in the industry. Our management believes that its knowledge of the industry is accurate and its estimates and assumptions are reasonable. However, certain of the information contained herein relating to the industry cannot be independently verified.

ii

PROSPECTUS SUMMARY

            This summary highlights information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus. In particular, you should read the section entitled "Risk Factors" and our financial statements and the notes thereto included elsewhere in this prospectus.

OUR COMPANY

            We are a provider of IT infrastructure services and solutions, data center services and related managed services to the growing small and medium size business market in the East, Southeast and select markets in the Western part of the United States. Our highly secure and reliable data centers combined with our ability to offer a comprehensive suite of related IT infrastructure services gives us an ability to offer our clients customized solutions to address their critical needs of data center availability, data manageability, disaster recovery and data center consolidation as well as a variety of other related managed services.

        Our data center related services and solutions primarily enable business continuity, back-up and recovery, capacity-on-demand, regulatory compliance (such as email archiving), virtualization, and offer data center best practice methodologies and software as a service. Additionally, we provide managed hosting, maintenance and support for all of our solutions, as well as related professional and consulting services. We have a large and diverse customer base comprised of over 650 active customers in 33 states in the United States.

        We have chosen to focus on small and medium size business clients in under-served geographic markets. We define small and medium size businesses as (i) companies having between $50 million and $1 billion in annual revenue, or (ii) companies with 300 to 2,000 employees, as well as regional and department-level offices of large enterprises.

Our History

            Our Company is the result of a merger with Strategic Technologies, Inc. which occurred on January 22, 2007, at which time, CAC and STI became our direct wholly-owned subsidiaries. Set forth below is a timeline summarizing the historical background of our Company and our subsidiaries. For a further description of the STI Merger and our history, see "Our Business – Our History."

Timeline of Key Dates	Description of Event
August 31, 1988	Incorporation of STI
February 22, 2000	STI acquires Path Tech Software Solutions, Inc.
October 17, 2001	STI acquires Allied Group, Inc.
March 31, 2005	Incorporation of CAC
May 2, 2005	CAC merges with Gazelle Technologies, Inc.
May 31, 2005	CAC acquires all of the assets of Consonus, Inc. from Questar InfoComm, Inc.
October 13, 2006	Incorporation of CTI
October 18, 2006	Execution of the agreement and plan of merger and reorganization by and among CAC and STI and certain other entities, as further described in "Our Business – Our History."
January 22, 2007	Consummation of the STI Merger; CAC and STI became CTI's direct wholly owned subsidiaries

        In association with the STI Merger, CAC's shares in its subsidiary, CTI, were canceled, and the shareholders of STI and CAC exchanged their respective shares for new shares of CTI. As CAC and CTI were under common control by KLI at the time of the STI Merger, the financial statements of CAC and

CTI have been combined at historical values as of the date of inception (March 31, 2005) of CAC. These financial statements have been titled Consonus Acquisition Corp. (Consonus Technologies, Inc. as of January 22, 2007) within this prospectus. All references to CAC within the document refer to the combined historical financial statements of CAC and CTI prior to the STI Merger with CTI being the surviving entity.

Merger Rationale

            We believe that our merger with STI has created, or will create, benefits and synergies, including:

  •
  Margin expansion: owning our data centers allows us to operate independently from third party data center providers, if desired, and we expect this to increase our data center utilization by integrating both customer bases.

  •
  Broader service and solution offerings: our IT expertise enables us to provide end-to-end solutions to new and existing customers. The STI Merger has expanded our breadth of service offerings focused on the small and medium size business market. Our hardware and software implementation, configuration expertise and related consulting engagements allow us to offer a broad range of services to our customers.

  •
  New services and solutions: our broad operational platform enables the development of new services and solutions designed specifically for small and medium size businesses. For example, we now offer an Internet accessible, remote data back-up service and a real-time remote data replication service which are expected to enable rapid disaster recovery allowing customers to recover from system failures in hours rather than days. This solution was developed utilizing the data center facilities of CAC and the storage expertise of STI. This new service was launched on June 1, 2007.

        By combining our data centers with STI provided solutions, which include data center best practices, infrastructure design, consulting services and product provisioning, we have created a comprehensive platform to serve the small and medium size business market as well as address an increasing demand for a single-source provider of data center services and solutions. In addition, the STI Merger provides us with cross-selling opportunities over a larger suite of products.

Our Services and Solutions

            We provide IT infrastructure and data center services and solutions to the growing small and medium size business market. Through CAC's and STI's combined 19 year history, we have developed a comprehensive set of data center-centric skills and capabilities. As a result of the STI Merger, we are now able to leverage this significant combined expertise through our two complementary business lines to deliver customized solutions to our clients on their premises or on a managed basis in our facilities.

        We provide our services and solutions through our two business lines:

  •
  Data center services and solutions: Our data center services and solutions include managed infrastructure, managed services, maintenance manager and managed bandwidth.

  •
  IT Infrastructure services and solutions: Our IT infrastructure services and solutions include professional and consulting services, hardware and software procurement and provisioning and IT training services.

Business Strengths

            We believe our strengths can be attributed to several distinguishing factors, including:

  •
  Broad Service Offering:  Our comprehensive offering of IT infrastructure and data center services and solutions, which are packaged into "solution" sets, and our single-source service approach, distinguish us in the small and medium-sized business market.

  •
  Diverse and Loyal Customer Base:  Our large and diverse customer base consists of over 650 active customers in 33 states in the United States across several industries. No customer exceeded 6%

  of our consolidated pro forma revenue for the year ended December 31, 2006. We offer managed and hosting services to over 450 of our customers and historically experience very high renewal rates. Specifically, our renewal rate for the twelve months ended September 30, 2007 was approximately 95%.

  •
  Strategic Geographic Presence:  We focus on small to medium size businesses in underserved geographic markets where a local presence, broad resources and thought leadership are in demand.

  •
  Focus on High Growth IT Markets:  We look to capitalize on the growth trends in IT infrastructure and data center services, such as increased outsourcing of IT. The small and medium size business market is expected to experience higher growth than the overall market with respect to IT related services.

  •
  Attractive Business Model Leverage:  We believe there are significant opportunities to expand our margins with respect to many of our existing and new customers. All of our data center fixed costs, excluding depreciation, are sufficiently covered based on a current capacity utilization of approximately 79% as of September 30, 2007 for our three data centers.

  •
  Recurring Revenues from Data Center Services:  Revenue derived from our data center services and solutions provides a solid basis for long-term relationships with our customers resulting in strong recurring revenue for this component of our business, which represented approximately 34% of our consolidated pro forma revenues for the nine months ended September 30, 2007.

  •
  Experienced Management Team:  Our experienced and dedicated management team includes a core group of executives and senior managers who have, on average, approximately 22 years of industry experience. The current management team has successfully integrated our prior acquisitions and has achieved organic growth through both geographic expansion and new product offerings.

  •
  Established Relationships with Industry Leading Vendors:  Our relationships with leading technology vendors facilitate our ability to meet the IT needs of our customers. Our director and Chief Executive Officer is the co-president of the Sun Microsystems, Inc. National Advisory Board and sits on the Symantec Corporation Global and National Advisory Boards, and our director and Executive Vice-President of Sales and Marketing sits on the Network Appliance, Inc. and BMC Software Inc. National Advisory Boards. These advisory board positions provide us with opportunities to expand our relationships with senior vendor management and align our business strategy with these important vendors.

Growth Strategy

            In addition to increasing penetration with existing customers and adding new clients, our strategy is to provide a comprehensive suite of IT infrastructure and data center services and solutions across our customer base. We will also seek to enhance our leadership position in the IT marketplace through the continued development of new services, further geographic expansion and through strategic acquisitions and partnerships, thus participating in industry consolidation on a regional basis. The key components of our growth strategy are:

  •
  Penetration of Existing Customer Base:  We currently have over 650 active customers. We believe that our enhanced service and solution offerings represent a significant opportunity to increase our revenue per customer. By cross selling our broad suite of services and solutions, our goal is to expand our share of our customers' IT expenditures. For example, recent cross-sell activities have resulted in a new managed services contract from two of our existing key customers.

  •
  Development of New Solutions:  We are continuously developing new services and creating customized solution sets to meet our customers' evolving requirements. We collaborate with our customers, vendors, and industry analysts to create a highly targeted solution roadmap.

  •
  Organic Geographic Expansion:  We have grown our business in markets where small and medium size business concentration is high and competition is fragmented. We have developed a disciplined process of identifying, targeting and assessing new expansion opportunities.

  •
  Strategic Acquisitions:  We believe that we can accelerate our growth through strategic acquisitions of businesses that expand our solution set and geographic reach. Our senior management and board have considerable acquisition experience and have completed four acquisitions for our business.

Risk Factors

            Our ability to execute our growth strategy is subject to various risks, including those that are generally associated with operating in our industry. For example, disruptions or complications may arise since our integration plan for the combined business (post STI Merger) has only recently been operational, our larger customers may choose to in-source IT capabilities as a substitute for our services and solutions, and intense and growing competition from our competitors may subject us to negative pricing pressures. These factors and other factors may limit our ability to successfully execute our business strategy. Investing in our common stock involves substantial risk. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our common stock.

Our Locations

            We are headquartered in Cary, North Carolina, with 11 regional sales offices in Atlanta, Georgia; Birmingham, Alabama; Charlotte, North Carolina; Ft. Lauderdale, Florida; Jacksonville, Florida; Glastonbury, Connecticut; Greenville, South Carolina; Knoxville, Tennessee; Nashville, Tennessee; Salt Lake City, Utah, and Rockville, Maryland. We operate three data center facilities in the Salt Lake City, Utah area and have contractual arrangements with data center facilities in Denver, Colorado and Cincinnati, Ohio.

COMPANY INFORMATION

            CTI is a Delaware corporation incorporated on October 13, 2006. Our principal executive offices are located at 301 Gregson Drive, Cary, North Carolina 27511. Our telephone number is (919) 379-8000. Our website address is www.consonus.com. Information on our website is not, and should not be deemed to be part of this prospectus, and is not being incorporated by reference herein.

        On January 22, 2007, we consummated a merger transaction, referred to as the STI Merger, with STI, CAC, and certain other entities. See "Our Business – Our History." CAC was incorporated on March 31, 2005 under the laws of the State of Delaware by its majority stockholder KLI, a private equity firm based in New York City. STI was incorporated on August 31, 1988 under the laws of the State of North Carolina.

        The following diagram illustrates the Company's organizational structure following this offering, excluding any exercise of the over-allotment option:

THE OFFERING

Offering	6,000,000 shares of common stock.
Shares outstanding after this offering	10,661,480 shares of common stock.
Use of proceeds
We intend to use the net proceeds for the repayment of indebtedness, certain advisory services relating to the STI Merger and for sales and marketing, research and development, working capital and other general corporate purposes, including acquisitions or investments.
You should read the discussion in the "Use of Proceeds" section of this prospectus for more information.
Offer price	Estimated to be between $7.00 and $9.00 per share.
Over-allotment option
The selling stockholders have granted the underwriters an over-allotment option, exercisable for a period of 30 days from the date of the closing of this offering, to purchase up to a total of 900,000 additional shares of common stock (being 15% of the number of shares offered hereby) solely to cover over-allotments, if any, and for market stabilization purposes. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders as part of the over-allotment.
Dividend policy
We have never declared or paid any dividends on our common stock; however, the declaration and payment of future dividends is discretionary, and the amount, if any, will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.
Risk factors
You should read the "Risk Factors" section beginning on page 11 and the other information in this prospectus for a discussion of the factors that you should carefully consider before deciding to invest in our shares of common stock.
Proposed Nasdaq Global Market symbol	DCTI

        The number of shares of common stock to be outstanding after this offering is based on the number of shares of common stock outstanding as of October 31, 2007 including (i) 127,374 shares of common stock that we have reserved upon the vesting of the outstanding equity awards, as further described under "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger;" and (ii) the number of shares of common stock being issued in connection with this offering. This number does not include:

  •
  195,800 deferred shares of common stock issued on January 22, 2007 under the 2007 Equity Plan, as further described under "Management – Deferred Stock Agreements;"
  •
  86,894 shares of common stock reserved for future grant or issuance under the 2007 Equity Plan, as further described under "Management – New Equity Plan of the Company;"
  •
  outstanding options to purchase 246,852 shares of our common stock, at a weighted average exercise price of $15.92 per share, as further described under "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger and Options to Purchase Securities;" and
  •
  an outstanding warrant to purchase 347,271 shares of our common stock, at an exercise price of $0.00026 per share, as further described under "Description of Capital Stock – Warrant" and "Certain Relationships and Related Transactions – Warrant."

        Except as otherwise indicated in this prospectus, all of the information in this prospectus regarding shares of our common stock reflects no exercise or forfeiture of outstanding options and the warrant to purchase shares of our common stock as further described under "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger and Options to Purchase Securities," "Description of Capital Stock – Warrant" and "Certain Relationships and Related Transactions – Warrant."

SUMMARY FINANCIAL INFORMATION

            The following table sets forth a summary of certain historical and unaudited pro forma consolidated financial information for CTI, CAC, and its predecessor, Consonus, Inc. for the periods indicated. The following summary historical and unaudited pro forma consolidated financial information should be read in conjunction with our financial statements and related notes and "Selected Financial Information," "Unaudited Pro Forma Condensed Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which are included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period.

        The statement of operations information for the year ended December 31, 2004 and the balance sheet data as of such date have been derived from the audited financial statements of Consonus, Inc. (a predecessor company).

        The statement of operations information for the year ended December 31, 2005 includes the audited statements of operations of a predecessor company, Consonus, Inc., for the period January 1, 2005 to May 30, 2005 and a successor company for the period May 31, 2005 to December 31, 2005 (CAC was incorporated on March 31, 2005, but did not buy the assets of Consonus, Inc. until May 31, 2005, and therefore this period only includes operations for the period May 31, 2005 to December 31, 2005). The balance sheet information as of December 31, 2005 has been derived from the audited financial statements of CAC.

        The unaudited statement of operations information for the year ended December 31, 2006 and the balance sheet information as of such date has been derived from the audited financial statements of CAC.

        The statement of operations information for the nine months ended September 30, 2007 and the balance sheet information as of such date has been derived from the unaudited financial statements of CTI.

        The unaudited pro forma consolidated statement of operations information of CTI for the year ended December 31, 2006 and the nine months ended September 30, 2007 and certain unaudited pro forma consolidated balance sheet information as of September 30, 2007 is derived from such statements included elsewhere in this prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

        Our unaudited pro forma condensed consolidated financial data has been prepared by applying pro forma adjustments to the historical financial statements of CTI, the historical financial statements of CAC and the historical financial statements of STI, which are included elsewhere in this prospectus.

        In connection with the STI Merger, CAC's shares in its subsidiary, CTI, were canceled, and the shareholders of STI and CAC exchanged their respective shares for new shares of CTI. As CAC and CTI were under common control by KLI at the time of the STI Merger, the financial statements of CAC and CTI have been combined at historical values as of the date of inception (March 31, 2005) of CAC. These financial statements have been titled Consonus Acquisition Corp. (Consonus Technologies, Inc. as of January 22, 2007) within this prospectus. All references to CAC within this prospectus refer to the combined historical financial statements of CAC and CTI prior to the STI Merger with CTI being the surviving entity.

        On January 22, 2007, the STI Merger was effective. The acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations (SFAS 141)" and the acquired assets and liabilities were recorded at their estimated fair values. The purchase price was approximately $46.7 million consisting of 1,144,181 shares of our common stock, 347,271 warrants to purchase common stock, and 258,542 of stock options, assumption of $34.5 million in long-term debt, acquisition related expenses of approximately $1.4 million. The estimated fair value of the equity instruments was approximately $10.8 million.

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007 give effect to the following transactions as if each had occurred on January 1, 2006:

  •
  the STI Merger, as discussed above and throughout this prospectus;

  •
  the issuance of 6,000,000 shares of our common stock in this offering at an assumed price of $8.00 per share, the mid-point of the range shown on the cover of this prospectus; and

  •
  the application of the net proceeds from this offering, after deducting the underwriting commissions and estimated offering expenses, to repay a note payable of CAC and certain of the outstanding indebtedness of STI.

        The unaudited pro forma balance sheet information as of September 30, 2007 gives effect to the following transactions as if they had occurred on September 30, 2007:

  •
  the sale of 6,000,000 shares of common stock in this offering at the assumed initial public offering price of $8.00 per share, the mid-point of the range shown on the cover page of this prospectus, after deducting estimated underwriting commissions and offering expenses;

  •
  the application of a portion of the net proceeds from this offering to repay approximately $25.3 million of outstanding indebtedness and related accrued interest as described in the "Use of Proceeds;" and

  •
  the reduction of outstanding debt by approximately $5.0 million with a corresponding reduction to the goodwill acquired in the STI Merger as a result of the fourth amendment to the Amended and Restated Refinancing Agreement with Avnet, Inc., which was executed in October 2007.

        STI has restated its statements of operations for the years ended December 31, 2004, 2005 and 2006. The restatement resulted from a correction of an error in the application of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" for certain maintenance contracts resold by STI. STI resells certain maintenance contracts whereby the vendor is contractually obligated to provide the services. STI has previously reported these maintenance contract revenues on a gross basis and the costs paid to vendors were reflected in costs of data center services. The statements of operations have been restated to reflect the net fees retained by STI for these maintenance contracts as data center services revenues with no associated costs of sales. The restatement has no effect on previously reported net income (loss), stockholders' deficit, or cash flows.

        The following table presents a summary of certain historical financial information and unaudited pro forma financial information of CTI, CAC and its predecessor (in thousands, including footnotes):

	Year Ended December 31, 2004	Predecessor January 1 to May 30, 2005 (1)	Successor May 31 to December 31, 2005	Year Ended December 31, 2006	Pro forma Year Ended December 31, 2006 (1)	Nine Months Ended September 30, 2007	Pro forma Nine Months Ended September 30, 2007
					(unaudited) (Restated)	(unaudited)	(unaudited)
Statement of operations information:
Revenues	$6,003	$3,254	$5,010	$7,112	$98,995	$75,754	$78,884
Cost of revenues	2,710	1,122	1,655	2,698	71,616	56,128	58,515

Gross profit	3,293	2,132	3,355	4,414	27,379	19,626	20,369

Selling, general and administrative expenses (2)	2,351	1,012	1,375	2,383	23,263	17,899	18,491
Depreciation and amortization expense (3)	745	288	690	1,163	3,632	2,707	3,337
Acquisition related expenses (4)	–	–	–	198	198	–	–
Research and development expense	–	–	176	–	–	–	–

Total operating expenses	3,096	1,300	2,241	3,744	27,093	20,606	21,828

Income (loss) from operations	197	832	1,114	670	286	(980)	(1,459)
Interest income (expense), net (5)	120	51	(600)	(1,133)	(1,332)	(2,989)	(1,158)
Other income (expense)	6	(10)	–	–		–	–

Income (loss) before taxes	323	873	514	(463)	(1,046)	(3,969)	(2,617)
Income tax expense (benefit) (6)	12	363	173	(176)	1,088	611	1,418

Net income (loss)	$311	$510	$341	$(287)	$(2,134)	$(4,580)	$(4,035)

Balance sheet information:
Cash and cash equivalents	$335		$–	$–		$649	$15,668
Total assets	21,400		19,498	21,673		99,217	106,098
Long-term debt (including current portion)	–		14,356	13,717		46,971	17,568
Total liabilities	2,274		16,515	18,018		88,043	57,046
Stockholders' equity	19,126		2,983	3,655		11,174	49,052

(1)
No balance sheet data is presented.

(2)
For the unaudited pro forma consolidated statement of operations for the year ended December 31, 2006, pro forma adjustments made to selling and general and administrative expenses include $1,261 for stock compensation expense.

For the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2007, a total of $(3,328) of pro forma adjustments were made to selling and general and administrative expenses including $(499) adjustment for stock compensation expense incurred, $(1,791) adjustment to exclude compensation expense prior to the STI Merger in connection with the forgiveness of notes receivable from shareholders of STI, $(865) adjustment to remove acquisition related expenses incurred by STI prior to the STI Merger and $(173) adjustment to exclude compensation expense related to acceleration of vesting of stock options and the modification of the exercise price of certain options of STI immediately prior to the STI Merger.

See "Unaudited Pro Forma Condensed Consolidated Financial Data", Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements, Note 4.

(3)
For the unaudited pro forma consolidated statement of operations for the year ended December 31, 2006, pro forma adjustments were made to depreciation and amortization expense related to the amortization of intangibles recorded in connection with the STI Merger.

For the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2007, pro forma adjustments made to depreciation and amortization expense include $578 adjustment of additional expense related to the amortization of intangibles recorded in connection with the STI Merger.

See "Unaudited Pro Forma Condensed Consolidated Financial Data", Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements, Note 4.

(4)
For the unaudited pro forma consolidated statement of operations for the year ended December 31, 2006, pro forma adjustments made to acquisition related expenses were $(624) to remove STI acquisition costs associated with the STI Merger.

There were no such adjustments for the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2007.

See "Unaudited Pro Forma Condensed Consolidated Financial Data", Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements, Note 4.

(5)
For the unaudited pro forma consolidated statement of operations for the year ended December 31, 2006, a total of $3,251 of pro forma adjustments were made to interest expense including $275 adjustment to CAC interest expense to remove the interest expense associated with the seller notes expected to be paid off with the proceeds of this offering and $2,976 adjustment to remove the interest expense associated with the notes payable of STI expected to be paid off with the proceeds of this offering.

For the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2007, a total of $2,069 pro forma adjustments were made to interest expense including $223 adjustment to CAC interest expense to remove the interest expense associated with the seller notes expected to be repaid with the proceeds of this offering and $1,846 adjustment to remove the interest expense associated with the notes payable of STI expected to be repaid with the proceeds of this offering.

See "Unaudited Pro Forma Condensed Consolidated Financial Data", Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements, Note 4.

(6)
For the unaudited pro forma consolidated statement of operations for the year ended December 31, 2006, pro forma adjustments made to tax expense are $1,244 to reflect the incremental provision for state and federal taxes.

For the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2007, pro forma adjustments made to tax expense are $807 to reflect the incremental provision for state and federal taxes.

See "Unaudited Pro Forma Condensed Consolidated Financial Data", Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements, Note 4.

RISK FACTORS

            Investing in our shares of common stock involves a high degree of risk. You should consider carefully the following factors and the other information in this prospectus before deciding to purchase any of our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and cash flow could suffer materially and adversely. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to Our Business

Our business is the result of our merger with STI and the integration plan for the business has only recently been operational. If we are unsuccessful at implementing our integration plan, it could materially adversely affect our business operations and financial position.

            Due to the limited operating history of our business combined with that of STI, on a forward going basis, there are risks associated with the STI Merger including the following:

  •
  integrating STI's business operations, systems, employees, compensation philosophies, services, technologies and sales channels into our existing business will be complex, time-consuming and expensive and, in addition, could lead to morale issues, increased employee turnover and lower productivity than anticipated; and
  •
  the STI Merger may disrupt our ongoing business, divert resources, increase our expenses and distract our management.

        The integration process following a merger is inherently unpredictable and subject to delay and unexpected costs. We cannot assure you that we will successfully overcome these risks or any other problems we encounter as a result of the STI Merger. Our inability to deal effectively with these risks and successfully integrate the business and operations of STI into our business could materially adversely affect our business, operations and financial position.

We have a limited operating history as a merged company, which may make it difficult for you to evaluate our business and prospects.

            We have a limited operating history upon which to evaluate our business and prospects. Further, the STI Merger provides additional uncertainty as we have only recently begun to integrate these two businesses. We cannot provide any assurance that we will be profitable in any given period, if at all. In view of the rapidly evolving nature of our business, our limited operating history and the risks discussed elsewhere in these risk factors and throughout this prospectus, we believe that period to period comparisons of operating results are not meaningful and should not be relied upon as an indication of future performance.

We are subject to restrictive debt covenants that impose operating and financial restrictions on our operations and could limit our ability to grow our business. In the past, CAC and STI have been unable to comply with certain financial covenants contained in their respective credit agreements and have obtained waivers of, and amendments to, such covenants and may be required to seek additional waivers and amendments in the future.

            Covenants in our indebtedness impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things, our incurrence of additional indebtedness, acquisitions and mergers, asset sales and the creation of certain types of liens. These restrictions could limit our ability to obtain future financing, withstand downturns in our business or take advantage of business opportunities.

        Furthermore, our indebtedness requires us to maintain specified financial ratios and to satisfy specified financial condition tests. For example, financial covenants in CAC's credit agreement with U.S. Bank National Association include a minimum fixed charge coverage ratio covenant, a total funded debt covenant and a minimum net worth covenant as defined in the credit agreement. Financial covenants in STI's credit agreement with Avnet, Inc. include a fixed charge coverage ratio, a limitation on capital expenditures, a minimum quarterly revenue attainment, a quarterly gross margin attainment and a maximum amount of past due trade debt as defined in the credit agreement. Our ability to comply with these ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

        Due to the loss of a significant customer in December 2005, our earnings before interest, taxes, depreciation and amortization, or EBITDA, decreased on a trailing twelve month basis which resulted in our failure to maintain the total funded debt covenant as required by our credit agreement with U.S. Bank. As a result, on November 22, 2006, CAC obtained a waiver from U.S. Bank of the total funded debt covenant and on December 12, 2006, the credit agreement was amended to reduce this ratio as of December 31, 2006 and March 31, 2007. The covenants contained in the U.S. Bank credit agreement are measured on a quarterly basis. As of September 30, 2007, CAC was in compliance with all of the covenants, as amended.

        STI has been unable to satisfy the fixed charge ratio and past due trade debt covenants in its credit agreement with Avnet on numerous occasions, and, as a result, has sought and received numerous waivers and amendments to the credit agreement such as:

  •
  On June 22, 2006, STI and Avnet amended certain financial covenants in the amended and restated refinancing agreement. The amendment also included a waiver for past debt covenant violations.

  •
  As of September 30, 2006, STI was not in compliance with certain financial covenants of the amended and restated refinancing agreement and in October 2006 STI received a waiver in respect of those covenants.

  •
  As of December 31, 2006, STI was not in compliance with certain covenants of the amended and restated refinancing agreement and in January 2007 received a waiver in respect of those covenants.

  •
  As of March 31, 2007, STI was not in compliance with certain covenants of the amended and restated refinancing agreement and on May 1, 2007 entered into a second amendment to the amended and restated refinancing agreement to, among other things, amend certain financial covenants. The second amendment also waived any existing covenant violations.

  •
  As of June 30, 2007, STI was not in compliance with certain covenants of the amended and restated refinancing agreement and in August 2007 STI received a waiver in respect of those covenants. In September 2007, STI entered into a third amendment which, among other things, further amended certain restrictive financial covenants.

  •
  As of September 30, 2007, STI was not in compliance with certain financial covenants under the third amendment to the amended and restated refinancing agreement with Avnet. In October 2007, STI entered into a fourth amendment to the amended and restated refinancing agreement with Avnet which, among other things, cured any existing financial covenant violations and restructured STI's indebtedness. STI's previous indebtedness evidenced by certain promissory notes and outstanding past due trade debt was restructured and consolidated into a new loan in the aggregate principal amount of approximately $20.1 million and the indebtedness consisting of past due trade debt was restructured with a remaining sum of $2.9 million.

        The covenants under the Avnet credit facility are tested quarterly except for the past due trade debt 3 month average covenant which is tested monthly. Since the fourth amendment to the amended and restated refinancing agreement dated October 8, 2007, STI has been in compliance with its monthly covenants (past due trade debt 3 month average). See "Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources."

        If we are unable to comply with the covenants and ratios in our credit facilities, we may be unable to obtain waivers of non-compliance from the lenders, which would put us in default under the credit facilities, or may require us to pay substantial fees or penalties to the lenders. Either development could have a material adverse effect on our business.

We may experience fluctuations in our financial results which will make it difficult to predict our future performance and may result in volatility in the market price of our common stock.

            We have experienced fluctuations in our operating results on a quarterly and annual basis. The fluctuations in our operating results may cause the market price of our common stock to be volatile. We expect to experience significant fluctuations in our operating results in the foreseeable future. This could be as a result of several factors, including but not limited to, the size of our operations, the relative significance, particularly on a quarterly basis, of the timing and scope of a relatively small number of large transactions and the long sales cycles related to many of the services and solutions (including our focus on the re-selling of products) we provide to our customers.

        These factors and others all tend to make the timing and amount of our revenue unpredictable and may lead to continued or greater period-to-period fluctuations in revenue than we have experienced historically. As a result of these factors, we believe that our quarterly revenue and results of operations are likely to vary in the future and that period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of one quarter as an indication of future performance. If our quarterly revenue or results of operations fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially.

Our services and solutions have a long sales cycle that may materially adversely affect our business, financial condition and results of operations.

            A customer's decision to co-locate in one of our data centers or to purchase other services and solutions from us typically involves a significant commitment of resources, including time. For example, some customers will be reluctant to commit to locating in our data centers until they are confident that the data center has adequate carrier connections and security features. As a result, we have a long sales cycle. These long sales cycles for new business not currently under contract tend to make the timing and amount of our revenue unpredictable. Furthermore, we may expend significant time and resources in pursuing a particular sale or customer that do not result in revenue. As a result of these factors, we believe that our quarterly revenue and results of operations are likely to vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. Delays due to length of our sales cycle may also materially adversely affect our business, financial condition and results of operations.

Our customers may choose to in-source IT capabilities as a substitute for our services and solutions, consolidate their relationships with other providers or choose to manage their IT infrastructure in different ways, any of which could adversely affect our success.

            As our customers grow in size and complexity and develop more comprehensive back office capabilities, there is an increasing likelihood that they will choose to in-source key IT activities which were previously provided by us in an attempt to reduce expenses. Although we are focused on building our customer base of small to medium-sized businesses, currently, many of our top 10 customers consist of relatively large enterprises, which may further develop their own internal IT or data storage capabilities, thereby decreasing or eliminating the need for our services and solutions. Additionally, our customers may establish relationships or strengthen existing, or form new relationships with systems integrators, third party consulting firms or other parties, which could lead them to terminate their relationships with us, or pursue alternative means to manage their IT infrastructure or data center related activities. If customers representing a material portion of our revenue base decide to terminate the services and solutions we provide for them, our revenue could materially decline and this may adversely affect our business, operating results and financial position.

The loss of our major customers could have a material adverse effect on our business, financial condition and results of operations.

            For the year ended December 31, 2006, our top 10 customers generated approximately 23% of our revenue on an unaudited pro forma basis. We expect that our top 10 customers will continue to account for a significant portion of our revenue for the foreseeable future. In 2005, we lost two significant customers, Wachovia Corporation, which represented approximately 14.6% of the revenues of STI for 2005 and MyFamily.com which represented approximately 27% of the revenues of CAC for the period March 31, 2005 (date of inception) to December 31, 2005. It is possible that other large customers could decide to terminate their relationships with us. The loss of one or more of our top 10 customers, or a substantial decrease in demand by any of those customers for our services and solutions, could have a material adverse effect on our business, results of operations and financial condition.

If our security systems are breached we could incur liability, our services may be perceived as not being secure, and our business and reputation could suffer.

            Our business involves the storage, management, and transmission of the proprietary information of customers. Although we employ control procedures to protect the security of data we store, manage and transmit for our customers, we cannot guarantee that these measures will be sufficient for this purpose. Breaches of our security could result in misappropriation of personal information, suspension of hosting operations or interruptions in our services. If our security measures are breached as a result of a third-party action, employee error or otherwise, and as a result customers' information becomes available to unauthorized parties, we could incur liability and our reputation would be damaged. This could lead to the loss of current and potential customers. If we experience any breaches of our network security due to unauthorized access, sabotage, or human error, we may be required to expend significant capital and other resources to remedy, protect against or alleviate these and related problems. We also may not be able to remedy these problems in a timely manner, or at all. Because techniques used to obtain unauthorized network access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventive measures. Our systems are also exposed to computer viruses, denial of service attacks and bulk unsolicited commercial email, or spam. Being subject to these events and items could cause a loss of service and data to customers, even if the resulting disruption is temporary.

        The property and business interruption insurance we carry may not provide coverage adequate to compensate us fully for losses that may occur or litigation that may be instituted against us in these circumstances. We could be required to make significant expenditures to repair our systems in the event that they are damaged or destroyed, or if the delivery of our services to our customers is delayed and our business could be harmed.

        In addition, the U.S. Federal Trade Commission and certain state agencies have investigated various companies' use of their customers' personal information. Various governments have also enacted laws protecting the privacy of consumers' non-public personal information. Our failure to comply with existing laws (including those of foreign countries), the adoption of new laws or regulations regarding the use of personal information that require us to change the way we conduct our business, or an investigation of our privacy practices could increase the costs of operating our business.

We face intense and growing competition. If we are unable to compete successfully, our business will be seriously harmed through loss of customers or increased negative pricing pressure.

            The market for our services and solutions is extremely competitive. Our competitors vary in size and in the variety of services and solutions they offer, and include:

  •
  national and international hosting, co-location and managed service providers;
  •
  regional hosting providers; and
  •
  national and international full service IT infrastructure outsourcing providers.

        Some of our current and potential direct competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than we do, greater brand recognition and, we believe, a larger base of customers. In addition, competitors may operate more successfully or form alliances to acquire significant market share. These direct competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote more resources to the promotion, sale and development of their services and solutions than us and there can be no assurance that our current and future competitors will not be able to develop services and solutions comparable or superior to those offered by us at more competitive prices. As a result, in the future, we may suffer from an inability to offer competitive services and solutions or be subject to negative pricing pressure that would adversely affect our ability to generate revenue and adversely affect our operating results.

Our business will be adversely affected if we cannot successfully retain key members of our management team or retain, hire, train and manage other key employees, particularly in the sales and customer service areas.

            Our continued success is largely dependant on the personal efforts and abilities of our executive officers and senior management, including Michael G. Shook, Chief Executive Officer, John Roger, Executive Vice-President and Chief Operating Officer, William M. Shook, Executive Vice-President of Sales and Marketing and Daniel S. Milburn, Senior Vice-President and Chief Operating Officer of Hosting and Infrastructure Services. Our success also depends on our continued ability to attract, retain, and motivate key employees throughout our business. In particular, we are substantially dependent on our skilled technical employees and our sales and customer service employees. Competition for skilled technical, sales and customer service professionals is intense and our competitors often attempt to solicit our key employees and may be able to offer them employment benefits and opportunities that we cannot. There can be no assurance that we will be able to continue to attract, integrate or retain additional highly qualified personnel in the future. In addition, our ability to achieve significant growth in revenue will depend, in large part, on our success in effectively training sufficient numbers of technical, sales and customer service personnel. New employees require significant training before they achieve full productivity. Our recent and planned hires may not be as productive as anticipated, and we may be unable to hire sufficient numbers of qualified individuals. If we are not successful in retaining our existing employees, or hiring, training and integrating new employees, or if our current or future employees perform poorly, growth in the sales of our services may not materialize and our business will suffer.

We are highly dependent on third-party service and technology providers and any loss, impairment or breakdown in those relationships could damage our operations significantly if we are unable to find alternative providers.

            We are dependent on other companies to supply various key components of our infrastructure, including network equipment, telecommunications backbone connectivity, the connections from our customers' networks to our network, and connections to other Internet network providers. We are also dependent on the same companies for the hardware, software and services that we sell and deliver to our customers. For example, approximately 53% of the products we sell and deliver to our customers are provided by Sun Microsystems, Inc. and approximately another 18% of the products and services we sell to our customers are provided by Symantec Corporation, based on billing data for the 12 month period ending October 2007. There can be no assurance that any of these providers will be able to continue to provide these services or products without interruption and in an efficient, cost-effective manner, or that they will be able to adequately meet our needs as our business develops. There is also no assurance that any agreements that we have in place with these third-party providers will not be terminated or will be renewed, or if renewed, renewed on commercially acceptable terms. If we are unable to obtain required products or services from third-party suppliers on a timely basis and at an acceptable cost, we may be unable to provide our data center and IT infrastructure services and solutions on a competitive and timely basis, if at all. If our suppliers fail to provide products or services on a timely basis and at an acceptable cost, we may be unable to meet our customer service commitments and, as a result, we may experience increased costs or loss of revenue, which could have a material adverse effect on our business, financial condition and operating results.

We resell products and services of third parties that may require us to pay for such products and services even if our customers fail to pay us for the products and services, which may have a negative impact on our cash flow and operating results.

            In order to provide resale services such as bandwidth, managed services, other network management services and infrastructure equipment, we contract with third party service providers, such as Sun Microsystems, Inc., Network Appliance, Inc., XO Communications, VeriSign, Inc. and BMC Software Inc. These services require us to enter into fixed term contracts for services with third party suppliers of products and services. If we experience the loss of a customer who has purchased a resale product or service, we will remain obligated to continue to pay our suppliers for the term of the underlying contracts. The payment of these obligations without a corresponding payment from customers will reduce our financial resources and may have a material adverse affect on our financial performance, cash flow and operating results.

We may fail to adequately protect our proprietary technology, which would allow competitors or others to take advantage of our research and development efforts.

            We rely upon trade secrets, proprietary know-how, and continuing technological innovation to develop new data center and IT infrastructure services and solutions and to remain competitive. If our competitors learn of our proprietary technology or processes, they may use this information to produce data center and IT infrastructure services and solutions that are equivalent or superior to our services and solutions, which could materially adversely affect our business, operations and financial position. Our employees and consultants may breach their obligations not to reveal our confidential information, and any remedies available to us may be insufficient to compensate our damages. Even in the absence of such breaches, our trade secrets and proprietary know-how may otherwise become known to our competitors, or be independently discovered by our competitors, which could adversely affect our competitive position.

We are dependent on the reliability and performance of our data centers as well as internally developed systems and operations. Any difficulties in maintaining these systems, whether due to human error or otherwise, may result in service interruptions, decreased service quality for our customers, a loss of customers or increased expenditures.

            Our revenue and profit depend on the reliability and performance of our services and solutions. We have contractual obligations to provide service level credits to almost all of our customers against future invoices in the event that certain service disruptions occur. Furthermore, customers may terminate their agreements with us as a result of significant service interruptions, or our inability, whether actual or perceived, to provide our services and solutions at desired quality levels or at any time. If our services are unavailable, or customers are dissatisfied with our performance, we could lose customers, our revenue and profits would decrease and our business operations or financial position could be harmed. In addition, the software and workflow processes that underlie our ability to deliver our services and solutions have been developed primarily by our own employees and consultants. Malfunctions in the software we use or human error could result in our inability to provide services or cause unforeseen technical problems. If we incur significant financial commitments to our customers in connection with our failure to meet service level commitment obligations, we may incur significant liability and our liability insurance and revenue reserves may not be adequate. In addition, any loss of services, equipment damage or inability to meet our service level commitment obligations could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenue and our operating results.

The increased use of high power density equipment may limit our ability to fully utilize our data centers.

            Customers are increasing their use of high density electrical equipment, such as blade servers, in our data centers which has significantly increased the demand for power. Because most of our data centers were built several years ago, the current demand for electrical power may exceed our designed capacity in these facilities. As electrical power, not space, is typically the limiting factor in our data centers, our ability to fully utilize our data centers may be limited in these facilities which could have a material adverse effect on our business, results of operations and financial condition.

Our business could be harmed by prolonged electrical power outages or shortages, increased costs of energy or general availability of electrical resources.

            Our data centers are susceptible to regional variations in the cost of power, electrical power outages, planned or unplanned power outages such as those that occurred in California during 2001 and the U.S. Northeast in 2003, natural disasters such as the tornados on the U.S. East Coast in 2004 and limitations on availability of adequate power resources. Power outages could harm our customers and our business including the loss of our customers' data and extended service interruptions. While we attempt to limit exposure to system downtime by using backup generators and power supplies, we may not be able to limit our exposure entirely even with these protections in place, as was the case with the power outage we experienced in our Salt Lake City West Data Center in 2005. In this case, we were not required to issue any credits due to this incident and it had no adverse effect on our customer base but this may not be the case with respect to future power outages. With respect to any increase in energy costs, we may not be able to pass these increased costs on to our customers which could have a material adverse effect on our business, results of operations and financial condition.

Our systems and data centers are vulnerable to natural disasters and other unexpected problems that could lead to interruptions, delays, loss of data, or the inability to accept and fulfill customer subscriptions.

            Hurricanes, fire, floods, power loss, telecommunications failures, earthquakes, break-ins, acts of war or terrorism, computer sabotage and similar events could damage or destroy our data centers as well as the systems and information housed in those facilities or the systems we build and manage for our customers. These disasters or problems could temporarily or permanently prevent us from fulfilling existing service obligations and from securing new customers. These events could also cause loss of service and data to customers. Our business could be seriously harmed even if these disruptions are temporary, and our revenue could decline or customers' confidence in our systems could decrease. We could also be required to make significant expenditures if our systems were damaged or destroyed, or if the delivery of our services to our customers were delayed or stopped by any of these occurrences. Disruptions in our business caused by these events could materially adversely affect our business, operating results and financial position.

We may expand through acquisitions of, or investments in, other companies or technologies which may result in additional dilution to our stockholders and consume resources that may be necessary to sustain our business.

            One of our business strategies is to acquire complementary services, technologies or businesses. In connection with one or more of these transactions, we may:

  •
  issue additional shares of common stock or other equity securities that would dilute our stockholders' ownership position and could adversely affect the market price of our common stock;
  •
  use cash that we may need in the future to operate our business; and
  •
  incur debt that could have terms unfavorable to us or that we might be unable to repay.

        Any acquisition could involve risks, including, but not limited to, the following:

  •
  integrating acquired business operations, systems, employees, services, technologies and sales channels into our existing business, workforce and services could be complex, time-consuming and expensive;
  •
  an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;
  •
  we may assume debt or other liabilities, known and unknown, including litigation risk, associated with the acquired services, technology or a company;
  •
  to the extent an acquired company has a different corporate culture from ours, we may have difficulty assimilating this organization, which could lead to morale issues, increased turnover of employees and lower productivity than anticipated, and could also have a negative impact on the culture of our existing organization;
  •
  we may be required to record substantial accounting charges; and
  •
  an acquisition may involve entry into geographic or business markets in which we have little or no prior experience.

        There is also no assurance that we will be able to complete these transactions at all. For example, in 2006 we attempted to negotiate a merger transaction with another party but we were unable to complete it on commercially reasonable terms. In connection with this transaction, we incurred costs of approximately $198,000. In addition, we may not realize the anticipated benefits of any acquisition, including securing the services of key employees. Incurring unknown liabilities or the failure to realize the anticipated benefits of an acquisition could seriously harm our business. Our inability to deal effectively with these risks could materially adversely affect our business, operations and financial position.

        Any of the foregoing or other factors could harm our ability to achieve anticipated levels of profit from acquired services, technologies or businesses, or to realize other anticipated benefits of acquisitions. We may not be able to identify or consummate any future acquisitions on favorable terms, or at all. If we do effect an acquisition, it is possible that the financial markets or investors will view the acquisition negatively. Even if we successfully complete an acquisition, it could adversely affect our business.

We operate in a price sensitive market and we are subject to pressures from customers to decrease our fees for the services and solutions we provide. Any reduction in price would likely reduce our margins and could adversely affect our operating results.

            The competitive market in which we conduct our business could require us to reduce our prices. If our competitors offer discounts on certain products or services in an effort to recapture or gain market share or to sell other products, we may be required to lower our prices or offer other favorable terms to compete successfully. Any of these changes would likely reduce our margins and could adversely affect our operating results. Some of our competitors may bundle products and services that compete with us for promotional purposes or as a long-term pricing strategy or provide guarantees of prices and product implementations. In addition, many of the services and solutions that we provide and market are not unique to us and our customers and target customers may not distinguish our services and solutions from those of our competitors. All of these factors could, over time, limit or reduce the prices that we can charge for our services and solutions. If we cannot offset price reductions with a corresponding increase in the number of sales or with lower spending, then the reduced revenue resulting from lower prices would adversely affect our margins and operating results.

If we are unable to retain and grow our customer base, as well as their end-user base, our revenue and profit will be adversely affected.

            In order to execute our business plan successfully, we must maintain existing relationships with our customers and establish new relationships with additional small and medium-sized businesses. Our ability to attract customers will depend on a variety of factors, including the presence of multiple telecommunications carriers, our ability to provide and market an attractive and useful mix of products and services and our ability to operate our data centers reliably. If we are unable to diversify and extend our customer base, our ability to grow our business may be compromised, which would have a material adverse effect on our financial condition and results of operations. In addition, some of our customers are, and are likely to continue to face many competitive pressures and may not ultimately be successful. If these customers do not succeed, they are unlikely to continue to use our data centers or use our other services and solutions. This would also have a material adverse effect on our business, prospects, financial conditions and results of operations.

We have excess capacity in our data centers and there can be no assurance that existing customers or future market demand will be sufficient to fill this excess capacity.

            We have significant available capacity in certain data centers, and there can be no assurance that the existing or future market demand will be sufficient to fill this excess capacity. For example, at September 30, 2007, our South Data Center is at 81% utilization and our Metro Data Center is at 18% utilization. Although our data center customers typically sign one to three-year contracts with automatic renewal provisions, some of these contracts are terminable on thirty days notice by either party. Should the demand for our data center services decline or fail to increase, this may adversely affect our future results of operations and financial performance.

We may become subject to environmental liabilities which could require us to expend significant resources.

            We are subject to the same broad environmental regulatory regime as any owner or manager (including a tenant) of real estate, which includes, among other things, significant potential liability for property contamination even where others (including neighbors or previous occupants) caused or permitted it. Although we are not aware of any circumstances we believe are likely to give rise to material environmental liability for us, we may in the future discover material issues, or known circumstances may develop into material issues, which could require us to expend significant resources and in either case have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Industry and the Economy

If economic or other factors negatively affect the small and medium-sized business sector, our customers and target customers may become unwilling or unable to purchase our services and solutions, which could cause our revenue to decline and impair our ability to operate profitably.

            Many of our existing and target customers include small and medium-sized businesses. These businesses are more likely to be significantly affected by economic downturns than larger, more established businesses. Additionally, these businesses often have limited funds, which they may choose to spend on items other than our services and solutions. If a material portion of the small and medium-sized businesses that we service, or are looking to service, experience economic hardship, these small and medium-sized businesses may be unwilling or unable to expend resources on the services and solutions we provide, which would negatively affect the overall demand for our services and could cause our revenue to decline.

If we do not respond effectively and on a timely basis to rapid technological change, our business could suffer.

            The markets in which we operate are characterized by changing technology and evolving industry standards. There can be no assurance that our current and future competitors will not be able to develop services or expertise comparable or superior to those we have developed or to adapt more quickly than us to new technologies, evolving industry standards or customer requirements. Failure or delays in our ability to develop services and solutions to respond to industry or user trends or developments and the actions of our competitors could have a material adverse effect on our business, results of operations and financial condition. Our ability to anticipate changes in technology, technical standards and product offerings will be a significant factor in the Company's success in its current business and in expanding into new markets.

Litigation could result in substantial costs to us and our insurance may not cover these costs.

            There is a risk that our services may not perform up to expectations. While in certain circumstances we attempt to contractually limit our liability for damages arising from our provision of services, there can be no assurance that they will be enforceable in all circumstances or in all jurisdictions. Furthermore, litigation, regardless of contractual limitations, could result in substantial cost to the Company, divert management's attention and resources from the Company's operations and result in negative publicity that may impair the Company's ongoing marketing efforts and therefore its ability to maintain and grow its customer base. Although we have general liability insurance in place, there is no assurance that this insurance will cover these claims or that these claims will not exceed the insurance limit under its current policies.

Risks Related to this Offering and Ownership of Our Common Stock

There is currently no public market for our common stock. An active trading market may not develop for our common stock, and the price of our common stock may be subject to factors beyond our control. If our share price fluctuates after this offering, you could lose all or a significant part of your investment.

            Prior to this offering, no public market existed for our common stock. We have applied to have our common stock listed on the Nasdaq Global Market. However, an active and liquid market for the shares of our common stock may not develop following the completion of this offering or, if developed, may not be maintained. If an active public market does not develop or is not maintained, you may have difficulty selling your shares. The initial public offering price of our shares of common stock was determined by negotiations between us, the selling stockholders and the underwriters of this offering, and may not be indicative of the price at which the shares will trade following the completion of this offering. The market price of our shares of common stock may also be influenced by many other factors, some of which are beyond our control, including, among other things:

  •
  actual or anticipated variations in quarterly operating results;
  •
  departure of key personnel;
  •
  changes in financial estimates or opinions by research analysts;
  •
  actual or anticipated changes in the U.S., Canadian and European economies;
  •
  terrorist acts or wars;
  •
  weather and acts of God;
  •
  announcements by us or our competitors of significant contracts, new technological capabilities, product enhancements, lower fees, significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives; and
  •
  actual or anticipated sales or distributions of shares of common stock by our officers, directors and significant stockholders, whether in the market or in subsequent public offerings by us.

        As a result of this volatility, you may not be able to resell your shares of common stock at or above the initial public offering price. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. These broad market and industry factors may materially reduce the market price of our shares of common stock, regardless of our operating performance.

Investors purchasing shares of common stock in this offering will incur substantial and immediate dilution.

            The initial public offering price of our common stock is substantially higher than the net tangible book value per outstanding share of common stock. Purchasers of our shares of common stock in this offering will incur immediate and substantial dilution of $7.22 per share in the net tangible book value of our shares of common stock from an assumed initial public offering price of $8.00 per share, (the mid-

point of the range shown on the cover page of this prospectus). For a further description of the effects of dilution in the net tangible book value of our shares of common stock. See "Dilution."

Our share price may decline because of the ability of others to sell our shares of common stock.

            Sales of substantial amounts of our shares of common stock following this offering, or the possibility of those sales, could adversely affect the market price of our shares of common stock and impede our ability to raise capital through the issuance of equity securities. See "Shares Eligible for Future Sale" for a discussion of possible future sales of our shares of common stock.

        Following this offering, our existing stockholders will own 44% of our outstanding shares of common stock (approximately 35% if the underwriters exercise their over-allotment option in full, as if the offering occurred on October 31, 2007). Such stockholders have no contractual obligation to retain any of our shares of common stock, except pursuant to the lock-up agreements described under "Underwriting," under which, generally, they have agreed to not sell any of our shares of common stock without the underwriters' consent until 180 days after the closing of this offering. Subject to applicable securities laws, after the expiration of this 180-day lock-up period or before, with consent of the underwriters, they may sell any and all of our shares of common stock that they beneficially own. In addition, after the expiration of this 180-day lock-up period, we could issue and sell additional shares of our common stock. Any sale by our existing stockholders or us of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect prevailing market prices for our common stock. Following this offering, we intend to file a registration statement on Form S-8 to register shares of our common stock that are or will be reserved for issuance under our incentive compensation plan, referred to in this prospectus as the 2007 Equity Plan. In addition, three of our largest stockholders were granted registration rights at the closing of the STI Merger and Avnet, Inc. has registration rights with respect to shares of our common stock underlying the warrant. Significant sales of our shares of common stock pursuant to the 2007 Equity Plan, or by these stockholders pursuant to the registration rights agreement and warrant, could also adversely affect the prevailing market price for shares of our common stock. See "Shares Eligible for Future Sale – Shares Issued Under Employee Plan," "Shares Eligible for Future Sale – Registration Rights" and "Shares Eligible for Future Sale – Warrant to Purchase Shares of our Common Stock."

KLI, and members of senior management, collectively, will retain significant influence over our affairs due to their continued share ownership.

            On completion of this offering, without giving effect to participation in the over-allotment option, KLI (the principals of which are both members of our board of directors), and members of our senior management, collectively, will beneficially own, or exercise control or direction over, approximately 36% of the outstanding shares of our common stock. Accordingly, KLI and our current senior management will together continue to have a significant influence over our policies and affairs and will be in a position to determine or influence significantly the outcome of corporate actions requiring stockholder approval, including the election of directors, the adoption of amendments to our charter and the approval of significant transactions such as the sale of our assets.

Being a public company will increase our administrative costs.

            As a SEC-reporting and Nasdaq-listed company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. For example, Nasdaq listing standards, Sarbanes-Oxley and rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. These rules and regulations will apply to us once we are a public company and will increase our legal and financial compliance costs and make some activities more time-consuming or costly. Furthermore, as a public company we intend to implement additional internal controls and disclosure controls and procedures, increase our directors and officers insurance coverage, adopt, monitor and enforce an insider trading policy, and incur all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under securities laws. In addition, our management's attention might be diverted from other business concerns.

Our corporate documents and Delaware law make a takeover of our Company more difficult, we have a classified board of directors and certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws limit the ability of our stockholders to act by written consent, all of which may prevent certain changes in our control and limit the market price of our common stock.

            Our amended and restated certificate of incorporation which will be in effect at the closing of this offering, authorizes our board of directors to issue up to 10,000,000 shares of preferred stock and to determine the designations, powers, references, rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, and liquidation preferences of any such series, the number of shares constituting any such series and the designation thereof, or any of the foregoing. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of shares of preferred stock could have the effect of delaying, deterring or preventing a change in control and could adversely affect the voting power or economic value of the shares of common stock. In addition, Section 203 of the Delaware General Corporation Law contains provisions that might enable our management to resist a takeover. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board or the business combination is approved in a prescribed manner. Our amended and restated certificate of incorporation and our amended and restated by-laws, which will be in effect at the closing of this offering, establish a classified board of directors which means that our directors serve staggered three-year terms and do not all stand for re-election every year. We have also provided in our amended and restated certificate of incorporation and our amended and restated by-laws, which will be in effect at the closing of this offering, that our stockholders may not act by written consent. In accordance with our amended and restated by-laws, subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series having a preference over the common stock as dividend or upon liquidation, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated by-laws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated by-laws. In addition, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and special meetings of the stockholders may only be called by the board of directors, the Chairperson of our board, our Chief Executive Officer, our President or our Secretary. Further, our amended and restated certificate of incorporation which will be in effect at the closing of this offering, provides that directors may be removed only for cause by the affirmative vote of the holders of 66 2/3% of all the shares of capital stock entitled to vote and any vacancy on our board, including a vacancy resulting from an enlargement of our board, may only be filled by the vote of a majority of the remaining members of our board of directors, although less than a quorum, at any meeting of the board of directors. In addition, our amended and restated by-laws which will be in effect at the closing of this offering, establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. These provisions might discourage, delay or prevent a change in control of our Company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. See "Description of Capital Stock — Delaware Anti-Takeover Law and Certain Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated ByLaws."

If, after this offering, we are unable to satisfy the requirements of Section 404 of Sarbanes-Oxley, or our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned and our share price may suffer.

            Section 404 of Sarbanes-Oxley requires any company subject to the reporting requirements of U.S. securities laws to perform a comprehensive evaluation of its and its subsidiaries' internal controls over financial reporting. To comply with this statute, we will be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal controls over financial reporting and our independent auditors will be required to issue an opinion on management's assessment and the effectiveness of those matters. Our compliance with Section 404 of Sarbanes-Oxley will first be reported on in connection with the filing of our annual report on Form 10-K for the fiscal year ended December 31, 2008. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are new and complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or significant deficiencies which may not be remedied in time to meet the deadline imposed by the SEC rules implementing Section 404. In addition, it may be difficult to design and implement effective financial controls for combined operations, and differences in existing controls of any acquired businesses may result in weaknesses that require remediation when the financial controls and reporting are combined. If our management cannot favorably assess the effectiveness of our internal controls over financial reporting, or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our share price may suffer.

With the exception of the repayment of certain indebtedness, the Company has not specifically allocated the funds among the various purposes listed under the "Use of Proceeds" and these funds will be administered and invested by and at the discretion of the board of directors.

            With the exception of the repayment of the Avnet, Inc. indebtedness, the indebtedness owed to Questar InfoComm, Inc. and the payment of certain fees owed to Raymond James & Associates, Inc., the Company has not specifically allocated the funds among the various purposes listed under "Use of Proceeds," and our management and board of directors may allocate the funds in different proportions among such stated purposes or such other purposes as they consider appropriate from time to time depending on their assessment of our needs subsequent to the offering. With the exception of the repayment of the Avnet, Inc. indebtedness, the indebtedness owed to Questar InfoComm, Inc. and the payment of certain fees owed to Raymond James & Associates, Inc., the Company has no present agreements, arrangements or commitments with respect to the use of these funds. It is likely that the net proceeds of the offering, together with the Company's other available cash resources, will not be fully deployed for a significant period following the closing of the offering, and during this period these funds will be administered and invested by and at the discretion of the board of directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

            Certain statements in this prospectus are not historical facts and are "forward looking" statements that represent our beliefs, projections, predictions and assumptions about future events. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. Forward-looking statements may be identified by words such as "anticipate," "could," "estimate," "expect," "intend," "may," "will," "should," "would," "believe," "plan," "target," "project" and other similar terminology.

        Forward-looking statements, such as statements regarding our ability to develop and expand our business, our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, our anticipated future revenue, our anticipated capital spending, our anticipated financial resources, the expected strength of and growth prospects for our existing customers and the markets that we serve, and other statements contained in this prospectus regarding matters that are not historical facts, involve predictions. Statements of that sort are subjective and involve known and unknown risks, uncertainties and other important factors, many of which are beyond our ability to control or predict, and that may cause our actual results, performance or achievements, or industry results, to be materially different from any estimates of future results, performance or achievements expressed or implied by any statements of that sort. These risks and uncertainties include, among other things:

  •
  our ability to retain our customer base as well as their end-user base;
  •
  customer consolidation;
  •
  in-source IT capabilities being substituted for our services and solutions;
  •
  the loss of our major customers;
  •
  intense and growing competition;
  •
  an only recently operational integration plan for the business following the STI Merger;
  •
  our limited operating history;
  •
  fluctuations in our financial results;
  •
  our ability to successfully retain, hire, train and manage our key employees;
  •
  our dependence on third-party service and technology providers;
  •
  our ability to adequately protect our proprietary technology;
  •
  our ability to maintain our data centers, internally developed systems and operations;
  •
  the breach of our security systems;
  •
  increased use of high power density equipment;
  •
  prolonged electrical power outages or shortages, increased costs of energy or general availability of electrical resources;
  •
  our vulnerability to natural disasters and other unexpected problems;
  •
  dilution to our stockholders through acquisitions of, or investments in, other companies or technologies;
  •
  our ability to maintain effective Internet domain names;
  •
  the possibility of future litigation despite our general liability insurance;
  •
  economic or other factors negatively affecting the small and medium-sized business sector;
  •
  our ability to respond effectively to rapid technological change;
  •
  pressures from customers to decrease our fees for the services and solutions we provide;
  •
  changes in government regulation; and
  •
  the other factors set forth under "Risk Factors" included elsewhere in this prospectus.

        We caution you that the foregoing list of important factors is not exclusive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Before investing in our common stock, investors should be aware that the occurrence of the risks, uncertainties and events described in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and

Results of Operations," "Our Business" and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

        Because of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements contained in this prospectus.

        Forward-looking statements should not be read as guarantees or accurate indications of future results, performance or achievements. All forward-looking statements appearing in this prospectus speak only as of the date of this prospectus and, accordingly, except as required by law, we assume no obligation to update or revise them to reflect changed events or circumstances.

USE OF PROCEEDS

            We estimate that our net proceeds from our sale of approximately 6,000,000 shares of common stock at an initial offering price of $8.00 per share (the mid-point of the range set forth on the cover page of this prospectus), after deducting underwriting commissions and estimated offering expenses payable by us, will be approximately $40.8 million. In addition to the estimated offering expenses reflected in our net proceeds of $40.8 million, we have paid $2.9 million in offering expenses through September 30, 2007. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders should the underwriters exercise the over-allotment option. The expenses associated with the over-allotment option, together with the underwriters' commissions, will be paid by the selling stockholders. The net proceeds of the offering of common stock by us will be used as follows:

Repayment of Certain Indebtedness

•
Avnet, Inc. Indebtedness

        We intend to use approximately $21.0 million of the net proceeds of the offering to repay indebtedness owed by STI to Avnet, Inc., which, based on outstanding balances at October 31, 2007, consists of a $20.1 million aggregate principal amount fixed rate loan which bears interest at 8% per annum, a $0.8 million aggregate principal past due trade debt loan which bears interest at 8% and approximately $0.1 million in accrued interest. This indebtedness is due on May 1, 2010. For a further description of the Avnet, Inc. Indebtedness, see "Certain Relationships and Related Transactions – Avnet, Inc. Indebtedness."

•
Questar InfoComm, Inc. Indebtedness

        We intend to use approximately $3.5 million of the net proceeds of the offering to repay indebtedness owed by CAC to Questar InfoComm, Inc. which, based on outstanding balances at October 31, 2007, consists of a $2.8 million aggregate principal amount fixed rate loan which bears interest at 9% per annum and is due on May 31, 2008 and approximately $0.7 million in accrued interest. See "Our Business – Our History."

Payment of STI Merger Advisory Fees

            We intend to use approximately $0.5 million of the net proceeds of the offering to pay certain fees owed to Raymond James & Associates, Inc. incurred in connection with certain advisory services relating to the STI Merger.

General Corporate Purposes

            We intend to use the balance of the net proceeds of the offering for sales and marketing, research and development, working capital and other general corporate purposes. These proceeds may also be used to pursue growth through the selective acquisition of, or investment in, complementary services, technologies and businesses. We have no present agreements or commitments with respect to any prospective business acquisitions or investments. The amount and timing of our actual expenditures for general corporate purposes will vary significantly depending on a number of factors, including the amount of cash generated by our operations. Accordingly, management will have broad discretion in the application of the net proceeds generated from the offering for such general corporate purposes. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use these remaining proceeds.

        We also note that the funds may not be fully used for a significant period following the closing of the offering. Pending final use, we may invest net proceeds of this offering in short-term, investment grade, interest-bearing securities or guaranteed obligations of the United States or its respective agencies.

DIVIDEND POLICY

            We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business and we do not currently anticipate paying dividends on our shares of common stock. Any determination to pay dividends to holders of our common stock in the future will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, legal requirements and such other factors as the board of directors deems relevant.

CAPITALIZATION

            The following table sets forth the cash and cash equivalents and capitalization as of September 30, 2007:

  •
  for CTI on an actual basis; and
  •
  for CTI on a pro forma basis as of September 30, 2007 to give effect to the following transactions:
  •
  the sale of 6,000,000 shares of common stock in this offering at the assumed initial public offering price of $8.00 per share, the mid-point of the range shown on the cover page of this prospectus, after deducting estimated underwriting commissions and offering expenses;
  •
  the application of a portion of the net proceeds from this offering to repay approximately $25.3 million of outstanding indebtedness, including related accrued interest, on a pro forma basis as of September 30, 2007 as described in "Use of Proceeds;" and
  •
  the reduction of outstanding debt by approximately $5.0 million with a corresponding reduction to the STI purchase price as a result of the fourth amendment to the Amended and Restated Refinancing Agreement with Avnet, Inc., which was executed in October 2007.

        You should read this table together with our consolidated financial statements and the related notes, "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" appearing elsewhere in this prospectus.

	As of September 30, 2007
	Actual	Pro Forma
	(in thousands, except per share data)
Cash and cash equivalents	$649	$15,668

Total long-term debt, including current portion	$46,971	$17,568

Stockholders' equity:
CTI common stock, $0.000001 par value, (20,000,000 shares authorized, 4,534,106 and 10,661,480 shares issued and outstanding on an actual and pro forma basis, respectively) (1)	—	—
Additional paid-in capital	13,484	51,362
Warrants	2,316	2,316
Accumulated deficit	(4,626)	(4,626)

Total stockholders' equity	11,174	49,052

Total capitalization	$58,145	$66,620

(1)
As of September 30, 2007, on an actual and proforma basis, the above outstanding shares include the 4,534,106 shares outstanding on an actual basis, 6,000,000 shares to be issued in connection with this offering and 127,374 shares of common stock eligible for issuance on completion of this offering. As of September 30, 2007, on an actual and pro forma basis, the above outstanding shares exclude:
•
195,800 shares of common stock reserved for issuance pursuant to deferred stock grants awarded to certain executive officers under the 2007 Equity Plan;
•
86,894 shares of common stock eligible for future grant or issuance under the 2007 Equity Plan;
•
options to purchase 247,237 shares of our common stock (which as of October 31, 2007 represents options to purchase 246,852 shares of our common stock due to forfeitures); and
•
347,271 shares of our common stock eligible for issuance pursuant to the warrant that was issued by the Company to Avnet, Inc. For further details, see also "Use of Proceeds," "Principal and Selling Stockholders," "Description of Capital Stock – Warrant," "Management – New Equity Plan of the Company, Deferred Stock Agreements, Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger" and "Certain Relationships and Related Transactions – Outstanding Equity Awards."

DILUTION

            If you invest in our common stock, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share upon the completion of this offering.

        The net tangible book value per share of our common stock represents the amount of our total tangible assets (total assets less goodwill and other identifiable intangible assets) less total liabilities, divided by the total number of outstanding shares of common stock. Our net tangible book value as of September 30, 2007 was a deficit of approximately ($34.6) million, or ($7.63) per share, based on the number of shares of common stock outstanding as of September 30, 2007.

        After giving effect to the sale of shares of common stock being offered by us in this offering at an assumed initial public offering price of $8.00 per share, (the mid-point of the range shown on the cover page of this prospectus) the use of such proceeds to repay the outstanding indebtedness of CAC and STI as described under "Capitalization" and "Use of Proceeds" and the deduction of estimated underwriting commissions and offering expenses payable by us, our pro forma as adjusted net tangible book value, as of September 30, 2007, would have been approximately $8.3 million, or $0.78 per share of common stock. This represents an immediate increase in net tangible book value of $8.41 per share of common stock to our existing stockholders, and an immediate dilution in net tangible book value of $7.22 per share of common stock to new investors purchasing shares in this offering.

        The following table illustrates this dilution per share of our common stock:

Assumed initial public offering price per share		$8.00
Deficit net tangible book value per share as of September 30, 2007	$(7.63)
Increase per share attributable to investors in this offering	$8.41

As adjusted net tangible book value per share after the offering		$0.78

Dilution in net tangible book value per share to investors in this offering		$7.22

        The following table summarizes, as of September 30, 2007, on the pro forma as adjusted basis described above, the total number of shares of common stock purchased from us, the total consideration paid or to be paid for those shares and the average price paid per share by our existing stockholders and new investors purchasing shares in this offering. The calculations with respect to shares of common stock purchased by new investors in this offering reflect an assumed initial public offering price of $8.00 per share (the mid-point of the range shown on the cover page of this prospectus). The calculations with respect to the total consideration of our existing stockholders reflect the cash paid by CAC shareholders and the fair market value of outstanding shares issued in connection with the STI Merger:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
			(in thousands)
Existing stockholders	4,534,106	43%	$11,020	19%	$2.43
Common stock issuable upon completion of this offering(1)	127,374	1%	—	—	0.00
New investors	6,000,000	56%	48,000	81%	8.00

Total	10,661,480	100%	$59,020	100%	$5.54

(1)
127,374 shares of our common stock eligible for issuance under agreements with each of Mr. Robert Muir, Mr. Daniel S. Milburn and a third-party consultant which will be issued on the completion of this offering.

        The above discussion and tables exclude an aggregate of 900,000 shares of common stock issuable pursuant to the underwriters' over-allotment option. The above discussion and tables also assume no exercise of stock options to purchase 247,237 shares of our common stock outstanding as of

September 30, 2007, with a weighted average exercise price of $15.91 per share, and no exercise of the warrant to purchase 347,271 shares of our common stock outstanding as of the closing of the STI Merger, at an exercise price of $0.00026 per share. If the stock options and the warrant were exercised, then our existing stockholders, including the holders of these options and the warrant, would own 47% and our new investors would own 53% of the total number of shares of our common stock outstanding upon closing of this offering, representing 47% and 53% of the voting power of such shares of common stock, respectively.

        We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

SELECTED FINANCIAL INFORMATION

            The following table sets forth selected financial information for CTI, CAC, and its predecessor, Consonus, Inc., for the periods indicated. The following selected financial information should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.

        The statement of operations for the years ended December 31, 2002 and 2003 and the balance sheet information as of December 31, 2002 and 2003 have been derived from unaudited financial information of our predecessor, Consonus, Inc.

        The statements of operations information for the year ended December 31, 2004 and the balance sheet information as of December 31, 2004 on the date thereof have been derived from the audited financial statements of our predecessor, Consonus, Inc.

        The statement of operations information for the year ended December 31, 2005 includes a predecessor company, Consonus, Inc., for the period from January 1, 2005 to May 30, 2005 and a successor company, CAC, for the period May 31, 2005 to December 31, 2005 (CAC was incorporated on March 31, 2005, but CAC did not buy the assets of Consonus, Inc. until May 31, 2005 and therefore this period only includes operations for the period May 31, 2005 to December 31, 2005). The balance sheet information as of December 31, 2005 has been derived from the audited financial statements of CAC.

        The statement of operations information for the year ended December 31, 2006 and the balance sheet information as of the date thereof have been derived from the audited financial statements of CAC. The statement of operations information for the nine months ended September 30, 2006 and 2007 and the balance sheet information as of the date thereof have been derived from the unaudited financial statements of CTI.

							Nine months ended September 30,
	For the year ended December 31,				Successor Period May 31, 2005 to December 31, 2005	For the year ended December 31, 2006
				Predecessor Period January 1, 2005 to May 30, 2005
	2002	2003	2004				2006	2007
							(unaudited)
	(in thousands, except share and per share data)				(in thousands, except share and per share data)
Statement of Operations Data:
Revenues	$9,401	$7,372	$6,003	$3,254	$5,010	$7,112	$5,143	$75,754
Cost of revenues	6,577	4,111	2,710	1,122	1,655	2,698	1,965	56,128

Gross profit	2,824	3,261	3,293	2,132	3,355	4,414	3,178	19,626

Selling, general and administrative expenses	3,864	3,048	2,351	1,012	1,375	2,383	1,764	17,899
Depreciation and amortization expense	1,515	1,440	745	288	690	1,163	883	2,707
Failed acquisition expense	–	–	–	–	–	198	198	–
Research and development expense	–	–	–	–	176	–	–	–

Total operating expenses	5,379	4,488	3,096	1,300	2,241	3,744	2,845	20,606

(Loss) income from operations	(2,555)	(1,227)	197	832	1,114	670	333	(980)
Interest income (expense), net	86	93	120	51	(600)	(1,133)	(833)	(2,989)
Other income (expense)	146	(15)	6	(10)	–	–	–	–

(Loss) income before taxes	(2,323)	(1,149)	323	873	514	(463)	(500)	(3,969)
Income tax (benefit) expense	(2,167)	(400)	12	363	173	(176)	(187)	611

(Loss) income before cumulative effect of change in accounting principle	(156)	(749)	311	510	341	(287)	(313)	(4,580)
Cumulative effect of change in accounting principle (1)	(17,307)	–	–	–	–	–	–	–

Net (loss) income	$(17,463)	$(749)	$311	$510	$341	$(287)	$(313)	$(4,580)

Basic (loss) earnings per share	$(349,260)	$(14,980)	$6,220	$10,200	$0.12	$(0.10)	$(0.11)	$(1.11)
Diluted (loss) earnings per share	$(349,260)	$(14,980)	$6,220	$10,200	$0.11	$(0.10)	$(0.11)	$(1.11)
Basic shares (2)(3)(4)	50	50	50	50	2,812,181	2,842,757	2,812,181	4,129,972
Diluted shares (2)(3)(4)	50	50	50	50	2,992,041	2,842,757	2,812,181	4,129,972
Balance Sheet Data: (5)
Cash and cash equivalents	$753	$429	$335		$–	$–	$–	$649
Total assets	21,501	20,063	21,400		19,498	21,673	19,769	99,217
Long-term debt (including current portion)	–	–	–		14,356	13,717	14,415	46,971
Total liabilities	1,561	1,248	2,274		16,515	18,018	16,990	88,043
Stockholders' equity	19,940	18,815	19,126		2,983	3,655	2,779	11,174

(1)
The cumulative effect of change in accounting principle represents the write-off of goodwill due to the adoption of Financial Accounting Standard No. 142.

(2)
During 2003, the parent of Consonus, Inc, Questar InfoComm, Inc., recapitalized Consonus, Inc. with 50 shares of common stock. The shares presented for 2002 reflect the recapitalization.

(3)
On May 31, 2005, CAC acquired the assets of Consonus, Inc. Stock for the year ended December 31, 2005 reflect the CAC stock held by KLI.

(4)
On January 22, 2007, the STI Merger became effective and common stock of CTI was issued to STI and CAC shareholders. Basic and diluted shares for 2005 and 2006 have been retroactively adjusted to reflect the conversion of CAC shares into shares of CTI common stock.

(5)
No balance sheet data is presented as of May 30, 2005.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

            Our unaudited pro forma condensed consolidated financial data has been prepared by applying pro forma adjustments to the historical financial statements of CTI, the historical financial statements of CAC and the historical financial statements of STI, which are included elsewhere in this prospectus.

        In association with the STI Merger, CAC's shares in its subsidiary, CTI, were canceled, and the shareholders of STI and CAC exchanged their respective shares for new shares of CTI. As CAC and CTI were under common control by KLI at the time of the STI Merger, the financial statements of CAC and CTI have been combined at historical values as of the date of inception (March 31, 2005) of CAC. These financial statements have been titled Consonus Acquisition Corp. (Consonus Technologies, Inc. as of January 22, 2007) within this prospectus. All references to CAC within the document refer to the combined historical financial statements of CAC and CTI prior to the STI Merger with CTI being the surviving entity.

        On January 22, 2007, the STI Merger was effective. The acquisition was accounted for under the purchase method of accounting in accordance with SFAS 141 and the acquired assets and liabilities were recorded at their estimated fair values. The purchase price was approximately $46.7 million consisting of 1,144,181 shares of our common stock, 347,271 of stock warrants, and 258,542 of stock options, assumption of $34.5 million in long-term debt, acquisition related expenses of approximately $1.0 million consisting of legal and other professional fees and approximately $0.4 million for the repayment of notes payable to stockholders of STI. The estimated fair value of the equity instruments was approximately $10.8 million.

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007 give effect to the following transactions as if each had occurred on January 1, 2006:

  •
  the STI Merger, as discussed above and throughout this prospectus;
  •
  the issuance of 6,000,000 shares of our common stock in this offering at an assumed price of $8.00 per share, the mid-point of the range shown on the cover of this prospectus; and
  •
  the application of the net proceeds from this offering, after deducting the underwriting commissions and estimated offering expenses, to repay indebtedness owed to Questar InfoComm, Inc. by CAC and certain of the outstanding indebtedness owed to Avnet, Inc. by STI.

        As part of the 2007 Equity Plan (see "Management – Equity Awards under the 2007 Equity Plan") we issued to certain officers on January 22, 2007, 200,000 shares of restricted stock and 195,800 shares of deferred stock that are subject to service and performance based criteria. Of the 395,800 total shares to be issued, 198,600 shares will vest in the first year, 98,600 will vest in the second year and 98,600 will vest in the third year. These shares exclude 16,650 shares of deferred stock which were forfeited prior to the date of this prospectus. CTI will measure and record compensation expense for these equity instruments in accordance with the provisions of the Statements of Financial Accounting Standards (SFAS) 123R, "Share-Based Payment."

        In addition, STI recorded approximately $1.8 million of compensation expense prior to the STI Merger in connection with the forgiveness of notes receivable from Michael G. Shook and William M. Shook as described under "Certain Relationship and Related Transactions – Indebtedness owed by Michael G. Shook and William M. Shook to STI." Furthermore, STI recorded compensation expense of approximately $0.2 million immediately prior to the STI Merger in connection with the acceleration of vesting of stock options and the modification of the exercise price of certain options in accordance with the provisions of SFAS 123R. Because these items are non-recurring in nature, we have not given effect to them in the pro forma condensed consolidated statement of operations.

        In addition, the unaudited pro forma condensed consolidated statement of operations does not reflect the expenses directly related to the proposed transactions summarized above.

        The unaudited pro forma condensed consolidated balance sheet as of September 30, 2007 gives effect to the following transactions as if they had occurred on September 30, 2007:

  •
  the sale of 6,000,000 shares of common stock in this offering at the assumed initial public offering price of $8.00 per share, the mid-point of the range shown on the cover page of this prospectus, after deducting estimated underwriting commissions and offering expenses;
  •
  the application of a portion of the net proceeds from this offering to repay approximately $25.3 million of outstanding indebtedness and related accrued interest as described in the "Use of Proceeds;" and
  •
  the reduction of outstanding debt by approximately $5.0 million with a corresponding reduction to the goodwill acquired in the STI Merger as a result of the fourth amendment to the Amended and Restated Refinancing Agreement with Avnet, Inc., which was executed in October 2007.

        The historical financial data for CTI, CAC and STI was derived from their audited and unaudited historical financial statements. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2007 includes the unaudited consolidated balance sheet of CTI as of September 30, 2007. The pro forma condensed consolidated statement of operations for the nine months ended September 30, 2007 includes the unaudited results of operations from CTI for that same period. It also includes the unaudited results of operations of STI from January 1, 2007 to January 22, 2007, the date of the STI Merger. The pro forma condensed consolidated statement of operations for the year ended December 31, 2006 includes the audited results of operations from CAC and STI.

        The unaudited pro forma consolidated financial information is based upon currently available information, assumptions, and estimates which we believe are reasonable. These assumptions and estimates, however, are subject to change. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma information. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the transactions or the STI Merger been consummated on or as of the dates indicated and such data are not necessarily indicative of future operating results or financial position. The unaudited pro forma condensed consolidated financial data should be read in conjunction with each of the historical companies' financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere in this prospectus.

        STI has restated its statements of operations for the years ended December 31, 2004, 2005 and 2006. The restatement resulted from a correction of an error in the application of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" for certain maintenance contracts resold by STI. STI resells certain maintenance contracts whereby the vendor is contractually obligated to provide the services. STI has previously reported these maintenance contract revenues on a gross basis and the costs paid to vendors were reflected in costs of data center services. The statements of operations have been restated to reflect the net fees retained by STI for these maintenance contracts as data center services revenues with no associated costs of sales. The restatement has no effect on previously reported net income (loss), stockholders' deficit, or cash flows.

CTI

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2007
(amounts in thousands)

	CTI	Pro Forma Adjustments	Note 3	CTI Pro Forma Consolidated
Assets
Cash and cash equivalents	$649	$15,019	(A)	$15,668
Accounts receivable, net	17,028	–		17,028
Current portion of prepaid data center services costs	9,366	–		9,366
Prepaid expenses and other current assets	4,426	(3,173)	(B)	1,253

Total current assets	31,469	11,846		43,315
Fixed assets, net	19,661	–		19,661
Goodwill and other identifiable intangible assets	45,752	(4,965)	(C)	40,787
Prepaid data center services costs	2,296	–		2,296
Other assets	39	–		39

Total Assets	$99,217	$6,881		$106,098

Liabilities and Stockholders' Equity
Accounts payable	$16,307	$(282)	(D)	$16,025
Accrued expenses	4,515	(1,312)	(E)	3,203
Payable to parent	1,893	–		1,893
Current portion of long-term debt	5,236	(4,301)	(F)	935
Current portion of deferred revenue	14,807	–		14,807

Total current liabilities	42,758	(5,895)		36,863
Deferred revenue, net of current portion	3,529	–		3,529
Long-term debt, net of current portion	41,735	(25,102)	(F)	16,633
Other liabilities	21	–		21

Total liabilities	88,043	(30,997)		57,046

Stockholders' equity:
Common stock	–	–	(G)	–
Paid in capital	13,484	37,878	(H)	51,362
Common stock warrants	2,316	–		2,316
Accumulated deficit	(4,626)	–		(4,626)

Total stockholders' equity	11,174	37,878		49,052

Total liabilities and stockholders' equity	$99,217	$6,881		$106,098

See accompanying notes to pro forma condensed consolidated financial statements

CTI

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the nine months ended September 30, 2007
(amounts in thousands, except share and per share amounts)

	CTI	STI For the period January 1 to January 22, 2007 (Pre-STI Merger)	Pro Forma Adjustments	Note 4	CTI Pro Forma Consolidated
		(Restated)
Revenues:
Data center services and solutions	$25,343	$1,384	$–		$26,727
IT infrastructure services and solutions	50,411	1,746	–		52,157

Total revenues	75,754	3,130	–		78,884

Cost of revenues:
Data center services and solutions	15,385	953	–		16,338
IT infrastructure services and solutions	40,743	1,434	–		42,177

Total cost of revenues	56,128	2,387	–		58,515

Gross profit	19,626	743	–		20,369

Selling, general and administrative expenses	17,899	3,920	(3,328)	(1)	18,491
Depreciation and amortization expense	2,707	52	578	(2)	3,337

Total other operating expenses	20,606	3,972	(2,750)		21,828

Income (loss) from operations	(980)	(3,229)	2,750		(1,459)
Interest income (expense), net	(2,989)	(238)	2,069	(4)	(1,158)

Income (loss) before taxes	(3,969)	(3,467)	4,819		(2,617)
Income tax expense	611	–	807	(5)	1,418

Net income (loss)	$(4,580)	$(3,467)	$4,012		$(4,035)

Net loss per share – basic and diluted	$(1.11)				$(0.45)
Weighted average number of shares – basic and diluted	4,129,972				9,025,136

See accompanying notes to pro forma condensed consolidated financial statements

CTI

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2006
(amounts in thousands, except share and per share amounts)

	CAC	STI	Pro Forma Adjustments	Note 4	CTI Pro Forma Consolidated
		(Restated)
Revenues:
Data center services and solutions	$6,911	$25,131	$–		$32,042
IT infrastructure services and solutions	201	66,752	–		66,953

Total revenues	7,112	91,883	–		98,995

Cost of revenues:
Data center services and solutions	2,565	16,267	–		18,832
IT infrastructure services and solutions	133	52,651	–		52,784

Total cost of revenues	2,698	68,918	–		71,616

Gross profit	4,414	22,965	–		27,379

Selling, general and administrative expenses	2,383	19,619	1,261	(1)	23,263
Depreciation and amortization expense	1,163	958	1,511	(2)	3,632
Acquisition related expenses	198	624	(624)	(3)	198

Total other operating expenses	3,744	21,201	2,148		27,093

Income (loss) from operations	670	1,764	(2,148)		286
Interest income (expense), net	(1,133)	(3,450)	3,251	(4)	(1,332)

Income (loss) before taxes	(463)	(1,686)	1,103		(1,046)
Income tax expense (benefit)	(176)	20	1,244	(5)	1,088

Net loss	$(287)	$(1,706)	$(141)		$(2,134)

Net loss per share – basic and diluted	$(0.10)				$(0.24)
Weighted average number of shares – basic and diluted	2,842,757				8,826,549

See accompanying notes to pro forma condensed consolidated financial statements

CTI

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

Note 1 – Purchase Price Allocation

            On October 18, 2006, the Merger Agreement was entered into between CAC and Strategic Technologies, Inc (STI), and closed on January 22, 2007. The STI Merger was accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations." Under this method of accounting, STI was determined to be the acquired company for accounting and financial reporting purposes. The financial results of STI are included in the consolidated financial statements of the Company from the date of acquisition.

        Consideration paid to the stockholders of STI included 1,144,181 shares of common stock, 347,271 warrants to purchase common stock, and 258,542 stock options that vested immediately prior to the merger. The aggregate purchase consideration was determined as follows (in thousands):

Fair value of common stock	$7,632
Fair value of vested stock options	874
Fair value of warrant	2,316
Direct and incremental transaction costs	1,392

Total	$12,214

        Included in the transaction costs is approximately $624,000 of costs payable to a principal stockholder for consulting services provided in connection with the merger.

        The estimated purchase price has been allocated based on estimated fair values of assets acquired and liabilities assumed. The final valuation of net assets acquired is expected to be completed by the end of December 2007, but no later than one year from the acquisition date in accordance with generally accepted accounting principles. The Company's preliminary estimate of the purchase price allocation is as follows (amounts in thousands):

Cash	$1,944
Accounts receivable	17,010
Property and equipment	6,217
Goodwill	25,200
Customer relationships	16,000
Developed technology	2,000
Other assets	11,473
Outstanding debt	(34,471)
Other liabilities assumed	(33,159)

Total	$12,214

        As part of the allocation of the purchase price, the Company estimated the fair value of the acquired deferred revenue and prepaid data center services costs in accordance with SFAS 141 and related literature, including EITF 01-3, "Accounting in a Business Combination for Deferred Revenue of an Acquiree" and EITF 04-11, "Accounting in a Business Combination for Deferred Postcontract Customer Support Revenue of a Software Vendor". This guidance requires the acquiring entity to recognize a legal performance obligation related to a revenue arrangement of an acquired entity and that the amount assigned to that liability should be based on its fair value at the date of the acquisition. The Company decreased the historical carrying value of STI's deferred revenue by approximately $3,018,000 and the prepaid data center services costs by approximately $403,000 to management's estimate of fair value in connection with the allocation of the purchase price of the STI Merger.

        As a result of the fourth amendment to the Amended and Restated Refinancing Agreement with Avnet, Inc. signed in October 2007, the Company will record approximately $5.0 million forgiveness of principal as a reduction to the STI purchase price upon the effective date of the amendment.

Note 2 – Unaudited Pro Forma Condensed Consolidated Net Loss Per Share

            The pro forma basic and diluted weighted average common shares outstanding reflect:

  •
  1,144,181 shares of common stock issued in connection with the financing of our acquisition of STI, as if the shares had been issued on January 1, 2006.

  •
  Conversion of 15,000,000 shares of preferred stock into 97,599 shares of common stock in connection with the acquisition of STI, as if the conversion had occurred on January 1, 2006.

  •
  27,570 shares of common stock issued to a related party in connection with the acquisition of STI, as if the conversion had occurred on January 1, 2006.

  •
  192,989 shares of common stock issuable by CAC in connection with its stock-based compensation plan executed prior to the acquisition of STI with assumed vesting on January 1, 2006, as a result of the vesting that will occur upon consummation of this offering.

  •
  83,261 shares of common stock issuable by CAC in connection with stock-based compensation to a third-party consulting firm in connection with the acquisition of STI, as if the conversion had occurred on January 1, 2006.

  •
  36,393 shares issued in connection with a capital contribution made by KLI in connection with the acquisition of STI, as if the conversion had occurred on January 1, 2006.

  •
  200,000 shares of restricted stock issued by CTI in connection with the acquisition of STI, as if the shares had been issued on January 1, 2006 with assumed vesting over the required service period. The 200,000 shares of restricted common stock vest over a three year period with 66.66% vesting in the first year and 16.67% vesting in the second and third year.

  •
  195,800 shares of deferred common stock issued by CTI in connection with the acquisition of STI, as if the shares had been issued on January 1, 2006 with assumed vesting over the required service period. The 195,800 shares of deferred common stock are assumed to vest ratably over a three year period.

  •
  6,000,000 shares of common stock to be issued in this offering, to the extent such proceeds are used to repay outstanding indebtedness.

        A reconciliation of the historical basic weighted average common shares outstanding to the pro forma basic weighted average common shares outstanding is as follows:

	For the Year Ended December 31, 2006	For the Nine Months Ended September 30, 2007
Historical basic weighted average shares outstanding	2,842,757	4,129,972
Shares issued in connection with the STI Merger	1,144,181	88,014
Shares issued for conversion of preferred stock in connection with the STI Merger	97,599	7,508
Shares issued to related party in connection with the STI Merger	27,570	2,121
Deferred shares issued to historical CAC shareholders that vest upon completion of this offering	180,759	119,690
Deferred shares issued to third party consulting firm	74,088	46,869
Shares issued for capital contribution in connection with the STI Merger	27,220	–
Vested restricted stock issued in connection with the STI Merger	–	133,320
Vested deferred stock issued in connection with the STI Merger	–	65,267
Shares issued in connection with this offering, to the extent such proceeds were used to repay outstanding indebtedness	4,432,375	4,432,375

Total shares	8,826,549	9,025,136

Note 3 – Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

            The following adjustments were applied to the pro forma condensed consolidated balance sheet (in thousands):

(A)
Adjustment to reflect the estimated net proceeds from the offering discussed in this prospectus. Amount includes gross proceeds of $48,000 less remaining estimated offering expenses to repay in connection with the transaction of $7,231, less $24,438 of proceeds used to repay indebtedness owed to Questar InfoComm, Inc. by CAC and certain indebtedness owed to Avnet, Inc. by STI, less accrued interest of $823 and payment of STI Merger advisory fees of $489. Amount to repay certain indebtedness of STI has been adjusted to reflect the $4,965 reduction of principal as a result of the fourth amendment to the Amended and Restated Refinancing Agreement between STI and Avnet, Inc., signed in October 2007.

(B)
Adjustment to reclassify prepaid offering expenses as a reduction of additional paid in capital in connection with this offering.

(C)
Adjustment to reflect the purchase price adjustment as a result of the fourth amendment to the Amended and Restated Refinancing Agreement signed in October 2007. The Company recorded the $4,965 forgiveness of principal as a reduction to the goodwill acquired in the STI Merger upon the effective date of the amendment.

(D)
Adjustment to direct and incremental offering expenses included in accounts payable expected to be repaid with proceeds from this offering.

(E)
Adjustment to remove accrued interest of notes payable and accrued merger expenses expected to be repaid with proceeds from this offering consisting of the following:

Accrued interest of indebtedness owed to Questar InfoComm, Inc. by CAC	$(646)
Accrued interest of notes payable of STI	(177)
Accrued merger expenses	(489)

$(1,312)

(F)
Adjustment to remove the seller notes of CAC and the notes payable of STI expected to be repaid with proceeds from this offering. Amounts consist of the following:

Current portion
Seller notes of CAC	$(2,800)
Notes payable of STI	(1,501)

$(4,301)

Long-term portion
Notes payable of STI	$(20,137)
Reflects the debt reduction as a result of the fourth amendment to the Amended and Restated Refinancing Agreement signed in October 2007.	(4,965)

$(25,102)

(G)
To record the par value of the common stock issued as part of this offering. Amount rounds to zero.

(H)
To record paid-in capital as part of this offering.

Record issuance of common stock as part of this offering	$48,000
Deduct estimated transaction fees incurred in connection with this offering	(10,122)

$37,878

Note 4 – Adjustment to Unaudited Pro Forma Condensed Consolidated Statements of Operations

            The following adjustments were applied to our historical financial statements and those of STI to arrive at the pro forma consolidated statement of operations (in thousands):

(1)
Adjustment to selling and general and administrative expenses for the following:

		For the Year Ended December 31, 2006	For the Nine Months Ended September 30, 2007
a.	Adjustment for the stock compensation expense associated with the shares issued under the 2007 Equity Plan in accordance with the provisions of SFAS 123R "Share Based Payments"	$1,261	$(499)
b.	Adjustment to exclude compensation expense prior to the merger in connection with the forgiveness of notes receivable from shareholders of STI since they are considered non-recurring	–	(1,791)
c.	Remove acquisition related expenses incurred by STI prior to the STI Merger	–	(865)
d.	Adjustment to exclude compensation expense related to acceleration of vesting of stock options and the modification of the exercise price of certain options of STI recorded prior to the STI Merger since they are considered non-recurring	–	(173)

		$1,261	$(3,328)

(2)
Adjustment to STI amortization of intangibles as if STI Merger had occurred on January 1, 2006. Amount of purchase price allocated to definite-lived intangible assets consists of $16,000 related to customer relationships/backlog with an estimated useful life of 10 years being amortized in a pattern consistent with which the economic benefit is expected to be realized and $2,000 related to proprietary technology with an estimated useful life of 4 years being amortized on a straight-line basis.

(3)
Adjustment to remove STI acquisition costs associated with the STI Merger.

(4)
Adjustments have been made to reflect the following adjustments to interest expense:

  The following summarizes those adjustments:

		For the Year Ended December 31, 2006	For the Nine Months Ended September 30, 2007
a.	Adjustment to CAC interest expense to reflect the removal of interest expense associated with the seller notes of approximately $2.8 million expected to be paid off in connection with the proceeds of this offering	$275	$223
b.	Adjustment to STI interest expense to reflect the removal of interest expense associated with the notes payable of approximately $28.1 million expected to be paid off in connection with the proceeds of this offering	2,976	1,846

		$3,251	$2,069

(5)
Adjustment to reflect the incremental provision for state and federal income taxes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            You should read the following management's discussion and analysis of financial condition and results of operations, or MD&A, together with the financial statements and related notes contained elsewhere in this prospectus. This discussion and analysis contains forward looking statements about our business, operations and industry that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under "Forward-looking Statements" and "Risk Factors" and elsewhere in the prospectus. The financial information presented herein has been prepared on the basis of U.S. Generally Accepted Accounting Principles.

Overview

            We are a provider of IT infrastructure, data center solutions and related managed services to the growing small and medium size business market in the East, Southeast and select markets in the Western part of the United States. Our highly secure and reliable data centers combined with our ability to offer a comprehensive suite of related IT infrastructure services give us the ability to offer our customers customized solutions to address their critical needs of data center availability, data manageability, disaster recovery and data consolidation as well as a variety of other related managed services.

        Our data center related services and solutions primarily enable business continuity, back-up and recovery, capacity-on-demand, regulatory compliance (such as email archiving), virtualization, data center best practice methodologies and software as a service. Additionally, we provide managed hosting, maintenance and support for all of our solutions, as well as related professional and consulting services.

        Our merger with STI has significantly expanded our breadth of offerings and geographic footprint. Today, our large and diverse customer base consists of over 650 active customers in 33 states in the United States. With several customers in each of the industries we serve, including financial services, government, manufacturing, pharmaceutical, telecommunications, technology, education, utilities, healthcare and consumer goods, we have a well-diversified revenue base with no one customer exceeding 6% of our pro forma revenue for the year ended December 31, 2006.

        In association with the STI Merger, CAC's shares in its subsidiary, CTI, were canceled, and the shareholders of STI and CAC exchanged their respective shares for new shares of CTI. As CAC and CTI were under common control by KLI at the time of the STI Merger, the financial statements of CAC and CTI have been combined at historical values as of the date of inception (March 31, 2005) of CAC. These financial statements have been titled Consonus Acquisition Corp. (Consonus Technologies, Inc. as of January 22, 2007) within this prospectus. All references to CAC within the document refer to the combined historical financial statements of CAC and CTI prior to the STI Merger with CTI being the surviving entity.

        The following sections provide a discussion and analysis of the historical results of CTI, CAC and STI. We have integrated the discussion and analysis as much as possible to emphasize those areas that management believes are most germane to an understanding of the combined company. Accordingly, we have presented descriptive information, such as a narrative description of our sources of revenue, revenue drivers, operating expenses, critical accounting estimates and policies and other information as if STI and CAC were a single company. Information that relates to historical financial results is presented separately for each of CAC and STI, with information for CTI preceding information for CAC due to the relative size and scale of their historical operations.

        STI has restated its statements of operations for the years ended December 31, 2004, 2005 and 2006. The restatement resulted from a correction of an error in the application of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" for certain maintenance contracts resold by the Company. STI resells certain maintenance contracts whereby the vendor is contractually obligated to provide the services. STI has previously reported these maintenance contract revenues on a gross basis and the costs paid to vendors were reflected in costs of data center services. The statements of operations have been restated to reflect the net fees retained by STI for these maintenance contracts as data center services revenues with no associated costs of sales. The restatement has no effect on previously reported net income (loss), stockholders' deficit, or cash flows. The following table presents the impact of the adjustments on STI's data center services revenues and related costs of services included in the statements of operations for the years ended December 31, 2004, 2005 and 2006:

	Year Ended December 31,
	2004	2005	2006
Data center services revenue, as reported	$38,550,682	$37,810,165	$31,438,536
Restatement Adjustment	(3,562,584)	(5,199,257)	(6,307,472)

Data center services revenue, as restated	$34,988,098	$32,610,908	$25,131,064

Cost of data services, as reported	$26,370,795	$25,463,192	$22,573,618
Restatement Adjustment	(3,562,584)	(5,199,257)	(6,307,472)

Costs of data center services, as restated	$22,808,211	$20,263,935	$16,266,146

Sources of Revenue

            We earn revenue by providing a comprehensive suite of data center and IT infrastructure services and solutions.

  •
  Our data center services and solutions: Revenue for our data center services and solutions are recognized on a monthly basis over the term of the contract which is generally one to three years. Data center services and solutions include:

    •
    Managed infrastructure: Revenue is derived primarily from the leasing of space in our data centers based on the number and size of cabinets and cages as well as other technical configurations;

    •
    Maintenance manager: Revenue is derived from providing multiple levels of support from proactive, mission-critical service to basic, self service maintenance;

    •
    Managed services: Our revenue is derived from managed services by providing services to our customer in managing their IT infrastructure for them; and

    •
    Managed bandwidth: Revenue is derived from the provision of services that connect customer equipment directly to a multi-carrier network based on committed or actual usage by our customer.

  •
  Our IT infrastructure services and solutions: Revenues for IT infrastructure services and solutions are recognized at the time the following conditions have been met: persuasive evidence of an arrangement; delivery has occurred; and the amount of fees to be paid by the customer is fixed or determinable and collection is reasonably assured. Because these revenues relate to the sale of hardware and software and the provision of related services, it is often necessary to separate the components for purposes of recording revenues, in accordance with the relevant accounting literature. Certain of these revenues are non-recurring and therefore tend to be more variable on a monthly and quarterly basis than data center services and solutions.

        Infrastructure solutions include:

      •
      Hardware and Software provisioning: Our revenue is derived from the resale of hardware and software products to our customers;

        Infrastructure services include:

      •
      Professional and Consulting services: Our revenue is derived from providing professional and consulting services including the architecture, design and installation of IT infrastructure, and the assessment, consolidation and planning of disaster recovery. Consulting services revenue is recognized as the services are rendered. Revenues generated from fixed price arrangements are recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours; and

      •
      IT training services: We provide technical training to our customers. The revenue is recognized as those training services are provided to the customer.

Revenue Drivers

            We view the North American market for IT infrastructure and data center services and solutions as highly fragmented with no single dominant player. Specifically, we believe the industry includes small regional providers serving the small and medium size business market, and a limited number of national and multi-national providers that serve larger business clients.

        We believe that there is a growing trend to outsource data center-related infrastructure and managed services to third-party providers. We expect this trend to remain healthy for the foreseeable future given the significant costs associated with attempting to deliver high-quality data center-related services through an in-house approach. In particular, we believe that small and medium size businesses face significant challenges in trying to deliver these services on their own because of restraints related to technical expertise and cost. We believe outsourcing these functions will allow organizations to focus capital and personnel resources on their core business operations, as opposed to IT infrastructure.

        Our ability to offer a comprehensive suite of data center infrastructure, along with related managed and professional services and solutions, provides us with an important competitive advantage to capitalize upon the growing trend of IT outsourcing within the small to medium business segment.

        In addition, we expect growth in this market to remain robust, as increasingly stringent regulatory requirements in North America, along with the potentially significant loss of revenue and credibility resulting from unannounced downtime, force businesses to invest in highly secure and reliable products and services such as those offered by us.

        Our revenue is difficult to predict on a monthly or quarterly basis and fluctuates from period to period due in part to the following:

  •
  our ability to retain and increase sales to existing customers, attract new customers, and satisfy our customers' requirements;
  •
  the timing of IT expenditures budgeted by our customers and the length of the sales cycle, which often exceeds six months for larger projects;
  •
  the timing of revenue recognition associated with large IT infrastructure projects, particularly hardware and software provisioning;
  •
  the rate of expansion and effectiveness of our sales force; and
  •
  general economic conditions.

Operating Expenses

            Operating expenses are comprised of all personnel costs together with the purchase of hardware and software components, advertising and marketing expenses, travel expenses, administrative expenses including insurance and professional fees, bandwidth, electricity costs and other costs associated with owning and operating our data centers and other real estate that we own or lease. We allocate these expenses to cost of revenue, selling and general and administrative expenses, and depreciation and amortization expenses.

Cost of Revenue

            Our cost of revenue consists of personnel costs, cost of sales from vendors with whom we are reselling their hardware and software, allocated lease and building costs, electricity costs and bandwidth. Payroll costs are expected to increase as employees are given increased compensation based on merit. We also expect our other costs (such as cost of revenue of hardware and software, electricity and bandwidth) to increase as we increase our revenues. We are expecting electricity costs to increase with expected rate increases charged by our power suppliers. We have also recently signed several new customer bandwidth contracts that will require us to increase our bandwidth usage. However, this increase in usage also allows us to negotiate better pricing on a per unit basis.

Selling, General and Administrative Expenses

            Our selling expenses consist primarily of compensation and commissions for our sales and marketing personnel. They also include advertising expenses, trade shows, public relations and other promotional materials. General and administrative expenses include personnel compensation and related personnel costs, professional services not allocated to other areas, insurance fees, franchise and property taxes, and other expenses not allocated to cost of revenue. We also anticipate that we will incur additional expenses related to professional services and insurance fees necessary to meet the requirement of being a public company.

Depreciation and Amortization Expenses

            Depreciation and amortization expenses consist of charges related to the depreciation of all of the property and equipment, including buildings, hardware, software, furniture and fixtures, and leasehold improvements. It also includes the amortization expense of intangible assets that have a definite life and are amortized over their estimated useful lives.

Interest Expense

            We incur interest expense from long-term fixed and variable rate debt. At September 30, 2007, CTI had long-term debt (including the current portion) of approximately $47.0 million. See "Liquidity and Capital Resources."

Significant Accounting Estimates and Policies

            Our discussion and analysis of our financial condition and results of operations is based on the financial statements of STI, CAC and CTI, which have been prepared in accordance with accounting principles generally accepted in the United States of America and have been reported in United States dollars. The preparation of these financial statements require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses together with disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates and estimates may differ under different assumptions or conditions. We believe the following accounting policies and estimates, described in greater detail in the notes to the financial statements of STI (Note 2) and CAC (Note A) included in this prospectus, to be critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

            We derive revenues from data center services and IT infrastructure solutions and services. Data center services are comprised of managed infrastructure, managed services and maintenance support services. IT infrastructure solutions and services include the resale of hardware and software, along with consulting, integration and training services. We recognize revenues in accordance with Securities and Exchange Commission's (SEC) Staff Accounting Bulletin No. 104, "Revenue Recognition" (SAB 104). We recognize revenue when all of the following conditions are satisfied: there is persuasive evidence of an arrangement; delivery has occurred; the collection of fees is probable; and the amount of fees to be paid by the customer is fixed or determinable. Delivery does not occur until products have been shipped or services have been provided and risk of loss has transferred to the client.

        When we provide a combination of the above referenced products or services to customers, recognition of revenues for the hardware and related maintenance services component is evaluated under Emerging Issues Task Force Issue (EITF) No. 00-21 (EITF 00-21), "Revenue Arrangements with Multiple Deliverables" provided any software included in the arrangement is not essential to the functionality of the hardware based on guidance included in EITF 03-5, "Applicability of AICPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental

Software." Hardware and related elements qualify for separation under EITF 00-21 when the services have value on a stand-alone basis, objective and verifiable evidence of fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in our control. Fair value is determined principally by reference to relevant third-party evidence of fair value in accordance with EITF 00-21. Such third-party information is readily available since we primarily resell products offered by our vendors. The application of the appropriate accounting guidance to our sales requires judgment and is dependent upon the specific transaction. We recognize revenues from the sale of hardware products at the time of sale, provided the SAB 104 revenue recognition criteria are met and any undelivered elements qualify for separation under EITF 00-21.

        Software and related maintenance and professional services provided by us are evaluated under Statement of Position (SOP) No. 97-2 (SOP 97-2), "Software Revenue Recognition." In arrangements that include multiple elements, including software licenses, maintenance and/or professional services, we allocate and defer revenue for the undelivered items based on vendor-specific objective evidence (VSOE) of the fair value of the undelivered elements, and recognize the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. VSOE of fair value for each undelivered element is based on the price for which the undelivered element is sold separately. We determine the fair value of the undelivered elements based on historical evidence of stand-alone sales of these elements to third parties. When VSOE does not exist for undelivered items such as maintenance and professional services, then the entire arrangement fee is recognized ratably over the performance period.

        Maintenance contract revenue is deferred and recognized ratably over the contractual period. The deferred revenue consists primarily of the unamortized balance of product maintenance. Occasionally, we resell maintenance contracts to certain customers in which we assume an agency relationship as defined by EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." For such contracts, we generally have no further obligation to the customer beyond the billing and collection of the maintenance contract amount. These agent maintenance contracts are established between the vendor and the customer and we have no obligation to provide the maintenance services. In such arrangements, we recognize the net fees retained by us as revenues at the time of sale with no associated costs of sales.

        Consulting services revenue is recognized as the services are rendered. Revenues generated from fixed price arrangements are recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours. For fixed price contracts when the current estimates of total contract revenue and contract cost indicate a loss, the estimated loss is recognized in the period the loss becomes evident.

        Unbilled services are recorded for consulting services revenue recognized to date that has not yet been billed to customers. In general, amounts become billable upon the achievement of contractual milestones or in accordance with predetermined payment schedules. Unbilled services are generally billable to customers within one year from the respective balance sheet date.

        Revenue, through our CAC subsidiary, also consists of monthly fees for data center services and solutions including managed infrastructure and managed services and is included within "data center services" revenue in the accompanying consolidated statements of operations. Revenue from managed infrastructure and managed services is billed and recognized over the term of the contract which is generally one to three years. Installation fees associated with managed infrastructure and managed services revenue is billed at the time the installation service is provided and recognized over the estimated term of the related contract or customer relationship. Costs incurred related to installation are capitalized and amortized over the estimated term of the related contract.

Allowances for Doubtful Accounts

            We evaluate the collectibility of accounts receivable based on a combination of factors. In circumstances where a specific customer's ability to meet its financial obligations is in question, we record a specific allowance against amounts due to reduce the net recognized receivable from that customer to the amount that we reasonably believe will be collected. For all other customers, we record a reserve for the remaining outstanding accounts based on a review of the aging of customer balances, industry experience, and the current economic environment. Our risk is related to, but not limited to, the overall economy and the success of our customers. We perform credit checks on new customers and, periodically, on existing customers to monitor the risk associated with collecting our receivables.

Accounting for Property and Equipment

            Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method. Buildings are depreciated over an estimated useful life of 30 to 40 years, software, computers and equipment are depreciated over an estimated useful life ranging from three to 15 years and office furniture and equipment is depreciated over an estimated useful life ranging from three to 10 years.

        Property and equipment held under capital leases and leasehold improvements are depreciated based on the straight-line method over the shorter of the lease term or estimated life of the assets.

Accounting for Goodwill and Intangible Assets

            As prescribed in the Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," certain indefinite-lived assets are no longer amortized but are subject to annual impairment assessments. An impairment loss is recognized to the extent that the carrying amount exceeds the estimated fair value of the intangible asset which would have a negative effect on our statement of operations. Our risk is that we will have to recognize an impairment loss. Definite long-lived assets continue to be amortized on a straight-line basis over their estimated useful life and are assessed for impairment utilizing guidance provided by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

Accounting for Long-Lived Assets

            In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," long-lived assets, such as property, equipment, and definite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset which will lower our earnings in our statement of operations. Our risk is that we will have to recognize an impairment loss. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

Accounting for Fair Value of Financial Instruments

            The recorded amounts for cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these financial instruments. We believe that our debt obligations bear interest at rates which approximate prevailing market rates for similar characteristics and accordingly, the carrying values approximate fair value; however, our interest rates may not stay at levels that approximate the prevailing market rates.

Accounting for Derivative Financial Instruments

            All derivatives are recognized on the balance sheet at their fair values. The carrying value of the derivative is adjusted to market value at each reporting period and the increase or decrease is reflected in the statement of operations. In August 2005, we entered into an interest rate swap agreement with U.S. Bank National Association. At September 30, 2007, this agreement covers a notional amount of approximately $5.0 million related to our term loan with U.S. Bank National Association. In August 2007, the Company entered into an additional interest rate swap agreement with U.S. Bank National Association. At September 30, 2007, this agreement covers a notional amount of approximately $1.9 million. We have entered into these agreements to minimize the risk of interest rate fluctuation in respect of our term loan. If the variable interest rate on our term loan falls below the stated amount that we pay on these swap agreements, we will increase our costs.

Accounting for Income Taxes

            We utilize the asset and liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, and net operating loss and tax credit carry-forwards, utilizing enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of any future change in income tax rates is recognized in the period that includes the enactment date. Changes in tax laws or tax rates may have an impact on the income taxes that we pay and on our results of operations.

Stock Based Compensation

            In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), "Share Based Payment," (SFAS 123R) which was adopted as of January 1, 2006. It requires that the cost resulting from all share-based payment transactions be recognized in the financial statements using the fair value method. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow.

        We adopted an incentive compensation plan, referred to in this prospectus as the 2007 Equity Plan that was approved by our board of directors on December 15, 2006. The 2007 Equity Plan provides for the issuance of shares of common stock, options and incentive stock options, stock appreciation rights, restricted stock awards, deferred stock awards, bonus stock, dividend equivalents, performance awards and other stock-based awards that may be granted to our employees, directors, executive officers and consultants as well as those of our subsidiaries. See "Management – 2007 Equity Plan."

        On the closing of the STI Merger, a total of 550,000 shares of common stock have been reserved for issuance under the 2007 Equity Plan. On the closing of the STI Merger, we awarded (a) 200,000 restricted shares of common stock, which will be issued and outstanding upon issuance; and (b) 212,450 deferred shares of common stock, which will not be issued and outstanding until the completion of applicable vesting periods. In September 2007, we awarded 67,306 restricted shares of common stock, which will be issued and outstanding upon issuance. At September 30, 2007, 195,800 deferred shares of common stock awarded at the closing of the STI Merger remain outstanding. As of October 31, 2007, 86,894 shares of common stock remain eligible for any future grants under the various types of equity awards existing under the 2007 Equity Plan.

        Prior to the completion of this offering, the Company will amend the 2007 Equity Plan to increase the number of shares of common stock reserved for issuance under this plan to 700,000 shares and to provide that on the first day of each year, beginning with 2009, the number of shares reserved for issuance under this plan will be increased by a number of shares of common stock that when added to the number of shares of common stock available for issuance under this plan as of the last day of the preceding year, equals 150,000 shares. The shares issued under the 2007 Equity Plan will be recognized in the financial statements using the fair value method. The impact on the financial statements will depend on levels of share-based payments granted in the future and the volatility of the fair value.

        The following information is presented for all equity related transactions of CAC and STI for the one year period ended December 31, 2006 and shares issued by CTI through September 30, 2007, including shares issued in connection with the STI Merger:

        In March, June, September and December, 2006, STI issued stock option grants for 193,092 shares of common stock, or 14,434 shares as converted in the STI Merger. The fair value of the underlying shares of common stock issued for these option grants was determined by STI using the estimated value associated with the merger of CAC and STI, which was based on valuation assumptions determined by management and the board of directors of both companies. As a result of this analysis, STI management and board of directors estimated the fair value for the STI common stock at approximately $.73 per share during 2006, or $9.46 per share as converted in the STI Merger.

        On October 1, 2006, in connection with services provided pursuant to a third-party consulting agreement, CAC awarded 66 shares, or 36,392 shares as converted in the STI Merger, of common stock based on work performed through September 30, 2006. The value per share of CAC of $1,230, or $2.23 as converted in the STI Merger, was computed based on a valuation performed.

        On December 31, 2006, in connection with services provided pursuant to a third-party consulting agreement, CAC awarded 85 shares, or 46,869 shares as converted in the STI merger, of common stock based on work performed from October through December 31, 2006. The value per share of CAC of $1,606, or $2.91 as converted in the STI merger, was computed based on a valuation performed.

        In the October 1, 2006 and December 31, 2006 valuations, two valuation methodologies were considered: the Income Approach and the Market Approach. Among other factors, the valuation analysis considered all elements of valuation listed in Internal Revenue Service Ruling 59-60, which generally outlines the valuation of closely held companies. The Board of Directors of CAC adopted the resulting valuations as a basis to estimate the fair value of its common stock. The valuation engagement was completed in March 2007; therefore, these valuations would be categorized as "retrospective" valuations. However, as part of the valuation process, care was exercised to ensure that the valuation analyses reflected the business conditions and expectations as of each valuation date and did not include any bias resulting from subsequent events. The fair value estimates for the valuation as of September 30, 2006 and December 31, 2006 do not include any specific adjustments to reflect discounts for lack of liquidity/marketability. A discount for lack of control was employed due to the fact that there were not disproportionate returns that accrue to controlling shareholders. A discount for lack of liquidity/marketability was not employed due to the relative short time periods between the valuation dates and the date of the anticipated liquidity event.

        During December 2006, KLI contributed $700,000 of capital to CAC. They were awarded 66 shares of common stock of CAC, or 36,393 shares as converted in the STI Merger. They were only awarded shares for a portion of the contribution that they made per an agreement with other shareholders of CAC. KLI was only awarded shares based on $372,000 of the capital contribution which translates to a post-merger per share price of $10.22. The shares awarded were based on market value of CAC as determined in the STI Merger agreement by CAC and STI and the shares were awarded based on the agreement with CAC shareholders.

        During January 2007 just prior to the STI Merger, the Company issued 27,570 shares of common stock of CTI to a related party of its principal shareholder. The Company recorded compensation expense equal to the estimated fair value of the stock issued of $6.67 per share as determined by a valuation performed in connection with the STI Merger as described below.

        As of January 22, 2007, in connection with the STI Merger, and the issuance of restricted and deferred stock awards related to the STI Merger, a valuation was performed on CTI's common stock. The resulting value per share of $6.67 issued in the valuation report, was used as a basis for valuing the common stock issued in the STI Merger. The contemporaneous valuation performed utilized the income and market approaches. As part of the analyses, CTI was valued on a minority, non-marketable basis. The DCF method was assumed to include minority cash flows, therefore no minority discount was applied. The market approach yielded minority basis conclusions since it is based on the trading prices of individual shares of guideline company stock. Both approaches utilize a 5% discount for lack of marketability, which is based on the put option methodology. Among other factors, the valuation analysis considered all elements of valuation listed in Internal Revenue Service Ruling 59-60, which generally outlines the valuation of closely held companies.

        In September 2007, the Company issued 67,306 shares of restricted stock to an employee. The per share value of $8.00 used in determining the fair value of this award was based on the assumed initial public offering price per share of $8.00 (the mid-point of the range shown on the cover page of this prospectus).

        In connection with the STI Merger, we assumed (i) a total of 347 unvested shares of CAC's common stock which represent all remaining unvested common equity interests in CAC and which were converted for 191,336 shares of our common stock pursuant to the applicable exchange ratio adjustment set forth in the Merger Agreement (of which, at September 30, 2007, 127,374 shares remain unvested); and (ii) all outstanding options to purchase 3,350,368 shares of STI common stock, which were converted into options to purchase 258,542 shares of our common stock, on substantially the same terms and conditions that were applicable under STI's amended and restated 1999 employee stock plan, except that the exercise price and number of shares subject to each Company option were adjusted to reflect the applicable exchange ratio adjustment set forth in the Merger Agreement (of which, at September 30, 2007, 247,237 options to purchase shares of our common stock remain outstanding).

        Since the beginning of 2003, valuations were performed of STI's common stock based on management's assumptions. Among other factors, the valuation analysis considered all elements of valuation listed in Internal Revenue Service Ruling 59-60, which generally outlines the valuation of closely held companies. The Board of Directors of STI adopted the resulting valuations as a basis to estimate the fair value of its common stock. For stock option grants issued for the 12 months ended December 31, 2006, STI applied the estimated value of the proposed merger of CAC and STI, which was based on valuation assumptions as determined by management and the board of directors of both companies.

        The following table reflects the options granted by STI during the 12 month period ended December 31, 2006 as originally issued by STI and as converted to give effect to the STI Merger. Prior to December 31, 2006 and the closing of the STI Merger, 9,000 shares of the original options granted by STI in the twelve months ended December 31, 2006 were forfeited prior to the closing of the STI Merger.

Quarter Ended	Number of Option Grants	Exercise Price	Grant Date Fair Value per Share	Number of Option Grants as converted	Post- conversion Exercise Price	Post- conversion Grant Date Fair Value per Share	Intrinsic Value
March 2006	2,000	$0.86	$0.73	154	$11.14	$7.39	$–
June 2006	1,000	$0.57	$0.73	77	$7.39	$9.46	$2.07
September 2006	165,592	$0.57	$0.73	12,312	$7.39	$9.46	$2.07
December 2006	24,500	$0.57	$0.73	1,891	$7.39	$9.46	$2.07

        As of September 30, 2007, the intrinsic value of all the outstanding vested and unvested instruments of CTI is represented in the following table:

	Number of Outstanding Shares	Aggregate Exercise Price	Aggregate Offering Price	Aggregate Intrinsic Value
Options	247,237	$3,932,570	$1,977,896	$–
Restricted Shares	267,306	$–	$2,138,448	$2,138,448
Deferred Shares	323,174	$–	$2,585,392	$2,585,392

Results of Operations

Nine Months Ended September 30, 2006 Compared to the Nine Months Ended September 30, 2007

CTI

            The following table sets forth CTI's results of operations for the nine months ended September 30, 2006 and 2007. The results of operations for the nine months ended September 30, 2006 are derived from the financial statements of CAC prior to the common control transaction on January 22, 2007.

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2007
	(in thousands)
Revenues:
Data center services	$4,997	$25,343
IT infrastructure services	–	8,682
IT infrastructure solutions	146	41,729

Total revenues	5,143	75,754

Costs of revenues:
Costs of data center services	1,869	15,385
Costs of IT infrastructure services	96	6,106
Costs of IT infrastructure solutions	–	34,637

Total costs of revenues	1,965	56,128

Gross profit	3,178	19,626

Selling, general and administrative expenses	1,764	17,899
Failed acquisition expense	198	–
Depreciation and amortization expense	883	2,707

Total operating expenses	2,845	20,606

Income (loss) from operations	333	(980)
Interest expense, net	(833)	(2,989)

Loss before taxes	(500)	(3,969)
Income tax (benefit) expense	(187)	611

Net Loss	$(313)	$(4,580)

Revenues

            Revenues of CTI increased approximately $70.7 million from $5.1 million for 2006 to $75.8 million for 2007. The increase primarily resulted from our merger with STI (revenues related to historical STI business for the nine month period ended September 30, 2007 were $68.0 million) and the growth of revenue from new and existing customers (revenue from historical CTI business increased from $5.1 million to $7.7 million for the nine months ended September 30, 2006 and 2007). The customers in our data centers increased from 70 at September 30, 2006 to 86 at September 30, 2007.

Costs of Revenues

            Cost of revenues of CTI increased approximately $54.1 million from $2.0 million in 2006 to $56.1 million for 2007. The increase was primarily due to the cost of sales from the historical STI business for the nine months ended September 30, 2007, which were approximately $53.4 million. Cost of goods from the historical CTI business increased approximately $0.5 million primarily due to increases in electricity costs related to the growth of customers in our data centers.

Selling, General and Administrative Expenses

            Selling, general and administrative expenses of CTI increased approximately $16.1 million from $1.8 million for 2006 to $17.9 million in 2007. The increase was primarily attributed to $9.1 million of selling, general and administrative costs associated with the STI historical business. In addition, the increase was due to approximately $0.8 million of non cash compensation expense recognized under SFAS 123R primarily in connection with an equity plan implemented as part of the STI Merger.

Failed Acquisition Expense

            In 2006, we incurred approximately $0.2 million related to failed acquisition costs. No such activities occurred in 2007.

Depreciation and Amortization Expense

            Depreciation and amortization expense increased approximately $1.8 million from $0.9 million in 2006 to $2.7 million in 2007. The increase was primarily due to an increase of approximately $0.7 million from the depreciation of the fixed assets acquired in the STI Merger and the amortization of identifiable intangibles acquired in the STI Merger of approximately $1.1 million.

Interest Expense, net

            Interest expense of CTI increased $2.2 million from $0.8 million for 2006 to $3.0 million for 2007. In connection with the STI Merger, CTI assumed $34.5 million of long-term debt which accounted for approximately $2.0 million of interest expense during the nine months ended September 30, 2007.

Income Tax (Benefit) Expense

            The change in income tax (benefit) expense was primarily due to the change in the loss before taxes and the inability to utilize certain state net operating losses.

Net Loss

            Net loss of CTI was $0.3 million for 2006 and $4.6 million for 2007. The increase in the net loss was primarily due to the increase in interest expense and a decrease in the operating income. Operating income (loss) decreased from $0.3 million for 2006 to $(1.0) million for 2007. As part of the allocation of the purchase price, we estimated the fair value of the acquired deferred revenue and prepaid data center services costs. Based on this, we decreased the historical carrying value of STI's deferred revenue by approximately $3.0 million and the prepaid data center services costs by approximately $0.4 million in connection with the allocation of the purchase price of the STI Merger. The decrease in the historical carrying value will have a negative effect on the future earnings of the Company. For the nine months ended September 30, 2007, our operating income was negatively affected by approximately $1.8 million from what otherwise would have been recognized using historical carrying values.

Year Ended December 31, 2005 Compared to Year ended December 31, 2006

STI

            The following table sets forth STI's results of operations for the years ended December 31, 2005 and 2006 (in thousands).

	Year Ended December 31, 2005	Year Ended December 31, 2006
	(Restated)	(Restated)
Revenues:
Data center services	$32,611	$25,131
IT infrastructure services	13,028	12,546
IT infrastructure solutions	31,983	54,206

Total revenues	77,622	91,883

Costs of revenues:
Costs of data center services	20,264	16,267
Costs of IT infrastructure services	9,215	8,832
Costs of IT infrastructure solutions	26,190	43,819

Total costs of revenues	55,669	68,918

Gross profit	21,953	22,965

Selling, general and administrative expenses	18,690	19,619
Acquisition related expenses	–	624
Depreciation and amortization expense	1,125	958

Total operating expenses	19,815	21,201

Income from operations	2,138	1,764
Interest expense, net	(4,007)	(3,450)

Loss before taxes	(1,869)	(1,686)
Income tax expense	4	20

Net Loss	$(1,873)	$(1,706)

Revenues

            Revenues of STI increased approximately $14.3 million or 18.4%, from $77.6 million for 2005 to $91.9 million for 2006. The increase resulted from a $22.2 million increase in STI's IT infrastructure solutions revenue from $32.0 million for 2005 to $54.2 million for 2006. The increase in STI's IT infrastructure solutions revenue was primarily attributable to the combined effect of acquiring a new customer in 2006 which accounted for billings of approximately $4.6 million, growth in revenue of $1.7 million to an existing customer, growth in billings of the education market, which STI had not previously been actively involved in of approximately $5.3 million, and growth from generating revenue from a newly added product line of approximately $5.3 million and a general increase in the demand for STI's solution sets that they offer.

        This increase in STI's IT infrastructure services and solutions revenue was offset by a $0.5 million decrease in STI's IT infrastructure services revenue from $13.0 million in 2005 to $12.5 million in 2006 and by a $7.5 million decrease in STI's data center services revenue from $32.6 million for 2005 compared to $25.1 million for 2006. The decrease was due to the loss of a significant customer (the customer left in mid 2005) that represented approximately $9.6 million of revenue for 2005. STI was able to partially offset the loss of this customer by increasing its customer base and increasing the revenue associated with services that STI provides its continuing customers.

Cost of Revenues

            Cost of revenues of STI increased approximately $13.2 million or 23.7%, from $55.7 million in 2005 to $68.9 million for 2006. STI revenue increased 18.4% which resulted in a corresponding increase in cost of revenue. Gross margin as a percentage of revenue for 2005 was 28.2% compared to 25.0% for 2006. This decrease in the gross margin percentage is due to the large increase by STI of its IT infrastructure services and solutions revenue which has a lower gross margin. During 2006, gross margin for IT infrastructure services and solutions was 21.1% compared to 35.3% gross margin for revenue in our data center services.

Selling, General and Administrative Expenses

            Selling, general and administrative expenses of STI increased approximately $0.9 million or 4.8% from $18.7 million for 2005 to $19.6 million 2006. The increase was primarily attributed to a $0.8 million increase in STI's compensation, benefits and travel costs related to the increase in revenue and a $0.2 million non-cash write down of fixed assets and inventory that are no longer in use.

Acquisition related expenses

            STI incurred costs in 2006 related to the STI Merger of approximately $0.6 million. No such expenditures were incurred during 2005.

Depreciation and amortization expense

            Depreciation and amortization expense decreased approximately $0.1 million as assets continue to become fully depreciated.

Interest Expense, net

            Interest expense of STI decreased $0.5 million or 12.5% from $4.0 million for 2005 to $3.5 million for 2006. Interest expense for 2005 included a one-time financing fee of $0.6 million and an additional $0.9 million of interest expense relating to the issuance of additional warrants pursuant to a restructuring agreement in May 2005 with one of STI's debt holders. No similar expense was incurred in 2006. The decrease was offset by an increase in the interest bearing debt as a result of the amendment to STI's debt arrangement in May 2005, whereby non-interest bearing obligations were amended to become interest bearing at an annual interest rate of 12%. Interest on this debt increased $0.4 million from $0.9 million for 2005 to $1.3 million for 2006. An increase in LIBOR rates in 2006 also contributed to an increase in interest expense on other indebtedness.

Net Loss

            Net loss of STI was $(1.9) million for 2005 and $(1.7) million for 2006. The decrease in the net loss is due to a $15.4 million increase in revenue which accounted for a $1.0 million increase in gross margin. The decrease in net loss is also attributed to a $0.5 million decrease in interest expense for 2006 as compared to 2005 and $0.1 million decrease in depreciation and amortization expense offset by an increase in selling, general and administrative costs of $0.9 million and acquisition related expenses in 2006 of $0.6 million. Operating income decreased from $2.1 million for 2005 to $1.7 million for 2006. The decrease in the operating income is primarily related to the increase in selling, general and administrative expenses and acquisition related expenses offset by the increase in revenue and gross margin as described above.

CAC

            The statement of operations for the year ended December 31, 2005 is presented for a combined twelve month period ended December 31, 2005, which includes a predecessor company (Consonus, Inc.) period from January 1, 2005 to May 30, 2005 and a successor company for the period May 31, 2005 to December 31, 2005 (we were incorporated on March 31, 2005, but did not buy the assets of

Consonus, Inc. until May 31, 2005 and therefore this period only includes operations for the period May 31, 2005 to December 31, 2005).

        The presentation represents a mathematical addition of the predecessor and successor periods and makes no attempt to present unaudited pro forma results for the combined periods. Such presentation is not appropriate under GAAP, but is presented in order to promote a meaningful discussion of changes in operations.

        The Company believes that the presentation allows the reader to evaluate comparable periods as the operations of the business did not change substantially due to the acquisition. Without a full year presentation, the Company believes that it is difficult to understand what happened to the operations of the business.

        Effective May 31, 2005, CAC acquired certain assets and liabilities of Consonus, Inc. Total consideration provided by CAC was approximately $18.4 million consisting of $13.0 million paid in cash at closing and $3.7 million in notes payable to the seller. CAC also expended approximately $1.7 million in transaction and closing costs. The $13.0 million in cash provided at closing was in part funded by a term loan of $10.5 million and $1.5 million from a revolving loan. Both the term loan and the revolving loan were provided under a new credit agreement with U.S. Bank. In conjunction with the acquisition, CAC recorded goodwill of approximately $1.6 million and other intangibles of $3.1 million, representing customer relationships. The customer relationships intangible asset is being amortized over the estimated economic useful life of seven years. The acquisition was accounted for as a purchase and the acquired assets were recorded at their fair values at the date of acquisition.

        The purchase price was allocated as follows (in thousands):

Current assets	$610
Property and equipment	13,601
Other assets	499
Intangibles — customer relationships and goodwill	4,728
Liabilities assumed	(1,013)

Total	$18,425

        The purchase price allocation impacted the results of operations primarily in two different areas. As a result of the purchase of the assets by CAC at May 31, 2005, CAC incurred interest expense of approximately $0.6 million for the period May 31, 2005 to December 31, 2005. Under the capital structure of Consonus, Inc. no interest expense was incurred for the period January 1, 2005 to May 30, 2005. In addition, CAC incurred approximately $0.3 million of amortization expense for the period May 31, 2005 to December 31, 2005 based on the allocation of $3.1 million of other intangibles as part of the purchase price. Consonus, Inc. had no such amortization for the period January 1, 2005 to May 30, 2005.

        The following table below sets forth CAC's and its predecessor's results of operations for the years end December 31, 2005 and 2006.

	Predecessor January 1, 2005 to May 30, 2005	Successor May 31, 2005 to December 31, 2005	Combined Year Ended December 31, 2005	Year Ended December 31, 2006
	(in thousands)
Revenues	$3,254	$5,010	$8,264	$7,112
Cost of revenues	1,122	1,655	2,777	2,698

Gross profit	2,132	3,355	5,487	4,414

Selling, general and administrative expenses	1,012	1,375	2,387	2,383
Depreciation and amortization expense	288	690	978	1,163
Failed acquisition	–	–	–	198
Research and development expense	–	176	176	–

Total other operating expenses	1,300	2,241	3,541	3,744

Income from operations	832	1,114	1,946	670
Interest income (expense), net	51	(600)	(549)	(1,133)
Other income (expense)	(10)	–	(10)	–

Income (loss) before taxes	873	514	1,387	(463)
Income tax expense (benefit)	363	173	536	(176)

Net income (loss)	$510	$341	$851	$(287)

Revenues

            Revenues of CAC decreased approximately $1.2 million or 14.5%, from $8.3 million for 2005 to $7.1 million for 2006. The decrease was primarily due to the loss of our largest customer at the end of 2005, which accounted for approximately $2.3 million of our 2005 revenue. The decrease in revenue was partially offset by an increase in the number of customers by approximately 44% from 52 at December 31, 2005 to 75 at December 31, 2006. In addition, we increased our revenue on a monthly recurring basis from our customers that existed both at December 31, 2005 and 2006 by over 6%.

Cost of Revenues

            Cost of revenue decreased approximately $0.1 million or 3.6%, from $2.8 million for 2005 to $2.7 million for 2006. The decrease was primarily due to a $0.2 million decrease in our bandwidth costs due to renegotiating contracts at a lower commitment level and at better prices. The decrease was partially offset by increases in salaries and benefits of approximately $0.1 million due to the promotion of one of our employees to the director of operations. We have recently signed revenue contracts that will require us to increase our bandwidth use. However, this increase in usage also allows us to negotiate better pricing on a per unit basis.

Selling, General and Administrative Expenses

            Selling, general and administrative expenses remained steady at $2.4 million for both 2005 and 2006. For 2006, expenses associated with accounting fees and those related to board of directors fees were larger than in 2005 as we did not incur such fees prior to our acquisition by KLI. However, for 2006 our legal costs decreased compared to 2005. The reduction in legal costs is related to specific litigation. The liabilities associated with this litigation were retained by Questar InfoComm, Inc. in the sale of the assets of Consonus, Inc.

Depreciation and Amortization Expense

            Depreciation and amortization expense increased by $0.2 million, or 20.0%, from $1.0 million for 2005 to $1.2 million for 2006. The increase is primarily due to an increase in the amortization of customer contracts of approximately $0.2 million. As part of the purchase price allocation of the assets of Consonus, Inc. on May 31, 2005, approximately $3.1 million was allocated to customer contracts that are being amortized over a seven year period. Prior to the acquisition in May 2005, Consonus, Inc. had no amortization of intangibles.

Failed Acquisition Expense

            In 2006, we incurred approximately $0.2 million related to failed acquisition costs. No such activities occurred in 2005.

Research and Development Expense

            We incurred non-cash research and development expense of approximately $0.2 million for 2005 associated with the development of software for vendor management for the utility sector. We had no such expenses for 2006.

Interest Income and Expense, Net

            Interest expense increased by $0.6 million or 120.0% from $0.5 million for 2005 to $1.1 million for 2006. The increase was due to the different capital structures before and after the sale of the assets of Consonus, Inc. For 2005, only seven months included the current debt structure. We incurred debt of $12.0 million to U.S. Bank National Association and approximately $3.7 million in notes from the seller in connection with the acquisition of the assets of Consonus, Inc. in May 2005. Consonus, Inc. had no debt during the period January 1, 2005 to May 30, 2005. On an average monthly basis, interest expense was similar between the two periods.

Income Tax Expense (Benefit)

            The change in income tax expense (benefit) is primarily due to the change in income (loss) before taxes.

Net Income (Loss)

            Net income (loss) decreased approximately $1.2 million from income of $0.9 million for 2005 to a loss of $0.3 million for 2006. Operating income decreased from $1.9 million for 2005 to $0.7 million for 2006. The decrease was due to a decrease in our revenue and associated gross margin, an increase in our depreciation and amortization of approximately $0.2 million, $0.2 million in failed acquisition costs during 2006 and an increase in interest expense of $0.6 million.

Fiscal Year Ended December 31, 2004 Compared to Fiscal Year Ended December 31, 2005

STI

            The following table sets forth STI's, business results of operations for the years ended December 31, 2004 and 2005 (in thousands):

	Year Ended December 31, 2004	Year Ended December 31, 2005
	(Restated)	(Restated)
Revenues:
Data center services	$34,988	$32,611
IT infrastructure services	12,573	13,028
IT infrastructure solutions	43,320	31,983

Total revenues	90,881	77,622
Costs of revenues:
Costs of data center services	22,808	20,264
Costs of IT infrastructure services	9,262	9,215
Costs of IT infrastructure solutions	34,559	26,190

Total costs of revenues	66,629	55,669

Gross profit	24,252	21,953

Selling, general and administrative expenses	18,579	18,690
Depreciation and amortization expense	1,714	1,125

Total operating expenses	20,293	19,815

Income from operations	3,959	2,138
Interest expense, net	(1,599)	(4,007)

Income (loss) before taxes	2,360	(1,869)
Income tax expense	60	4

Net Income (loss)	$2,300	$(1,873)

Revenues

            Revenues of STI decreased approximately $13.3 million or 14.6%, from $90.9 million for 2004 to $77.6 million for 2005. The decrease was primarily due to a decrease in demand in the overall marketplace for STI's IT infrastructure solutions of approximately $11.3 million from $43.3 million in 2004 compared to $32.0 million in 2005.

        The decrease in total revenues of STI was also due to a decrease in data center services of approximately $2.4 million from $35.0 million in 2004 to $32.6 million in 2005. This decrease in revenue was attributed to the loss of a significant data center services customer (the customer left in mid 2005 and represented approximately 33% of gross revenue in 2004). STI was able to partially offset these decreases by increasing its customer base and increasing the revenue derived from its continuing customers.

        These revenue decreases were partially offset by an increase in STI's IT infrastructure services revenue from $12.6 million in 2004 to $13.0 million in 2005.

Cost of Revenues

            Cost of revenues of STI decreased approximately $10.9 million or 16.4%, from $66.6 million in 2004 to $55.7 million in 2005. STI revenue decreased 14.6% which resulted in a corresponding decrease in cost of revenue. The decrease in cost of revenue is also due to the larger decrease in IT infrastructure services and solution revenue than data center services revenue. In 2005, gross margin for IT infrastructure services and solution products was 21.3% compared to 32.7% gross margin for revenue in our data center services.

Selling, General and Administrative Expenses

            Selling, general and administrative expenses of STI increased approximately $0.1 million or 0.5% from $18.6 million in 2004 to $18.7 million in 2005. The increase in cost was due primarily to increases in recruitment, travel, training, marketing and telephone costs offset slightly by an increase in expense reimbursements from vendors. Selling, general and administrative costs as a percentage of revenue were 19.7% for the year ended December 31, 2004 and 22.6% for the year ended December 31, 2005. We reduced headcount in August 2005 as a necessity arising from the decrease in revenue related to the loss of a significant customer. Costs for terminated employees were incurred through October 2005.

Depreciation and Amortization Expense

            Depreciation and amortization expense of STI decreased approximately $0.6 million as assets continue to become fully depreciated.

Interest Income and Expense, net

            Interest expense of STI increased by approximately $2.4 million or 150.0%, from $1.6 million in 2004 to $4.0 million in 2005. Interest expense in 2005 included a one time financing fee of $0.6 million and an additional $0.9 million of interest expense related to the issuance of additional warrants pursuant to a restructuring agreement in May 2005 with one of STI's debt holders. STI amended one of the credit agreements with one of its debt holders in May of 2005 and these costs were related to the amended and restated refinancing agreement.

Net Income (Loss)

            Net income of STI decreased approximately $4.2 million from $2.3 million in 2004 to a net loss of $(1.9) million in 2005. A substantial annual service contract was cancelled in mid 2005 which had a negative impact on net income. In addition to the cancellation of the service contract, STI incurred one time charges in connection with a restructuring agreement with one of its debt holders. These charges included a $0.6 million financing fee and an additional $0.9 million of interest expense related to the issuance of certain warrants. STI amended one of the credit agreements with one of its debt holders in May 2005 and these costs were related to the amended and restated refinancing agreement. Operating income decreased from $4.0 million for the year ended December 31, 2004 to $2.1 million for the year ended December 31, 2005 primarily due to the loss of the substantial service contract in mid 2005. This was offset by a decrease in depreciation and amortization of approximately $0.6 million.

CAC

            The statement of operations for the year ended December 31, 2005 is presented for a combined twelve month period ended December 31, 2005, which includes a predecessor company (Consonus, Inc.) period from January 1, 2005 to May 30, 2005 and a successor company for the period May 31, 2005 to December 31, 2005 (we were incorporated on March 31, 2005, but did not buy the assets of Consonus, Inc. until May 31, 2005 and therefore this period only includes operations for the period May 31, 2005 to December 31, 2005).

        The presentation represents a mathematical addition of the predecessor and successor periods and makes no attempt to present unaudited pro forma results for the combined periods. Such presentation is not appropriate under GAAP, but is presented in order to promote a meaningful discussion of changes in operations.

        The Company believes that the presentation allows the reader to evaluate comparable periods as the operations of the business did not change substantially due to the acquisition. Without a full year presentation, the Company believes that it is difficult to understand what happened to the operations of the business.

        Effective May 31, 2005, CAC acquired certain assets and liabilities of Consonus, Inc. Total consideration provided by CAC was approximately $18.4 million consisting of $13.0 million paid in cash at closing and $3.7 million in notes payable to the seller. CAC also expended approximately $1.7 million in deal and closing costs. The $13.0 million in cash provided at closing was in part funded by a term loan of $10.5 million and $1.5 million from a revolver loan. Both the term loan and the revolver loan were provided under a new credit agreement with U.S. Bank. In conjunction with the acquisition, CAC recorded goodwill of approximately $1.6 million and other intangibles of $3.1 million, representing customer relationships. The customer relationships intangible asset is being amortized over the estimated economic useful life of seven years. The acquisition was accounted for as a purchase and the acquired assets were recorded at their fair values at the date of acquisition.

        The purchase price was allocated as follows (in thousands):

Current assets	$610
Property and equipment	13,601
Other assets	499
Intangibles — customer relationships and goodwill	4,728
Liabilities assumed	(1,013)

Total	$18,425

        The purchase price allocation impacted the results of operations primarily in two different areas. As a result of the purchase of the assets by CAC at May 31, 2005, CAC incurred interest expense of approximately $0.6 million for the period May 31, 2005 to December 31, 2005. Under the capital structure of Consonus, Inc. no interest expense was incurred for the period January 1, 2005 to May 30, 2005. In addition, CAC incurred approximately $260,000 of amortization expense for the period May 31, 2005 to December 31, 2005 based on the allocation of $3.1 million of other intangibles as part of the purchase price. Consonus, Inc. had no such amortization for the period January 1, 2005 to May 30, 2005.

        The following table below sets forth CAC's and its predecessor's results of operations for the years ended December 31, 2004 and 2005.

	Year Ended December 31, 2004	Predecessor January 1, 2005 to May 30, 2005	Successor May 31, 2005 to December 31, 2005	Combined Year Ended December 31, 2005
Revenues	$6,003	$3,254	$5,010	$8,264
Cost of revenues	2,710	1,122	1,655	2,777

Gross profit	3,293	2,132	3,355	5,487

Selling and general and administrative expenses	2,351	1,012	1,375	2,387
Depreciation and amortization expense	745	288	690	978
Research and development costs	–	–	176	176

Total other operating expenses	3,096	1,300	2,241	3,541

Income from operations	197	832	1,114	1,946
Interest income (expense), net	120	51	(600)	(549)
Other income (expense)	6	(10)	–	(10)

Income before taxes	323	873	514	1,387
Income tax expense	12	363	173	536

Net income	$311	$510	$341	$851

Revenues

            Revenues increased approximately $2.3 million or 38.3%, from $6.0 million in 2004 to $8.3 million in 2005. The increase was primarily due to an increase in the number of customers and the provision of additional services to existing customers. We increased the number of our customers by over 15% from

45 at December 31, 2004 to 52 at December 31, 2005. In addition, we increased our revenue on a monthly recurring basis from our customers that existed at both the end of 2004 and the end of 2005 by over 11%.

Cost of Revenues

            Cost of revenues increased approximately $0.1 million or 3.7%, from $2.7 million in 2004 to $2.8 million in 2005. The increase was primarily due to an increase in electricity costs of approximately $0.2 million due to the growth in the number of customers and growth of services provided to our existing customers using our data centers. The increase in cost of revenue was also due to increases in installation costs that we incur and increases in salaries that totaled approximately $0.1 million. This was offset by a decrease in our costs related to bandwidth of approximately $0.2 million due to renegotiating our contracts with our bandwidth providers at a lower commitment level and at better prices.

Selling, General and Administrative Expenses

            Selling, general and administrative expenses increased slightly in 2005 when compared to 2004. Changes in costs were due primarily to a decrease in legal costs of approximately $0.4 million offset by an increase of salary costs, corporate charges, and Delaware franchise taxes (not applicable in 2004) of approximately $0.4 million. Legal costs in 2004 were approximately $0.6 million compared to $0.2 million in 2005. The reduction in legal costs is related to specific litigation liabilities which were retained by Questar InfoComm, Inc. in the sale of the assets of Consonus, Inc. to us.

Depreciation and Amortization Expense

            Depreciation and amortization expense increased by $0.3 million, or 42.9%, from $0.7 million for the year ended December 31, 2004 to $1.0 million for the year ended December 31, 2005. The increase is primarily due to amortization of customer contracts of approximately $0.3 million. As part of the purchase price allocation of the assets of Consonus, Inc. on May 31, 2005, approximately $3.1 million was allocated to customer contracts that are being amortized over a 7 year period. Prior to the acquisition in May 2005, Consonus, Inc. had amortization in 2004 of $8,000 related to non-compete agreements.

Research and Development Expense

            We incurred non-cash research and development expense of approximately $0.2 million in 2005 related to the development of software to be used for vendor management in the utility sector. We incurred no such costs in 2004.

Interest Income and Expense, net

            Interest income and expense, net changed from $0.1 million in 2004 to $(0.5) million in 2005. The change was due to the different capital structures before and after the sale of the assets of Consonus, Inc. We incurred debt of $12.0 million to U.S. Bank National Association and approximately $3.7 million in notes from the seller in connection with the acquisition of the assets of Consonus, Inc. in May 2005. Consonus, Inc. had no debt during the period January 1, 2004 to May 30, 2005.

Income Tax Expense (Benefit)

            Prior to the acquisition of the assets of Consonus, Inc., Consonus, Inc. had a tax sharing agreement with its parent, Questar InfoComm, Inc. Consonus, Inc. had previously incurred net operating losses that the parent had not been able to utilize and had reserved for a certain amount of those net operating losses. During 2004, these net operating losses were utilized by the parent company, thus reducing the income tax expense of the Company.

Net Income

            Net income increased approximately $0.6 million or 200%, from $0.3 million in 2004 to $0.9 million in 2005. Operating income increased from $0.2 million for the year ended December 31, 2004 to

$1.9 million for the year ended December 31, 2005. Net income and operating income increased primarily from an increase in our revenue and a corresponding increase in our gross margin.

Liquidity and Capital Resources

Long-Term Debt

            Historically, our business has been financed through a revolving line of credit with U.S. Bank National Association. At September 30, 2007, we had approximately $1.1 million on our revolving line of credit and had additional availability of $0.4 million. The availability of the revolving line of credit varies between $1.5 million and $2.5 million based on a leverage ratio as defined in the credit agreement. U.S. Bank also provided a term loan of $10.5 million and the proceeds of this loan plus $1.5 million of the line of credit were used for the acquisition of the assets of Consonus, Inc. At September 30, 2007, the term loan had approximately $9.5 million principal amount outstanding. Each of these loans bear interest at a rate equal to LIBOR plus a LIBOR spread as defined in the credit agreement (8.27% interest rate at September 30, 2007). The line of credit is due May 31, 2010 and has interest payable monthly. The line of credit also requires us to pay a quarterly commitment fee on the unused portion of the line of credit at a defined rate (0.5% as of September 30, 2007). The term loan requires monthly principal payments of $44,722 and interest from July 2007 through May 31, 2012, at which time the balance of the term loan is due.

        The term loan and line of credit are collateralized by all of CAC's assets and leases. The credit agreement contains affirmative, negative and financial covenants customary for this type of facility. The credit agreement includes a minimum fixed charge coverage ratio covenant, a total funded debt covenant and a minimum net worth covenant as defined in the credit agreement. Due to the loss of a significant customer in December 2005, CAC's earnings before interest, taxes, depreciation and amortization, or EBITDA, decreased on a trailing twelve month basis which resulted in CAC's failure to maintain the total funded debt covenant as required by the credit agreement. As a result, on November 22, 2006, CAC obtained a waiver from U.S. Bank National Association in order for CAC to stay in compliance with the total funded debt covenant, as defined in the credit agreement, and on December 12, 2006, the credit agreement was amended to reduce this ratio as of December 31, 2006 and March 31, 2007. CAC was in compliance with amended covenants as of December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007. CAC believes that it will be able to meet the amended covenants going-forward.

        As part of the STI Merger, we assumed the long-term debt of STI. At September 30, 2007, we had indebtedness to Avnet, Inc., our senior lender, of approximately $26.6 million. A note of approximately $7.1 million bears interest at 8.0%, a second note of approximately $5.6 million bears interest at 8.0%, and past due trade debt of approximately $13.9 million bears interest at 8.0%. The indebtedness is collateralized by all assets of STI including a second position deed of trust on certain real estate of STI. For each month in 2007, STI is required to pay principal and interest of $450,000. For each month in 2008 through April 2010, STI is required to pay principal and interest of $500,000. A final payment in full of all unpaid principal and interest, if any, is due on May 1, 2010. It is expected that this indebtedness will be repaid with a portion of the proceeds of this offering. The notes contain affirmative, negative and financial covenants customary for this type of debt. Financial covenants as defined in the credit agreement include a fixed charge coverage ratio, a limitation on capital expenditures, a minimum quarterly revenue attainment and a quarterly gross margin attainment. At December 31, 2006, STI was not in compliance with certain financial covenants and subsequently received a waiver from Avnet on January 19, 2007. At March 31, 2007, STI was not in compliance with certain financial covenants.

        On May 1, 2007, we entered into a second amendment to the amended and restated refinancing agreement with Avnet. This agreement amends the interest rates on both the notes payable and the past due trade debt to a fixed rate of 8% per annum. In addition, commencing on May 2, 2007 and continuing through April 2010, our required monthly payment of principal and interest has been decreased to $300,000 with a final payment in full on May 1, 2010 of all unpaid principal and interest, if any. The amendment cured the non-compliance as of March 31, 2007. At June 30, 2007, STI was not in

compliance with certain financial covenants and subsequently received a waiver from Avnet in August 2007.

        At September 30, 2007, we had two bank mortgage notes of approximately $2.3 million that are collateralized by a first deed of trust on our office building in Cary, North Carolina, an assignment of all leases, and a security interest in all fixtures and equipment. The first note of approximately $2.0 million, with interest at 8.5%, has monthly principal and interest payments of $23,526 through November 2008, with payment of the remaining balance due in December 2008. The second note of approximately $0.3 million, with interest at 8.5% is payable in monthly installments of $3,025 through to November 2008, with the remaining balance due in December 2008.

        At September 30, 2007, CAC had a note outstanding with Questar InfoComm, Inc. incurred in connection with the purchase of the assets of Consonus, Inc. The note is secured by all of CAC's assets and leases and is subordinated to the U.S. Bank debt. The note had a principal of $2.8 million at September 30, 2007 and accrues interest, which is payable upon the maturity of the note on May 31, 2008. Principal and interest due at maturity on this note is $3.7 million. It is expected that a portion of the proceeds of this offering will be used to repay this note.

        At September 30, 2007, we also had a note payable of approximately $4.2 million to one of our vendors, with interest at LIBOR plus 1.5% (6.86% at September 30, 2007). The note is unsecured and is payable in payments based on excess cash flow as defined in an inter creditor agreement. We have an additional $0.5 million in debt with various other lenders.

        On September 10, 2007, STI entered into a third amendment to the amended and restated refinancing agreement with Avnet. The third amendment provides an extension of the date that STI is required to sell certain real property to March 31, 2008, amends the fixed charge coverage ratios, amends the permissible amount of capital expenditures for 2007 and amends the past due trade debt limit and calculation.

        On September 26, 2007, STI entered into a letter of agreement with Avnet. This binding letter outlines a change to the amended and restated refinancing agreement by providing an extension of the date that STI is required to sell certain real property to September 30, 2008.

        At September 30, 2007, STI was not in compliance with certain financial covenants under the amended and restated refinancing agreement with Avnet. On October 8, 2007, STI entered into a fourth amendment to the amended and restated refinancing agreement with Avnet. The terms of the fourth amendment reflect the consolidation of the notes and past due trade debt into one consolidated note in the aggregate principal amount of approximately $20.1 million which reflects a forgiveness in the overall principal amount due of approximately $5.0 million and principal and interest payments of $300,000 monthly with the balance due in full on September 1, 2010. Pursuant to the fourth amendment, in the event the principal and accrued interest on the consolidated note have not been repaid in full by September 30, 2008, a new warrant will be issued to Avnet. The Company recorded the $5.0 million of forgiveness of principal as an adjustment to the STI purchase price allocation upon the effective date of the fourth amendment. The fourth amendment cured the non-compliance as of September 30, 2007.

Working Capital

            Our working capital requirements for the foreseeable future will vary based on a number of factors, including the timing of the payments on our current liabilities, the level of sales to new customers and increases in the spending of existing customers. The working capital requirements of CTI for the foreseeable future will vary based on a number of factors, including the timing of the payments on our current liabilities, the level of sales to new customers and increases in the spending of existing customers. As of September 30, 2007, CTI had a working capital deficit of $11.3 million. However, excluding the current portion of prepaid support costs and deferred revenues which do not require the use of cash, the working capital deficit at September 30, 2007 is $5.8 million. Included as part of the deficit is a payable to a shareholder of approximately $1.9 million. We believe that existing cash, cash generated from the collection of accounts receivable, revenues from new customers, increases in spending from existing customers, and available borrowings will be sufficient to meet our cash requirements during the next twelve months.

Analysis of Cash Flows

            For purpose of analyzing the different components of cash flow, CAC is combined with those of its predecessor Consonus, Inc.

Cash Flow for the Nine Months Ended September 30, 2007 and 2006

CTI

            Cash provided by operating activities for the nine months ended September 30, 2007 and 2006 was approximately $2.0 million and $0.1 million, respectively. Cash provided by operating activities for the nine months ended September 30, 2007 of $2.0 million was primarily due to the net loss for the period of approximately $4.6 million offset by increases in depreciation, amortization and stock-based compensation expenses totaling approximately $3.8 million and an increase due to the changes in operating assets and liabilities of approximately $2.8 million. The net loss for the nine months ended September 30, 2007 increased primarily as a result of additional interest expense from the outstanding debt acquired in connection with the STI Merger. The increase in net operating assets and liabilities for the nine months ended September 30, 2007 was primarily due to an increase in accounts payable of approximately $1.2 million related to an increase in the revenues and associated costs for September 2007 as compared to December 2006, an increase in payables to a stockholder of approximately $1.7 million due to the payment of certain liabilities by KLI, our principal shareholder, on behalf of the Company, and an increase in deferred revenue of approximately $2.4 million related to an increase in managed services contracts entered into during the period. These sources of cash were offset by an increase in prepaid expenses and other current assets of approximately $1.7 million due to expenses paid in connection with the offering and a decrease in accrued liabilities of approximately $1.7 million.

        Cash used in investing activities for the nine months ended September 30, 2007 and 2006 was approximately $0.3 million and $0.1 million, respectively. Capital expenditures were $1.2 million in 2007 and $0.1 million in 2006. In 2007, net cash acquired as part of the STI Merger was approximately $0.9 million.

        Cash provided by (used in) financing activities for the nine months ended September 30, 2007 and 2006 was $(1.1) million and $(0.1) million, respectively, related to the payments of and the proceeds from long-term debt.

Cash Flow for the Year Ended December 31, 2006 and 2005

STI

            Cash used in operating activities for the years ended December 31, 2006 and 2005 was $(0.5) million and $(1.3) million, respectively. The change was due to a decrease in the net loss for the year ended December 31, 2006 due to the growth in STI revenues. Net loss for the year ended December 31, 2006 was approximately $1.7 million which was partially offset by non-cash depreciation and amortization, stock-based compensation expenses and losses on disposal of property and equipment totaling approximately $1.1 million and an increase due to the changes in operating assets and liabilities of approximately $0.2 million. Increase in net operating assets for the year ended December 31, 2006 and liabilities was due to an increase in the deferred revenues of approximately $6.5 million offset by an increase in the prepaid support costs and other current assets of $4.6 million due to an increase in the contracts to provide managed services. STI reduced inventory levels from December 2005 by $2.5 million as inventory levels returned to normal at December 31, 2006. STI received a large shipment of inventory just prior to December 31, 2005 for revenue consummated in January 2006. The increase in cash flows due to the changes in STI's net operating assets and liabilities was offset by an increase in STI's receivables of approximately $5.6 million from growth in STI's revenues offset by a $2.4 million increase in STI's accounts payable.

        Cash used by investing activities for the years ended December 31, 2006 and 2005 was $0.8 million and $0.4 million, respectively, related to STI's capital expenditures.

        Cash provided by financing activities for the years ended December 31, 2006 and 2005 was $0.9 million and $1.1 million, respectively, related to net payments of debt.

CAC

            Cash provided by operating activities for the years ended December 31, 2006 and 2005 was $0.1 million and $3.7 million, respectively. The decrease primarily resulted from a decrease of $1.1 million in net income. Net loss for 2006 was approximately $0.3 million which was offset by depreciation and amortization, non-cash interest and stock-based compensation expenses totaling approximately $1.5 million. Cash flow from operating activities in 2006 were decreased as a result of the changes in operating assets and liabilities of approximately $1.1 million. The decrease in net income was due to the loss of a major customer in December 2005. The change in operating assets and liabilities is primarily due to an increase in prepaid assets of approximately $2.6 million due to expenses paid in connection with the acquisition of STI and this offering offset by an increase of accounts payable of approximately $1.6 million as certain of those expenses had not been paid by December 31, 2006.

        Cash used in investing activities for the years ended December 31, 2006 and 2005 were $0.1 million and $12.1 million, respectively. The cash used for the acquisition of the data center assets of Consonus, Inc. of $13.9 million is included in 2005. Prior to the acquisition in May 2005, Consonus, Inc. received $3.2 million from a note receivable from Questar InfoComm, Inc. used to pay a $4.0 million dividend. Capital expenditures for the years ended December 31, 2006 and 2005 were $0.1 million and $1.4 million, respectively. Significant infrastructure upgrades were made to one of our data centers in 2005.

        Cash provided by financing activities for the years ended December 31, 2006 and 2005 was $0.1 million and $8.2 million, respectively. Financing activities in 2005 include a dividend payment by Consonus, Inc. of $4.0 million as described above, receipt from loans in connection with the purchase of Consonus, Inc. of $12.0 million, contributed capital of approximately $2.0 million, and approximately $1.6 million of payments on debt. Financing activities in 2006 represent receipts and payments on long-term debt.

Cash Flows for Years Ended December 31, 2005 and 2004

STI

            Cash (used in) provided by operating activities for the years ended December 31, 2005 and 2004 was $(1.3) million and $5.5 million, respectively. The decrease primarily resulted from a decrease of $4.2 million in net income. The cash flows from operating activities were a result of a net loss of $1.9 million which was offset by depreciation and amortization, non-cash interest expense and losses on disposal of property and equipment totaling approximately $2.1 million. Cash flows from operating activities for 2005 decreased as a result of changes in operating assets and liabilities of approximately $1.5 million. The decrease in net income was from the loss of a significant customer in mid-2005. In addition to the decrease in net income, the loss of the major customer caused a reduction in our deferred revenues of approximately $9.1 million offset by a reduction of our prepaid support costs and other current assets of approximately $6.2 million which decreased the cash flows from operating activities. An increase in STI inventory levels at December 31, 2005 of approximately $2.4 million as a result of a large shipment received just prior to December 31, 2005 also had a negative impact on STI's cash flows from operating activities. These were offset by a reduction of STI's accounts receivable by approximately $7.3 million offset by a reduction in accounts payable of approximately $3.5 million.

        Cash used in investing activities for the years ended December 31, 2005 and 2004 was $0.4 million and $0.7 million, respectively related specifically to STI's capital expenditures.

        Cash provided by (used in) financing activities for the years ended December 31, 2005 and 2004 was $1.1 million and $(5.0) million, respectively. Financing activities in 2005 include net proceeds from debt of approximately $1.1 million, whereas 2004 include net payments on debt of $5.0 million

CAC

            Cash provided by operating activities for the years ended December 31, 2005 and 2004 was $3.7 million and $1.6 million, respectively. Cash flow from operating activities in 2005 was due to net income of approximately $0.8 million, depreciation and amortization, non-cash research and development, non-cash interest and stock-based compensation expenses totaling approximately $1.5 million and a decrease due to the changes in operating assets and liabilities of approximately $1.4 million. The increase in net income was a result of continual growth from our existing customers and from new customers. The change in operating assets and liabilities was primarily due to an increase in deferred revenue fom the growth of our customers of approximately $0.2 million, increase in accrued liabilities of approximately $0.6 million primarily from certain equipment received in 2005 but not paid for until 2006, and an increase in accounts payable of approximately $0.3 million due primarily from the timing of payments made to vendors.

        Cash used in investing activities for the years ended December 31, 2005 and 2004 was $12.1 million and $1.7 million, respectively. The cash used for the acquisition of the data center assets from Consonus Inc. of $13.9 million is included in 2005. Prior to the acquisition, Consonus, Inc. in 2005 received $3.2 million from a note receivable from Questar InfoComm, Inc. used to pay a $4.0 million dividend to them. In 2004, we increased the note receivable by $1.3 million. Capital expenditures in 2005 were $1.4 million compared to $0.5 million in 2004. Significant infrastructure upgrades were made to one of our data centers in 2005.

        Cash provided by financing activities for the years ended December 31, 2005 and 2004 was $8.2 million and $0, respectively. Financing activities in 2005 include a dividend payment by Consonus, Inc. of $4.0 million as described above, receipt from loans in connection with the purchase of Consonus, Inc. of $12.0 million, contributed capital of approximately $2.0 million, and approximately $1.6 million of payments on debt. We had no financing activities for the year ended December 31, 2004.

Capital Resources

            STI had capital expenditures of approximately $0.8 million for the year ended December 31, 2006 and $0.4 million for the year ended December 31, 2005. CAC's capital expenditures for the year ended December 31, 2006 were approximately $0.1 million. CAC had capital expenditures of approximately $1.4 million for the year ended December 31, 2005, which primarily related to the upgrading of the infrastructure in one of its data centers.

        Following the STI Merger, our annual capital expenditures are estimated to be $1.0 million, which we expect to be able to fund from current operations.

        We intend to use the net proceeds of this offering, which are expected to be $40.8 million, to:

  •
  repay certain indebtedness;
  •
  for general corporate purposes, which include sales and marketing, research and development, working capital, and general corporate purposes; and
  •
  to pursue growth through the selective acquisition of, or investment in, complementary services, technologies and businesses.

        We have no present agreements or commitments with respect to any prospective business acquisitions or investments. The amount and timing of our actual expenditures for general corporate purposes will vary significantly depending on a number of factors, including the amount of cash generated by our operations.

        We also note that the funds may not be fully used for a significant period following the closing of this offering. Pending final use, we may invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities or guaranteed obligations of the United States or Canada or their respective agencies.

Contractual Obligations

            As of September 30, 2007, the contractual obligations of CTI were as follows:

Contractual Obligations	3 months remaining in 2007	2008	2009	2010	2011	Thereafter	Total
	(in thousands)
Long-term debt (1)	$711	$7,270	$2,226	$25,436	$712	$10,616	$46,971
Operating leases	391	989	630	400	234	541	3,185
Other long-term obligations (2)	–	857	–	–	–	–	857

Total contractual obligations	$1,102	$9,116	$2,856	$25,836	$946	$11,157	$51,013

(1)
On October 8, 2007, the Company entered into a fourth amendment to the Amended and Restated Refinancing Agreement with Avnet, Inc. resulting in, among other things, a debt forgiveness of approximately $5 million. STI's previous indebtedness evidenced by certain promissory notes and outstanding past due trade debt was restructured and consolidated into a new loan in the aggregate principal amount of approximately $20.1 million and the indebtedness consisting of past due trade debt was restructured with a remaining sum of $2.9 million as of the amendment date.

(2)
Other Long Term Obligations represents the interest associated with a note payable that accrues interest which is payable upon maturity of the notes. The note is payable to the seller of the assets of Consonus, Inc. the note and interest is due in 2008. The note is expected to be repaid with a portion of the proceeds from this offering. See "Use of Proceeds."

        The obligations set forth above are associated with agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used; fixed minimum or variable price provisions; and the approximate timing of the expenditures. Obligations under contract that we are able to cancel without a significant penalty are not included in the preceding table.

        At September 30, 2007, CTI had long-term debt of approximately $47.0 million. It is anticipated that a portion of the proceeds of this offering will be used to repay approximately $29.4 million of this indebtedness. See "Use of Proceeds." Our principal payments to various lenders for the debt that is not anticipated to be repaid using the proceeds of this offering is approximately $0.4 million for the three months ended December 31, 2007, and approximately $3.2 million, $0.9 million, $1.8 million and $0.7 million for the years ended December 31, 2008, 2009, 2010 and 2011, respectively.

        Our credit agreement with U.S. Bank contains affirmative negative and financial covenants customary for this type of facility. If we are not in compliance with the covenants in our U.S. Bank credit facility, and we do not obtain a waiver from U.S. Bank, U.S. Bank has the right to accelerate and demand payment of all outstanding amounts under the credit facility. Of the obligations listed under long-term debt and other long-term obligations, it is expected that our note payable with the seller of the assets of Consonus, Inc. will be repaid with a portion of the proceeds from this offering. The total obligations from these notes will represent approximately $3,657,000 in 2008.

        On June 22, 2006, STI entered into a first amendment to the amended and restated refinancing agreement with GE Access (the agreement was assumed by Avnet, Inc. following the acquisition of GE Access by Avnet, Inc. on December 31, 2006), in order to comply with certain financial covenants and to determine future payments on and the terms of existing notes. Concurrent with the amendment, STI received a waiver for past debt covenant violations. As of September 30, 2006, STI was not in compliance with certain financial covenants of the amended and restated refinancing agreement. STI subsequently received an additional waiver in October 2006 in respect of these covenant violations. As of December 31, 2006, STI was not in compliance with certain financial covenants of the amended and restated refinancing agreement and subsequently received an additional waiver in respect to these covenant violations. On March 31, 2007, STI was not in compliance with certain financial covenants. On May 1, 2007, we entered into a second amendment to the amended and restated refinancing agreement with Avnet. The effect of the second amendment was to change certain financial covenants and to determine future payments and terms of existing indebtedness. The amendment caused certain financial covenants to remain in compliance that otherwise would have been in default as of March 31, 2007. STI was not in compliance with certain financial covenants as of June 30, 2007 and subsequently received a waiver in respect to these covenant violations in August 2007. On August 7, 2007, STI entered into a binding letter of agreement with Avnet. Inc., which outlined the terms of a third amendment which was executed on September 10, 2007. The third amendment changed certain restrictive financial covenants related to the outstanding indebtedness including: an extension of the date that STI is required to sell certain real property to March 31, 2008; amending the fixed charge coverage ratio; amending the permissible amount of capital expenditures for 2007; and amending the past due trade debt limit and calculation.

        On September 26, 2007, STI entered into a letter of agreement with Avnet. This binding letter outlines a change to the amended and restated refinancing agreement by providing an extension of the date that STI is required to sell certain real property to September 30, 2008.

        As of September 30, 2007, STI was not in compliance with certain financial covenants under the third amendment to the amended and restated refinancing agreement with Avnet. In October 2007, STI entered into a fourth amendment to the amended and restated refinancing agreement with Avnet which, among other things, cured any existing financial covenant violations and restructured STI's indebtedness. STI's previous indebtedness evidenced by certain promissory notes and outstanding past due trade debt was restructured and consolidated into a new loan in the aggregate principal amount of approximately $20.1 million and the indebtedness consisting of past due trade debt was restructured with a remaining sum of $2.9 million.

Financial Instruments and Other Instruments

            All derivatives are recognized on the balance sheet at their fair values. The carrying value of the derivatives are adjusted to market value at each reporting period and the increase or decrease is reflected in the statement of operations. In August 2005, we entered into an interest rate swap agreement with U.S. Bank National Association. At September 30, 2007, this agreement covers a notional amount of approximately $5.0 million related to our term loan with U.S. Bank National Association. In August 2007, the Company entered into an additional interest rate swap agreement with U.S. Bank National Association. At September 30, 2007, this agreement covers a notional amount of approximately $1.9 million. We have entered into these agreements to minimize the risk of interest rate fluctuation in respect of our term loan. We run the risk that the variable interest rate on our term loan will fall below the stated amount that we pay on these swap agreements, thus increasing our costs.

Summary of Recently Issued Accounting Standards

            In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides related guidance on derecognizing, classification, interest and penalties, accounting in interim periods and disclosure. FIN 48 is effective for us beginning January 1, 2007. FIN 48 did not have a material impact on our financial statements.

        In September 2006, the FASB issued FASB Statement No. 157, "Fair Value Measurements" (FAS 157), to provide additional guidance on the use of fair value to measure assets and liabilities. FAS 157 defines fair value, establishes a framework for measuring fair value under GAAP, and broadens the disclosure requirements for fair value measurements. FAS 157 applies whenever other pronouncements require or permit assets or liabilities to be measured at fair value. While not requiring new fair value measurements, FAS 157 may have an impact on our financial statements. Our evaluation of the impact FAS 157 will have on our financial statements will be completed prior to the January 1, 2008 deadline.

        In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities" (SFAS 159), which permits all entities to choose to measure eligible items at fair value at specified election dates. SFAS 159 is effective January 1, 2008. We are currently evaluating the impact SFAS 159 will have on our financial statements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

            In connection with the closing of the STI Merger on January 22, 2007, our board of directors engaged Ernst & Young LLP, or "E&Y," to serve as independent public accountants for Consonus Technologies, Inc. and dismissed our former independent accountants, Grant Thornton LLP, or "GT". The change in auditors was effective May 4, 2007. GT audited the balance sheets as of December 31, 2005 and 2006 and the statements of operations, stockholders' equity and cash flows for the period March 31, 2005 to December 31, 2005, and the year ended December 31, 2006 of CAC. GT also audited the balance sheet as of December 31, 2004 and the statements of operations, stockholders' equity and cash flows for the period January 1, 2005 to May 30, 2005 and the year ended December 31, 2004 of Consonus, Inc. (the predecessor to CAC). GT's audit reports on these financial statements did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        In connection with its audits of these financial statements by GT and through the date of this prospectus, there were no disagreements with GT on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to GT's satisfaction, would have caused them to make reference to the subject matter in connection with their reports on our consolidated financial statements for such years. There were also no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

OUR BUSINESS

Overview

            We are a provider of IT infrastructure, data center solutions and related managed services to the growing small and medium size business market in the East, Southeast and select markets in the Western part of the United States. Our highly secure and reliable data centers combined with our ability to offer a comprehensive suite of related IT infrastructure services give us an ability to offer our customers customized solutions to address their critical needs of data center availability, data manageability, disaster recovery and data center consolidation, as well as a variety of other related managed services.

        Our data center related services and solutions primarily enable business continuity, back-up and recovery, capacity-on-demand, regulatory compliance (such as email archiving), virtualization, data center best practice methodologies and software as a service. Additionally, we provide managed hosting, maintenance and support for all of our solutions, as well as related professional and consulting services.

        We have chosen to focus on small and medium size business clients in under-served geographic markets. We define small and medium size businesses as (i) companies having between $50 million and $1 billion in annual revenue, or (ii) companies with 300 to 2,000 employees, as well as regional and department-level offices of large enterprises.

        Our merger with STI has significantly expanded our breadth of offerings and geographic footprint. We now have the capability of providing professional services, consulting, hardware maintenance, and infrastructure services. We have also gained 11 sales offices across the United States with a strong presence along the entire U.S. East Coast. Prior to the STI Merger, we served 60-80 customers primarily in the western United States and did not possess the skills required to provide a broad range of consulting and professional services to our growing customer base. Today, our large and diverse customer base consists of over 650 active customers in 33 states in the United States. With several customers in each of the industries we serve, including financial services, government, manufacturing, pharmaceutical, telecommunications, technology, education, utilities, healthcare and consumer goods, we have a well-diversified revenue base with no one customer exceeding 6% of our unaudited pro forma consolidated revenue for the year ended December 31, 2006.

        We are headquartered in Cary, North Carolina, with 11 regional sales offices in Atlanta, Georgia; Birmingham, Alabama; Charlotte, North Carolina; Ft. Lauderdale, Florida; Jacksonville, Florida; Glastonbury, Connecticut; Greenville, South Carolina; Knoxville, Tennessee; Nashville, Tennessee; Salt Lake City, Utah, and Rockville, Maryland. We operate three data center facilities in the Salt Lake City, Utah area and have contractual arrangements with existing facilities in Denver, Colorado and in Cincinnati, Ohio.

        We have increased our revenue by substantially increasing our customer penetration. We have further increased revenue by providing our customers with an enhanced array of services. Our unaudited revenue for the year ended December 31, 2006 on a consolidated pro forma basis was approximately $99.0 million.

Industry Overview

            An increasing number of business critical applications are now delivered over the Internet. As a result, businesses of all sizes are evolving to depend on 24 hours a day, seven days a week, or 24 × 7, connectivity, availability and security of their IT systems.

        Data centers built a decade ago were focused on environmental controls and backup systems for utility failures. Modern data centers must be designed and operated at a level approaching 100% of system availability. In addition, multiple, diversely routed connections to separate telecommunications carriers for Internet access are considered a minimum standard. To achieve this, multiple redundant layers of power, bandwidth and cooling systems are now mandatory. The economic resources and technical expertise required to build facilities of this kind are well beyond the capabilities of a typical small and medium size business.

        The requirement for connectivity, availability and security has driven corporations to develop and deploy system architectures that are increasingly complex, creating a sense of urgency and demand for specialized IT infrastructure and data center services. As a result, companies are increasingly working with data center service providers rather than attempting to manage these functions internally.

Small and Medium Sized Businesses

            We have chosen to focus on small and medium size business clients in under-served geographic markets. We define small and medium size businesses as companies having between $50 million and $1 billion in annual revenue, or companies with 300 to 2,000 employees, as well as regional and department-level offices of large enterprises that satisfy these criteria. Overlaying this definition with internal market analysis of our geographic reach, we believe there are approximately 200,000 small and medium size businesses that could potentially require our data center outsourcing and IT infrastructure services. To effectively compete, many small and medium size businesses, have become reliant on sophisticated IT infrastructure that, in the past, has been typically deployed at larger enterprises. However, managing, monitoring, administering, and maintaining a sophisticated IT infrastructure can rapidly deplete the limited resources of small and medium size businesses which need to be directed at core business activities. These complex and growing demands necessitate a closer relationship with solution-oriented technology providers.

Market Trends

            We view the North American market for IT infrastructure and data center services and solutions as highly fragmented with no single dominant player. Specifically, we believe the industry includes small regional providers serving the small and medium size business market, and a limited number of national and multi-national providers that serve larger business clients.

        We believe that there is a growing trend to outsource data center-related infrastructure and managed services to third-party providers. We expect this trend to remain healthy for the foreseeable future given the significant costs associated with attempting to deliver high-quality data center-related services through an in-house approach. In particular, we believe that small and medium size businesses face significant challenges in trying to deliver these services on their own because of constraints related to technical expertise and cost. We believe that outsourcing these functions will allow organizations to focus capital and personnel resources on their core business operations, as opposed to IT infrastructure.

        We believe our ability to offer a comprehensive suite of data center infrastructure, along with related managed and professional services and solutions, provides us with an important competitive advantage to capitalize upon the growing trend of IT outsourcing within the small to medium business segment.

        In addition, we expect growth in this market to remain robust, as increasingly stringent regulatory requirements in North America, along with the potentially significant loss of revenue and credibility resulting from unannounced downtime, force businesses to invest in highly secure and reliable products and services such as those offered by Consonus.

Merger Rationale

            We believe that the STI Merger has created, or will create, the following benefits and synergies:

  •
  Margin expansion:    Owning our data centers allows us the ability to operate independently from third party data center providers, if desired, and we expect this to increase our data center utilization by integrating both customer bases.

  •
  Broader service and solution offerings:    Our IT expertise enables us to provide end-to-end solutions to new and existing customers. The STI Merger has expanded our breadth of service offerings focused on the small and medium size business market. Our hardware and software implementation, configuration expertise and related consulting engagements allow us to offer a broad range of services to our customers.

  •
  New services and solutions:    Our broad operational platform enables the development of new services and solutions designed specifically for small and medium size businesses. For example, we now offer an Internet accessible, remote data back-up service and a real-time remote data replication service which are expected to enable rapid disaster recovery allowing customers to recover from system failures in hours rather than days. This solution was developed utilizing the data center facilities of CAC and the storage expertise of STI. This new service was launched into production on June 1, 2007.

  •
  Improved customer penetration:    We will have the opportunity to cross-sell existing services and solutions to a broader customer base in new, under served regional markets. The STI Merger has enabled us to leverage a large and experienced sales force, spread over multiple states and regions to promote our existing and newly developed service offerings. We also now have the opportunity to sell infrastructure and related professional services previously unavailable to our customers in the western United States. For example, recent cross-sell activities have resulted in a new managed services contract from two of our existing key customers.

  •
  Vendor consolidation:    Customers increasingly prefer to deal with a smaller number of IT providers who are able to provide a greater number of valuable services and solutions.

        We believe that we have been able to extend and expand the relationship with our customers by providing a more comprehensive and customized set of single-source services and solutions. By combining our data centers with STI-provided IT solutions, we have created a comprehensive platform to serve the small and medium size business market and meet an increasing demand for a single-source provider for data center services and solutions. As a result, the STI Merger provides us with cross-selling opportunities over a larger suite of products.

Our Services and Solutions

            We provide IT infrastructure and data center services and solutions to the growing small and medium size business market. Throughout our history, we have developed a comprehensive set of data center-centric skills and capabilities. As a result of the STI Merger, we are now able to leverage this significant combined expertise through our two complementary business lines to deliver customized solutions to our clients on their premises or on a managed basis in our facilities.

Business Strengths

            We believe our strengths can be attributed to several distinguishing factors, including:

Broad Service Offering

            We provide our customers with a comprehensive suite of services and solutions that distinguish us in the market place. We have organized our comprehensive suite into "solution sets" designed to bring incremental value to our customers. We are able to leverage these offerings and our in-house expertise to meet our customers' needs, which include storage, server, networking and security. Additionally, our single-source service approach allows us to design, build, manage, host and support these initiatives for our customers and bring sustained, differentiated value to the marketplace.

Diverse and Loyal Customer Base

            Our large and diverse customer base consists of over 650 active customers in 33 states in the United States. With several customers in each of the industries we serve, including financial services, government, manufacturing, pharmaceutical, telecommunications, technology, education, utilities, healthcare and consumer goods, we have a well-diversified revenue base with no one customer exceeding 6% of our unaudited pro forma consolidated revenue for the year ended December 31, 2006.

Strategic Geographic Presence

            We are focused primarily on underserved geographic markets where we can best leverage the breadth of our capabilities. We focus our attention on small and medium size businesses in markets where a local presence, broad resources and thought leadership are scarce. As a result, we believe we have been able to effectively differentiate ourselves from our competitors and we believe this has positioned us for continued growth in these markets. We are currently located in markets on the East coast of the United States with a high concentration of small and medium size businesses and may expand into targeted regions within the Southwest, Midwest and the West Coast of the United States.

Focus on High Growth IT Markets

            We focus on providing services related to high growth segments of the overall IT market, looking to specifically capitalize on the growth trends in IT infrastructure and data center services. Our technical capabilities and service expertise allow us to benefit from the increased migration from in-house IT management to externally managed and hosted services for small and medium size businesses. The small and medium size business market, specifically, is expected to experience higher growth than the overall market with respect to IT related services.

Attractive Business Model Leverage

            We believe there are significant opportunities to expand our margins with respect to many of our existing customers. Our IT infrastructure and data center services and solutions have been organized into repeatable "solution sets" allowing us to cost-effectively deploy these solutions. In addition, all of the data center fixed costs are sufficiently covered based on a capacity utilization of approximately 79% as of September 30, 2007 for our three data centers, resulting in minimal additional variable costs and, allowing for increased margins as we continue to increase our data center utilization.

Recurring Revenue Model

            Our data center services and solutions revenue provide a solid basis for long-term relationships with our customers resulting in strong recurring revenue which provide a high degree of visibility into our future financial performance. Our data center customers typically sign one to three-year contracts with automatic renewal provisions. For the nine months ended September 30, 2007, revenue from our data center services and solutions represented approximately 34% of our total unaudited consolidated pro forma revenue.

        We have consistently demonstrated strong customer retention by providing a superior blend of products and services. Many of our early customers, since the inception of STI 19 years ago, are still loyal customers today. We have over 450 support, managed and hosting services customers. We historically experience very high contract renewal rates. Specifically, our renewal rate for the twelve months ended September 30, 2007 was approximately 95%.

Experienced Management Team

            We are led by an experienced and dedicated management team, including a core group of executives and senior managers who have, on average, 22 years of experience. High employee retention has allowed us to continually build the knowledge base and technical expertise within our Company. The current management team has successfully integrated prior acquisitions and has achieved organic growth through both geographic expansion and new product offerings.

Established Relationships with Industry Leading Vendors

            Our technology vendors include Cisco Systems, Inc., Sun Microsystems, Inc., Symantec Corporation, BMC Software Inc., Network Appliance, Inc., Microsoft Corporation, Hewlett Packard Company, Oracle Corporation and VeriSign, Inc. In addition, Mr. Michael G. Shook, our director and Chief Executive Officer of the Company, is the co-president of the Sun Microsystems, Inc. National Advisory Board. Mr. Shook also sits on Symantec Corporation's Global and National Advisory Boards. Mr. William M. Shook, our director and Executive Vice-President of Sales and Marketing sits on the Network Appliance, Inc. and BMC Software Inc. National Advisory Boards. The advisory board positions held by each of Mr. Michael G. Shook and William M. Shook provide us with opportunities to expand our relationships with senior vendor management and to align our business strategy with that of our vendors.

Growth Strategy

            We have experienced strong growth in our revenue and customer base. Our unaudited revenue for the year ended December 31, 2006 (pro forma) was approximately $99.0 million. In addition to increasing penetration with existing customers and adding new clients, our strategy is to provide a comprehensive suite of IT infrastructure and data center services and solutions across our customer base. In addition, we will seek to enhance our leadership position in the IT marketplace through the continued development of new services, further geographic expansion and strategic acquisitions and partnerships.

Penetration of Existing Customer Base

            We currently have an installed base of over 650 active customers. We believe that our extensive customer base and our enhanced service and solution offerings represent a significant opportunity to increase our revenue per customer. By cross selling our broad suite of services and solutions, our goal is to expand our share of the customer's IT expenditure with the objective of becoming their single source provider. For example, recent cross-sell activities have resulted in a new managed services contract from two of our existing key customers.

Development of New Solutions

            We are continuously developing new services and creating customized solution sets to meet our customers' evolving requirements. We have developed a process whereby we collaborate with our customers, vendors, and industry analysts to create a highly targeted solution roadmap. New solution sets include a broader offering of software as a service, data management, disaster recovery and business continuity services, and capacity and storage on demand. See "New Data Center Services and Solutions."

Geographic Expansion

            We have achieved success in markets where small and medium size business concentration is high and competition is fragmented. We have developed a disciplined process of identifying, targeting and assessing new expansion opportunities. Variables we analyze prior to entering any new market include: customer demographics, competitive landscape, vendor support and labor pool. Once a decision has been made to enter a new region, we implement what we believe to be a proven expansion process to minimize cost and to maximize speed to market and return on investment. Through our current presence, we have established a solid base of operations from which we intend to grow into other adjacent high-growth, high-concentration areas, targeting the Southwest, Midwest and West Coast.

Strategic Acquisitions

            We believe that we can accelerate our growth through strategic acquisitions of businesses that expand our solution set or geographic reach. Current senior management and members of our board have considerable acquisition experience and have completed four acquisitions on our behalf. For example, STI has grown both organically and through the acquisitions of Path Tech Software Solutions, Inc., a Florida based company, on February 22, 2000, and Allied Group, Inc., a Connecticut based company, on October 17, 2001. Both companies served the IT consulting and services market in their respective geographical areas. Likewise, on May 2, 2005, CAC merged with Gazelle Technologies, Inc., a company engaged in software development for the utility sector and under common control by KLI, and on May 31, 2005, CAC acquired all of the assets of Consonus, Inc. from Questar InfoComm, Inc. From 1996 until CAC's acquisition of Consonus, Inc., Consonus, Inc. had been engaged in the business of designing, building and operating data centers, IT networks and web-enabled application delivery systems. Both the STI and CAC acquisitions were successful and important in evolving each entity into regional businesses by expanding each entities geographic reach or breadth of service offerings.

        Areas of future interest include standalone data centers or companies providing data center and IT solutions that may or may not be currently offered by us. We see a significant opportunity to participate in the industry consolidation of the fragmented, regional small and medium size business market.

Sales

            The complex nature of our client engagements requires a highly targeted, structured sales process and a team based approach.

        Our sales process combines a highly targeted sales approach, which includes a detailed regional analysis of the small and medium sized business market across key variables and success parameters, with an in-depth understanding of a client's organization and its complexities. We complement this effort with the ability to offer a multi-dimensional solution set that is customized to a client's needs and IT infrastructure.

        As of October 31, 2007, our sales team consists of 38 commissioned sales professionals, and is supported by 19 solutions consultants and 9 technical configuration and product sourcing specialists. Our team is organized by region and focuses on selling customers our entire range of services and solutions. With an average of 13 years experience, our sales team draws upon extensive experience in the IT infrastructure and data center services industry.

        Our current selling model requires the sales force to be well informed on the principles of running a data center and the possible approaches to driving up service levels and driving down costs.

        Our sales compensation model is margin-based, providing greater compensation to sales professionals who sell higher margin services. As a result, we have benefited from a significant improvement in the average sales person revenue and margin.

Customers

            Our large and diverse customer base consists of over 650 active customers in 33 states in the United States. With several customers in each of the industries we serve, including financial services, government, manufacturing, pharmaceutical, telecommunications, technology, education, utilities, healthcare and consumer goods sectors, we have a well-diversified revenue base with no one customer exceeding 6% of our unaudited pro forma consolidated revenue for the year ended December 31, 2006. Our diverse client base also includes regional and department level offices of Fortune 1000-type companies, which we believe demonstrates our ability to meet the highest service standards in the industry.

        While we have the capability to serve large size businesses and do serve larger customers including regional and department level offices of larger enterprises, we have made an explicit choice to focus on clients with between roughly $50 million and $1 billion in annual revenue or companies with 300 to 2,000 employees. In addition, our geographic coverage model is focused on less competitive markets, where small and medium size businesses are typically underserved.

        Since the inception of STI approximately 19 years ago, we have attempted to constantly provide superior client service and broad product offerings in order to achieve significant repeat business. As our products and services continue to expand across the IT infrastructure and data center activity chain, our sales force will continue to focus on growing our share of our clients' annual IT expenditure.

        Our largest 10 customers represented approximately 23% of our unaudited pro forma consolidated revenue for the year ended December 31, 2006, and include Tekelec Inc., SAS Institute Inc., and University of Alabama at Birmingham Hospital.

Contracts

            We generally provide broad product offerings across the IT infrastructure and data center space to our customers using the following contractual arrangements:

  •
  Service Agreements:    The most common type of agreements that we have entered into for the provision of IT infrastructure and data center services is the service agreement. In our service agreements, a customer commits to purchase a type of service according to their individual requirements. These service agreements contain terms that are generally consistent with industry practices. Typically our managed service agreements can only be terminated by our customers in the event of a continued period of service interruption. In the case of some of our maintenance manager support agreements, the customer can terminate the agreement with a 60-day notification; and

  •
  Statements of Work:    We have also entered into Statements of Work, or SOWs, for the provision of IT infrastructure services. Each SOW summarizes a customer's project scope, including their IT platform/infrastructure initiatives and design recommendations. Each SOW also evaluates a customer's current and future system quality requirements (such as reliability, availability and scalability).

        We are substantially dependent on contracts with the following vendors: Avnet, Inc., Sun Microsystems, Inc. and Symantec Corporation. The material terms of our contractual relationship with each of Avnet, Inc., Sun Microsystems, Inc. and Symantec Corporation are summarized below:

  •
  Distribution Agreement with Avnet, Inc.:    Pursuant to a distribution agreement between STI and Avnet, Inc. dated May 1, 2007, STI purchases from Avnet, Inc. certain Sun Microsystems, Inc. software and hardware products for resale in the United States. Avnet, Inc. is one of our principal stockholders and lenders, and is a distributor of computer hardware, software licenses, maintenance contracts and services for various manufacturers and vendors. This distribution agreement specifies that Avnet, Inc. is intended to be STI's distribution partner through to February 28, 2011 but is subject to a one-year renewal term after the first year. The total value of STI's purchases pursuant to this distribution arrangement was $54.8 million in 2004,

    $34.8 million in 2005 and $56.3 million in 2006, see "Certain Relationships and Related Transactions – Avnet, Inc. Distribution Agreement;"

  •
  Agreement with Sun Microsystems, Inc.:    Pursuant to an agreement between STI and Sun Microsystems, Inc., STI markets and sells Sun Microsystems, Inc. hardware maintenance, software support and other products and services to end-user support customers in the United States. This agreement names Avnet, Inc. as the distribution partner and is automatically renewed on a yearly basis. The total value of STI's purchases pursuant to this agreement was $49.3 million in 2004, $29.7 million in 2005 and $47.0 million in 2006; and

  •
  Solutions Provider Agreement with Symantec Corporation:    Pursuant to a solutions provider agreement between STI and Symantec Corporation (all of STI's contracts with Veritas Software Global Corporation have been assigned to Symantec Corporation following Symantec's acquisition of Veritas Software Global Corporation), STI is a non-exclusive reseller of Symantec Corporation's products, professional services and first-year support, of which all product and support, except support renewals, are purchased through Avnet, Inc. This agreement is automatically renewed for a further 12 month period on April 1 of each year. The total value of STI's purchases pursuant to this agreement was $9.5 million in 2004, $6.7 million in 2005 and $10.4 million in 2006.

Products and Services

            We are a provider of IT infrastructure, data center solutions and related managed services to the growing small and medium size business market in the East, Southeast and select markets in the Western part of the United States. Our comprehensive suite of services and solutions are organized under the following two headings: data center services and solutions and IT infrastructure services and solutions.

Data Center Services and Solutions

            We currently operate three data center facilities in the Salt Lake City, Utah area which provide a comprehensive spectrum of co-location and hosting services and facilitate a secure, fault-tolerant environment to host and manage equipment and critical data. Data centers are classified in terms of availability by a tiering schedule developed by the Uptime Institute that ranges from Tier I at the low end to Tier IV at the high end. Our South and West data centers are characterized as Tier IV and Tier III respectively, and are designed for both high-availability and high-density power as well as for server and storage architectures. We also have contractual arrangements to resell space in third party data center facilities in Denver, Colorado and Cincinnati, Ohio. See "Facilities."

        Key features of our data centers include:

  •
  24 × 7 on site staff, monitoring and support;
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  hardened physical security perimeters, biometric access control;
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  seismic base isolation which permits operation during earthquakes up to 7.5 on the Richter scale;
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  redundancies in uninterruptible power supply systems and generators which allows for uptime during scheduled maintenance windows;
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  climate control systems to maintain temperature and humidity within strict tolerances; and
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  fire control with early warning smoke detection, gas-based suppression or dry-pipe sprinkler systems.

        Our suite of data center services and solutions includes the following:

Managed Infrastructure

            Our high availability, secure data center facilities provide a comprehensive spectrum of co-location and hosting services for our clients' IT infrastructure.

        We use industry standard best practices to ensure integration between the servers, applications and networks available to our customers, allowing us to monitor and manage their critical IT functions, using the following products:

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  Managed Server:    Provides customers with rapidly deployed brand name servers to host their applications. Dedicated servers can be located within the customer's co-location enclosure or our fully managed environment.

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  Managed Firewall:    Provides customers with dedicated network security solutions. A properly configured firewall helps protect servers from unauthorized access and attacks.

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  Managed Virtual Private Network:    Provides customers with a fully managed site-to-site virtual private network allowing them to securely access the data in their co-located servers from their offices.

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  Remote System Administration:    Includes a wide spectrum of system administration services that address the daily administration activities required to maintain a stable server environment for our clients.

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  Asset Tracking Management:    Enables customers to manage and track changes to the infrastructure supporting their critical applications.

Managed Services

            Our suite of managed services provide a single-source solution for all data center needs and enables our clients to leverage our specialized technical knowledge and benefit from reliable, uninterrupted services.

        Our comprehensive suite of managed services for our customers' IT infrastructure needs are described as follows:

  •
  Co-Location:    Premier, secure, fault-tolerant environments which locate clients' mission critical content and IT infrastructure.

  •
  Monitoring and Alerting:    24 × 7 automated monitoring of all elements in the network and computing infrastructure. This service package monitors systems, network devices, databases, and critical services for warning, error and failure conditions.

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  Management:    Remote systems administration services that address the daily administration activities required to maintain a stable server environment. We use industry standard best practices to ensure integration between servers, applications and networks, allowing us to manage our clients' critical IT functions.

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  Managed Archive Services:    Reliable, secure and automated data backup and recovery services.

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  Patch and Change Management:    Management, tracking and deployment of software and security updates designed to minimize maintenance duration and maximize system availability.

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  Managed Security Services and Consulting:    Security assessment and audit services, including: vulnerability scans, onsite consulting, managed intrusion detection, intrusion prevention and virtual private network services.

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  Enterprise Email Security:    Hosted email security scanning platform that mitigates the threat of both targeted and previously unknown threats against our customers' email and networking infrastructures. Unlike traditional virus detection tools and methodologies, our solution does not require previous exposure to known viruses.

  •
  Network Optimization and Protection:    Identifies and manages the impact of network performance for real-time capacity planning and audit compliance by controlling bandwidth usage by user, application type and destination.

Maintenance Manager

            Our 24 × 7 data center staff offers multiple levels of support, from proactive, mission-critical service to basic, self-service maintenance. Our maintenance managers have an average industry experience of 12 years. Their experience across multiple technologies allows them to diagnose and resolve IT issues for our clients in a relatively quick and efficient manner. With engineers answering calls, customers are immediately engaged with knowledgeable resource personnel that are able to solve their problems as opposed to waiting for call backs. Our highly skilled team resolves approximately 95% of support cases in-house. When our personnel are unable to resolve a customer's IT issue and it is necessary to refer it the vendor, our team follows a well-defined call handling process and serves as the customer's advocate, leveraging our relationship with the customer and the vendor to ensure a rapid response. This "single source accountability" is highly regarded by our customers, as is evidenced by our 95% contract renewal rate based on the twelve months ended September 30, 2007.

        Our team of 16 Support Engineers, 3 Escalation Managers, 3 Service Managers and 5 Contracts/Quoting Specialists who reside in our corporate headquarters and field offices, supports approximately 450 customers across diverse industries on a 24 × 7 basis. Our team handles an average of approximately 600 cases per month on technologies including Sun Microsystems, Inc./StorageTek, Symantec Corporation Availability, Network Appliance, Inc., Hitachi Data Systems, Brocade, BMC/Remedy, Linux and Windows. We regularly receive the highest marks on audits from our vendors and satisfaction surveys from our customers.

Managed Bandwidth

            Our managed bandwidth services connect client equipment directly to a high-performance, extensively connected, reliable, multi-carrier network. Our data centers employ multiple carriers to ensure continuous high availability services for clients. Our redundant network offers clients an optimized network path for fast and reliable connectivity by maximizing available speed and bandwidth through automated flow control. This optimizes the network connection on a continual basis and minimizes the number of networks, delays and points-of-failure between our clients and their users.

New Data Center Services and Solutions

            We have recently launched, or will launch during the next 12 months, an expanded offering of data center services and solutions, including the following products:

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  Software as a Service:  We plan to offer a solution that enables companies – primarily independent software vendors – to offer access to their software application to end users via the Internet. We currently intend to include the design, procurement, implementation, hosting, and management of the underlying infrastructure for a recurring fee, allowing our customers to focus on their core competency of software development while avoiding the capital expense otherwise required.

  •
  Disaster Recovery and Business Continuity Services:  Data protection, disaster recovery and security are three critical issues facing the IT industry. We plan to offer a rapid disaster recovery and business continuity service including the development of a core group of services such as data center hosting, data replication, back-up and recovery and data storage services. This will enable companies to bring secondary servers, provided by CTI if desired, into service replacing the services lost during a disaster. We anticipate that this service will be implemented by the end of the third quarter of 2007.

  •
  Data Management:  We plan to develop a suite of complementary data center related offerings which will both store and manage our clients mission critical data. We expect our data management services to include tape and disk-to-disk backup, archiving and restoration capabilities. Our combined suite of storage and data management services will be designed to assure maximum protection of our clients' vital business data. The first suite of complimentary data center related offerings are expected to be implemented by the end of 2007 with the archiving component expected to be implemented in the second half of 2008.

  •
  Capacity and Storage on Demand:  We plan to develop a data center related offering which will allow our clients to utilize our data center services based on a "pay per service" basis. Our intent is that this service offering will accommodate our clients unanticipated increased capacity and storage needs.

  •
  Remote Back-Up and Recovery:  We now offer a remote, tapeless back-up and recovery solution accessible via the Internet. This solution will leverage the accumulated benefits of compression, duplication, encryption and enhanced data streaming technologies to allow larger amounts of data to be transferred on a cost-effective basis from customer locations to our data center for storage and retrieval over the Internet. This new service was launched into production on June 1, 2007.

IT Infrastructure Services and Solutions

            Our trained team of certified consultants enables us to quickly identify IT infrastructure challenges, improve business processes and produce comprehensive IT infrastructure services and solutions for our clients.

Professional and Consulting Services

            We offer a variety of professional and consulting services, including the following:

  •
  IT Infrastructure Architecture Design and Installation:    We offer a comprehensive range of deployment services for complex IT architectures. All of our skilled consultants hold many of the highest vendor certifications required to design, install, and configure the latest solutions for servers, software, and storage.

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  Assessment, Consolidation and Disaster Recovery Planning:    Ensuring business continuity requires the ability to efficiently consolidate data as well as manage and replicate information in order to prevent downtime or loss of information. We have developed an assessment methodology focused on designing and delivering customized IT infrastructure solutions which deliver performance and cost benefits that meet our clients' IT planning needs.

  •
  Regulatory Compliance Tools:    We offer a variety of IT infrastructure solutions which enable our clients to address their regulatory compliance requirements, including:

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  Document Retention:    We offer email, file system and instant messaging archival solutions to enable businesses to electronically comply with their document retention policies;

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  Electronic Storage and Encryption:    We offer products that enable encryption of client data, whether transmitted over the network or stored on magnetic media, to prevent exposure of proprietary, client, or employee data; and

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  Tracking:    We enable our clients to manage and track changes to their hosted applications. See "Managed Infrastructure – Asset Tracking Management."

  •
  Strategic Service Management Solutions:    We offer a variety of service management tools which manage our clients' entire technology asset lifecycle and performance, including help desk solutions, application performance management solutions which monitor processes to detect and correct any application malfunctions and asset management solutions which track and manage business assets throughout their lifecycle from acquisition to retirement. These service management tools ensure that our clients maximize the performance and availability of their IT infrastructure.

  •
  Information Technology Infrastructure Library, or ITIL:    ITIL is a framework of best practice approaches and methodology intended to facilitate the delivery of high quality IT services. ITIL outlines an extensive set of management procedures that are intended to support businesses in achieving both quality and value for their money in IT operations. Our staff includes one of the world's 400 ITIL masters, enabling us to be one of only four companies in North America to provide businesses with ITIL certification.

Hardware and Software Procurement and Provisioning

            Our relationship with our vendors (see "Business Strengths – Established Relationships with Leading Industry Vendors") and our technical, sales and operations staff is an integral component of our hardware and software procurement process. Our strategic relationship with our vendors enables us to provide our clients with a comprehensive range of hardware and software products, including server, storage, network and virtualization technology. Our experienced technical, sales and operations staff employ a variety of configuration tools to determine hardware and software compatibility and deliver customized hardware and software products.

IT Training Services

            We seek to provide high quality, cost effective technical training to our clients. Our hands-on training is designed to provide technical professionals with the necessary skill sets to meet their IT infrastructure challenges. At both our clients' sites and in our own modern training facilities, we offer our clients on-site and customized training programs for software applications developed by industry leading names including the following:

Symantec Corporation/VERITAS	Sun Microsystems, Inc.
Linux	BMC Software Inc.
Hitachi Data Systems	Network Appliance, Inc.
Oracle Corporation	FileNet Corporation

Competition

            The market for IT infrastructure and data center services and solutions is highly fragmented. The industry includes small regional providers serving the small and medium size business market, notably in secondary markets such as Raleigh, Nashville, Birmingham and Richmond, and a limited number of national and multi-national providers that serve larger business clients notably in metropolitan markets such as Los Angeles, New York, San Francisco and Washington. Generally speaking, the small regional providers focus their services on the provision of physical space (hosting and co-location) and managed bandwidth with a limited offering of IT infrastructure and data center services and solutions. National and multi-national providers' generally either focused on hosting, co-location and managed services or on being full service IT infrastructure outsourcing providers.

        Our current and potential competitors can be divided into 3 categories:

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  national and international hosting, co-location and managed service providers;
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  regional hosting providers; and
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  national and international full service IT infrastructure outsourcing providers.

        National and international hosting, co-location and managed service providers include companies such as Equinix Inc., Savvis Communications Corporation, Switch & Data Facilities Company, Inc., Terramark Worldwide, Inc. and Q-9 Networks Inc. These companies provide physical space (hosting and co-location), managed bandwidth and network services, and to varying degrees, some data center related services such as system and network monitoring, security and data and system management. We generally do not compete with these providers because they operate principally in metropolitan markets targeting multi-national companies. In the limited instances where these providers have pre-existing business relationships with businesses in our target small and medium size business secondary markets, we differentiate ourselves by providing physical space (hosting and co-location) as well as a broader offering of IT infrastructure and data center services and solutions.

        Regional hosting providers include companies that are typically small and privately held such as Hosted Solutions Inc. in Raleigh, North Carolina, Nashville Regional Exchange Point, Inc. in Nashville, Tennessee and ServerVault Corp. in Dulles, Virginia. These companies have limited IT infrastructure and data center service offerings and typically only provide physical space (hosting and co-location), managed bandwidth, network monitoring and security, and limited managed services. These regional hosting providers are typically smaller than us and generally do not possess, we believe, the financial strength, technical knowledge or resources required for in-depth customer support and product development. These factors, in addition to our comprehensive breadth of IT infrastructure and data center service and product offerings will, we believe, enable us to effectively compete with the regional hosting providers.

        National and international IT outsourcing providers include companies such as Electronic Data Systems Corporation and International Business Machines Corporation, or IBM. These companies provide IT infrastructure and data center services and solutions, including, application hosting, site management, IT professional and consulting services, technology design, co-location facilities and managed bandwidth. These companies generally target large multi-national companies with global IT sites and broad managed service needs in primary markets and generally do not focus on small and medium size businesses in secondary markets. We have, in limited cases, leveraged our core competencies in the data center, including designing, deploying and supporting mission-critical computing environments to service large multi-national customers in primary markets.

Facilities

            Our data center facilities offer world class design, security and continuity, delivering a premier environment to host and manage equipment and critical data. Set forth below is a description of our facilities as of September 30, 2007:

Facility	Ownership	Tier Level	Description

South Data Center West Jordan, Utah	Owned	Tier IV A fault tolerant data center that has redundant capacity systems and multiple distribution paths simultaneously serving the site's computer equipment.	54 Customers 12,900 square feet 81% Utilization 193 square feet of average space per customer $4.4 million total 2006 revenue
West Data Center Salt Lake City, Utah	We own the building and improvements but not the underlying real property. The monthly rent for the West Data Center is $774 and the lease expires on May 30, 2055.
Tier III
		A concurrently maintainable data center that has redundant capacity components and multiple distribution paths serving the site's computer equipment. Generally, only one distribution path serves the computer equipment at any time.	22 Customers 11,100 square feet 87% Utilization 441 square feet of average space per customer $2.6 million total 2006 revenue
Metro Data Center Salt Lake City, Utah	Leased The monthly rent for the Metro Data Center is approximately $12,700 and the lease expires on May 31, 2008.	Tier II Data center has redundant capacity components and single non-redundant distribution paths serving the site's computer equipment.	11 Customers 2,000 square feet 18% Utilization 32 square feet of average space per customer $0.1 million total 2006 revenue

        In addition to our Utah facilities, we also have contractual arrangements with existing third party facilities in Denver, Colorado (characterized as Tier IV) and in Cincinnati, Ohio (characterized as Tier II) which allow us to utilize their data centers. The Denver facility is approximately 150,000 square feet. We have recurring revenues for the Denver facility which are approximately $6,100 per month. We currently have three customers in the Denver partner facility. The Cincinnati facility exceeds 50,000 square feet and they are currently in the process of building another 35,000 square feet. We currently have no customers in the Cincinnati partner facility and thus no revenue has been generated from that facility to date.

        In addition to the above noted offices, we maintain our corporate headquarters, which sits on 5 acres of land with an additional 7.67 acres of adjacent property, in an owned facility in Cary, North Carolina.

        We have leased regional sales offices located in the following cities: (a) Atlanta, GA; (b) Birmingham, AL; (c) Charlotte, NC; (d) Ft. Lauderdale, FL; (e) Glastonbury, CT; (f) Greenville, SC; (g) Jacksonville, FL; (h) Knoxville, TN; (i) Nashville, TN; (j) Salt Lake City, UT; and (k) Rockville, MD.

Our History

            We were incorporated on October 13, 2006 under the laws of the State of Delaware. CAC was incorporated on March 31, 2005 under the laws of the State of Delaware by its majority stockholder, KLI, a private equity firm based in New York City.

        On May 2, 2005, CAC merged with Gazelle Technologies, Inc. As a part of this merger transaction, Gazelle Technologies, Inc., a company engaged in software development for the utility sector, exchanged its assets for stock in CAC. Prior to this merger transaction, Gazelle Technologies, Inc. sold 15,000,000 convertible preferred shares of its capital stock to American Marketing Complex, Inc., or AMC, in exchange for AMC credits to purchase AMC merchandise and services. Upon the consummation of this merger transaction, AMC became the holder of 15,000,000 shares of series B convertible preferred stock of CAC and CAC acquired the AMC credits. Prior to the closing of the STI Merger, AMC's 15,000,000 shares of series B convertible preferred stock of CAC were exchanged for 177 shares of common stock of CAC. At the closing of the STI Merger, AMC's 177 shares of common stock of CAC were converted into 97,599 shares of our common stock.

        On May 31, 2005, CAC acquired all of the assets of Consonus, Inc. from Questar InfoComm, Inc. Total consideration paid by CAC was approximately $18.4 million consisting of $13.0 million paid in cash at closing, $3.7 million in notes payable to Questar InfoComm, Inc., and $1.7 million in deal and closing costs. The cash portion was partially funded through a secured credit accommodation entered into between CAC and US Bank National Association dated May 31, 2005. From 1996 until CAC's acquisition, Consonus, Inc. had been engaged in the business of designing, building and operating data centers, IT networks and web-enabled application delivery systems.

        On October 18, 2006, we agreed to acquire all of the issued and outstanding shares of capital stock of CAC and STI and to assume all unvested grants of common stock of CAC and all outstanding options and warrant to purchase STI common stock, pursuant to an agreement and plan of merger and reorganization by and among STI, CAC, CAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, STI Merger Sub, Inc., a North Carolina corporation and a wholly owned subsidiary of the Company, KLI, as the CAC stockholders' agent and Irvin J. Miglietta as the STI stockholders' agent, which is referred to in this prospectus as the Merger Agreement. This merger transaction is referred to in this prospectus as the STI Merger.

        On the closing of the STI Merger, which occurred on January 22, 2007, CAC and STI became our direct wholly owned subsidiaries. STI was incorporated on August 31, 1988 under the laws of the State of North Carolina. Since then, STI has established itself as a managed services and IT infrastructure solutions provider for small and medium sized businesses. STI has grown organically and through the acquisitions of Path Tech Software Solutions, Inc. in February 22, 2000, and Allied Group, Inc. on October 17, 2001.

        The STI Merger was accounted for using the purchase method of accounting. For financial reporting purposes, we were deemed the acquiror of STI. The aggregate purchase consideration was approximately $12.2 million plus the assumption of $34.5 million of STI debt for the acquisition of STI.

        The following diagram illustrates our organizational structure following the completion of this offering, excluding any exercise of the over-allotment option:

Employees

            As of October 31, 2007, we had 198 employees including 54 employees in sales and marketing, 43 employees in business operations and finance and corporate administration, 54 employees in infrastructure computing, information management, service management and client solutions delivery, and 48 employees in customer care, education services and managed services. All of our employees are full-time employees. No union represents any employees in their employment relationship with us.

Intellectual Property

            Our business utilizes a wide range of proprietary information, data, software and know-how. Consistent with industry practice, we rely on a combination of contractual provisions, non-disclosure agreements and internal protocols to protect our proprietary rights in its products and services.

Legal Proceedings

            As of the date hereof, we are not a party to or aware of any legal proceedings that individually, or in the aggregate, will have a material adverse effect on our business, financial position or result of operations.

MANAGEMENT

            We have a classified board of directors. See "Board Composition." Our Class I directors initially serve until 2007, our Class II directors initially serve until 2008 and our Class III directors initially serve until 2009. Our officers are appointed by the board of directors and serve at the discretion of the board of directors.

        The table and information that follow sets forth the names, municipalities of residence, age, positions held with us, principal occupations of our directors and executive officers, the year in which the person became a director and stock ownership details.

Name and Municipality of Residence	Age	Position with our Company	Principal Occupation	Director Since	Common Stock Beneficially Owned Directly or Indirectly (as of the date of this Prospectus)
Nana Baffour Jersey City, New Jersey, USA	35	Chairman of the Board of Directors	Managing Principal, KLI	October 13, 2006 (Class III)	–
Michael G. Shook Cary, North Carolina, USA	61	Chief Executive Officer and Director	Chief Executive Officer of our Company	December 15, 2006 (Class III)	500,410 (11.0%	)
John Roger (1) Chapel Hill, North Carolina, USA	44	Executive Vice-President and Chief Operating Officer	Executive Vice-President and Chief Operating Officer of our Company	n/a	67,306 (1.5%	)
Robert Muir Salt Lake City, Utah, USA	44	Vice-President, Chief Financial Officer and Secretary	Vice-President, Chief Financial Officer and Secretary of our Company	n/a	24,261 (0.5%	)
William M. Shook Cary, North Carolina, USA	47	Executive Vice-President of Sales and Marketing	Executive Vice-President of Sales and Marketing of our Company	October 13, 2006 (Class II)	269,474 (5.8%	)
Daniel S. Milburn Salt Lake City, Utah, USA	41	Senior Vice President and Chief Operating Officer of Hosting and Infrastructure Services	Senior Vice President and Chief Operating Officer of Hosting and Infrastructure Services of our Company	n/a	56,243 (1.2%	)
Karen S. Bertaux Apex, North Carolina, USA	43	Vice-President, Mergers and Acquisitions, Investor Relations and Shared Services	Vice-President of Mergers and Acquisitions, Investor Relations and Shared Services of our Company	n/a	8,103 (0.2%	)
Geoffrey L.S. Sinn Cary, North Carolina, USA	53	Vice-President, Managed Services	Vice-President of Managed Services of our Company	n/a	–
Mark P. Arnold Charlotte, North Carolina, USA	48	Vice-President, Customer Support and Training	Vice-President of Customer Support and Training of our Company	n/a	5,788 (0.1%	)
Justin Beckett (3)(4) Los Angeles, California, USA	44	Director	Chief Executive Officer, Fluid Audio Networks, Inc.	October 13, 2006 (Class I)	31,980 (0.7%	)
Johnson M. Kachidza Jersey City, New Jersey, USA	41	Director	Managing Principal, KLI	January 22, 2007 (Class I)	–
Robert E. Lamoureux (2) Toronto, Ontario, Canada	60	Director	Corporate Director	January 22, 2007 (Class II)	–
Connie I. Roveto (4) Toronto, Ontario, Canada	57	Director	President, Cirenity Management and Corporate Director	January 22, 2007 (Class II)	–

Jon A. Turner (2)(3) New York, New York, USA	71	Director	Professor Emeritus, Stern School of Business, New York University	January 22, 2007 (Class III)	–
Eva T. Losacco (2)(3) Lake Forest, Illinois, USA	53	Director	President and Chief Executive Officer, Tecsolv	August 9, 2007 (Class I)	–

(1)
Mr. John Roger's start date at the Company was on August 6, 2007. Pursuant to the terms of his offer letter, Mr. Roger's annual compensation plan will consist of an annual base salary of $185,000 and annual bonus target of $100,000 as well as $50,000 in additional bonus for exceeding targeted and defined performance goals. Mr. Roger also received a restricted stock award entitling him to earn 1.25% of the fully diluted common shares of the Company, or 67,306 shares of common stock.

(2)
Member of Audit Committee.

(3)
Member of Compensation Committee.

(4)
Member of Corporate Governance and Nominating Committee.

        As of the date of this prospectus, the directors and officers of the Company as a group own beneficially, directly or indirectly, or exercise control or direction over an aggregate of 3,781,812 shares of our common stock which is approximately equal to 81.8% of the common stock currently issued and outstanding, and 3,796,812 shares of our common stock which is approximately equal to 35.7% of the common stock outstanding after giving effect to this offering. Nana Baffour and Johnson M. Kachidza, each of whom are directors of the Company and also serve as managing principals of KLI, may be deemed to share beneficial ownership of the shares of common stock held or controlled by KLI totaling 2,818,247 shares of our common stock as of the date of this prospectus. Each of Nana Baffour and Johnson M. Kachidza disclaims beneficial ownership of such shares of common stock.

Executive Officers and Non-Executive Directors

            The following are profiles of our executive officers and non-executive directors, as well as a description of each individual's principal occupation within the past five years.

Nana Baffour

            Nana Baffour has served on our board of directors since October 13, 2006 and has served as Chairman of our board since December 15, 2006. Mr. Baffour has served as Managing Principal at KLI, a New York City based private equity firm, since 2004. Mr. Baffour was an investment banker at Credit Suisse First Boston in Europe and in the U.S. from 2000 to 2004, where he advised clients in the utility sector on mergers, acquisitions and capital financing. Mr. Baffour also served as an Equity Portfolio Analyst at Standard and Poor's from 1998 to 2000 and as a Financial Analyst in the Treasury and Capital Markets Group at CIT Group, Inc. from 1996 to 1998. Mr. Baffour is a Chartered Financial Analyst and has over ten years of experience in finance. Mr. Baffour has a Bachelor of Arts degree in Economics from Lawrence University, a Masters degree in Economics from the University of North Carolina-Charlotte and a Masters of Business Administration in Finance and Accounting from the Stern School of Business, New York University. He is also a member of the New York Society of Security Analysts.

Michael G. Shook

            Michael G. Shook has served as our Chief Executive Officer and director since December 15, 2006. Mr. Shook founded STI in 1988 where he previously served as the President, Chief Executive Officer and Chairman of the board of directors. In 1997, Mr. Shook was awarded Carolina's Entrepreneur of the Year by Ernst & Young, the National Association of Securities Dealers Automated Quotation System and USA Today. Mr. Shook served as the Vice-President of Marketing and Sales and was a member of the Board of Directors of Rise Technology from 1984 to 1988. Mr. Shook also served as the Vice-President of Sales for

Bedford Computer Corporation from 1982 to 1984. Mr. Shook has a Bachelor of Science degree from the University of the State of New York and he also attended the University of North Texas. He is currently a member of the Sun Microsystems, Inc. National Advisory Council and is the Co-President of their Advisory Board. He is also a member of Symantec Corporation's Global Advisory Council.

John Roger

            John Roger has served as our Executive Vice-President and Chief Operating Officer since August 6, 2007. From 2006 to 2007, Mr. Roger served as the Chief Operating Officer and Chief Financial Officer of VilCom, LLC, a privately held, diversified media company in Chapel Hill, North Carolina. From 2000 to 2006, Mr. Roger served in a variety of Executive Leadership (including Global) positions for the General Electric Company, including Senior Vice-President, Strategic Growth Initiatives – Vendor Financial Services, Senior Vice-President and General Manager – Sun Microsystems Finance and Senior Vice-President and Chief Quality Officer – Vendor Financial Services. During his twenty-one year tenure with the General Electric Company, Mr. Roger obtained experience in a variety of industry sectors including Strategic Growth, Sales, General Management, Finance, Operations, Six Sigma/Lean Quality, Asset Management and Strategic Sourcing. Mr. Roger has a Bachelor of Science Degree in Economics from Pennsylvania State University.

Robert Muir

            Robert Muir has served as our Vice-President, Chief Financial Officer and Secretary since December 15, 2006. Mr. Muir previously served as the Chief Financial Officer of CAC since June 2005. Mr. Muir also served as the Vice-President of Financial Reporting with American Skiing Company from August 2002 to June 2005, as the Controller of Consonus, Inc. from April 2001 to August 2002 and as Controller of Pliant Corporation from 1998 to 2001. Mr. Muir is a Certified Public Accountant with over eighteen years experience in accounting. Mr. Muir began his career with Arthur Andersen and also worked for Deloitte and Touche. Mr. Muir has a Bachelor of Science degree in Accounting and a Masters of Business Administration from the University of Utah.

William M. Shook

            William M. Shook has served as our Executive Vice-President of Sales and Marketing since August, 2007 and has served on our board of directors since October 13, 2006. Mr. Shook has also served as our Executive Vice-President of Sales and Marketing from January 22, 2007 to April 1, 2007 and as our interim Executive Vice-President of Solutions Consulting and Delivery from April 1, 2007 to August, 2007. Mr. Shook previously served as the Executive Vice-President of Sales and Marketing at STI since 1990. During his tenure at STI, Mr. Shook was responsible for overall product direction, sales force architecture and team-selling models. Mr. Shook also served as the Director of Sales for MEI Software Systems from 1988 to 1990. Mr. Shook has over twenty years of extensive experience in the sales and marketing of high technology products and services as well as the management of their deployment. Mr. Shook graduated from James Madison University with a degree in business administration. He participates on the National Advisory Councils for Symantec Corporation, BMC Software Inc. and Network Appliance, Inc. He is also a board member of the Society of Information Managers North Carolina Chapter and leads panels for the Council for Entrepreneurial Development's executive briefings and InfoTech roundtables.

Daniel S. Milburn

            Daniel S. Milburn has served as our Senior Vice-President and Chief Operating Officer of Hosting and Infrastructure Services since January 22, 2007. Mr. Milburn previously served as the Chief Operating Officer of CAC since June 2005. Mr. Milburn also served as the Director of Operations and the Director of Information Technology & Security for Consonus, Inc. from 2001 to 2005, served as the Director of Information Technology for Vision International from 1996 to 2001 and was a network integration systems consultant for Norstan Communications Inc. from 1994 to 1996. Mr. Milburn has over twenty years of experience in information technology risk management, complex network design and security, and systems architecture. Mr. Milburn has a Bachelor of Science degree from Arizona State University and has been a Certified Information Systems Security Professional (CISSP) since 2002 and served as the President of the Utah Chapter of the Information Systems Security Association (ISSA) in 2006.

Karen S. Bertaux

            Karen S. Bertaux has served as our Vice-President of Business Operations, Mergers and Acquisitions, Human Resources and Investor Relations since January 22, 2007 and effective as of November 2007, Ms. Bertaux has served as our Vice-President of Mergers and Acquisitions, Investor Relations and Shared Services. Ms. Bertaux previously served as the Chief Financial Officer of STI since 2003, where she directed numerous support groups including finance and accounting, operations, human resources, contract administration and information technology. Ms. Bertaux also served as Vice-President of Finance and Controller of BuildNet, Inc. from 1996 to 2003. Ms. Bertaux has over twenty-one years of extensive experience in finance and operations, of which seventeen years were in the technology industry. Ms. Bertaux has a Bachelor of Science degree in Accounting from Frostburg State University in Maryland and is currently a member of the North Carolina Association of Certified Public Accountants.

Geoffrey L.S. Sinn

            Geoffrey L.S. Sinn has served as our Vice-President of Managed Services since January 22, 2007. Mr. Sinn previously served as the Senior Director of Managed Services at Hitachi Data Systems, a wholly-owned subsidiary of Hitachi, Ltd. from 2004 to 2006, where he was responsible for establishing a globally focused managed services business. Mr. Sinn was the Chief Executive Officer for The Salem Group from 2003 to 2004, where he was responsible for the growth of new product lines. Mr. Sinn was also the Chief Executive Officer, President and Chief Operating Officer of Arsenal Digital Solutions U.S.A., Inc., a privately held Managed Services company from 2000 to 2003, where he was responsible for leading the company to becoming a recognized leader in the digital solutions industry. From 1996 to 2000, Mr. Sinn worked for the Storage Technology Corporation as a Director where he established the industry's first storage outsourcing and storage utility business. Mr. Sinn has over twenty years of experience in the IT industry serving in various financial and business development capacities with leading corporations such as Digital Equipment Canada, Canadian International Paper Company and Canada Post Corporation. Mr. Sinn has a Bachelor of Science degree from the University of New Brunswick and a Masters of Business Administration from the University of Western Ontario.

Mark P. Arnold

            Mark P. Arnold has served as our Vice-President of Customer Support and Training since January 22, 2007. Mr. Arnold previously served as the Vice-President of Enterprise Services at STI since 2005, where he was responsible for the management of Strategic Customer Care, Managed Services and Education Services. From January 2003 to May 2005, Mr. Arnold also provided consulting services to computer system integration companies, including STI, in the areas of support offering development, support sales and marketing plan development and support business development. Mr. Arnold was a founding partner of Piedmont Technology Group where he served in various management capacities including sales, professional services, customer support, finance and operations from 1986 to 2002. Mr. Arnold has over twenty years of experience in the management of systems integration. He has also served on several industry councils and is currently serving on Sun Microsystems, Inc.'s Services Executive Council. Mr. Arnold has a Bachelor of Arts degree in Accounting from North Carolina State University and a Masters of Business Administration from Appalachian State University.

        Our officers are elected by our board of directors and serve until their successors have been duly elected and qualified or until their earlier resignation or removal.

Non-Executive Directors

Justin Beckett

            Justin Beckett has served on our board of directors since October 13, 2006. Mr. Beckett is the founder of Fluid Audio Networks, Inc., which provides an online digital music distribution system, and has served as Chief Executive Officer of Fluid Audio Networks, Inc. since 2004. Mr. Beckett has over twenty years of entrepreneurial experience and has focused exclusively on developing Internet-based consumer product applications since 2000. Mr. Beckett's recent initiatives include the founding and sale of SkillJam Technologies Corporation to FUN Technologies in 2004; the founding and sale of Music Gaming Inc. to Intermix Media, Inc. in 2001; the design and sale of an IP-based video on demand application to Visutel Technologies in 2003; and the co-founding of Measurematics Inc. in 2003. Prior to Mr. Beckett's involvement in Internet-based consumer product applications, he was Executive Vice-President and principal of Sloan Financial Group, an investment management firm from 1986 to 2000. Mr. Beckett has a Bachelor of Arts degree from Duke University.

Johnson M. Kachidza

            Johnson M. Kachidza has served on our board of directors since January 22, 2007. Mr. Kachidza has been a Managing Principal at KLI, a New York City based private equity firm since 2001. Prior to his employment with KLI, Mr. Kachidza was an investment banker with Merrill Lynch & Co., Inc. in New York from February 2000 to October 2001, and with JP Morgan Chase & Co. in New York and Johannesburg from 1997 to 2000, where he advised clients in the utility sector in mergers, acquisitions and capital financing. Mr. Kachidza has over eight years of experience in finance. Mr. Kachidza also served as a Project Engineer at General Electric Company from 1991 to 1995, where he led cross functional teams in developing new products from concept through to product launch. Mr. Kachidza is a holder of U.S. Patent Number 5,686,795 for a product design in fluorescent lamp technology. Mr. Kachidza has a Bachelor of Arts degree in Chemistry from Knox College, a Masters degree in Materials Engineering from the University of Illinois at Urbana-Champaign and a Masters of Business Administration in Finance and Accounting from the University of Chicago.

Robert E. Lamoureux

            Robert E. Lamoureux has served on our board of directors since January 22, 2007. Mr. Lamoureux is a Corporate Director. Mr. Lamoureux has over thirty years of experience in the public accounting and consulting fields. He was most recently Chairman of the Board of Directors of Royal Group Technologies Limited from May 2005 until October 2006, when Royal Group Technologies Limited was acquired by Georgia Gulf Corporation. He also served as interim Chief Financial Officer of Royal Group Technologies Limited from November 2004 to July 2005 and as a director of Royal Group Technologies Limited from November 2003 to October 2006. He served as the National Leader of the Corporate Governance practice of PricewaterhouseCoopers from 2001 to 2004. Between 1969 and 2004, Mr. Lamoureux served as an accounting and audit partner with PricewaterhouseCoopers, specializing in the financial services and manufacturing and distribution industries. He also served as a director of SR Telecom Inc. from September 2004 to May 2005. SR Telecom Inc. is a company listed on the Toronto Stock Exchange and The Nasdaq Stock Market. Additionally, Mr. Lamoureux has served on numerous industry and professional committees and boards with various organizations, including the Canadian Institute of Chartered Accountants Assurance Standards Board. Mr. Lamoureux is a Chartered Accountant and a Fellow of The Institute of Chartered Accountants of Ontario. Mr. Lamoureux received the designation of ICD.D and obtained a certificate in Corporate Governance after completing the Institute of Corporate Directors, or ICD, Education Program at the Rotman School of Management at the University of Toronto. He is currently a director of the ICD Directors' College. Mr. Lamoureux has an Honours Bachelor of Commerce degree from the University of Windsor.

Connie I. Roveto

            Connie I. Roveto has served on our board of directors since January 22, 2007. Ms. Roveto has served as the President of Cirenity Management, which provides consulting services in strategy, product and service development since 2003. She has also served as Chair of the Board of Management of the Canada Revenue Agency since 2005. Ms. Roveto was the President and Chief Operating Officer of Elliott & Page Limited from 2000 to 2001, Chief Operating Officer of The Trust Company of Bank of Montreal (BMO Trust) from 1996 to 2000 and President and Chief Executive Officer of United Financial Management Limited from 1992 to 1995. Ms. Roveto has over twenty years of leadership experience in financial services and investment industries. Ms. Roveto has a Bachelor of Arts degree and a Bachelor of Education degree from the University of Toronto, and was one of the first candidates to complete the Institute of Corporate Directors, or ICD, Education Program at the Rotman School of Management and to receive the designation of ICD.D. She is currently a director of the Toronto Rehabilitation Institute, The Learning Partnership, and Women's World Banking.

Jon A. Turner

            Jon A. Turner has served on our board of directors since January 22, 2007. Mr. Turner is Professor Emeritus at the Stern School of Business, New York University. He has been at New York University for over 26 years holding positions as Chair of the Information Systems Department, Deputy Chair of the Information, Operations, and Management Sciences Department, Director of the Center for Research on Information Systems, and Professor of Information Systems. Mr. Turner's areas of research include business strategy and technology, technology infrastructure design, and systems design and implementation. He has published over 75 journal articles, books and chapters, and has been involved in many government and privately funded research projects, and several National Academy of Sciences and National Research Council studies. Mr. Turner holds a Ph.D. from Columbia University and a Bachelor of Arts degree from Yale University.

Eva T. Losacco

            Eva T. Losacco has served on our board of directors since August 9, 2007. Ms. Losacco is the founder of Tecsolv, which provides technology industry consulting services to investment firms, and has served as the President and Chief Executive Officer of Tecsolv since 2005. Ms. Losacco has over thirty years of sales, product development and executive management experience in the information technology industry, spanning the data communications, hardware and managed services markets. From 1985 to 2005, Ms. Losacco held various positions including Senior Vice-President of Sales, Account Management, Sales Management and various general management positions leading to her role as President and Chief Executive Officer of the Forsythe Solutions Group, Inc. Prior to joining the Forsythe Solutions Group, Inc., Ms. Losacco held various sales and national account management roles at Four Phase Systems, which was subsequently acquired by Motorola, Inc. Ms. Losacco also served as a mechanical engineering liaison and marketing manager for the mechanical products division of Chicago-based CR Industries, Inc., specializing in component design and supply to the aerospace and off-highway equipment industry. Ms. Losacco serves as a board member of the Goodman Theatre, the University of Illinois Alumnae Association and Fusion Risk Management Inc. She also served as a board member of Forysthe Solutions Group, Inc., Forsythe Technology Inc. and Sevenspace, Inc., a managed services company sold to Sun Microsystems, Inc. in 2005. Ms. Losacco has a Bachelor of Science degree from the University of Illinois and a Masters of Business Administration in Finance and Marketing from Loyola University.

Corporate Cease Trade Orders or Bankruptcies

            Except as noted below, none of our directors, officers, or stockholders holding a sufficient number of securities to affect materially the control of our Company, is, or within the ten years prior to the date of this prospectus has been, a director or officer of any other issuer that, while that person was acting in the capacity of a director or officer of that issuer, was the subject of a cease trade order or similar order, or any order that denied the issuer access to any statutory exemptions under securities legislation for a period of more than 30 consecutive days, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that issuer.

        Karen S. Bertaux, our executive officer, served as Vice-President of Finance and Controller of BuildNet, Inc., a technology company in the building and construction industry, between July 1996 and March 2003. BuildNet, Inc., along with six subsidiaries, filed for bankruptcy protection under Chapter 11, Title 11, United States Code in August 2001.

        Robert E. Lamoureux, a member of our board of directors, served as a director of SR Telecom Inc., a company that designs, manufacturers and deploys broadband fixed wireless access solutions, between September 2004 and May 2005. On April 18, 2005, SR Telecom Inc. announced that it had entered into an agreement pursuant to which it would exchange the outstanding $71 million principal amount of its 8.15% debentures, and all accrued interest of approximately $2.9 million, for approximately $63.9 million new 10% convertible redeemable secured debentures, due 2010, and 47,266,512 common shares of SR Telecom Inc. representing approximately 73% of the then issued and outstanding common shares of SR Telecom Inc.

Penalties or Sanctions

            To the best of our knowledge, none of our directors, officers, or stockholders holding a sufficient number of securities to affect materially the control of our Company, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

            To the best of our knowledge, none of our directors, officers, or stockholders holding a sufficient number of securities to affect materially the control of our Company, nor any personal holding company of any such person has, within the ten years before the date of this prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Conflicts of Interest

            To the best of our knowledge, there are no known existing or potential conflicts of interest among the Company, its directors, or officers as a result of their outside business interests except that certain of our non-executive directors serve as directors of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as directors of such other companies.

Indebtedness of Directors and Executive Officers

            Michael G. Shook and William M. Shook each entered into separate loan agreements with STI dated April 17, 1998, as amended April 1, 2003 and March 31, 2005, in aggregate principal amounts of $1,000,000 and $200,000, respectively. In connection with the STI Merger, and prior to STI becoming our subsidiary, STI forgave all amounts owed to it by Michael G. Shook and William M. Shook under the terms of these loan agreements. See "Certain Relationships and Related Transactions – Indebtedness owed by Michael G. Shook and William M. Shook to STI and Avnet, Inc. Consent to the Consummation of the STI Merger."

        As of the date of this prospectus, no amount is owed to us or any of our subsidiaries by any director or executive officer.

Board Composition

            Our amended and restated certificate of incorporation and our amended and restated bylaws which will be in effect at the closing of this offering, provide that our board of directors consist of one or more members, the number to be determined from time to time by resolution of the board of directors. Our amended and restated certificate of incorporation which will be in effect at the closing of this offering, provides that the board of directors be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. Class I directors initially serve until our 2007 annual meeting of stockholders; Class II directors initially serve until our 2008 annual meeting of stockholders; and Class III directors initially serve until our 2009 annual meeting of stockholders. Commencing with the annual meeting of stockholders in 2007, directors from each designated class will be elected to hold office for a three year term or until the election and qualification of their respective successors in office. This classification of the board of directors may delay or prevent a change in control of our Company or our management. See "Description of Capital Stock – Delaware Anti-Takeover Law and Certain Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws."

        Our board of directors consists of 9 directors, appointed from each designated class which is as follows: Class I directors are Justin Beckett, Johnson M. Kachidza and Eva T. Losacco; Class II directors are Robert E. Lamoureux, Connie I. Roveto and William M. Shook; and Class III directors are Nana Baffour, Jon A. Turner and Michael G. Shook. Directors may be removed only for cause, and solely by the affirmative vote of at least 66 2/3% in voting power of all of our shares entitled to vote generally on the election of directors, voting as a single class. Any newly created directorship resulting from an increase in the number of directors or any vacancy resulting from death, resignation or other cause, is required to be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, at any meeting of the board of directors, subject to the applicable provisions of the Delaware General Corporation Law. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his or her predecessor.

        Subject to certain exceptions, under the listing standards of the Nasdaq Global Market, within one year of the effectiveness of a registration statement filed with the SEC in connection with a public offering of securities, a listed company's board of directors must consist of a majority of independent directors. Our board of directors has determined that five of our nine directors are independent under such standards.

Board Committees

            Following the closing of the STI Merger, our board of directors appointed an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

            The Audit Committee consists of Messrs. Robert E. Lamoureux (Chairman), Jon A. Turner and Eva T. Losacco. Our board of directors has determined that each of the members of our Audit Committee is "independent," as defined under, and required by, the federal securities laws and the rules of the SEC, including Rule 10A-3(b)(i) under the Securities and Exchange Act of 1934, as well as the listing standards of the Nasdaq Global Market. Our board of directors has determined that Mr. Robert E. Lamoureux qualifies as an "audit committee financial expert" under applicable federal securities laws and regulations, and has the "financial sophistication" required under the listing standards of the Nasdaq Global Market.

        The Audit Committee is responsible for, among other things:

  •
  selecting and hiring our independent auditors, and approving the audit and pre-approving any non-audit services to be performed by our independent auditors;

  •
  evaluating the qualifications, performance and independence of our independent auditors;

  •
  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

  •
  reviewing the adequacy and effectiveness of our internal control policies and procedures;

  •
  acting as our qualified legal compliance committee; and

  •
  preparing the audit committee report that the SEC requires in our annual proxy statement.

        Our board of directors has adopted a written charter for the Audit Committee which will be posted on our website following the completion of this offering.

Compensation Committee

            The Compensation Committee consists of Messrs. Justin Beckett (Chairman), Eva T. Losacco and Jon A. Turner. Our board of directors has determined that each of the members of our Compensation Committee is "independent," as defined under, and required by, the rules of the Nasdaq Global Market.

        The Compensation Committee is responsible for, among other things:

  •
  reviewing and approving our Chief Executive Officer's and other executive officers': annual base salaries; incentive compensation plans, including the specific goals and amounts; equity compensation; employment agreements; severance arrangements and change in control agreements; and any other benefits, compensation or arrangements;

  •
  administering our equity compensation plans;

  •
  reviewing and discussing with management, the Company's Compensation Discussion and Analysis (CD&A); and

  •
  submitting and signing the compensation committee report that the SEC requires in our annual proxy statement.

        Our board of directors has adopted a written charter for the Compensation Committee which will be posted on our website following the completion of this offering.

Corporate Governance and Nominating Committee

            The Corporate Governance and Nominating Committee consists of Ms. Connie I. Roveto (Chairman) and Mr. Justin Beckett. Our board of directors has determined that each of the members of our Corporate Governance and Nominating Committee is "independent," as defined under, and required by, the rules of the Nasdaq Global Market.

        The Corporate Governance and Nominating Committee is responsible for, among other things:

  •
  assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

  •
  developing and recommending governance principles applicable to our board of directors;

  •
  overseeing the evaluation of our board of directors and management; and

  •
  recommending potential members for each board committee to our board of directors.

        Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee which will be posted on our website following the completion of this offering.

Compensation Committee Interlocks and Insider Participation

            No interlocking relationship exists between our board of directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past. CTI, STI and CAC did not have a compensation committee (or other board committee performing equivalent functions) in 2006. In 2006, Michael G. Shook participated in deliberations of the board of directors of STI concerning executive officer compensation. In 2006, KLI, the stockholder of CAC, determined executive officer compensation for CAC. No other officers of STI or CAC participated in deliberations concerning executive officer compensation.

        Mr. Justin Beckett, the Chairman of our Compensation Committee, was granted a 1.0% common equity interest in CAC in 2005 to be vested over a two-year period. Mr. Beckett entered into a deferred stock agreement with us on the closing of the STI Merger relating to our assumption of all the remaining unvested common equity interests in CAC. In 2006, prior to the STI Merger, Mr. Beckett, then an advisory board member of CAC, was granted a 0.5% common equity interest in CAC. On the closing of the STI Merger, Mr. Beckett's vested common equity interest in CAC represented 15,990 outstanding shares of our common stock. As of August 31, 2007, the remaining 0.5% common equity interest in CAC vested based on the anniversary date of Mr. Beckett's respective agreement. As a result, Mr. Beckett's vested common equity interests in CAC currently represent 31,980 outstanding shares of our common stock. For further details, see "Certain Relationships and Related Transactions – Outstanding Equity Awards."

Executive Compensation

Compensation Discussion and Analysis of CTI

Overview

            We were incorporated in October 2006 for purposes of holding both STI and CAC as wholly owned subsidiaries following the completion of the STI Merger which occurred on January 22, 2007. See "Our Business – Our History." As a newly formed company with no operations or assets, we have not paid any executive compensation or adopted any executive compensation programs for 2006. Accordingly, the compensation amounts for 2006 presented in the compensation tables set forth below for executive officers of STI and CAC may not be indicative of future compensation that we will award to our executive officers. For this reason, our compensation discussion and analysis disclosure is based on our envisioned compensation philosophy going forward.

        In connection with the STI Merger, we entered into employment agreements with each of Messrs. Michael G. Shook, William M. Shook and Daniel S. Milburn and an employment letter with Mr. Robert Muir, the terms of which were agreed upon in advance of the STI Merger. With the exception of the employment agreement and offer letter with John Roger, as discussed below, we have not entered into any employment agreements with any other executive officers. In addition, on December 15, 2006, our board of directors adopted a new incentive compensation plan, our 2007 Equity Plan, pursuant to which we awarded restricted stock awards and deferred stock awards to these executive officers, among others, on the closing of the STI Merger, and pursuant to which we will award each independent director grants of deferred stock upon the completion of this offering. STI and CAC agreed that the adoption of the 2007 Equity Plan at the time of the STI Merger would facilitate implementation of our future compensation programs. Moreover, the entering into of the employment agreements and employment letter was designed to ensure the retention of key members of management from both STI and CAC, which is integral to our continued future success. See "– Director Compensation – Equity Awards under the 2007 Equity Plan – Employment Agreements and Termination of Employment and Change-In-Control Arrangements."

        Currently, the Compensation Committee consists of Messrs. Justin Beckett (Chairman), Eva T. Losacco and Jon. A. Turner. All of the members of the Compensation Committee are independent directors. Our board of directors has adopted a written charter for the Compensation Committee which will be posted on our website following the completion of this offering. See "– Compensation Committee."

        The Compensation Committee will, among other things, be responsible for implementing and administering all aspects of our benefit and compensation plans and programs. Though we expect the Compensation Committee to follow the anticipated compensation programs set forth below, it is possible that the Compensation Committee could develop a compensation philosophy different or varied in some degree than that discussed below.

General Compensation Philosophy and Program Objectives

            This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in the discussion set forth below.

        The four elements of our executive compensation program are (1) Base Salary, (2) Incentive Bonus, (3) Long-Term Incentive Compensation and (4) Benefits, each of which are designed to:

  •
  attract and retain the best possible executive talent;
  •
  tie annual and long-term cash and stock incentives to achievement of measurable corporate, business unit and individual performance objectives;
  •
  align executives' incentives with stockholder value creation;
  •
  be affordable within the context of our operating expense model;
  •
  be fairly and equitably administered; and
  •
  reflect our values.

        To achieve these objectives, our Compensation Committee expects to implement and maintain compensation plans that tie a substantial portion of our executives' overall compensation to our financial performance, common stock price and other factors that directly and indirectly influence stockholder value. We believe that the equity awards granted to certain executive officers under our 2007 Equity Plan, will better align the equity ownership by our executive officers with the expectations as to long-term performance. We believe that equity ownership influences stockholder value creation because it provides an effective incentive with respect to Company performance and serves as an effective retention mechanism as a result of the applicable vesting mechanics underpinning each equity award. In addition, we aim to establish compensation plans that align the performance of our executive officers with our business plan and strategic objectives and promote the interests of long-term stockholders by focusing management on achieving strong short-term (annual) performance goals in a manner that supports and ensures our long-term success and profitability.

Benchmarking

            In determining overall compensation for executive management, including base salary, incentive bonuses, equity awards and perquisites, the Compensation Committee will consider compensation data of certain companies in order to analyze how other companies compensate their executive officers. The Compensation Committee retained an independent compensation consultant to review our compensation programs and those of other comparable public companies. Public companies used for comparison purposes include Bell Industries, Inc., Datalink Corporation, Edgewater Technology, Inc., Equinix, Inc., Neon Communications Group, Inc., Q9 Networks Inc. and Terramark Worldwide, Inc. These companies are either direct competitors or are companies from which we may seek to recruit executives or other key employees because they offer services that require executive skills comparable to the skills we seek in our executive officers. While the Compensation Committee does not believe that it is appropriate to establish compensation levels primarily based on benchmarking, generally, total overall compensation levels for our executive officers are targeted at the 50th percentile of the applicable comparative market. While we recognize that our compensation practices must be competitive in the marketplace, such marketplace information is only one of many factors that we will consider in assessing the reasonableness of compensation.

Compensation Components

            It is the view of the Compensation Committee that the total compensation program for executive officers should consist of the following:

Base Salary

            Base salaries provide executives with a base level of regular income. In determining base salaries, the Compensation Committee will consider the executive's qualifications, experience and industry knowledge, the quality and effectiveness of their leadership at our Company, the scope of their responsibilities and future potential, the goals and objectives established for the executive, the executive's past performance, the base salary paid to officers in comparable positions at public companies as described above, the Company's overall financial position and product development progress, internal pay equity and the tax deductibility of base salary. In addition, the Compensation Committee will consider the other components of executive compensation and the mix of performance pay to total compensation. The Compensation Committee will not apply any specific weighting to these factors. On an annual basis, each executive's past salary and performance will be considered and the Compensation Committee will decide whether or not to adjust the base salary. The Compensation Committee will review salaries annually and may increase or decrease an executive's base salary at its discretion, subject to the limitations found in the employment agreement, employment letter or offer letter, as the case may be, that we have entered into with each of Messrs. Michael G. Shook, William M. Shook, Daniel S. Milburn, Robert Muir and John Roger. For further details, see "– Employment Agreements and Termination of Employment and Change-In-Control Arrangements."

        The following table sets forth annual base salaries to be paid to our named executive officers for 2007.

Executive Officer	2007 Base Salary
Michael G. Shook	$245,000
William M. Shook	$210,000
Daniel S. Milburn	$175,000 (effective as of June 1, 2007)
Robert Muir	$143,750 (effective as of June 1, 2007)
John Roger	$185,000

Incentive Bonus

            In addition to base salaries, we believe performance-based cash bonuses are important in providing incentives to achieve corporate goals. Cash bonuses are intended to reward individual performance during the year and can therefore be highly variable from year to year. Going forward, our Compensation Committee will be responsible for establishing and implementing pre-established quantitative and qualitative performance standards for executive incentive bonuses. The Compensation Committee intends to take the following steps to ensure a direct correlation between executive compensation and performance:

  •
  initiate a practice of reviewing the performance of all senior executives at every board meeting; and
  •
  establish an annual review of compensation reports for all senior executives.

        Our performance-based incentive bonuses are tied to the achievement of an executive officer's individual goals and the achievement of certain annual financial and corporate objectives by us.

        Individual Performance Goals:    The payment of the incentive bonus is contingent on each executive officer meeting individual performance goals that have been established by mutual agreement between the Company and each executive officer, at the time of their respective appointments. Individual goals are tailored for each executive and include such goals as revenue achievement, gross margin, demand generation, development of corporate partnerships, new customer growth, long-term product strategy, short-term product deliverables, departmental-specific objectives and key operating metrics including inventory control and customer satisfaction.

        Corporate Goals:    We select specific and objectively measurable financial goals appropriate to focus our employees on key CTI objectives. Our corporate goals are based primarily on financial targets including revenue, gross margin and operating expense, and predicated on meeting other subjective and financial metrics, contained in our business plan. The following are some of our financial metrics selected as CTI's financial goals: (a) the total contract value from sales of our IT infrastructure services and solutions, data center services and related managed services to new clients as well as additional sales of our products and services to existing clients, or gross margin growth for existing customers,

i.e. bookings; (b) operating income; and (c) new customer acquisitions. We believe that we should reward contributions to bookings in order to encourage revenue growth and contributions to operating income to encourage achieving such growth in a cost-effective manner. Our operating income goal is calculated as a base GAAP operating income target reduced by any stock-based compensation expenses, amortization of intangibles and commissions paid for bookings in excess of our business plan. We believe that the use of non-GAAP operating income is more meaningful in reflecting our operational performance than the use of GAAP operating income.

        Determination of Incentive Bonuses:    Individual target bonus percentages are determined based on role, responsibility and total compensation. Set forth below is a summary of the performance-based incentive bonus arrangements for 2007 determined and agreed to between us and each of Messrs. Michael G. Shook, William M. Shook, Daniel S. Milburn, Robert Muir and John Roger pursuant to each of their respective employment agreements, employment letter, or offer letter, as the case may be. See "– Employment Agreements and Termination of Employment and Change-In-Control Arrangements." The provision of these performance-based incentive bonus arrangements have been determined in the context of our near term business objectives.

Michael G. Shook

            Michael G. Shook will be eligible to receive an incentive bonus based upon the achievement of certain quarterly financial and annual focus area goals as defined below, and which include, without limitation, a quantitative measure of economic value added and qualitative measures. Economic value added will be comprised of such concepts as earnings before interest, taxes, depreciation and amortization, or EBITDA, net operating profit after tax, revenues, utilization and profitability in the hosting business, growth of recurring revenue business across the platform through the creation of cross-selling synergies and bookings, performance of our stock price and EBITDA margin improvements, amongst others, and adjusted for such concepts as research and development expenses and cost of capital.

        Mr. Shook's employment agreement, which becomes effective upon completion of this offering, stipulates that the potential amount of his incentive compensation shall be no less than the compensation set forth below which is based upon the achievement of certain quarterly financial and annual focus area goals and a significant portion of his incentive compensation shall continue to be paid no less than quarterly:

        Base Incentive Compensation ("Leverage Amount") at achievement of 100% of all goals equals a total of $120,000 per year or $30,000 per quarter. Leverage Amount will be distributed as follows:

  •
  35% for meeting an annual EBITDA goal which for 2007 is $7.6 million (at 100% of goal, $42,000 per year or $10,500 per quarter);
  •
  30% for meeting budgeted professional services revenue goal, which for 2007 is $11.4 million, and which includes consulting services performed by CTI employees and outside contractors (at 100% of goal, $36,000 per year or $9,000 per quarter);
  •
  25% for attaining gross margin goal relating to our maintenance program which for 2007 is $9.2 million (at 100% of goal, $30,000 per year or $7,500 per quarter); and
  •
  10% for meeting "Managed by Objectives" goals, meaning: (a) meet corporate profit plan and drive business profitability from all areas of business; (b) work with vendor partners to drive relationships and partnerships; and (c) lead defined 2007 business improvement initiatives that result in improved business efficiency and cost avoidance (at 100% of goal, $12,000 per year or $3,000 per quarter). These performance objectives are variable and are assigned quarterly.

        Exceeding goals will result in a pro rata increase in the Leverage Amount on a quarterly basis. For example, achievement of 150% of professional services revenue goal would result in quarterly Leverage Amount payment of $13,500 ($30,000 total quarterly Leverage Amount multiplied by 30% of Leverage Amount distribution factor multiplied by 150% of goal achievement). Achieving less than 100% of goals will result in a pro rata decrease in the Leverage Amount on a quarterly basis. For example, achievement of 75% of professional services revenue goal would result in a quarterly Leverage Amount payment of

$6,750 ($30,000 total quarterly Leverage Amount multiplied by 30% of Leverage Amount distribution factor multiplied by 75% of goal achievement).

        In addition, Mr. Shook will be entitled to an additional incentive compensation consisting of a one-time special bonus in the amount of $7,500 per quarter for reaching 110% or greater of the aforementioned quarterly goals.

        Michael G. Shook, the Chairman of our board and the Compensation Committee will agree to quarterly and annual goals based upon our business plan. Mr. Shook's employment agreement contemplates that he will be paid his incentive bonus quarterly and annually within 60 days following the close of each fiscal quarter.

William M. Shook

            William M. Shook will be eligible to receive an incentive bonus based upon the achievement of certain quarterly financial and annual focus area goals as defined below, and which include, without limitation, a quantitative measure of economic value added and qualitative measures. Economic value added will be comprised of such concepts as EBITDA, net operating profit after tax, revenues, pipeline growth, sales force productivity, utilization, growth and profitability in the hosting business, increases in the rate of hosting attached to new sales, increasing mix of recurring revenue business to entire revenue base and bookings, gross margin contribution, performance of our stock price and EBITDA margin improvements, amongst others, and adjusted for such concepts as research and development expenses and cost of capital.

        Mr. Shook's employment agreement, which becomes effective upon completion of this offering, stipulates that the potential amount of his incentive compensation shall be no less than the compensation set forth below which is based upon the achievement of certain quarterly financial and annual focus area goals and a significant portion of his incentive compensation shall continue to be paid no less than quarterly:

        Base Incentive Compensation ("Leverage Amount") at achievement of 100% of all goals equals a total of $105,000 per year or $26,250 per quarter. Leverage Amount will be distributed as follows:

  •
  30% for budgeted profit and loss margin goal which for 2007 is $31.7 million (at 100% of goal, $31,500 per year or $7,875 per quarter);
  •
  30% for meeting budgeted professional services revenue goal, which for 2007 is $11.4 million, and which includes consulting services performed by CTI employees and outside contractors (at 100% of goal, $31,500 per year or $7,875 per quarter);
  •
  20% for meeting an annual EBITDA goal which for 2007 is $7.6 million (at 100% of goal, $21,000 per year or $5,250 per quarter); and
  •
  20% for meeting "Managed by Objectives" goals, meaning: (a) develop an overall improvement plan for solutions consulting and delivery team; (b) develop a staffing plan, identify headcount by business unit and execute hiring plan; and (c) develop a resource sharing and viability plan between Strategic Customer Care, Solutions Consulting and Delivery and Managed Services units and develop a written plan identifying goals, revenue and cost issues (at 100% of goal, $21,000 per year or $5,250 per quarter). These performance objectives are variable and are assigned quarterly.

        Exceeding goals will result in a pro rata increase in the Leverage Amount on a quarterly basis. For example, achievement of 150% of professional services revenue goal would result in a quarterly Leverage Amount payment of $11,812 ($26,250 total quarterly Leverage Amount multiplied by 30% of Leverage Amount distribution factor multiplied by 150% of goal achievement). Achieving less than 100% of goals will result in a pro rata decrease in the Leverage Amount on a quarterly basis. For example, achievement of 75% of professional services revenue goal would result in a quarterly Leverage Amount payment of $5,906 ($26,250 total quarterly Leverage Amount multiplied by 30% of Leverage Amount distribution factor multiplied by 75% of goal achievement).

        In addition, Mr. Shook will be entitled to an additional incentive compensation consisting of a one-time special bonus in the amount of $7,500 per quarter for reaching 110% or greater of the aforementioned quarterly goals.

        William M. Shook, the Chief Executive Officer and the Compensation Committee will agree to quarterly and annual goals based upon our business plan. Mr. Shook's employment agreement contemplates that he will be paid his incentive bonus quarterly and annually within 60 days following the close of each fiscal quarter.

Daniel S. Milburn

            Daniel S. Milburn will be eligible to receive an incentive bonus based upon the achievement of certain quarterly financial and annual focus area goals. These goals will include a quantitative measure of economic value added and qualitative measures. Economic value added will be based on such concepts as EBITDA, net operating profit after tax, revenues, utilization, growth and profitability in the hosting business, growth of recurring revenue in the hosting business and bookings, performance of our stock price and EBITDA margin improvements, amongst others, and adjusted for such concepts as research and development expenses and cost of capital. For 2007, Mr. Milburn's target EBITDA for the historical CAC business is $3.5 million.

        Certain quarterly focused area goals to be achieved by Mr. Milburn in respect of fiscal year 2007 are set forth below:

  •
  Determine possible sites for new data centers;
  •
  Seek partnerships in the East Coast of the United States to enhance CTI's hosting and collocation services;
  •
  Complete the operational installation of CTI's remote backup services; and
  •
  Train all districts on hosting and managed services.

        Following the repayment of the Avnet, Inc. indebtedness, Daniel S. Milburn, the Chief Executive Officer, the Chairman of our board and the Compensation Committee will determine quarterly and annual goals based upon our business plan. During the first twelve months of Mr. Milburn's amended employment agreement dated January 22, 2007, Mr. Milburn's incentive bonus shall not exceed 30% of his then base salary. Mr. Milburn's employment agreement contemplates that he will be paid his incentive bonus during the first quarter of each new calendar year.

Robert Muir

            Robert Muir will be eligible to receive an incentive bonus based upon the achievement of certain quarterly and annual goals, which will include, without limitation, the accuracy and efficiency of the budgeting process, development and timelines of reporting key indicators to the investment community and our board of directors, development and management of processes to assure compliance with the budget, among other financial and risk management expectations.

        Certain quarterly focus area goals to be achieved by Mr. Muir in respect of fiscal year 2007 are set forth below:

  •
  Complete financial statement audits;
  •
  Integrate accounting teams between STI and CAC; and
  •
  Integrate the human resources function with STI and create an employee handbook.

        Following the repayment of the Avnet, Inc. indebtedness, Robert Muir, the Chief Executive Officer, the Chairman of our board and the Compensation Committee will determine quarterly and annual goals based upon our business plan. Prior to the repayment of the Avnet, Inc. indebtedness from the proceeds of this offering, Mr. Muir's incentive bonus shall not exceed 30% of his then base salary. Mr. Muir's employment letter contemplates that he will be paid his incentive bonus during the first quarter of each new calendar year.

John Roger

            John Roger will be eligible to receive an incentive bonus pursuant to his offer letter dated July 31, 2007, as set forth below:

        John Roger's annual incentive bonus target is currently $100,000 which may be earned based on certain performance measures and qualitative and quantitative targets which are as follows:

  •
  Create an environment of cost consciousness and profit maximization throughout the Company;
  •
  Lead the development of an innovative business agenda;
  •
  Collaborate and advise CTI's Customer Relationship Management team on best practices, processes, and enterprise integration;
  •
  Lead, develop and implement a performance measurement and monitoring culture across the Company; and
  •
  Reduce selling, general and administrative expenses by 10% to 15% on an annual basis resulting in a run rate reduction of $2 million to $3 million for 2007.

        In addition, Mr. Roger will be entitled to an additional incentive compensation consisting of a one-time special bonus in the amount of $50,000 to be paid annually for reaching 110% or greater of the aforementioned quarterly goals.

        John Roger, the Chief Executive Officer and the Compensation Committee will agree to quarterly and annual goals based upon our business plan.

        With the exception of the aforementioned performance-based incentive bonus arrangements, our Compensation Committee has not yet determined the corporate performance goals it will apply in determining incentive bonuses for our other executive officers for 2007.

Long-Term Incentive Compensation

            The 2007 Equity Plan was approved by our board of directors on December 15, 2006 with a view to providing our Compensation Committee, as administrator of the 2007 Equity Plan, with the flexibility to structure compensation programs that are consistent with our overall goals and strategic direction and that provide a wide range of incentives to encourage and reward superior performance. The primary purpose of the 2007 Equity Plan is to attract, retain, motivate and reward high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us or our subsidiaries by enabling these people to acquire a proprietary interest in our business. Accordingly, the 2007 Equity Plan will provide incentives to our executive officers and other employees to expend their maximum effort to improve our operating results primarily by giving plan participants an opportunity to acquire or increase a direct proprietary interest in our future success through their ownership of shares of common stock, options and incentive stock options, stock appreciation rights, restricted stock awards, deferred stock awards, bonus stock awards, dividend equivalents, performance awards or other stock-based awards. These awards will be exclusively granted under the 2007 Equity Plan.

        On the closing of the STI Merger, a total of 550,000 shares of common stock have been reserved for issuance under the 2007 Equity Plan. Prior to the completion of this offering, the Company will amend the 2007 Equity Plan to increase the number of shares of common stock reserved for issuance under this plan to 700,000 shares and to provide that on the first day of each year, beginning with 2009, the number of shares reserved for issuance under this plan will be increased by a number of shares of common stock that when added to the number of shares of common stock available for issuance under this plan as of the last day of the preceding year, equals 150,000 shares.

        On the closing of the STI Merger being January 22, 2007, we awarded restricted stock awards and deferred stock awards to each of Messrs. Michael G. Shook, William M. Shook, Robert Muir, Daniel S. Milburn, Mark P. Arnold and Ms. Karen S. Bertaux, among others. In September 2007, we awarded 67,306 shares of restricted stock to Mr. John Roger pursuant to his offer letter dated July 31, 2007. Set forth below is a chart setting forth grants of restricted stock awards and deferred stock awards under the 2007 Equity Plan and applicable vesting schedules in relation thereto to certain of our executive officers in respect of fiscal year 2007, including any stock purchases. For further details, see "– Equity Awards under the 2007 Equity Plan – Restricted Stock Agreements and Deferred Stock Agreements."

Executive Officer	Amount of Restricted Shares of Common Stock	Amount of Deferred Shares of Common Stock	Vesting Schedule	Stock Purchases
Michael G. Shook	112,500		75,000, 18,750 and 18,750 shares will respectively vest on the first, second and third anniversary of the date of the grant
William M. Shook	87,500		58,334, 14,583 and 14,583 shares will respectively vest on the first, second and third anniversary of the date of the grant
John Roger	67,306		20,192 shares will vest on February 6, 2008 and thereafter 26,922, 13,461 and 6,731 shares will respectively vest on the last day of the following calendar years 2008, 2009 and 2010.	John Roger is also eligible to purchase stock up to $50,000 pursuant to his offer letter dated July 31, 2007
			Mr. Roger's restricted stock award is performance based and will vest over the three year period described above, which is also subject to Mr. Roger meeting at least 75% of his performance measures and qualitative and quantitative targets as follows:
			• First 6 Months – 30%;
			• December 31, 2008 – 40%;
			• December 31, 2009 – 20%; and
			• December 31, 2010 – 10%
Robert Muir		50,000	16,667, 16,667 and 16,666 shares will respectively vest on the first, second and third anniversary of the date of the grant
Daniel S. Milburn		37,500	12,500 shares will respectively vest on the first, second and third anniversary of the date of the grant

Karen S. Bertaux	37,500	12,500 shares will respectively vest on the first, second and third anniversary of the date of the grant
Mark P. Arnold	16,650	5,550 shares will respectively vest on the first, second and third anniversary of the date of the grant

        This equity compensation component is designed to closely align our executive's pay with the interests of our stockholders. Following these awards, 86,894 shares of our common stock are available for any future grants under the 2007 Equity Plan. In addition, upon completion of this offering, each independent director, excluding the managing principals of KLI who are members of our board of directors, will receive a grant of 3,000 deferred shares of common stock pursuant to the 2007 Equity Plan. See "– Equity Awards under the 2007 Equity Plan – Director Compensation – 2007 Equity Plan," and "Certain Relationships and Related Transactions."

        The Compensation Committee believes that the granting of these awards will encourage long-term performance by our executive officers achieved through an ownership culture. Long-term equity incentive awards will provide our executives with the incentive to continue their employment with us for longer periods of time, which in turn, provides us with greater stability during our growth stage. These awards are also less costly to us in the short-term than cash compensation. As such, our 2007 Equity Plan was established to provide our executive officers and employees with incentives to help align those employees' incentives with the interests of our stockholders. In administering the 2007 Equity Plan, the Compensation Committee is authorized to, among other things, select the participants and determine the types of awards to be made to participants, the number of shares subject to awards and the terms, conditions, restrictions and limitations of the awards. The Compensation Committee's philosophy will determine the manner in which it exercises its discretion to structure awards to achieve the 2007 Equity Plan's purpose. Upon becoming a Nasdaq-listed company, we will be subject to Nasdaq listing standards that, in general, require stockholder approval of equity-based plans.

Benefits

            Going forward, all of our employees, including our executive officers, may participate in our health programs, such as medical, dental and vision care coverage, and our 401(k) and life insurance programs. We also provide vacation and other paid holidays to all employees, including our executive officers. We have no current plans to provide pension arrangements, retirement plans or nonqualified deferred compensation plans to our employees or executive officers.

Perquisites

            We believe perquisites for executive officers should be extremely limited in scope and value, yet beneficial in a cost-effective manner to help us attract and retain our senior executives. Pursuant to the employment agreements that we have entered into on the closing of the STI Merger, Messrs. Michael G. Shook and William M. Shook will each receive a monthly automobile allowance which covers automobile related expenses and each officer will be reimbursed for reasonable necessary and customary expenses incurred in the performance of each officer's duties and obligations. Similarly, pursuant to the employment agreement that we have entered into on the closing of the STI Merger, Mr. Daniel S. Milburn will be reimbursed for reasonable necessary and customary expenses incurred in the performance of his duties and obligations. Mr. Robert Muir's employment letter does not specify the provision of perquisites, but Mr. Muir will be reimbursed for reasonable necessary and customary expenses incurred in the performance of his duties and obligations. Pursuant to Mr. John Roger's offer letter dated July 31, 2007, Mr. Roger will receive an automobile allowance which will be paid monthly in the amount of $600 and Mr. Roger will be reimbursed for all reasonable and documented expenses incurred in connection with the performance of his duties. Any future perquisites for executive officers will be reviewed and evaluated by the Compensation Committee.

Severance and Change in Control Benefits

            We have provided protections to each of Messrs. Michael G. Shook and William M. Shook by including severance provisions in their respective employment agreements. Severance payments will be rendered only in the following circumstances: (a) we provide a notice of non-renewal of the employment agreement to the officer; (b) we terminate the employment agreement other than for cause, death or disability; or (c) the officer terminates the employment agreement for good reason. Our employment agreement with Mr. Daniel S. Milburn also contains severance provisions. Severance payments will be rendered to Mr. Milburn only if we terminate his employment agreement other than for cause, death or disability. Our employment agreement with Mr. John Roger also contains severance provisions. If Mr. Roger is terminated by the Company without cause, the Company shall give Mr. Roger at least one year prior written notice of such termination or, at the Company's election, the Company will pay to Mr. Roger an amount equal to Mr. Roger's regular base salary for a period of four weeks in lieu of all or a part of such notice. Further, if Mr. Roger terminates his employment for good reason, arising from a change of control, the Company will pay to Mr. Roger an amount equal to Mr. Roger's regular base salary for a period of four weeks. For definitions of cause and good reason pursuant to each of Messrs. Michael G. Shook, William M. Shook, Daniel S. Milburn and John Roger's respective employment agreements, see "– Employment Agreements and Termination of Employment and Change-In-Control Arrangements."

        We have provided these protections to each of Messrs. Michael G. Shook, William M. Shook, Daniel S. Milburn and John Roger in order to attract and retain highly skilled and experienced executive officers. Mr. Robert Muir's employment letter does not contain severance provisions. With the exception of our agreement with John Roger, the employment agreements that we have entered into do not contain any arrangements between us and any of our executive officers pursuant to which a payment or other benefit is to be made or given by way of compensation in the event of a change of control of us or a change in the executive officer's responsibilities following such change in control. Our 2007 Equity Plan does contain change in control provisions. For further details, see "– Employment Agreements and Termination of Employment and Change-In-Control Arrangements" and "– 2007 Equity Plan – Change-in-Control Provisions."

Management's Role in the Compensation-Setting Process

            Mr. Michael G. Shook, our Chief Executive Officer and Mr. William M. Shook, our Executive Vice-President of Sales and Marketing have each played a significant role in their compensation-setting process. Both executives have played a key role in establishing their business performance targets and potentially achievable incentive compensation, as described above. Notwithstanding their employment agreements that were entered into between the Company and each of Mr. Michael G. Shook and Mr. William M. Shook, the terms of which were agreed upon in advance of the STI Merger, the Compensation Committee will review on an annual basis, all recommendations of Mr. Michael G. Shook and Mr. William M. Shook with respect to their compensation. The Compensation Committee will discuss the recommendations with Mr. Michael G. Shook and Mr. William M. Shook, as appropriate, and then make its decision, in its sole discretion.

Impact on Compensation Design of Tax and Accounting Considerations

            In designing our compensation programs, we will consider and factor into the design of such program the tax and accounting aspects of these programs. Principal among the tax considerations is the potential impact of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction for public companies for compensation in excess of $1 million paid in a year to the Chief

Executive Officer and to the four next most highly compensated executive officers, unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. Our general approach will be to structure the annual incentive bonuses and equity awards payable to our executive officers in a manner that preserves the tax deductibility of that compensation.

        Accounting considerations will also be taken into account in designing the compensation programs made available to executive officers. Principal among these is SFAS 123R, "Share Based Payments," which address the accounting treatment of certain equity-based compensation. We will be required to accrue equity awards paid to our executive officers as an expense when earned by the officer. SFAS 123R will require us to recognize compensation expense within our income statement for all share-based payment arrangements, which will include most of the equity awards under the 2007 Equity Plan. The expense will be based on the grant date fair value of the stock awards granted and, in most cases, will be recognized ratably over the requisite service period.

Summary Compensation Tables

STI

            The following table provides a summary of the compensation paid by STI for the year ended December 31, 2006 to each of its Chief Executive Officer, Chief Financial Officer, Executive Vice President of Sales and Marketing, Vice-President of Solution Consulting and Delivery and Vice-President of Enterprise Services, who earned more than $100,000 during the year ended December 31, 2006, and who now serve as executive officers of CTI, with the exception of James P. Togher, Jr.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Award ($)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael G. Shook (1) President, Chief Executive Officer and Chairman	2006	224,066	155,959 (2)	–	–	–	28,476 (3)	408,501
Karen S. Bertaux (4) Chief Financial Officer	2006	153,000	66,000 (5)	–	–	–	845 (6)	219,845
William M. Shook (7) Executive Vice President of Sales and Marketing	2006	192,780	147,781 (8)	–	–	–	4,713 (9)	345,274
James P. Togher, Jr. (10) Vice-President of Solution Consulting and Delivery	2006	178,500	109,279 (11)	–	–	–	7,969 (12)	295,748
Mark P. Arnold (13) Vice-President of Enterprise Services	2006	173,400	102,760 (14)	–	–	–	–	276,160

(1)
As of December 15, 2006, Mr. Michael G. Shook became our Chief Executive Officer.

(2)
Consists of the following incentive bonuses paid to Mr. Shook in respect of each of the fiscal quarters in 2006: (a) $51,140 for the first quarter of 2006; (b) $49,678 for the second quarter of 2006; (c) $31,986 for the third quarter of 2006; and (d) $23,155 for the fourth quarter of 2006.

(3)
Consists of $1,185 which represents STI's matching contribution to its 401(k) Plan, a life insurance premium in the amount of $13,618 and a $13,673 car allowance.

(4)
As of January 22, 2007, Ms. Karen S. Bertaux became our Vice-President of Business Operations, Mergers and Acquisitions, Human Resources and Investor Relations. As of November 2007, Ms. Bertaux has served as our Vice-President of Mergers and Acquisitions, Investor Relations and Shared Services.

(5)
Consists of the following incentive bonuses paid to Ms. Bertaux in respect of each of the fiscal quarters in 2006: (a) $16,500 for the first quarter of 2006; (b) $16,500 for the second quarter of 2006; (c) $16,500 for the third quarter of 2006; and (d) $16,500 for the fourth quarter of 2006.

(6)
Consists of $845 which represents STI's matching contribution to its 401(k) Plan.

(7)
From January 22, 2007 to April 1, 2007, Mr. William M. Shook has served as our Executive Vice-President of Sales and Marketing. As of April 1, 2007 through August, 2007, Mr. William M. Shook served as our interim Executive Vice-President of Solutions Consulting and Delivery. As of August, 2007, Mr. William M. Shook has resumed his role as our Executive Vice-President of Sales and Marketing.

(8)
Consists of the following incentive bonuses paid to Mr. Shook in respect of each of the fiscal quarters in 2006: (a) $44,808 for the first quarter of 2006; (b) $46,736 for the second quarter of 2006; (c) $31,024 for the third quarter of 2006; and (d) $25,213 for the fourth quarter of 2006.

(9)
Consists of $976 which represents STI's matching contribution to its 401(k) Plan and a $3,737 car allowance.

(10)
James P. Togher, Jr. served as the Vice-President of Solution Consulting and Delivery for STI since 2004. Mr. Togher resigned from STI on March 16, 2007.

(11)
Consists of the following incentive bonuses paid to Mr. Togher in respect of each of the fiscal quarters in 2006: (a) $32,941 for the first quarter of 2006; (b) $32,534 for the second quarter of 2006; (c) $23,464 for the third quarter of 2006; and (d) $20,340 for the fourth quarter of 2006.

(12)
Consists of $934 which represents STI's matching contribution to its 401(k) Plan and a $7,035 car allowance.

(13)
As of January 22, 2007, Mr. Mark P. Arnold became our Vice-President of Customer Support and Training.

(14)
Consists of the following incentive bonuses paid to Mr. Arnold in respect of each of the fiscal quarters in 2006: (a) $37,539 for the first quarter of 2006; (b) $27,616 for the second quarter of 2006; (c) $21,329 for the third quarter of 2006; and (d) $16,276 for the fourth quarter of 2006.

Compensation Discussion and Analysis of STI

            STI's compensation arrangements with those persons who served as STI's executive officers in 2006 generally reflect the individual circumstances surrounding the applicable executive officer's appointment. STI did not have a compensation committee (or other board committee performing equivalent functions) in 2006. Michael G. Shook, STI's President, Chief Executive Officer and Chairman, has historically played a significant role in the deliberations of the board of directors of STI concerning the determination of the principal components of compensation of STI's executive officers, which comprises of the following: base salary, incentive bonus and equity compensation, generally in the form of grants of stock options.

        As a private company, the board of directors of STI has not adopted any formal policies or guidelines for allocating compensation between cash and non-cash compensation, or between short and long-term components of equity compensation. The board of directors of STI applied its judgment in determining the relative allocation of each compensation element based on a targeted compensation package for each executive officer comparable to similarly situated executives at other private companies in STI's industry and geographic area. Factors affecting the STI board's judgments also included performance compared to strategic goals established for each individual at the beginning of the year, the nature and scope of the executive's responsibilities and the individual's effectiveness in leading STI's initiatives to achieve corporate goals.

        The following subsections describe how STI's board determined the amount to pay regarding each component and how each component aligned pay with measurable performance necessary for STI to achieve its business objectives:

Base Salary

            The board of directors of STI has not adopted any formal policies or guidelines for the issuance of annual base salaries to executive officers. In 2006, STI purchased two third party surveys which examined executive compensation data of comparable companies. These surveys assessed executive compensation by analyzing the following criteria: geographical location, company size, company revenue and industry. As a result, the board of directors of STI determined each executive officer's base salary in 2006, as set forth above, using a benchmarking survey comparable to similarly situated executives at other private companies in STI's industry and geographic area.

Incentive Bonus

            Set forth below is a summary of the basis on which incentive bonuses were issued to each of STI's executive officer's in each fiscal quarter in 2006:

Michael G. Shook

            Mr. Shook's incentive bonus quarterly payouts in 2006 were as follows: (a) $51,140 for the first quarter of 2006; (b) $49,678 for the second quarter of 2006; (c) $31,986 for the third quarter of 2006; and (d) $23,155 for the fourth quarter of 2006. These quarterly payouts were issued to Mr. Shook based on the following criteria which was based on STI's 2006 financial plan:

  •
  Leverage at 100% of goals was $110,000 and the target leverage payout per quarter was $27,500 which was based on the following leverage distribution:
  •
  35% for attaining operating income goals which for 2006 was $4.1 million;
  •
  30% for attaining professional services margin goals which for 2006 was $4.4 million;
  •
  25% for attaining bookings of profit and loss margin goals which for 2006 was $19.4 million; and
  •
  10% for attaining management objective goals which include the following:
  •
  Meet and exceed corporate revenue margin and operating income plans. Special emphasis on performance linearity and consistency.
  •
  Successful alignment, leverage and integration of all people, products, programs and assets.
  •
  Drive employee communication and commitment to core STI values and profitable business growth.
  •
  Active involvement with key customers.
  •
  Refinance STI with the purpose of improving the balance sheet, decreasing debt service and creating growth capital.
  •
  Work with key vendor partners to drive relationships and partnerships. Participate on vendor advisory councils.
  •
  Work with the executive management team members to assure that key objectives are met.

        In addition, special quarterly bonuses were created to drive varying areas of focus and critical financial goals. The special quarterly bonuses were established prior to each fiscal quarter and were only paid to Mr. Shook if STI exceeded its financial goals. Special bonus scenarios included 110% or greater of quarterly operating income goals; professional services revenue goals; booking margin goals or sales, general and administrative expense, or SG&A, reductions. The quarterly special bonus for reaching 110% of an applicable category was $7,500. In 2006, Mr. Shook received special quarterly bonuses in the amount of $42,500.

Karen S. Bertaux

            Ms. Bertaux's incentive bonus quarterly payouts in 2006 were as follows: (a) $16,500 for the first quarter of 2006; (b) $16,500 for the second quarter of 2006; (c) $16,500 for the third quarter of 2006; and (d) $16,500 for the fourth quarter of 2006. These quarterly payouts were issued to Ms. Bertaux based on the following criteria which was based on STI's 2006 financial plan plus discretionary performance bonuses of $4,000 per quarter:

  •
  Leverage at 100% of goals was $50,000 and the target leverage payout per quarter was $12,500 which was based on the following leverage distribution:
  •
  100% for attaining management objective goals which include the following:
  •
  Work to complete a Strategic Study Project with Raymond James on STI's options for recapitalizing STI.
  •
  Institutionalize key performance indicators, or KPI, reporting, monitoring, and analysis.
  •
  Continue external focus with customers, District Sales Managers and Client Solutions Leads and be more active in business initiatives.

William M. Shook

            Mr. Shook's incentive bonus quarterly payouts in 2006 were as follows: (a) $44,808 for the first quarter of 2006; (b) $46,736 for the second quarter of 2006; (c) $31,024 for the third quarter of 2006; and (d) $25,213 for the fourth quarter of 2006. These quarterly payouts were issued to Mr. Shook based on the following criteria which was based on STI's 2006 financial plan:

  •
  Leverage at 100% of goals was $105,000 and the target leverage payout per quarter was $26,250 which was based on the following leverage distribution:
  •
  30% for attaining bookings of profit and loss margin goals which for 2006 was $19.4 million;
  •
  30% for attaining professional services margin goals which for 2006 was $4.4 million;
  •
  20% for attaining corporate operating income goals which for 2006 was $4.1 million; and
  •
  20% for attaining management objective goals which include the following:
  •
  Solution Selling implementation.
  •
  Sales Team Development.
  •
  Increase professional services sales.

        In addition, special quarterly bonuses were created to drive varying areas of focus and critical financial goals. The special quarterly bonuses were established prior to each fiscal quarter and were only paid to Mr. Shook if STI exceeded its financial goals. Special bonus scenarios included 110% or greater of quarterly operating income goals; professional services revenue goals; product growth booking margin goals or SG&A reductions. The quarterly special bonus for reaching 110% of an applicable category was $7,500. In 2006, Mr. Shook received special quarterly bonuses in the amount of $39,000.

James P. Togher, Jr.

            Mr. Togher's incentive bonus quarterly payouts in 2006 were as follows: (a) $32,941 for the first quarter of 2006; (b) $32,534 for the second quarter of 2006; (c) $23,464 for the third quarter of 2006; and (d) $20,340 for the fourth quarter of 2006. These quarterly payouts were issued to Mr. Togher based on the following criteria which was based on STI's 2006 financial plan:

  •
  Leverage at 100% of goals was $105,000 and the target leverage payout per quarter was $26,250 which was based on the following leverage distribution:
  •
  35% for attaining professional services margin goals which for 2006 was $4.4 million;
  •
  20% for attaining management objective goals which include the following:
  •
  Re-organize Infrastructure Computing (professional services) delivery management team with more focus on local support.
  •
  Complete the SMART services management solution for development.
  •
  Establish a new hire trainee program.
  •
  Successfully roll out the Project Management Office initiative.
  •
  20% for attaining hardware and software revenue goals which for 2006 was $40.5 million;
  •
  15% for attaining corporate operating income goals which for 2006 was $4.1 million; and
  •
  10% for attaining customer care and managed services operating income goals which for 2006 was $9.6 million.

Mark P. Arnold

            Mr. Arnold's incentive bonus quarterly payouts in 2006 were as follows: (a) $37,539 for the first quarter of 2006; (b) $27,616 for the second quarter of 2006; (c) $21,329 for the third quarter of 2006; and (d) $16,276 for the fourth quarter of 2006. These quarterly payouts were issued to Mr. Arnold based on the following criteria which was based on STI's 2006 financial plan:

  •
  Leverage at 100% of goals was $105,000 and the target leverage payout per quarter was $26,250 which was based on the following leverage distribution:
  •
  40% for attaining customer care operating income goals which for 2006 was $9.0 million;
  •
  20% for attaining managed services operating income goals which for 2006 was $564,000;
  •
  15% for attaining management objective goals which include the following:
  •
  Staff development and retention.

      •
      New hire recruiting.
      •
      Margin achievement.
      •
      Profitability improvement.
      •
      Managed Services operational improvement and risk reduction.
      •
      Sun Manager program improvements.
      •
      Develop and promote partner relationships with key STI Customer Care vendor partners.
      •
      Expand Customer Care and Managed Services offerings.
      •
      Drive improvement in customer satisfaction.
    •
    15% for attaining corporate operating income goals which for 2006 was $4.1 million; and
    •
    10% for attaining training operating income goals which for 2006 was $323,000.

Equity Compensation – Stock Options

            STI's board of directors' historical practice has been to grant equity-based awards, generally in the form of grants of stock options, to attract, retain, motivate and reward STI employees, particularly STI's executive officers, and to encourage their ownership of an equity interest in STI. STI's board has granted awards of stock options to its executive officers under STI's amended and restated 1999 employee stock plan upon their appointment as executive officers, with STI's obligation to grant the options typically memorialized in the offer letter or employment agreement, entered into with the applicable executive officer. Each of Karen S. Bertaux, William M. Shook, James P. Togher, Jr. and Mark P. Arnold received option grants under such circumstances. Michael G. Shook does not hold any options to purchase shares of STI common stock under STI's amended and restated 1999 employee stock plan.

        Although no stock options were granted to, or exercised by, each of Karen S. Bertaux, William M. Shook, James P. Togher, Jr. or Mark P. Arnold of STI during the fiscal year ended December 31, 2006, each of these executive officers, excluding Michael G. Shook, did have outstanding option awards in STI which were held at the end of the fiscal year ended December 31, 2006. For further details, see "– Outstanding Equity Awards at Fiscal Year End – STI." However, in connection with the STI Merger, we assumed all of the outstanding options to purchase shares of STI common stock, which were converted into options to purchase shares of our common stock, on substantially the same terms and conditions that were applicable under STI's amended and restated 1999 employee stock plan. Further, all Company options have become fully vested following the closing of the STI Merger. As of October 31, 2007, Company options to purchase 246,852 shares of our common stock are exercisable at a weighted average exercise price of $15.92 per share. For further details, see "– Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger."

Benefits

            STI established competitive benefit packages for all of their employees in an effort to attract and retain highly qualified personnel. Each of Michael G. Shook, Karen S. Bertaux, William M. Shook, James P. Togher, Jr. and Mark P. Arnold participated in all of STI's employee benefit plans, such as medical, dental, vision, group life and accidental death and dismemberment insurance and STI's 401(k) plan, in each case on the same basis as other employees. Mr. Michael G. Shook was also provided with an individual term life insurance policy. STI did provide a matching contribution under its 401(k) plan but STI did not offer any retirement benefits.

Perquisites

            STI's board of directors annually reviewed the perquisites that members of senior management received. Each of Michael G. Shook, William M. Shook and James P. Togher, Jr. were provided with a car allowance which amounted to $13,673, $3,737 and $7,035 respectively, in fiscal year 2006.

CAC

            The following table provides a summary of the compensation paid by CAC for the year ended December 31, 2006 to each of its President, Chief Financial Officer and Chief Operating Officer, who

earned more than $100,000 during the year ended December 31, 2006. Mr. Robert Muir and Mr. Daniel S. Milburn now serve as executive officers of CTI.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Nana Baffour (1) President and Chairman	2006	–	–	–	–	–	–	–
Robert Muir (2) Chief Financial Officer	2006	128,735	28,000 (3)	– (4)	–	–	4,964 (5)	161,699
Daniel S. Milburn (6) Chief Operating Officer	2006	140,000	28,000 (7)	– (8)	–	–	6,902 (9)	174,902

(1)
Mr. Nana Baffour is a managing principal of KLI. Prior to the completion of the STI Merger, KLI was the majority stockholder of CAC. KLI is entitled to receive an annual management retainer fee from CAC in the amount of $250,000 which will terminate upon the closing of this offering. See "Certain Relationships and Related Transactions – KLI Annual Management Fee."

(2)
As of December 15, 2006, Mr. Robert Muir became our Vice-President, Chief Financial Officer and Secretary. Mr Muir previously served as the Chief Financial Officer of CAC since June 2005.

(3)
Consists of a 20% incentive bonus pursuant to Mr. Muir's employment letter in the amount of $26,000 which was paid in 2007 for Mr. Muir's 2006 performance based results and a $2,000 incentive bonus which was paid in 2006 for Mr. Muir's 2006 performance based results.

(4)
Stock awards were not awarded in 2006 see "– Outstanding Equity Awards at Fiscal Year End" in the Stock Awards in CAC table.

(5)
Consists of $4,662 which represents CAC's matching contribution to its 401(k) Plan and a life insurance premium in the amount of $302.

(6)
As of January 22, 2007, Mr. Daniel S. Milburn became our Senior Vice-President and Chief Operating Officer of Hosting and Infrastructure Services. Mr. Milburn previously served as the Chief Operating Officer of CAC since June 2005.

(7)
Consists of a 20% incentive bonus pursuant to Mr. Milburn's employment agreement in the amount of $28,000 paid by CAC in 2007 for his 2006 performance based results.

(8)
Stock awards were not awarded in 2006 see "– Outstanding Equity Awards at Fiscal Year End" in the Stock Awards in CAC table.

(9)
Consists of $6,600 which represents CAC's matching contribution to its 401(k) Plan and a life insurance premium in the amount of $302.

Compensation Discussion and Analysis of CAC

            CAC was incorporated on March 31, 2005 under the laws of the State of Delaware by its controlling stockholder, KLI, a private equity firm based in New York City. Since then, KLI has played a significant role in the determination of the principal components of compensation of CAC's executive officers, which comprises of the following: base salary, incentive bonus and equity compensation, generally in the form of grants of equity awards, which gave each of Robert Muir and Daniel S. Milburn an opportunity to earn a certain percentage of the equity of CAC. CAC did not have a compensation committee (or other board committee performing equivalent functions) in 2006. KLI did not adopt any formal policies or guidelines for allocating compensation between cash and non-cash compensation, or between short and long-term components of equity compensation. Factors affecting KLI's judgments included performance compared to strategic goals established for each of Robert Muir and Daniel S. Milburn at the beginning of fiscal year 2006, the nature and scope of each executive's responsibilities and the individual's effectiveness in leading CAC's initiatives to achieve CAC's corporate goals.

        The following subsections describe how KLI determined the amount to pay regarding each component and how each component aligned pay with measurable performance necessary for CAC to achieve its business objectives:

Base Salary

            Pursuant to Mr. Muir's employment letter with CAC dated May 22, 2005, Mr. Muir was granted a base salary of $125,000 in 2005. Due to Mr. Muir's higher level of responsibility at CAC and based on

Mr. Muir's performance evaluation conducted by CAC, Mr. Muir's base salary increased to $128,735 in 2006. This base salary increase reflects a 3.5% approximate base salary increase from 2005 to 2006.

        CAC's compensation arrangement with Mr. Milburn generally reflects the employment arrangement Mr. Milburn had with Consonus, Inc. on May 31, 2005 when CAC acquired all of the assets of Consonus, Inc. from Questar InfoComm, Inc. Mr. Milburn's salary increased from $108,096 to $140,000 in May 2005 at the time of the acquisition, which reflects a 29.5% base salary increase due to his higher level of responsibility at CAC going forward. Mr. Milburn did not receive a base salary increase in 2006.

Incentive Bonus

            KLI did not adopt any formal policies or guidelines for the allocation of cash compensation based on specific quantitative and qualitative performance targets. Pursuant to Mr. Muir's employment letter with CAC dated May 22, 2005 and Mr. Milburn's employment agreement with CAC dated May 31, 2005, KLI granted each officer a 20% incentive bonus based on each of their salaries at the time of each of their appointments, which was comparable to similarly situated executives at other private companies in CAC's industry and geographic area. KLI determined that the 20% incentive bonuses were also primarily based on mutually agreed earnings before interest, taxes, depreciation and amortization, or EBITDA, targets based on $2 million in 2006. In addition, KLI evaluated the granting of such incentive bonuses based on the following qualitative management objectives: growth in customers, percent of managed services growth and overall customer revenue growth.

    Equity Compensation – Equity Awards

            KLI's historical practice has been to grant equity awards, to attract, retain, motivate and reward CAC's executive officers and advisory board members, and to encourage their ownership of an equity interest in CAC. KLI granted these equity awards to each of Robert Muir and Daniel S. Milburn upon their appointment as executive officers, with KLI's obligation to grant the equity awards memorialized in the employment letter entered into with Robert Muir and the employment agreement entered into with Daniel S. Milburn. KLI did not adopt a formal equity plan for CAC.

        Mr. Robert Muir was granted an equity interest in CAC equal to 1.50% of the outstanding common equity of CAC pursuant to his employment letter with CAC dated May 22, 2005. Pursuant to Mr. Muir's employment letter, Mr. Muir's equity interest in CAC will vest and be distributed to Mr. Muir according to the following vesting schedule: 0.25% on the first anniversary of his employment; 0.50% on the second anniversary of his employment; and 0.75% on the third anniversary of his employment. On June 30, 2006, Mr. Muir was granted a 0.25% common equity interest in CAC representing 8,271 shares of our common stock. Mr. Muir's equity grant was amended pursuant to a deferred stock agreement which was entered into between Robert Muir and CAC on the closing of the STI Merger. Pursuant to the deferred stock agreement, Mr. Muir's 1.25% unvested common equity interest in CAC represented 40,252 unvested shares of our common stock. On June 30, 2007, Mr. Muir was granted 15,990 shares of our common stock. The remaining 24,262 shares of our common stock will vest on the earlier of (a) June 30, 2008; or (b) at the closing of this offering, provided that Mr. Muir's employment service continues until the closing of this offering. For further details, see "– Outstanding Equity Awards at Fiscal Year End – CAC" and "Option Exercises and Stock Vested."

        Mr. Daniel S. Milburn was granted an equity interest in CAC equal to 3.50% of the outstanding common equity of CAC pursuant to his employment agreement with CAC dated May 31, 2005. Pursuant to Mr. Milburn's employment agreement, Mr. Milburn's equity interest in CAC will vest and be distributed to Mr. Milburn according to the following vesting schedule: 0.75% on the first anniversary of his employment; 1.0% on the second anniversary of his employment; and 1.75% on the third anniversary of his employment. On May 31, 2006, Mr. Milburn was granted a 0.75% common equity interest in CAC representing 24,261 shares of our common stock. Mr. Milburn's equity grant was amended pursuant to a deferred stock agreement which was entered into between Daniel S. Milburn and CAC on the closing of the STI Merger. Pursuant to the deferred stock agreement, Mr. Milburn's 2.75% unvested common equity interest in CAC represented 88,225 unvested shares of our common stock. On May 31, 2007, Mr. Milburn was granted 31,982 shares of our common stock. The remaining 56,243 shares of our common stock will vest on the earlier of (a) May 31, 2008; or (b) at the closing of this offering, provided that Mr. Milburn's employment service continues until the closing of this offering. For further details, see "– Outstanding Equity Awards at Fiscal Year End – CAC" and "Option Exercises and Stock Vested."

Benefits

            KLI established competitive benefit packages for Robert Muir and Daniel S. Milburn in an effort to attract and retain highly qualified personnel. Each of Robert Muir and Daniel S. Milburn participated in all of CAC's employee benefit plans, such as medical, dental, vision, group life and accidental death and dismemberment insurance and CAC's 401(k) plan. Each of Robert Muir and Daniel S. Milburn were also provided with an individual term life insurance policy. CAC did provide a matching contribution under its 401(k) plan but CAC did not offer any retirement benefits.

Perquisites

            CAC did not provide any perquisites to each of Robert Muir and Daniel S. Milburn in 2006.

Grants of Plan Based Awards

            No stock options or plan based awards were granted to Michael G. Shook, Karen S. Bertaux, William M. Shook, James P. Togher, Jr. or Mark P. Arnold of STI during the fiscal year ended December 31, 2006. Similarly, no stock options or plan based awards were granted to Nana Baffour, Robert Muir or Daniel S. Milburn of CAC during the fiscal year ended December 31, 2006.

Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger

            In connection with the STI Merger, we assumed (i) a total of 347 unvested shares of CAC's common stock which represent all remaining unvested common equity interests in CAC, and which were converted to 191,336 shares of our common stock pursuant to the applicable exchange ratio adjustment set forth in the Merger Agreement; and (ii) all outstanding options to purchase 3,350,368 shares of STI common stock, which were converted into options to purchase shares of our common stock, referred to in this prospectus as the Company options, on substantially the same terms and conditions that were applicable under STI's amended and restated 1999 employee stock plan, except that the exercise price and number of shares subject to each Company option were adjusted to reflect the applicable exchange ratio adjustment set forth in the Merger Agreement. The assumption by CTI of outstanding equity awards in CAC and STI options in connection with the STI Merger has not affected the percentage ownership of shares of our common stock held by former CAC and STI stockholders, respectively, pursuant to the terms of the Merger Agreement. See "Certain Relationships and Related Transactions – Outstanding Equity Awards and STI's Amended and Restated 1999 Employee Stock Plan."

        We have reserved from our authorized and unissued common stock a sufficient number of shares of common stock to provide for the issuance of common stock upon the vesting of all such outstanding equity awards and exercise of outstanding options. All the unvested common equity interests in CAC will vest the earlier of (a) an established vesting schedule of two to three years; or (b) following the completion of this offering. All Company options have become fully vested following the closing of the STI Merger. As of October 31, 2007, Company options to purchase 246,852 shares of our common stock are exercisable at a weighted average exercise price of $15.92 per share.

Options to Purchase Securities

            The following table sets forth details regarding outstanding Company options assumed in connection with the STI Merger to purchase 246,852 shares of our common stock that are held by each of the enumerated groups as of October 31, 2007.

Group	Number of Persons Holding Options	Shares of Common Stock Issuable Under Options Granted (#)	Exercise Price per Share ($)	Market Value on Date of Grant (1) ($)	Expiration Date
Executive officers and former executive officers of the Company	3	5,788 77,171 8,103	$6.22 $6.22 $6.22 – $9.46	$6.22 $6.22 $6.22 – $11.14	2013 2014 2015
Executive officers and former executive officers of the Company's subsidiaries	6	9,067 3,820 3,859	$46.91 $65.18 $33.30		2009 2010 2011
All other current and former employees of the Company	144	8,297 22,226 7,216 2,208 462 25,625 2,545 12,969	$9.46 $0.13 – $9.46 $9.46 $9.46 $6.22 $6.22 $6.22 – $9.46 $7.39 – $9.46	$6.22 $6.22 $6.22 – $11.14 $7.39 – $9.46	2009 2010 2011 2012 2013 2014 2015 2016
All other current and former employees of the Company's subsidiaries	193	7,857 31,954 11,383 1,370 1,458 3,474	$46.91 $30.19 – $65.18 $30.19 – $65.18 $33.30 $1.30 – $6.22 $6.22	$6.22 $6.22	2009 2010 2011 2012 2013 2014

(1)
For options granted after January 1, 2003, a third party valuation of STI's common stock was used to determine the estimated fair market value on the date of grant. The values reflected in this table were adjusted to reflect the applicable exchange ratio adjustment set forth in the Merger Agreement. Prior to this date, the market value on the date of grant was not reasonably ascertainable.

Outstanding Equity Awards At Fiscal Year End

STI

            The following table sets forth information concerning outstanding option awards in STI held at the end of the fiscal year ended December 31, 2006 by Michael G. Shook, Karen S. Bertaux, William M. Shook, James P. Togher, Jr. and Mark P. Arnold.

	Option Awards in STI
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Percent of Total Options Granted to Employees in Fiscal Year 2006 (6)
Michael G. Shook President, Chief Executive Officer and Chairman	–	– (1)	–	–	–	–
Karen S. Bertaux Chief Financial Officer	63,750 (2)	41,250 (2)	–	0.48	July 28, 2013 and January 1, 2015	–
William M. Shook Executive Vice President of Sales and Marketing	1,000,000 (3)	–	–	0.48	December 31, 2014	–
James P. Togher, Jr Vice-President of Solution Consulting and Delivery	66,667 (4)	33,333 (4)	–	0.48	June 16, 2007	–
Mark P. Arnold Vice-President of Enterprise Services	18,750 (5)	56,250 (5)	–	0.86	June 1, 2015	–

(1)
Michael G. Shook does not hold any outstanding options to purchase shares of STI common stock under STI's amended and restated 1999 employee stock plan.

(2)
Karen S. Bertaux was granted options to purchase 75,000 shares of STI common stock on July 28, 2003 and 30,000 shares of STI common stock on January 1, 2005 under STI's amended and restated 1999 employee stock plan. As of December 31, 2006, 63,750 shares of STI common stock underlying the outstanding options were exercisable and 41,250 shares of STI common stock underlying the outstanding options were unexercisable. The outstanding options to purchase the 75,000 and 30,000 shares of STI common stock held by Karen S. Bertaux were collectively converted at the closing of the STI Merger to Company options to purchase 5,788 and 2,315 shares of our common stock, respectively, which are fully exercisable at a weighted average exercise price of $6.22 per share as of the closing of the STI Merger.

(3)
William M. Shook was granted options to purchase 1,000,000 shares of STI common stock on December 31, 2004 under STI's amended and restated 1999 employee stock plan. As of December 31, 2006, all 1,000,000 shares of STI common stock underlying the outstanding options were exercisable. The outstanding options to purchase 1,000,000 shares of STI common stock held by William M. Shook were converted at the closing of the STI Merger to Company options to purchase 77,171 shares of our common stock which are fully exercisable at a weighted average exercise price of $6.22 per share as of the closing of the STI Merger.

(4)
James P. Togher Jr. was granted options to purchase 100,000 shares of STI common stock on June 1, 2004 under STI's amended and restated 1999 employee stock plan. As of December 31, 2006, 66,667 shares of STI common stock underlying the outstanding options were exercisable and 33,333 shares of STI common stock underlying the outstanding options were unexercisable. The outstanding options to purchase 100,000 shares of STI common stock held by James P. Togher, Jr. were converted at the closing of the STI Merger to Company options to purchase 7,717 shares of our common stock which are fully exercisable at a weighted average exercise price of $6.22 per share as of the closing of the STI Merger. Due to Mr. Togher's resignation from STI on March 16, 2007, the 7,717 outstanding options expired on June 16, 2007.

(5)
Mark P. Arnold was granted options to purchase 75,000 shares of STI common stock on June 1, 2005 under STI's amended and restated 1999 employee stock plan. As of December 31, 2006, 18,750 shares of STI common stock underlying the outstanding options were exercisable and 56,250 shares of STI common stock underlying the outstanding options were unexercisable. The outstanding options to purchase 75,000 shares of STI common stock held by Mark P. Arnold were converted at the closing of the STI Merger to Company options to purchase 5,788 shares of our common stock which are fully exercisable at a weighted average exercise price of $9.46 per share as of the closing of the STI Merger.

(6)
All of the option awards listed in this table were granted to executive officers prior to 2006.

CAC

            The following table sets forth information concerning outstanding stock awards in CAC held at the end of the fiscal year ended December 31, 2006 by Nana Baffour, Robert Muir and Daniel S. Milburn.

Stock Awards in CAC
Name	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Nana Baffour President and Chairman	–	–	–	–
Robert Muir Chief Financial Officer	40,252 (1)	117,238 (2)	–	–
Daniel S. Milburn Chief Operating Officer	88,225 (3)	256,960 (4)	–	–

(1)
Mr. Robert Muir was granted an equity interest in CAC equal to 1.50% of the outstanding common equity of CAC pursuant to his employment letter with CAC dated May 22, 2005, which represented 0.88 shares of CAC's common stock. Pursuant to Mr. Muir's employment letter, Mr. Muir's equity interest in CAC will vest and be distributed to Mr. Muir according to the following vesting schedule: 0.25% on the first anniversary of his employment; 0.50% on the second anniversary of his employment; and 0.75% on the third anniversary of his employment. On June 30, 2006, Mr. Muir was granted a 0.25% common equity interest in CAC representing 0.15 shares of CAC's common stock, as discussed below under "– Option Exercises and Stock Vested During Fiscal Year End 2006." Mr. Muir's equity grant was amended pursuant to a deferred stock agreement which was entered into between Robert Muir and CAC on the closing of the STI Merger. Pursuant to the deferred stock agreement, Mr. Muir's 1.25% unvested common equity interest in CAC represented 73 unvested shares of CAC's common stock, which takes into consideration a 100 for 1 stock split of CAC's common stock effective as of October 1, 2006. At the closing of the STI Merger, Mr. Muir's 73 unvested shares of CAC's common stock were converted for 40,252 shares of our common stock. On June 30, 2007, Mr. Muir was granted 15,990 shares of our common stock. The remaining 24,262 shares of our common stock will vest on the earlier of (a) June 30, 2008; or (b) at the closing of this offering, provided that Mr. Muir's employment service continues until the closing of this offering.

(2)
Represents the aggregate market value of shares of stock in CAC that have not vested. The aggregate market value of shares of stock in CAC has been computed based on a valuation performed as of December 31, 2006.

(3)
Mr. Daniel S. Milburn was granted an equity interest in CAC equal to 3.50% of the outstanding common equity of CAC pursuant to his employment agreement with CAC dated May 31, 2005, which represented 2.04 shares of CAC's common stock. Pursuant to Mr. Milburn's employment agreement, Mr. Milburn's equity interest in CAC will vest and be distributed to Mr. Milburn according to the following vesting schedule: 0.75% on the first anniversary of his employment; 1.0% on the second anniversary of his employment; and 1.75% on the third anniversary of his employment. On May 31, 2006, Mr. Milburn was granted a 0.75% common equity interest in CAC representing 0.44 shares of CAC's common stock, as discussed below under "– Option Exercises and Stock Vested During Fiscal Year End 2006." Mr. Milburn's equity grant was amended pursuant to a deferred stock agreement which was entered into between Daniel S. Milburn and CAC on the closing of the STI Merger. Pursuant to the deferred stock agreement, Mr. Milburn's 2.75% unvested common equity interest in CAC represented 160 unvested shares of CAC's common stock, which takes into consideration a 100 for 1 stock split of CAC's common stock effective as of October 1, 2006. At the closing of the STI Merger, Mr. Milburn's 160 unvested shares of CAC's common stock were converted for 88,225 shares of our common stock. On May 31, 2007, Mr. Milburn was granted 31,982 shares of our common stock. The remaining 56,243 shares of our common stock will vest on the earlier of (a) May 31, 2008; or (b) at the closing of this offering, provided that Mr. Milburn's employment service continues until the closing of this offering.

(4)
Represents the aggregate market value of shares of stock in CAC that have not vested. The aggregate market value of shares of stock in CAC has been computed based on a valuation performed as of December 31, 2006.

Option Exercises and Stock Vested

            No stock options were exercised by Michael G. Shook, Karen S. Bertaux, William M. Shook, James P. Togher, Jr. or Mark P. Arnold of STI during the fiscal year ended December 31, 2006. Similarly, no stock options were exercised by Nana Baffour, Robert Muir or Daniel S. Milburn of CAC during the fiscal year ended December 31, 2006. The following table sets forth information concerning stock awards in CAC that have vested during the fiscal year ended December 31, 2006.

Stock Awards in CAC
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert Muir Chief Financial Officer	8,271 (1)	6,681 (2)
Daniel S. Milburn Chief Operating Officer	24,261 (3)	20,044 (4)

(1)
Pursuant to Mr. Robert Muir's employment letter with CAC dated May 22, 2005, Mr. Muir was granted a 0.25% common equity interest in CAC on the first anniversary of his employment with CAC which represented 0.15 shares of CAC's common stock on June 30, 2006. Mr. Muir's 0.15 vested shares of CAC's common stock were converted to 15 vested shares of CAC's common stock following a 100 for 1 stock split of CAC's common stock effective as of October 1, 2006. At the closing of the STI Merger, Mr. Muir's 15 shares of CAC's common stock were converted for 8,271 shares of our common stock.

(2)
Represents the aggregate dollar amount realized upon the vesting of the shares of stock in CAC.

(3)
Pursuant to Mr. Daniel S. Milburn's employment agreement with CAC dated May 31, 2005, Mr. Milburn was granted a 0.75% common equity interest in CAC on the first anniversary of his employment with CAC which represented 0.44 shares of CAC's common stock on May 31, 2006. Mr. Milburn's 0.44 vested shares of CAC's common stock were converted to 44 vested shares of CAC's common stock following a 100 for 1 stock split of CAC's common stock effective as of October 1, 2006. At the closing of the STI Merger, Mr. Milburn's 44 shares of CAC's common stock were converted for 24,261 shares of our common stock.

(4)
Represents the aggregate dollar amount realized upon the vesting of the shares of stock in CAC.

Pension Benefits

            Michael G. Shook, Karen S. Bertaux, William M. Shook, James P. Togher, Jr. and Mark P. Arnold did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by STI during the fiscal year ended December 31, 2006. Similarly, Nana Baffour, Robert Muir and Daniel S. Milburn did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by CAC during the fiscal year ended December 31, 2006.

Nonqualified Deferred Compensation

            Michael G. Shook, Karen S. Bertaux, William M. Shook, James P. Togher, Jr. and Mark P. Arnold did not earn any nonqualified compensation benefits from STI during the fiscal year ended December 31, 2006. Similarly, Nana Baffour, Robert Muir and Daniel S. Milburn did not earn any nonqualified compensation benefits from CAC during the fiscal year ended December 31, 2006.

Potential Payments Upon Termination or Change-In-Control

            Mr. Daniel S. Milburn's employment agreement dated May 31, 2005 with CAC that was in effect as of December 31, 2006 provided for payments in the event of Mr. Milburn's death or disability which payments consisted of Mr. Milburn's then-current base salary, CAC common stock and a prorated portion of Mr. Milburn's bonus that were earned, vested or accrued respectively, through Mr. Milburn's date of termination. Mr. Milburn was also entitled to a severance payment in the event of a change in control of CAC which consisted of Mr. Milburn's then-current monthly base salary through the end of May 31, 2007 in addition to any common stock that had vested immediately prior to a change in control of CAC. These severance provisions were amended pursuant to the amended employment agreement between Mr. Daniel S. Milburn, CAC and the Company dated January 22, 2007. For a description of Mr. Milburn's current severance entitlements, see "– Employment Agreements and Termination of Employment and Change-In-Control Arrangements – Daniel S. Milburn."

        Our employment agreement with John Roger dated July 31, 2007 specifies that if Mr. Roger terminates his employment for good reason, arising from a change of control, the Company will pay to Mr. Roger an amount equal to Mr. Roger's regular base salary for a period of four weeks. For a description of Mr. Roger's severance entitlements, see "– Employment Agreements and Termination of Employment and Change-In-Control Arrangements – John Roger."

        Except as noted above, as of December 31, 2006, Messrs. Nana Baffour and Robert Muir of CAC and Messrs. Michael G. Shook, William M. Shook, James P. Togher, Jr. and Mark P. Arnold and Ms. Karen S. Bertaux of STI, were not entitled to any payments or benefits in connection with any termination, severance or a change in control of either CAC or STI, as the case may be.

Employment Agreements and Termination of Employment and Change-In-Control Arrangements

            We entered into employment agreements with each of Messrs. Michael G. Shook, William M. Shook and Daniel S. Milburn, an employment letter with Mr. Robert Muir and an offer letter and employment agreement with John Roger as summarized below:

Michael G. Shook

            Michael G. Shook and the Company entered into an employment agreement dated January 22, 2007, which will become effective upon the full repayment of the Avnet, Inc. indebtedness from the proceeds of the offering. Subject to provisions for earlier termination, the agreement will have an initial three year term with automatic successive renewal terms of one year each, unless the Company or Mr. Shook elect not to renew the agreement upon the expiration of the three year initial term or any renewal term by providing written notice of such non-renewal to the other party at least 60 days prior to the expiration of the then current term. Mr. Shook may terminate the employment agreement immediately for "good reason" (as defined below) and the Company may terminate the employment agreement immediately for "cause" (as defined below), subject to the Company's right to cure as set forth in the agreement. Both parties may terminate the agreement for any reason upon 60 days written notice to the other party. In the event of termination of the agreement by the Company without cause, by Mr. Shook for good reason or as a result of the Company's notice of non-renewal, Mr. Shook is entitled to receive as severance (i) his then current base salary for a period that is the greater of (a) six months or (b) through the expiration of the then current term; and (ii) the restricted shares of common stock granted to him by the Company pursuant to the Restricted Stock Agreement which shall become immediately vested as of the date of the termination of Mr. Shook's continuous service or the Company's notice of non-renewal to Mr. Shook, whichever is applicable. See "– Restricted Stock Agreements." In addition, in the event of termination of the agreement by the Company without cause or as a result of the Company's notice of non-renewal, Mr. Shook will be entitled to receive (i) the amount of incentive compensation he would have been entitled to for meeting 50% of his then-established performance goals through the entire severance period.

        Mr. Shook will receive a base salary of $245,000 per year to be paid by the Company and/or STI. Mr. Shook will be eligible to receive an incentive compensation based on the achievement of certain quarterly financial and performance goals to be determined and agreed upon in advance. The agreement contains (i) non-solicitation and non-competition covenants in favor of the Company, which apply during the term of Mr. Shook's employment and for a period of 12 months following the termination or expiration of his employment with the Company and (ii) a nondisclosure covenant in favor of the Company which applies indefinitely. Mr. Shook will participate in employee benefits and plans. The Company will also maintain life insurance coverage for Mr. Shook and the Company will provide directors and officers' liability insurance coverage.

        Pursuant to the agreement, "good reason" shall mean the occurrence of any of the following events: (a) the Company's material breach of any provision of the agreement, which breach, if capable of cure, is not cured within 10 business days after Mr. Shook has provided written notice of such breach to the Company; (b) the Company's material breach of any other agreement between the Company and Mr. Shook, which breach, if capable of cure, is not cured within 10 business days after Mr. Shook has provided written notice of such breach to the Company; (c) any material diminution in Mr. Shook's base salary, incentive compensation, other compensation, benefits, title, duties or status as the Chief Executive Officer; or (d) any requirement by the Company that Mr. Shook, without his consent, relocate to or report to as his principal place of employment any location more than 30 miles from Cary, North Carolina.

        Pursuant to the agreement, "cause" shall mean the occurrence of any of the following events: (a) Mr. Shook's material failure to perform the essential functions of his job due to the use or abuse of illegal drugs or alcohol; (b) Mr. Shook's conviction or plea of no contest to a felony or a crime involving moral turpitude, which conviction or plea has or is likely to have a material adverse effect on us, including damage to our reputation; (c) Mr. Shook's breach of any provision of the agreement which has or is likely to have a material adverse effect on us; (d) Mr. Shook's breach of the non-solicitation, non-competition and nondisclosure covenants contained in the agreement in favor of the Company, other than a non-material and inadvertent breach; (e) Mr. Shook's willful acts of malfeasance or misfeasance which acts have or are likely to have a material adverse effect on us; or (f) Mr. Shook's actions constituting theft, embezzlement or fraud with respect to the Company's property or business. Prior to the termination of Mr. Shook's employment for "cause" pursuant to subsections (c) or (d), the Company will provide Mr. Shook with 10 business days to cure the cause for termination.

William M. Shook

            William M. Shook and the Company entered into an employment agreement dated January 22, 2007, which will become effective upon the full repayment of the Avnet, Inc. indebtedness from the proceeds of the offering. Subject to provisions for earlier termination, the agreement will have an initial three year term with automatic successive renewal terms of one year each, unless the Company or Mr. Shook elect not to renew the agreement upon the expiration of the three year initial term or any renewal term by providing written notice of such non-renewal to the other party at least 60 days prior to the expiration of the then current term. Mr. Shook may terminate the employment agreement immediately for "good reason" (as defined below) and the Company may terminate the employment agreement immediately at any time for "cause" (as defined below), subject to the Company's right to cure as set forth in the agreement. Both parties may terminate the agreement upon 60 days written notice to the other party. In the event of termination of the agreement by the Company without cause, by Mr. Shook for good reason or as a result of the Company's notice of non-renewal, Mr. Shook is entitled to receive as severance (i) his then current base salary for a period that is the greater of (a) six months or (b) through the expiration of the then current term; and (ii) the restricted shares of common stock granted to him by the Company pursuant to the Restricted Stock Agreement which shall become immediately vested as of the date of the termination of Mr. Shook's continuous service or the Company's notice of non-renewal to Mr. Shook, whichever is applicable. See "– Restricted Stock Agreements." In addition, in the event of termination of the agreement by the Company without cause or as a result of the Company's notice of non-renewal, Mr. Shook will be entitled to receive the amount of incentive compensation he would have been entitled to for meeting 50% of his then-established performance goals through the entire severance period.

        Mr. Shook will receive a base salary of $210,000 per year to be paid by the Company and/or STI. Mr. Shook will be eligible to receive incentive compensation based on the achievement of certain quarterly financial and performance goals to be determined and agreed upon in advance. The agreement contains (i) non-solicitation and non-competition covenants in favor of the Company, which apply during the term of Mr. Shook's employment and for a period of 12 months following the termination or expiration of his employment with the Company and (ii) a nondisclosure covenant in favor of the Company which applies indefinitely. Mr. Shook will participate in employee benefits and plans. The Company will also maintain life insurance coverage for Mr. Shook and the Company will provide directors and officers' liability insurance coverage.

        Pursuant to the agreement, "good reason" shall mean the occurrence of any of the following events: (a) the Company's material breach of any provision of the agreement, which breach, if capable of cure, is not cured within 10 business days after Mr. Shook has provided written notice of such breach to the Company; (b) the Company's material breach of any other agreement between the Company and Mr. Shook, which breach, if capable of cure, is not cured within 10 business days after Mr. Shook has provided written notice of such breach to the Company; (c) any material diminution in Mr. Shook's base salary, incentive compensation, other compensation, benefits, title, duties or status as the Executive Vice-President of Sales and Marketing; or (d) any requirement by the Company that Mr. Shook, without his consent, relocate to or report to as his principal place of employment any location more than 30 miles from Cary, North Carolina.

        Pursuant to the agreement, "cause" shall mean the occurrence of any of the following events: (a) Mr. Shook's material failure to perform the essential functions of his job due to the use or abuse of illegal drugs or alcohol; (b) Mr. Shook's conviction or plea of no contest to a felony or a crime involving moral turpitude, which conviction or plea has or is likely to have a material adverse effect on us, including damage to our reputation; (c) Mr. Shook's breach of any provision of the agreement which has or is likely to have a material adverse effect on us; (d) Mr. Shook's breach of the non-solicitation, non-competition and nondisclosure covenants contained in the agreement in favor of the Company, other than a non-material and inadvertent breach; (e) Mr. Shook's willful acts of malfeasance or misfeasance which acts have or are likely to have a material adverse effect on us; or (f) Mr. Shook's actions constituting theft, embezzlement or fraud with respect to the Company's property or business. Prior to the termination of Mr. Shook's employment for "cause" pursuant to subsections (c) or (d), the Company will provide Mr. Shook with 10 business days to cure the cause for termination.

Daniel S. Milburn

            Daniel S. Milburn and CAC entered into an employment agreement dated May 31, 2005 which was amended by the employment agreement entered into between Daniel S. Milburn, CAC and the Company dated January 22, 2007. Subject to provisions for earlier termination, the agreement has an initial two year term with automatic successive renewal terms of one year each, unless the Company or Mr. Milburn elect not to renew the agreement upon the expiration of the two year initial term or any renewal term by providing written notice of such non-renewal to the other party at least 90 days prior to the expiration of the then current term. In the event of termination of the agreement by the Company without cause, Mr. Milburn is entitled to receive as severance his then current base salary, vested common equity interest and prorated bonus earned and accrued through the date of termination.

        Effective as of June 1, 2007, Mr. Milburn will receive a base salary of $175,000 per year to be paid by the Company and/or CAC. During the first 12 months of the amending agreement, Mr. Milburn will be eligible to receive an incentive compensation not to exceed 30% of his base salary, and provided that certain mutually agreed operating target levels are achieved. Mr. Milburn will also be eligible to receive an additional incentive compensation payment to be determined and agreed upon in advance for exceeding his performance target. The agreement contains (i) non-solicitation and non-competition covenants in favor of the Company, which apply during the term of Mr. Milburn's employment and for a period of one year following termination of his employment with the Company and (ii) a nondisclosure covenant in favor of the Company which applies indefinitely. Mr. Milburn will participate in employee benefits and plans, which includes the provision of life insurance. The Company and/or CAC will also provide for directors and officers liability insurance coverage.

        Pursuant to the agreement, "cause" shall mean the occurrence of any of the following events: (a) Mr. Milburn's failure to perform his duties in a competent or professional manner, or his neglect of the business of the Company, or, his refusal to attend to the business of the Company; (b) theft, embezzlement or fraud by Mr. Milburn or Mr. Milburn's involvement in any scheme or conspiracy pursuant to which the Company loses assets; (c) incapacity on the job by reason of the use or abuse of alcohol or drugs; (d) commission of a felony or a crime involving moral turpitude; (e) gross insubordination; (f) unexplained and continuous absences from work; (g) Mr. Milburn's breach of any provision of the agreement; or (h) willful acts of malfeasance or misfeasance prejudicial to the Company. Prior to the termination of Mr. Milburn's employment for "cause" pursuant to subsections (a) or (g), the Company will provide Mr. Milburn with 20 business days to cure the cause for termination.

Robert Muir

            Robert Muir and CAC entered into an employment letter dated May 22, 2005 which was amended by the employment letter entered into between Robert Muir and CAC dated January 22, 2007. The employment letter provides that Mr. Muir is employed "at-will," and his employment may be terminated at any time by us or Mr. Muir. Prior to the repayment of the Avnet, Inc. indebtedness from the proceeds of the offering, Mr. Muir will be eligible to receive an incentive bonus not to exceed 30% of his then base salary. Effective as of June 1, 2007, Mr. Muir will receive a base salary of $143,750 per year to be paid by the Company and/or CAC. In addition, Mr. Muir will be eligible to receive an incentive compensation based on the achievement of certain quarterly and annual goals to be determined and agreed upon in advance. Mr. Muir will participate in employee benefits and plans, which includes the provision of life insurance. The Company and/or CAC will also provide for directors and officers liability insurance coverage.

John Roger

            John Roger and the Company entered into an offer letter and employment agreement each dated July 31, 2007. Mr. Roger will receive a base salary of $185,000 per year to be paid by the Company. Mr. Roger will be eligible to receive an annual bonus target of $100,000 as well as a $50,000 additional bonus for exceeding targeted and defined performance goals to be determined and agreed upon in advance.

        Mr. Roger's employment with the Company is an employment at will. Accordingly, either the Company or Mr. Roger may terminate the agreement at any time, for any or no reason, with or without cause. However, the Company may terminate the agreement for "cause" with or without prior notice to Mr. Roger. The term "cause" shall mean (a) Mr. Roger, in carrying out his duties has been guilty of gross negligence or willful and wanton misconduct which in either case results in material harm to the financial condition, business, assets, or prospects of the Company; (b) the conviction of, or entering of plea or no contest by, Mr. Roger for (i) fraud, misappropriation, or embezzlement relating to the Company, (ii) any felony, or (iii) any other offense that results in an active sentence of at least 30 days imprisonment; (c) any material breach of this agreement by Mr. Roger; (d) the loss, suspension or material impairment of any license, certification, registration or other professional credential, or "License," held by Mr. Roger, if the Company deems such License necessary for Mr. Roger to remain qualified to perform his responsibilities; or (e) Mr. Roger fails to carry out directions (consistent with his position) of the President, Chief Executive Officer, or the board of directors of the Company, which failure cannot be cured or shall not have been cured within 30 days after receipt by Mr. Roger of written notice from the Company specifying in reasonable detail the failure to carry out such directions.

        Mr. Roger may also terminate the agreement for good reason within six months of a "change of control" which is defined as: (a) acquisition of beneficial ownership of more than 50% of the voting power of outstanding securities of the Company, excluding (i) acquisitions by Michael G. Shook, his affiliates, or (ii) acquisitions by employee benefit plans sponsored by the Company or an affiliate; (b) approval by the stockholders of the Company of a reorganization or merger, unless (i) the merger results in the outstanding voting securities of the Company continuing to represent more than 80% of the voting securities of the surviving entity immediately after the merger; or (ii) the merger is effected to recapitalize the Company, and no person acquires more than 30% of the voting securities; (c) approval by the stockholders of the Company of a complete liquidation, dissolution, or sale of all or substantially all of the assets of the Company; or (d) a merger in which the Company is the survivor in a merger if it becomes a subsidiary corporation of another entity. However, Mr. Roger may not terminate his obligations for "good reason" without first giving the Company 30 days prior written notice of the grounds for such termination for "good reason" and the opportunity for the Company to cure such grounds for "good reason," which is defined as: (a) diminution in office, title, reporting requirements or responsibilities; (b) material reduction in Mr. Roger's base salary, bonus or benefits taken as a whole without Mr. Roger's consent; or (c) a change in the location of Mr. Roger's office of more than 50 miles without Mr. Roger's prior consent.

        Upon termination of the agreement and Mr. Roger's employment, for whatever reason, the Company shall pay Mr. Roger or his beneficiary such salary as he/she may be entitled to receive for services rendered prior to the date of such termination. If Mr. Roger is terminated by the Company for "cause" as defined above, or if Mr. Roger's employment ends due to Mr. Roger's death, or if Mr. Roger voluntarily resigns, the Company shall not be liable for any payments to Mr. Roger. If Mr. Roger is terminated by the Company without cause, the Company shall give Mr. Roger at least one year prior written notice of such termination or, at the Company's election, the Company will pay to Mr. Roger an amount equal to Mr. Roger's regular base salary for a period of four weeks in lieu of all or a part of such notice. If Mr. Roger terminates his employment for good reason, arising from a change of control (as defined above), the Company will pay to Mr. Roger an amount equal to Mr. Roger's regular base salary for a period of four weeks.

        The agreement contains (i) non-competition covenants in favor of the Company, which apply during the term of Mr. Roger's employment and for a period of 12 months following the termination or expiration of his employment with the Company and for a period of one year following such termination of employment with the Company, Mr. Roger will provide written notice to the Company of the name and address of any other employer with whom Mr. Roger accepts employment at least 24 hours prior to commencement of such employment; and (ii) nondisclosure and non-solicitation covenants in favor of the Company which apply indefinitely. Mr. Roger will participate in employee benefits and plans. The Company will also maintain life insurance coverage for Mr. Roger and the Company will provide directors and officers' liability insurance coverage.

Change-In-Control Arrangements

            Other than as disclosed above, there are no arrangements or agreements which have been made or are proposed to be made between us and any of our executive officers pursuant to which a payment or other benefit is to be made or given by way of compensation in the event of a change of control of us or a change in the executive officer's responsibilities following such change in control.

Director Compensation

            In fiscal year 2006, none of our directors received any compensation for service as a member of our board of directors or board committees. Also, in fiscal year 2006, none of the directors of CAC nor STI received any compensation for service as members of the respective boards of CAC and STI.

        Upon completion of this offering, each independent director, excluding the Chairman of our board and our lead director, will be eligible to receive a retainer of $25,000 per year. Upon completion of this offering, the Chairman of our board of directors and our lead director will be eligible to receive a retainer of $35,000 per year. Each independent director will also be eligible to receive an attendance fee of $1,000 if attended in person or $500 if attended by phone for each meeting of the board of directors and each board committee meeting. If board and committee meetings are held on the same day, then no additional compensation will be paid for attendance at the committee meetings. Audit committee chairs will also receive an additional $12,000 per year and other committee chairs will receive $8,000 per year.

        We will also reimburse all of our directors for reasonable out-of-pocket expenses in connection with attending meetings of our board of directors and committees of the board of directors. Applicable laws prohibit us from making loans to our directors.

        We intend to review the compensation agreements for directors on an annual basis to ensure that the directors are being compensated at levels which are in line with industry practices.

        Upon completion of this offering, each independent director, excluding the managing principals of KLI who are members of our board of directors, will receive a grant of 3,000 deferred shares of common stock pursuant to the 2007 Equity Plan. Each independent director that is a director on January 1, 2008, and on January 1 of each year thereafter, will be awarded $25,000 of our common stock as of January 1 of the award year (rounded up to the nearest whole share), but such award will not be granted until December 31 of the award year. Each independent director must therefore be a director of the Company on December 31 of the award year to receive the grant of the deferred stock pursuant to the award. See "Management – 2007 Equity Plan – Deferred Stock Awards."

Equity Awards under the 2007 Equity Plan

New Equity Plan of the Company

            We adopted an incentive compensation plan, referred to in this prospectus as the 2007 Equity Plan that was approved by our board of directors on December 15, 2006. The 2007 Equity Plan provides for the issuance of shares of common stock, options and incentive stock options, stock appreciation rights, restricted stock awards, deferred stock awards, bonus stock, dividend equivalents, performance awards and other stock-based awards that may be granted to our employees, directors, executive officers and consultants as well as those of our subsidiaries. See "2007 Equity Plan."

        On the closing of the STI Merger, a total of 550,000 shares of common stock have been reserved for issuance under the 2007 Equity Plan. On the closing of the STI Merger and through to October 31, 2007, we awarded (a) 267,306 restricted shares of common stock, which will be issued and outstanding upon issuance; and (b) 195,800 deferred shares of common stock, which will not be issued and outstanding until the completion of applicable vesting periods. As of October 31, 2007, 86,894 shares of common stock remain eligible for any future grants under the various types of equity awards existing under the 2007 Equity Plan. Prior to the completion of this offering, the Company will amend the 2007 Equity Plan to increase the number of shares of common stock reserved for issuance under this plan to 700,000 shares and to provide that on the first day of each year, beginning with 2009, the number of shares reserved for issuance under this plan will be increased by a number of shares of common stock that when added to the number of shares of common stock available for issuance under this plan as of the last day of the preceding year, equals 150,000 shares.

        Certain terms and provisions of the restricted stock awards and the deferred stock awards that have been granted under the 2007 Equity Plan to each of Michael G. Shook, William M. Shook, John Roger, Robert Muir, Daniel S. Milburn, Karen S. Bertaux and Mark P. Arnold, among others, are summarized in the following sections entitled "– Restricted Stock Agreements" and "– Deferred Stock Agreements."

Restricted Stock Agreements

            Under the 2007 Equity Plan, on January 22, 2007, we awarded 112,500 restricted shares of common stock to Michael G. Shook and 87,500 restricted shares of common stock to William M. Shook, and on September 19, 2007, we awarded 67,306 restricted shares of common stock to John Roger. These awards were granted pursuant to the terms, provisions and restrictions set forth in the restricted stock agreements entered into between the Company and each of Michael G. Shook, William M. Shook and John Roger. The issuance of the restricted stock to each of Michael G. Shook, William M. Shook and John Roger will be subject to the vesting schedules as indicated below:

  •
  Michael G. Shook received 112,500 restricted shares of common stock. The restricted shares will vest and be distributed to Mr. Shook according to the following vesting schedule: 75,000, 18,750 and 18,750 shares will respectively vest on the first, second and third anniversary of the date of the grant; and
  •
  William M. Shook received 87,500 restricted shares of common stock. The restricted shares will vest and be distributed to Mr. Shook according to the following vesting schedule: 58,334, 14,583 and 14,583 shares will respectively vest on the first, second and third anniversary of the date of the grant.
  •
  John Roger received 67,306 restricted shares of common stock. The restricted shares will vest and be distributed to Mr. Roger according to the following vesting schedule: 20,192 shares on February 6, 2008 and thereafter 26,922, 13,461 and 6,731 shares will respectively vest on the last day of the following calendar years 2008, 2009 and 2010.

        Notwithstanding the above noted vesting schedules, each of Michael G. Shook, William M. Shook and John Roger will have, with respect to all of the restricted shares of common stock issued, whether vested or non-vested, to each of them, all of the rights of a holder of shares of common stock of the Company. As such, the 112,500 restricted shares of common stock issued to Michael G. Shook, the 87,500 restricted shares of common stock issued to William M. Shook, and the 67,306 restricted shares of common stock issued to John Roger are considered issued and outstanding as of the date of the grant. See "– 2007 Equity Plan – Restricted Stock Awards."

        In each case, in the event that either Michael G. Shook's, William M. Shook's or John Roger's employment service is terminated by the Company without cause, by Michael G. Shook, William M. Shook or John Roger (as the case may be) for good reason, or by the Company's non-renewal of Michael G. Shook's, William M. Shook's or John Roger's respective employment agreement, the restricted shares of common stock granted to either Michael G. Shook, William M. Shook or John Roger (as the case may be) will become immediately vested as of the date of termination. However, in the event that either Michael G. Shook's, William M. Shook's or John Roger's employment service is terminated by the Company other than as set forth above, any restricted shares of common stock issued to either of them that are not vested shares will be forfeited upon termination and will revert back to the Company without any payment to either Michael G. Shook, William M. Shook or John Roger (as the case may be).

        Pursuant to the restricted stock agreements, the Compensation Committee of the board of directors of the Company will be authorized to review and evaluate the performance of each of Michael G. Shook, William M. Shook and John Roger, and may in its sole discretion, accelerate the vesting of any restricted shares of common stock issued to each of them at such times and upon such terms and conditions as the Compensation Committee deems advisable. See "– 2007 Equity Plan – Restricted Stock Awards."

Deferred Stock Agreements

            Under the 2007 Equity Plan, on January 22, 2007, we issued in total 212,450 deferred shares of common stock which will not be issued and outstanding until the vesting of such deferred stock pursuant to the terms, provisions and restrictions set forth in the deferred stock agreements entered into between the Company and each of our deferred stock recipients. Out of the total 212,450 deferred shares of common stock, we awarded 50,000 deferred shares of common stock to Robert Muir, 37,500 deferred shares of common stock to Daniel S. Milburn, 37,500 deferred shares of common stock to Karen S. Bertaux and 16,650 deferred shares of common stock to Mark P. Arnold, among others, Mr Togher's award of 16,650 deferred shares of common stock were forfeited upon his resignation from STI on March 16, 2007. As such, 195,800 deferred shares of common stock are outstanding.

        The award of the deferred stock to each of Robert Muir, Daniel S. Milburn, Karen S. Bertaux and Mark P. Arnold will be subject to the vesting schedules as indicated below:

  •
  Robert Muir received 50,000 deferred shares of common stock. The deferred shares will vest and be distributed to Mr. Muir according to the following vesting schedule: 16,667, 16,667 and 16,666 shares will respectively vest on the first, second and third anniversary of the date of the grant;
  •
  Daniel S. Milburn received 37,500 deferred shares of common stock. The deferred shares will vest and be distributed to Mr. Milburn according to the following vesting schedule: 12,500 shares will respectively vest on the first, second and third anniversary of the date of the grant;
  •
  Karen S. Bertaux received 37,500 deferred shares of common stock. The deferred shares will vest and be distributed to Ms. Bertaux according to the following vesting schedule: 12,500 shares will respectively vest on the first, second and third anniversary of the date of the grant; and
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  Mark P. Arnold received 16,650 deferred shares of common stock. The deferred shares will vest and be distributed to Mr. Arnold according to the following vesting schedule: 5,550 shares will respectively vest on the first, second and third anniversary of the date of the grant.

        In each case, the award of the deferred shares of common stock will be subject to the achievement of performance targets as specified by the Company pursuant to the terms of each recipient's respective deferred stock agreement, provided that the recipient's employment service with the Company continues through and on the applicable vesting dates as indicated in each recipient's respective deferred stock agreement. In the event that a recipient of the deferred stock is terminated by the Company, for any reason, any deferred shares of common stock that are not vested shares will be forfeited upon termination and will revert back to the Company without any payment to the recipient.

        Pursuant to the deferred stock agreements, the Compensation Committee of the board of directors of the Company will be authorized to review and evaluate the performance of each recipient's award of deferred shares of common stock, and may in its sole discretion, accelerate the vesting of any shares of a recipient's deferred stock award at such times and upon such terms and conditions as the Compensation Committee deems advisable. See "– 2007 Equity Plan – Deferred Stock Awards."

2007 Equity Plan

Purpose of the 2007 Equity Plan and Eligible Participants

            Effective December 15, 2006, our then majority stockholder, KLI approved our 2007 Equity Plan. The purpose of the 2007 Equity Plan is to attract, retain, motivate and reward high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its subsidiaries by enabling such persons to acquire a proprietary interest in the Company. These participants may be granted shares of common stock, options and incentive stock options, stock appreciation rights, restricted stock awards, deferred stock awards, bonus stock awards, dividend equivalents, performance awards and other stock-based awards, collectively referred to in this prospectus as Awards.

Substitute Awards

            Pursuant to the 2007 Equity Plan, Awards also include substitute awards, which may encompass shares of common stock issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards by a company acquired by the Company or any subsidiary of the Company, which are referred to in this prospectus as Substitute Awards. Substitute Awards will not reduce the shares of common stock authorized for grant under the 2007 Equity Plan or authorized for grant to a participant in any period. Shares available for delivery pursuant to the terms of any pre-existing plan of a company acquired by the Company or any subsidiary of the Company (as adjusted, to the extent appropriate, using an exchange ratio or other adjustment or valuation ratio used in such acquisition to determine the consideration payable to the holders of the common stock of the entities party to such acquisition) may be used for Awards under the 2007 Equity Plan.

Administration

            The 2007 Equity Plan will be administered by the Compensation Committee of the Company. The Compensation Committee has the authority to, among other things: (a) establish policies and adopt rules and regulations for carrying out the purposes, provisions and administration of the 2007 Equity Plan; (b) interpret and construe the 2007 Equity Plan and to determine all questions arising out of the 2007 Equity Plan or any Awards granted under the 2007 Equity Plan; (c) determine the number of shares of common stock covered by each Award; (d) make recommendations to the board of directors regarding the grant and the form and timing of payment for each Award; (e) determine the exercise price related to each option and incentive stock option award; (f) determine the time or times when each Award will be granted and exercisable; (g) determine restrictions on transferability, risk of forfeiture and define the restriction period for all restricted stock awards; (h) determine expiration of deferral periods and define restrictions for all deferred stock awards; and (i) prescribe the form of the instruments relating to all other terms of each Award.

        Awards granted under the 2007 Equity Plan may, in the discretion of the Compensation Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, or any company acquired by the Company. If an Award is granted in substitution or exchange for another Award, the

Compensation Committee will require the surrender of such other Award in consideration for the grant of the new Award.

Shares Subject to the 2007 Equity Plan

            We have initially reserved 550,000 shares of our common stock for issuance under the 2007 Equity Plan. Prior to the completion of this offering, we will amend the 2007 Equity Plan to increase the number of shares of common stock reserved for issuance under this plan to 700,000 shares and to provide that on the first day of each year, beginning with 2009, the number of shares reserved for issuance under this plan will be increased by a number of shares of common stock that when added to the number of shares of common stock available for issuance under this plan as of the last day of the preceding year, equals 150,000 shares. If any shares of common stock subject to an Award are forfeited, expire or otherwise terminate without issuance of such shares of common stock, or if any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares of common stock subject to such Award, the shares of common stock will, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the 2007 Equity Plan.

Exercise Price under Option Awards

            A stock option award may be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code or a nonqualified stock option. The exercise price per share purchasable under an option award will be established by the Compensation Committee, provided that such exercise price, in the case of incentive stock options, is not less than 100% of the fair market value of a share on the date of the grant of the option and cannot be less than the par value of a share on the date of the grant of the option. If a participant owns more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary of the Company) and an incentive stock option is granted to such participant, the exercise price of the incentive stock option cannot be less than 110% of the fair market value of the share on the date of the grant. For the purposes of the 2007 Equity Plan, the "fair market value" of the common stock means the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which the shares of common stock are traded on the date immediately preceding the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. In the event that the common stock is not listed on an exchange, the fair market value will be determined by the Compensation Committee.

Term of the Awards

            The term of each Award will be for such period as may be determined by the Compensation Committee. The term of any option or stock appreciation right will not exceed 10 years from the date of such grant. In the case of incentive stock options, if a participant owns more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary of the Company) and the incentive stock option is granted to such participant, the term of the incentive stock option will be no more than five years from the date of the grant.

Stock Appreciation Rights

            At the discretion of the Compensation Committee, stock appreciation rights, or SARs, may be granted to participants in conjunction with all or part of any option granted under the 2007 Equity Plan or at any subsequent time during the term of the option, which is referred to as a tandem SAR, or without regard to any option, which is referred to as a freestanding SAR. A SAR will confer on the participant to whom it is granted a right to receive, upon exercise thereof, the excess of the fair market value of one share on the date of exercise over the grant price of the SAR, as determined by the Compensation Committee. The grant price of a SAR will not be less than the fair market value of a share on the date of the grant, in the case of a freestanding SAR, or less than the associated option exercise price, in the case of a tandem SAR.

        Any tandem SAR may be granted at the same time as a related option is granted or, for options that are not incentive stock options, at any time thereafter before the exercise or expiration of such options. Any tandem SAR related to an option may be exercised only when the related option would be exercisable and the fair market value of the shares of common stock subject to the related option exceeds the exercise price at which the shares of common stock can be acquired pursuant to the option. In addition, if a tandem SAR exists with respect to less than the full number of shares of common stock covered by a related option, then an exercise or termination of such option will not reduce the number of shares of common stock to which the tandem SAR applies until the number of shares of common stock then exercisable under such option equals the number of shares of common stock to which the tandem SAR applies. Any option related to a tandem SAR will no longer be exercisable to the extent the tandem SAR has been exercised, and any tandem SAR will be forfeited to the extent the related option has been exercised. For definition of "fair market value" see "– Exercise Price under Incentive Stock Option Awards."

Restricted Stock Awards

            At the discretion of the Compensation Committee, the terms of any restricted stock award granted under the 2007 Equity Plan will be set forth in a written award agreement. Restrictions on transferability may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Compensation Committee may determine at the date of the grant or thereafter. Except to the extent restricted under the terms of the 2007 Equity Plan and any award agreement relating to a restricted stock award, a participant granted restricted stock will have all of the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends (subject to any mandatory reinvestment or other requirement imposed by the Compensation Committee). During the restriction period as defined by the Compensation Committee, the restricted stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the participant.

        Upon termination of a participant's employment service during the applicable restriction period, the participant's restricted stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise has been satisfied will be forfeited and reacquired by the Company; provided that the Compensation Committee may provide, or may determine in any individual case, that forfeiture conditions relating to restricted stock awards will be waived in whole or in part in the event of terminations resulting from specified causes.

        Restricted stock granted under the 2007 Equity Plan may be evidenced in such manner as the Compensation Committee shall determine. If certificates representing restricted stock are registered in the name of the participant, the Compensation Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such restricted stock, that the Company retain physical possession of the certificates, and that the participant deliver a stock power to the Company, endorsed in blank, relating to the restricted stock.

        As a condition to the grant of a restricted stock award, the Compensation Committee may require or permit a participant to elect that any cash dividends paid on a restricted share of common stock be automatically reinvested in additional restricted shares of common stock or applied to the purchase of additional Awards under the 2007 Equity Plan. Unless otherwise determined by the Compensation Committee, shares of common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to which such shares or other property were distributed.

Deferred Stock Awards

            At the discretion of the Compensation Committee, the terms of any deferred stock award granted under the 2007 Equity Plan will be set forth in a written award agreement. The satisfaction of a deferred stock award will occur upon the expiration of the deferral period. A deferred stock award will be subject to such restrictions (which may include a risk of forfeiture) as the Compensation Committee may impose. Such restrictions, if any, may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Compensation Committee may determine. A deferred stock award may be satisfied by delivery of shares of common stock, cash equal to the fair market value of the specified number of shares of common stock covered by the deferred stock, or a combination thereof, as determined by the Compensation Committee at the date of the grant or thereafter. Prior to satisfaction of a deferred stock award, a deferred stock award carries no voting or dividend or other rights associated with share ownership.

        Upon termination of a participant's employment service during the applicable deferral period or a portion to which forfeiture conditions apply, the participant's deferred stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise has been satisfied will be forfeited; provided that the Compensation Committee may provide, or may determine in any individual case, that forfeiture conditions relating to a deferred stock award will be waived in whole or in part in the event of terminations resulting from specified causes.

        Unless otherwise determined by the Compensation Committee at the date of grant, any dividend equivalents that are granted with respect to any deferred stock award will either be paid with respect to such deferred stock award at the dividend payment date in cash or in shares of unrestricted stock having a fair market value equal to the amount of such dividends, or deferred with respect to such deferred stock award and the amount or value thereof will automatically be deemed reinvested in additional deferred stock, or other Awards. For definition of "fair market value" see "– Exercise Price under Incentive Stock Option Awards."

Bonus Stock

            At the discretion of the Compensation Committee, shares of common stock may be granted to any participant as a bonus. The Compensation Committee also has the authority to grant shares of common stock or other Awards in lieu of obligations to pay cash or deliver other property under the 2007 Equity Plan or under other plans or compensatory arrangements.

Dividend Equivalents

            At the discretion of the Compensation Committee, dividend equivalents may be granted to any participant that entitles the participant to receive cash, shares of common stock, other Awards, or other property equal in value to the dividends paid with respect to a specified number of shares of common stock, or other periodic payments. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award. The Compensation Committee may provide that dividend equivalents will be paid or distributed when accrued or will be deemed to have been reinvested in additional shares of common stock, or Awards.

Performance Awards

            At the discretion of the Compensation Committee, performance awards may be granted to participants and may be payable in cash, shares of common stock, or other Awards. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the Compensation Committee upon the grant of each performance award; provided, however, that a performance period will not be shorter than 12 months nor longer than 5 years. Performance awards will be distributed only after the end of the relevant performance period. The amount of the Award to be distributed will be conclusively determined by the Compensation Committee. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Compensation Committee, on a deferred basis.

Other Stock-Based Awards

            The Compensation Committee is authorized to grant to any participant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock of the Company, as deemed by the Compensation Committee to be consistent with the purposes of the 2007 Equity Plan. Other stock-based awards may be granted to participants either alone or in addition to other Awards granted under the 2007 Equity Plan, and such other stock-based awards will be available as a form of payment in the settlement of other Awards granted under the 2007 Equity Plan.

Award Limitations

            Subject to adjustments provided for in the 2007 Equity Plan, in any fiscal year during which the 2007 Equity Plan is in effect no participant may be granted Awards with respect to more than 220,000 shares of common stock. In addition, the aggregate fair market value (determined as of the date the incentive stock option is granted) of the shares of common stock with respect to which incentive stock options are granted under the 2007 Equity Plan and all other option plans of the Company (or any parent corporation or subsidiary of the Company) that become exercisable for the first time by the participant during any calendar year cannot exceed $100,000. For definition of "fair market value" see "– Exercise Price under Incentive Stock Option Awards."

Change-in-Control Provisions

            In connection with the grant of an Award, the Compensation Committee may provide that, in the event of a change in control (as defined in the 2007 Equity Plan): (i) any option or SAR that was not previously vested and exercisable as of the time of the change in control, shall become immediately vested and exercisable, subject to applicable restrictions under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the shares of common stock of the Company are listed or quoted; (ii) any restrictions, deferral of settlement, and forfeiture conditions applicable to a restricted stock award, deferred stock award or other stock-based awards subject only to future service requirements granted under the 2007 Equity Plan shall lapse and such Awards will be deemed fully vested as of the time of the change in control, except to the extent of any waiver by the participant and subject to applicable restrictions under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the shares of common stock of the Company are listed or quoted; and (iii) with respect to any outstanding Award subject to achievement of performance goals and conditions under the 2007 Equity Plan, the Compensation Committee may, in its discretion, deem such performance goals and conditions as having been met as of the date of the change in control.

Award Adjustments in Case of Certain Corporate Transactions

            In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any change in control (as defined in the 2007 Equity Plan), any outstanding Awards may be dealt with in accordance with any of the following approaches, as determined by the agreement effectuating the transaction or, as determined by the Compensation Committee: (i) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation; (ii) the assumption or substitution for, the outstanding Awards by the surviving corporation or its parent or subsidiary; (iii) full exercisability or vesting and accelerated expiration of the outstanding Awards; or (iv) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by the cancellation of such Awards. The Compensation Committee will give written notice to participants of any proposed transaction, in order that participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction).

Award Adjustments in Case of Changes to Capital Structure

            In the event that there is a specified type of change in our capital structure, such as any recapitalization, forward or reverse stock split, spin-off, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction, such that a substitution, exchange, or adjustment is determined by the Compensation Committee to be appropriate, then the Compensation Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (i) the number and kind of shares of common stock which may be delivered in connection with Awards granted thereafter; (ii) the number and kind of shares of common stock by which annual Award limitations are measured; (iii) the number and kind of shares of common stock subject to or deliverable in respect of outstanding Awards; (iv) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award; and (v) any Award that the Compensation Committee determines to be appropriate.

Amendment and Termination

            Subject to applicable federal or state law or regulation, or the rules of any stock exchange or automated quotation system on which the shares of common stock of the Company may then be listed or quoted, the board of directors of the Company may amend, alter, suspend, discontinue or terminate the 2007 Equity Plan, or the Compensation Committee's authority to grant Awards under the 2007 Equity Plan, without the consent of stockholders or participants. The Compensation Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award granted, provided that, without the consent of an affected participant, no such amendment or termination may be made that would materially and adversely affect the rights of such participant under such Award. The Compensation Committee will not be authorized to amend any outstanding option and/or SAR to reduce the exercise price or grant price without the prior approval of the stockholders of the Company.

        The 2007 Equity Plan will terminate at the earliest of (i) such time as no shares of common stock of the Company remain available for issuance under the 2007 Equity Plan; (ii) termination of the 2007 Equity Plan by the board of directors of the Company; or (iii) January 2, 2017. Awards outstanding upon expiration of the 2007 Equity Plan will remain in effect until they have been exercised, terminated or have expired.

Limitation of Liability and Indemnification Matters

            Our amended and restated certificate of incorporation which will be in effect at the closing of this offering, provides that our directors will not be liable to us or to our stockholders for monetary damages for breach of fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware General Corporation Law, such as:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

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  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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  unlawful payment of dividends or unlawful stock repurchases or redemptions; and

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  any transaction from which the director derived an improper personal benefit.

        Any amendment, modification or repeal of the foregoing provision of our amended and restated certificate of incorporation which will be in effect at the closing of this offering, will not adversely affect any right or protection of a director in respect of any act or omission occurring prior to the time of such amendment, modification or appeal. Additionally, if Delaware law is amended so as to authorize corporate action that further eliminates or limits the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

        Our amended and restated bylaws which will be in effect at the closing of this offering, provide that we may indemnify our directors, officers, employees and agents to the fullest extent permitted by applicable law. Following the closing of the STI Merger, each of our subsidiaries purchased a six year director and officer tail liability insurance policy for purposes of indemnifying and insuring any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be provided to our directors, officers or persons controlling us pursuant to the foregoing provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect at the closing of this offering, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect at the closing of this offering, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit our stockholders and us. A stockholder's investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        At present we are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or other agents in their capacity as such, where indemnification will be required or permitted. We are also not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            The following is a summary of transactions, during the last three fiscal years, to which we and our predecessors and subsidiaries, have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial owners of more than 5% of our outstanding common stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus entitled "Management – Compensation Discussion and Analysis."

Agreements with our Principal Stockholders

KLI Annual Management Fee

            Since the purchase by CAC of the assets of Consonus, Inc. on May 31, 2005, KLI, our principal stockholder, has been entitled to receive an annual management fee from CAC in the aggregate amount of $250,000 for certain management services provided by it, payable at such times during each year as agreed to by CAC and KLI. In 2006, CAC paid KLI a total of $250,000. KLI will receive this annual management fee again in 2007 prior to the closing of this offering, in the aggregate amount of $250,000, but its right to receive this fee in subsequent years will be terminated upon the closing of this offering.

KLI Financial Advisory Fee

            In connection with the STI Merger, KLI, our principal stockholder, was entitled to a financial advisory fee from CAC equal to 2% of the equity value of CAC. At the closing of this offering, CAC will pay KLI approximately $624,000 representing the financial advisor fee.

Avnet, Inc. Indebtedness

            STI entered into an amended and restated refinancing agreement dated May 20, 2005 with MRA Systems Inc. d/b/a Access Distribution, or GE Access, as amended June 22, 2006. In connection with this agreement, STI granted GE Access a lien in and security interest upon substantially all of STI's personal property. Effective as of December 31, 2006, GE Access was acquired by Avnet, Inc. and the business unit will be known as Avnet Technology Solutions, Access Division. In connection with this acquisition, GE Access assigned its interest in the loan documentation to Avnet, Inc.

        On May 1, 2007 and September 10, 2007, STI entered into second and third amendments to the amended and restated refinancing agreement with Avnet, Inc. which amended certain restrictive financial covenants related to the outstanding indebtedness, as more fully described under "Risk Factors." On September 26, 2007, STI entered into a letter of agreement with Avnet. This binding letter outlines a change to the amended and restated refinancing agreement by providing an extension of the date that STI is required to sell certain real property to September 30, 2008.

        On October 8, 2007, STI entered into a fourth amendment to the amended and restated refinancing agreement with Avnet, Inc. Pursuant to the terms of the fourth amendment, STI's previous indebtedness evidenced by certain promissory notes and outstanding past due trade debt was restructured and consolidated into a new loan in the aggregate principal amount of approximately $20.1 million and the indebtedness consisting of past due trade debt was restructured with a remaining sum of $2.9 million. The fourth amendment amended the interest rates on the note payable and the past due trade debt to a fixed rate of 8% per annum.

        As of November 1, 2007, the indebtedness owed by STI to Avnet, Inc. consisted of (i) a fixed rate promissory note in the principal amount of $19,893,454; and (ii) certain past due trade indebtedness (trade debt that remains unpaid 50 days or more after the invoice date) in the principal amount of $774,014, totaling in the aggregate $20,667,468.

        The largest aggregate amount due on the promissory notes (excluding the past due trade debt and prior to the October 2007 note consolidation) over the past three years was $16,814,680 at December 31, 2004. Since May 20, 2005, when the past due trade payable became indebtedness, the largest aggregate amount due has been $28,552,805 at November 30, 2006, $14,159,954 of which was outstanding under the promissory notes. The aggregate principal amount repaid by STI from December 1, 2004 through to November 1, 2007, was $5,569,826. All outstanding principal and any accrued but unpaid interest owing under the Avnet, Inc. indebtedness is due and payable to Avnet, Inc. in full on May 1, 2010.

        The principal purpose of the Avnet, Inc. indebtedness was to fund acquisitions and provide working capital.

        We intend to use a portion of the net proceeds of this offering to repay the outstanding Avnet, Inc. indebtedness. See "Use of Proceeds – Avnet, Inc. Indebtedness."

Warrant

            In connection with the May 2005 amendment to the agreement relating to the Avnet, Inc. indebtedness, STI issued a warrant to purchase 4,500,000 shares of STI common stock to then GE Access pursuant to a warrant agreement dated May 20, 2005 as amended on June 22, 2006. At the closing of the STI Merger, the warrant to purchase shares of STI common stock was assumed by us and converted into a warrant to purchase shares of our common stock on substantially the same terms and conditions that were applicable under the warrant to purchase shares of STI common stock, except that the exercise price and number of shares purchasable upon exercise of the warrant to purchase shares of STI common stock were adjusted to reflect the applicable exchange ratio set forth in the Merger Agreement.

        Effective as of December 31, 2006, GE Access was acquired by Avnet, Inc. and on January 22, 2007, on the closing of the STI Merger, we exchanged certain outstanding warrants to purchase common stock of STI held by Avnet, Inc. for outstanding warrants to purchase common stock of CTI (referred to in this prospectus as the warrant). The assumption by CTI of the warrant in connection with the STI Merger has already been factored into the percentage ownership of shares of our common stock held by former CAC and STI stockholders, respectively, pursuant to the terms of the Merger Agreement. The warrant allows for the purchase of 347,271 shares of our common stock at an exercise price of $0.00026 per share. The warrant is exercisable as of January 22, 2007 and expires on May 20, 2015. The exercise price and number of shares purchasable upon the exercise of the warrant are subject to certain anti-dilution adjustments as set forth in the warrant. As a result, prior to this offering, Avnet, Inc. is a beneficial owner of 7.11% of our outstanding common stock.

        Pursuant to the terms of the warrant, Avnet, Inc. was granted certain piggy-back and demand registration rights to register the underlying shares that are subject to the warrant under the Securities Act of 1933. Pursuant to an amendment to the warrant agreement dated October 8, 2007, in the event the underwriters exercise their over-allotment option in connection with this offering, Avnet, Inc. will be a selling stockholder selling that number of shares that is equal to 35% of the total number of shares sold in the over-allotment. See "Principal and Selling Stockholders," "Description of Capital Stock – Registration Rights" and "Description of Capital Stock – Warrant."

Avnet, Inc. Consent to the Consummation of the STI Merger

            On October 18, 2006, GE Access entered into a consent agreement among STI, Michael G. Shook, William M. Shook and Irvin J. Miglietta, pursuant to which GE Access consented to the consummation of the STI Merger and certain related transactions. This consent was assumed by Avnet, Inc. in connection with the acquisition of GE Access by Avnet, Inc. effective December 31, 2006. This consent agreement, among other things, provides that the outstanding amount of the Avnet, Inc. indebtedness will be repaid in full from the proceeds of this offering. See "Use of Proceeds – Avnet, Inc. Indebtedness." As set forth in an amendment to this agreement dated December 8, 2006 which was assumed by Avnet, Inc., and pursuant to an amendment to this agreement dated May 1, 2007, with Avnet, Inc., Avnet, Inc. permitted STI to forgive any loans owed to STI by Michael G. Shook and William M. Shook.

Avnet, Inc. Distribution Agreement

            In connection with the acquisition of GE Access by Avnet, Inc. effective as of December 31, 2006, Avnet, Inc. assumed the distribution agreement between GE Access and STI dated March 31, 2006 pursuant to which STI purchased from GE Access certain Sun Microsystems, Inc. software and hardware products for resale in the United States. On May 1, 2007, STI entered into a revised distribution agreement with Avnet, Inc. Avnet, Inc. is one of our principal stockholders and lenders, and is a distributor of computer hardware, software licenses, maintenance contracts and services for various manufacturers and vendors. The revised distribution agreement specifies that Avnet, Inc. is intended to be STI's distribution partner through to February 28, 2011 but is subject to one year renewal terms after the first year. The total value of STI's purchases pursuant to this distribution arrangement were $54.8 million in 2004, $34.8 million in 2005 and $56.3 million in 2006.

Registration Rights Agreement

            We entered into a registration rights agreement with KLI, our principal stockholder, Michael G. Shook and William M. Shook on the closing of the STI Merger pursuant to which we granted each of KLI, Michael G. Shook and William M. Shook, who beneficially own an aggregate of 3,588,131 shares of our common stock, certain registration rights to have their shares registered under the Securities Act of 1933 following the closing of this offering. See "Description of Capital Stock – Registration Rights" and "Shares Eligible for Future Sale – Registration Rights."

Operating Agreement

            We entered into an operating agreement with CAC, STI, KLI, Michael G. Shook, William M. Shook and Irvin J. Miglietta, our principal stockholders, on the closing of the STI Merger, which relates to the operation and management of the Company following the closing of the STI Merger and provides for the joint operation of CAC and STI. The operating agreement, among other things, allocates management responsibilities, provides for the segregation of assets of CAC and STI and sets forth the structure for addressing customer relationships on a going forward basis. Under this agreement, CAC and STI will pool certain management functions in the Company, however, any management, monitoring or other similar fees payable to KLI or its affiliates will not be pooled or otherwise allocated to STI. Pursuant to this agreement, KLI, as CAC's stockholder and the STI stockholders agreed on the composition of the Company's management and the board of directors of CAC and STI following the closing of the STI Merger. The operating agreement will terminate on the repayment of the Avnet, Inc. indebtedness, which will occur at the closing of this offering. For further details on the Avnet, Inc. indebtedness, see "Use of Proceeds."

Agreements relating to the STI Merger

Merger Agreement

            We have entered into an agreement and plan of merger and reorganization with STI, CAC, CAC Merger Sub, Inc., STI Merger Sub, Inc., KLI and Irvin J. Miglietta, each our principal stockholders, dated October 18, 2006 as amended on January 22, 2007 which relates to the consummation of the STI Merger. Pursuant to the Merger Agreement, we acquired all of the issued and outstanding shares of capital stock of CAC and STI and assumed all unvested grants of common equity interests in CAC and all outstanding STI options and the warrant to purchase STI common stock. The net purchase price was approximately $46.7 million for the acquisition of STI. See "Our Business – Our History."

        Pursuant to the amendment to the Merger Agreement dated January 22, 2007, at the closing of the STI Merger, KLI provided a loan to Michael G. Shook in the principal amount of $100,000 with interest at 12% which was secured by 21,142 shares of our common stock. Upon the consummation of this offering and if Michael G. Shook is at such time still employed by STI or the Company in his current capacity, KLI will fund a cash bonus in the minimum amount of $589,593 and a maximum amount of $624,688 to Michael G. Shook or to such recipients as Michael G. Shook may direct. A portion of the cash bonus will be paid in the form of forgiveness of the loan provided at the closing of the STI Merger. Pursuant to the amendment to the Merger Agreement dated January 22, 2007, upon the consummation of this offering and if William M. Shook is at such time still employed by STI or the Company in his current capacity, KLI will fund a cash bonus in the minimum amount of $159,935 and a maximum amount of $169,455 to William M. Shook or to such recipients as William M. Shook may direct.

Escrow Agreements

Security for indemnification obligations

            We entered into an escrow agreement with CAC, STI, KLI, our principal stockholder, and Branch Banking and Trust Company, serving as the escrow agent and we also entered into an escrow agreement with CAC, STI, Irvin J. Miglietta, our principal stockholder, and Branch Banking and Trust Company, serving as the escrow agent. Under each respective escrow agreement, KLI and Irvin J. Miglietta will act as the agents for the former stockholders of CAC and STI respectively. Under the terms of these escrow agreements, shares of our common stock were deposited in escrow funds as security to satisfy the indemnification obligations of each of the former stockholders of CAC and STI under the Merger Agreement. Pursuant to these escrow agreements, the Company withheld delivery of 20% of the shares of common stock otherwise issuable to each of the former stockholders of CAC and STI, representing approximately 840,568 shares (20%) of our common stock, collectively referred to as the escrowed shares.

        The escrowed shares are held in the respective escrow accounts and administered by the escrow agent on behalf of each of the former stockholders. Any escrowed shares remaining in the respective escrow accounts one year following the closing of the STI Merger, referred to as the escrow expiration date, will be delivered to each of the former stockholders based on each former stockholder's pro rata share of our common stock held as of the closing of the STI Merger, subject to any unresolved claims outstanding at the escrow expiration date. While the escrowed shares are held in the respective escrow accounts, each of the former stockholders will retain their full voting power with respect to the escrowed shares, and most dividends paid (if any) on the escrowed shares will be distributed by the escrow agents to the former stockholders on a pro rata basis.

STI closing shares escrow

            We entered into an STI closing shares escrow agreement on the closing of the STI Merger, between STI, Irvin J. Miglietta, our principal stockholder serving as the agent for STI stockholders, and Wyrick Robbins Yates & Ponton LLP, a North Carolina limited liability partnership serving as the escrow agent. Pursuant to this agreement, the common stock issued at the closing of the STI Merger to STI stockholders representing approximately 915,343 shares (21.78%) of our common stock (collectively referred to as the STI closing shares), are held in escrow until the earlier of (a) the closing of this offering, at which such time the STI closing shares will be delivered to the stockholders of STI, or (b) December 29, 2007, in which case the STI closing shares will be delivered to us for cancellation in exchange for which the stockholders of STI will receive the common stock of STI held by each such stockholder immediately prior to the closing of the STI Merger.

Stockholders Agreement

            We entered into a stockholders agreement in connection with the closing of the STI Merger with KLI, our principal stockholder, and Michael G. Shook, William M. Shook, Irvin J. Miglietta and Thomas Colleary, pursuant to which the parties have agreed, among other things (a) to restrict the transfer of their shares of common stock, subject to certain exceptions relating to permitted transfers, (b) not to sell or otherwise dispose of their shares of common stock without the prior written consent of the Company or its underwriters, as the case may be, for a period of time not to exceed 180 days from the date of a registered offering of the Company's securities, and (c) vote their shares in a specified manner with regards to determining the size, structure and composition of the Company's board of directors. Under this agreement, KLI may transfer up to an aggregate of 15 percent of the shares of common stock issued to KLI in the STI Merger to any of KLI's investors, with the prior consent of the board of directors of the Company. Pursuant to this agreement, until the closing of the Company's initial public offering, and so long as KLI continues to hold at least 65% of the stock issued to KLI in the STI Merger, KLI may designate for nomination and election six directors to the board of directors of the Company. All of the rights and obligations set forth in this agreement, other than certain obligations that terminate upon the completion of this offering, will terminate upon the date on which the stockholders all no longer own any stock.

Voting Agreement

            We entered into a voting agreement on the closing of the STI Merger with KLI, Michael G. Shook, William M. Shook, Irvin J. Miglietta, each our principal stockholders and Thomas Colleary, pursuant to which the parties have agreed that, after the closing of this offering and for so long as Michael G. Shook continues to hold at least 50% of the shares of common stock of the Company issued to him at the closing of the STI Merger, the parties will vote their shares of common stock of the Company to cause the Chief Executive Officer of the Company to be elected to the board of directors of the Company.

Agreements with our Executive Officers and Directors

Indebtedness owed by STI to Michael G. Shook and William M. Shook

            On the completion of the STI Merger, we paid the principal and interest owed under promissory notes dated April 2, 2001 made in favor of Michael G. Shook and William M. Shook by STI. The total amounts owing under these promissory notes was approximately $374,000. See "Capitalization."

Indebtedness owed by Michael G. Shook and William M. Shook to STI

            Michael G. Shook and William M. Shook each entered into separate loan agreements with STI dated April 17, 1998, as amended April 1, 2003 and March 31, 2005, in aggregate principal amounts of $1,000,000 and $200,000, respectively. In connection with the STI Merger, and prior to STI becoming our subsidiary, STI forgave all amounts owed to it by Michael G. Shook and William M. Shook under the terms of these loan agreements. See "Management – Indebtedness of Directors and Executive Officers", and "Capitalization."

Employment Agreements

            We entered into employment agreements on the closing of the STI Merger with each of Michael G. Shook, William M. Shook and Daniel S. Milburn and an employment letter with Robert Muir relating to their continued employment with the Company. On July 31, 2007, we entered into an offer letter and employment agreement with John Roger related to his employment with the Company. See "Management – Employment Agreements and Termination of Employment and Change-In-Control Arrangements."

Restricted Stock Agreements

            We entered into restricted stock agreements on the closing of the STI Merger with each of Michael G. Shook and William M. Shook pursuant to which we awarded 112,500 restricted shares of common stock to Michael G. Shook and 87,500 restricted shares of common stock to William M. Shook issued under the 2007 Equity Plan. In September 2007, we entered into a restricted stock agreement with John Roger pursuant to which we awarded 67,306 restricted shares of common stock. See "Management – Restricted Stock Agreements."

Deferred Stock Agreements

            We entered into deferred stock agreements on the closing of the STI Merger with each of Robert Muir, Daniel S. Milburn, Karen S. Bertaux, Mark P. Arnold and Geoffrey L.S. Sinn, among others, pursuant to which we awarded in total 212,450 deferred shares of our common stock which will not be issued and outstanding until the vesting of such deferred stock pursuant to the terms, provisions and restrictions set forth in each of the respective deferred stock agreements. Under the 2007 Equity Plan and pursuant to these agreements, we awarded 50,000 deferred shares of common stock to Robert Muir, 37,500 deferred shares of common stock to Daniel S. Milburn, 37,500 deferred shares of common stock to Karen S. Bertaux and 16,650 deferred shares of common stock to each of Mark P. Arnold and Geoffrey L.S. Sinn. 195,800 deferred shares of our common stock are currently outstanding. See "Management – Deferred Stock Agreements" and "Principal and Selling Stockholders."

Outstanding Equity Awards

            We entered into deferred stock agreements on the closing of the STI Merger with each of Robert Muir, Daniel S. Milburn and Justin Beckett relating to our assumption of all remaining unvested common equity interests in CAC. In 2006, prior to the STI Merger, each of Robert Muir and Daniel S. Milburn as executive officers of CAC were respectively granted a 0.25% and a 0.75% common equity interest in CAC. In 2006, Justin Beckett, an advisory board member of CAC was granted a 0.5% common equity interest in CAC prior to the STI Merger. On the closing of the STI Merger, each of Robert Muir's, Daniel S. Milburn's and Justin Beckett's vested common equity interests in CAC individually represented 8,271, 24,261 and 15,990 outstanding shares of our common stock. As of October 31, 2007, additional common equity interests for each of Robert Muir, Daniel S. Milburn and Justin Beckett vested based on the anniversary dates of their respective agreements. As a result, vested common equity interests in CAC currently represent 24,261, 56,243 and 31,980 outstanding shares of our common stock for Robert Muir, Daniel S. Milburn and Justin Beckett respectively, as referenced in the applicable footnotes set forth under "Principal and Selling Stockholders." As of the date of this prospectus, Robert Muir holds an unvested equity award which represents 24,262 shares of our common stock and Daniel S. Milburn holds an unvested equity award which represents 56,243 shares of our common stock, as referenced in the applicable footnotes set forth under "Principal and Selling Stockholders." At the earlier of (a) predetermined dates in 2008; or (b) the closing of this offering, these outstanding equity awards will vest. See Management – "Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger and Outstanding Equity Awards at Fiscal Year End" and "Compensation Committee Interlocks and Insider Participation" and "Principal and Selling Stockholders."

STI's Amended and Restated 1999 Employee Stock Plan

            At the closing of the STI Merger, all outstanding STI options under STI's amended and restated 1999 employee stock plan which provided incentives stock options to STI officers, directors and employees, among others, were assumed by the Company and converted into options to purchase shares of our common stock, on substantially the same terms and conditions that were applicable under STI's amended and restated 1999 employee stock plan, except that the exercise price and number of shares subject to each option were adjusted to reflect the applicable exchange ratio adjustment set forth in the Merger Agreement.

        These Company options (as defined in "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger") became fully vested at the closing of the STI Merger. As of October 31, 2007, Company options to purchase 246,852 shares of our common stock were exercisable at a weighted average exercise price of $15.92 per share. Out of the total outstanding Company options to purchase 246,852 shares of our common stock, William M. Shook holds options to purchase 77,171 shares of our common stock, Karen S. Bertaux holds options to purchase 8,103 shares of our common stock and Mark P. Arnold holds options to purchase 5,788 shares of our common stock. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger, Outstanding Equity Awards at Fiscal Year End and Options to Purchase Securities" and "Principal and Selling Stockholders."

Insurance Policies relating to the Indemnification of our Executive Officers and Directors

            Following the closing of the STI Merger, each of our subsidiaries purchased a six year officer and director tail liability insurance policy for purposes of indemnifying and insuring any officer or director for any liability arising out of his or her actions in that capacity. These insurance policies and our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect at the closing of this offering, will indemnify each of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. See "Management – Limitation of Liability and Indemnification Matters."

Relationship Between our Executive Officers

            Michael G. Shook, our Chief Executive Officer, and William M. Shook, our Executive Vice-President of Sales and Marketing, are natural brothers.

Review, Approval or Ratification of Transactions with Related Persons

            Prior to this offering, we did not have a written policy relating to the approval of related party transactions. All of the transactions described above, were approved by the unanimous vote of the board of directors of STI, CAC or CTI, as the case may be. In connection with this offering, we will adopt a written policy relating to the approval or ratification of related party transactions.

        For the purposes of our related party transactions policy, a "related party" will be defined as:

  •
  a person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

  •
  a greater than 5% beneficial owner of our common stock; or

  •
  an immediate family member of any of the foregoing.

        An "interested transaction" includes any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

  •
  the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year (in case a transaction unexpectedly crosses the $120,000 threshold set forth in Item 404(a) of Regulation S-K);

  •
  the Company is a participant; and

  •
  any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

        Our Corporate Governance and Nominating Committee will be responsible for reviewing, approving or ratifying any interested transactions. In determining whether to approve or ratify an interested transaction, the Corporate Governance and Nominating Committee will take into account, among other things, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction. If advance Corporate Governance and Nominating Committee approval of an interested transaction is not feasible or practical, then the interested transaction will be considered and, if the Corporate Governance and Nominating Committee determines it to be appropriate, it will be ratified at subsequent meetings of the Committee.

        Pursuant to our related party transactions policy, the Corporate Governance and Nominating Committee is expected to provide a standing pre-approval or ratification of certain interested transactions. In addition, the Company's board of directors has delegated to the Chair of the Corporate Governance and Nominating Committee, the authority to pre-approve or ratify, as the case may be, any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000. In connection with each regularly scheduled meeting of the Corporate Governance and Nominating Committee, a summary of each new interested transaction deemed pre-approved, as well as, each new interested transaction pre-approved by the Chair of the Corporate Governance and Nominating Committee will be provided to the Corporate Governance and Nominating Committee for its review.

        If an interested transaction will be ongoing, the Corporate Governance and Nominating Committee may establish guidelines for the Company's management to follow in its ongoing dealings with the related party. Thereafter, the Corporate Governance and Nominating Committee, on at least an annual basis, may review and assess ongoing relationships with the related party to see that they are in compliance with the Corporate Governance and Nominating Committee's guidelines and that the interested transaction remains appropriate.

PRINCIPAL AND SELLING STOCKHOLDERS

            The following table sets forth information, as of the date of this prospectus, regarding the beneficial ownership of our common stock: (1) immediately prior to the consummation of this offering; and (2) as adjusted to reflect the sale of the shares of common stock in this offering, assuming no exercise of the underwriter's over-allotment option, by:

  •
  each person or company that is a beneficial owner of more than 5% of our outstanding common stock;
  •
  each of our executive officers;
  •
  each of our directors; and
  •
  all directors and executive officers as a group.

        Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. The number of shares and the percentage of beneficial ownership listed below is based on shares of our common stock outstanding as of the date of this prospectus, and shares of common stock outstanding after the completion of this offering. Shares of common stock subject to options or other securities that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by the person holding the options or other securities for the purposes of computing the number and percentage ownership of that person but are not treated as outstanding for the purpose of computing the number and percentage ownership of any other person. Other than as specifically noted otherwise, the address of each individual listed in the table is c/o Consonus Technologies, Inc., 301 Gregson Drive, Cary, North Carolina 27511.

	Before Giving Effect to this Offering		After Giving Effect to this Offering (1)
Name and Address of Beneficial Owner	Number	% (2)	Number	%
Knox Lawrence International, LLC (1)(3) 445 Park Avenue, 20th Floor New York, New York 10022	2,818,247	62.2%	2,818,247	26.8%
Michael G. Shook (1)(4)	500,410	11.0	500,410	4.8
Avnet, Inc. (1)(5) 2211 South 47th Street Phoenix, Arizona 85034	347,271	7.1	347,271	3.2
Irvin J. Miglietta 316 Stanley Drive Glastonbury, Connecticut 06033	276,297	6.1	276,297	2.6
William M. Shook (6)	269,474	5.8	269,474	2.5
Daniel S. Milburn (7)	56,243	1.2	112,486	1.1
Justin Beckett (8)(13) c/o Fluid Audio Networks, Inc. 5813-A Uplander Way, Culver City, California 90230	31,980	*	34,980	*
Robert Muir (9)	24,261	*	48,523	*
Karen S. Bertaux (10)	8,103	*	8,103	*
Mark P. Arnold (11)	5,788	*	5,788	*
Geoffrey L.S. Sinn (12)	–	*	–	*

Nana Baffour (13)(14) c/o Knox Lawrence International, LLC 445 Park Avenue, 20th Floor New York, New York, 10022	2,818,247	62.2	2,818,247	26.8
Johnson M. Kachidza (13)(14) c/o Knox Lawrence International, LLC 445 Park Avenue, 20th Floor New York, New York, 10022	2,818,247	62.2	2,818,247	26.8
Robert E. Lamoureux (13) 563 Spadina Road, Toronto, Ontario, M5P 2W9	–	*	3,000	*
Connie I. Roveto (13) c/o Cirenity Management 40 Rosehill Avenue, Suite 902, Toronto, Ontario, M4T 1G5	–	*	3,000	*
Jon A. Turner (13) Professor Emeritus New York University 155 East 78th St. New York, New York, 10021	–	*	3,000	*
Eva T. Losacco (13) 663 Circle Lane Lake Forest, Illinois 60045	–	*	3,000	*
John Roger (15) 709 Meadowmont Lane Chapel Hill, NC 27517	67,306	1.5	67,306	*
All directors and executive officers as a group (14 persons)(14)	3,781,812	81.8	3,877,317	36.4

*
Less than 1%.

(1)
KLI, Michael G. Shook and Avnet, Inc., the selling stockholders, have granted the underwriters an over-allotment option, exercisable for a period of 30 days from the date of the closing of this offering, to purchase up to an aggregate of 900,000 additional shares of common stock, or a total of 496,790, 88,210 and 315,000 shares of common stock, respectively, from each of them (being, in aggregate, 15% of the number of shares offered hereby) to cover over-allotments, if any. If the over-allotment option is exercised in full, then KLI, Michael G. Shook and Avnet, Inc. will hold a total of 2,312,457, 412,200 and 32,271 shares of common stock, respectively, representing 22.0% 3.9% and 0.7% of beneficial ownership respectively, of the outstanding shares of common stock immediately following the closing of the offering.

(2)
The respective percentages of beneficial ownership of the common stock are based on 4,534,106 shares of our common stock outstanding as of the date of this prospectus and assumes the conversion of all the CAC shares of preferred stock and all options and the warrant that are convertible into common stock beneficially owned by such person or entity that are exercisable as of the date of this prospectus. Any shares of common stock subject to options or other securities that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by the person holding the options or other securities for the purposes of computing the number and percentage ownership of that person but are not treated as outstanding for the purpose of computing the number and percentage ownership of any other person. As such, the respective percentages of beneficial ownership do not include the deferred shares of common stock issuable under the 2007 Equity Plan, since these deferred shares will not vest within 60 days of the date of this prospectus and thus will not be deemed outstanding and held by the holder of such deferred shares pursuant to SEC rules. See "Management – Deferred Stock Agreements."

(3)
Nana Baffour and Johnson M. Kachidza are each managing principals of KLI. As such, they share voting and investment power over the shares of our common stock held or controlled by KLI and therefore may be deemed to share beneficial ownership of the shares of common stock held or controlled by KLI. Each of Nana Baffour and Johnson M. Kachidza disclaims beneficial ownership of such shares of common stock. The address of Nana Baffour and Johnson M. Kachidza is c/o Knox Lawrence International, LLC, 445 Park Avenue, 20th Floor, New York, New York 10022.

(4)
Includes (i) 112,500 restricted shares of common stock and (ii) 387,910 shares of outstanding common stock. See "Management – Restricted Stock Agreements."

(5)
Consists of a warrant to purchase 347,271 shares of our common stock. See "Description of Capital Stock – Warrant" and "Certain Relationships and Related Transactions – Warrant."

(6)
Includes (i) 87,500 restricted shares of common stock, (ii) 104,803 shares of outstanding common stock and (iii) options to purchase 77,171 shares of our common stock. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger, Outstanding Equity Awards at Fiscal Year End and Restricted Stock Agreements."

(7)
Includes 56,243 shares of outstanding common stock and 56,243 shares of our common stock which will vest on the earlier of (a) May 31, 2008; or (b) completion of this offering. Excludes 37,500 deferred shares of common stock that were granted to Mr. Milburn under the 2007 Equity Plan which will not vest within 60 days of the date of this prospectus. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger, Outstanding Equity Awards at Fiscal Year End and Deferred Stock Agreements" and "Certain Relationships and Related Transactions – Deferred Stock Agreements and Outstanding Equity Awards."

(8)
Includes 31,980 shares of outstanding common stock.

(9)
Includes 24,261 shares of outstanding common stock and 24,262 shares of our common stock which will vest on the earlier of (a) June 30, 2008; or (b) completion of this offering. Excludes 50,000 deferred shares of common stock that were granted to Mr. Muir under the 2007 Equity Plan which will not vest within 60 days of the date of this prospectus. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger, Outstanding Equity Awards at Fiscal Year End and Deferred Stock Agreements" and "Certain Relationships and Related Transactions – Deferred Stock Agreements and Outstanding Equity Awards."

(10)
Consists of options to purchase 8,103 shares of our common stock. Excludes 37,500 deferred shares of common stock that were granted to Ms. Bertaux under the 2007 Equity Plan which will not vest within 60 days of the date of this prospectus. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger, Outstanding Equity Awards at Fiscal Year End and Deferred Stock Agreements" and "Certain Relationships and Related Transactions – Deferred Stock Agreements."

(11)
Consists of options to purchase 5,788 shares of our common stock. Excludes 16,650 deferred shares of common stock that were granted to Mr. Arnold under the 2007 Equity Plan which will not vest within 60 days of the date of this prospectus. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger, Outstanding Equity Awards at Fiscal Year End and Deferred Stock Agreements" and "Certain Relationships and Related Transactions – Deferred Stock Agreements."

(12)
Excludes 16,650 deferred shares of common stock that were granted to Mr. Sinn under the 2007 Equity Plan which will not vest within 60 days of the date of this prospectus. See "Management – Deferred Stock Agreements" and "Certain Relationships and Related Transactions – Deferred Stock Agreements."

(13)
Upon completion of this offering, each independent director, excluding the managing principals of KLI who are members of our board of directors, will receive a grant of 3,000 deferred shares of common stock pursuant to the 2007 Equity Plan, which upon grant is expected to be exercisable within 60 days of the date of this prospectus. Each independent director that is a director on January 1, 2008, and on January 1 of each year thereafter, will be awarded $25,000 of our common stock as of January 1 of the award year (rounded up to the nearest whole share), but such award will not be granted until December 31 of the award year. Each independent director must therefore be a director of the Company on December 31 of the award year to receive the grant of the deferred stock pursuant to the award. See "Management – 2007 Equity Plan – Deferred Stock Awards."

(14)
Includes 2,818,247 shares of common stock of the Company owned by KLI. Nana Baffour and Johnson M. Kachidza, each of whom are directors of the Company, are also managing principals of KLI. As such, they share voting and investment power over the shares of common stock of the Company held or controlled by KLI and therefore may be deemed to share beneficial ownership of the shares of common stock held or controlled by KLI. Each of Nana Baffour and Johnson M. Kachidza disclaims beneficial ownership of such shares of common stock.

(15)
Includes 67,306 restricted shares of common stock. See "Management – Restricted Stock Agreements."

Material Relationships with the Selling Stockholders

KLI

            The following is a summary of the material relationships which KLI has had within the past three years with us or any of our predecessors or affiliates:

  •
  at the time of the STI Merger, KLI was the controlling stockholder of CAC;

  •
  KLI is entitled to receive an annual management fee from CAC in the aggregate amount of $250,000 for certain management services provided by it;

  •
  in connection with the STI Merger, KLI was entitled to a financial advisory fee from CAC equal to 2% of the equity value of CAC; and

  •
  in connection with the STI Merger, KLI entered into various agreements with the Company, including the Merger Agreement, Stockholders Agreement, Voting Agreement, Registration Rights Agreement, Operating Agreement and Escrow Agreement.

Michael G. Shook

            The following is a summary of the material relationships which Michael G. Shook has had within the past three years with us or any of our predecessors or affiliates:

  •
  at the time of the STI Merger, Michael G. Shook was the controlling stockholder of STI;

  •
  in connection with the STI Merger, we repaid the principal and interest owing under a promissory note dated April 2, 2001 made in favor of Michael G. Shook by STI;

  •
  in connection with the STI Merger, STI forgave all amounts owed to it by Michael G. Shook under a loan agreement with STI dated April 17, 1998, as amended April 1, 2003 and March 31, 2005, in the aggregate principal amount of $1,000,000;

  •
  we purchased insurance policies relating to the indemnification of our executive officers and directors; and

  •
  in connection with the STI Merger, Michael G. Shook entered into the following agreements with the Company, including the Avnet, Inc. Consent Agreement, Stockholders Agreement, Voting Agreement, Registration Rights Agreement, Operating Agreement, Employment Agreement and Restricted Stock Agreement.

Avnet, Inc.

            The following is a summary of the material relationships which Avnet, Inc. has had within the past three years with us or any of our predecessors or affiliates:

  •
  STI entered into an amended and restated refinancing agreement dated May 20, 2005 with MRA Systems Inc. d/b/a Access Distribution, or GE Access, as amended June 22, 2006. Effective as of December 31, 2006, GE Access was acquired by Avnet, Inc. In connection with this acquisition, GE Access assigned its interest in the loan documentation to Avnet, Inc. The amended and restated refinancing agreement was subsequently amended on May 1, 2007, August 7, 2007, September 10, 2007, September 26, 2007 and October 8, 2007. We intend to use a portion of the net proceeds of this offering to repay the outstanding Avnet, Inc. indebtedness. See "Use of Proceeds – Avnet, Inc. Indebtedness;"

  •
  in connection with the STI Merger, we entered into a warrant agreement with Avnet, Inc. dated January 22, 2007. The warrant allows for the purchase of 347,271 shares of our common stock at an exercise price of $0.00026 per share. Pursuant to the terms of the warrant, Avnet, Inc. was granted certain piggy-back and demand registration rights to register the underlying shares that are subject to the warrant under the Securities Act of 1933. Pursuant to an amendment to the warrant agreement dated October 8, 2007, in the event the underwriters exercise their over-allotment option in connection with this offering, Avnet, Inc. will be a selling stockholder selling that number of shares that is equal to 35% of the total number of shares sold in the over-allotment;

  •
  in connection with the acquisition of GE Access by Avnet, Inc. effective December 31, 2006, Avnet, Inc. assumed a consent agreement as amended on December 8, 2006 and May 1, 2007, which among other things, permitted STI to forgive any loans owed to STI by Michael G. Shook and William M. Shook and provides that the outstanding amount of the Avnet, Inc. indebtedness will be repaid in full from the proceeds of this offering; and

  •
  on May 1, 2007, STI entered into a revised distribution agreement with Avnet, Inc. pursuant to which STI purchases certain software and hardware products for resale in the United States. Under the distribution agreement, Avnet, Inc. is intended to be STI's distribution partner through to February 28, 2011 but is subject to one year renewal terms after the first year.

        For further details concerning the material relationships with each of the selling stockholders, see "Certain Relationships and Related Transactions."

DESCRIPTION OF CAPITAL STOCK

            The following information describes our common stock, and preferred stock, as well as the warrant and options to purchase our common stock, and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect at the closing of this offering. This description is only a summary and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect at the closing of this offering. Prior to the completion of this offering, our amended and restated certificate of incorporation and our amended and restated bylaws will be filed with the SEC as exhibits to our registration statement of which this prospectus forms a part. The description of our common stock and preferred stock, as well as the warrant and options to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of the offering in accordance with the terms of the amended and restated certificate of incorporation, which will be in effect at the closing of this offering.

        Our authorized capital is 160,000,000 shares, consisting of 150,000,000 shares of common stock having a par value of $0.000001 per share, and 10,000,000 shares of preferred stock, issuable in series, having a par value of $0.000001 per share. Prior to the date of the offering, we will have 4,534,106 shares of common stock issued and outstanding which includes (i) the conversion of all the CAC shares of preferred stock into 97,599 shares of our common stock; and (ii) the 267,306 restricted shares of common stock that have been issued pursuant to the restricted stock agreements entered into between the Company and each of Michael G. Shook, William M. Shook and John Roger. See "Management – Restricted Stock Agreements."

Common Stock

            Each share of common stock entitles the holder to receive notice of and to attend all meetings of our stockholders with the entitlement to one vote. Holders of common stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the common stock, to receive any dividend declared by the board of directors. Our outstanding shares of common stock are, and the shares of common stock offered by us in this offering will be, where issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of shares of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

            The preferred stock is issuable in one or more series without any further stockholder approval. Subject to our amended and restated certificate of incorporation, which will be in effect at the closing of this offering, the board of directors is authorized to determine the designations, powers, references and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The board of directors may also increase or decrease the authorized number of shares of any series subsequent to the issue of that series, but not above the total number of authorized shares of the class, or, below the number of such series then outstanding.

        The actual effect of the issuance of the preferred stock upon the rights of holders of common stock is unknown until our board of directors determines the specific rights of owners of a particular series of preferred stock. Depending upon the designation, rights, privileges, restrictions and conditions given to any series of preferred stock by the board of directors, the voting power, liquidation preference or other rights of holders of common stock could be adversely affected. Preferred stock may be issued in acquisitions or for other corporate purposes. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our common stock. We have no plans to issue any shares of preferred stock.

Registration Rights

            The Company entered into a registration rights agreement on the closing of the STI Merger with KLI, Michael G. Shook and William M. Shook, collectively referred to as the investors, pursuant to which the investors who beneficially own an aggregate of 3,588,131 shares of our common stock have been granted certain rights to register their shares under the Securities Act of 1933 following the closing of this offering. Pursuant to this registration rights agreement, if we propose to register any of our securities under the Securities Act of 1933, either for our own account or for the account of other stockholders, the investors will be entitled, under certain circumstances, to include in the registration statement, at our expense, all or a part of their shares of common stock. In addition, the investors may require us, at our expense beginning six months from the date of the closing of this offering, to file a registration statement under the Securities Act of 1933 with respect to all or a part of their shares of common stock, and we will be required to use our best efforts to effect the registration. However, the Company will not be obligated to effect such registration for any investor after the Company has effected two such registrations that are reasonably expected to generate aggregate proceeds of at least $1,000,000. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. We have agreed to indemnify each investor and each underwriter (if any) against certain liabilities in connection with the registration of their shares of common stock as described above.

        As further described below, pursuant to the terms of the warrant, Avnet, Inc. was granted certain piggy-back and demand registration rights to register the underlying shares that are subject to the warrant under the Securities Act of 1933. Pursuant to an amendment to the warrant agreement dated October 8, 2007, in the event the underwriters exercise their over-allotment option in connection with this offering, Avnet, Inc. will be a selling stockholder selling that number of shares that is equal to 35% of the total number of shares sold in the over-allotment.

Warrant

            On the closing of the STI Merger, we entered into a new warrant agreement with Avnet, Inc. The warrant allows for the purchase of 347,271 shares of our common stock at an exercise price of $0.00026 per share and contains certain piggy-back and demand registration rights as described above. The warrant is exercisable as of January 22, 2007 and expires on May 20, 2015. As a result, prior to this offering, Avnet, Inc. will be a beneficial owner of 7.11% of our outstanding common stock. See "Principal and Selling Stockholders." Following the closing of the offering, the Avnet, Inc. indebtedness will be repaid in full from the proceeds generated from this offering. See "Use of Proceeds" and "Certain Relationships and Related Transactions – Warrant."

Stock Options

            As of October 31, 2007, Company options to purchase 246,852 shares of our common stock were exercisable at a weighted average exercise price of $15.92 per share. Prior to the closing of the offering, there will not be any options issued under the 2007 Equity Plan. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger and Options to Purchase Securities."

Delaware Anti-Takeover Law and Certain Provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws

Anti-Takeover Effects of Delaware Law

            We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
  •
  on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
  •
  Section 203 defines "business combination" to include the following:
  •
  any merger or consolidation involving the corporation and the interested stockholder;
  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

            Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect at the closing of this offering, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and our amended and restated bylaws which will be in effect at the closing of this offering:

  •
  permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

  •
  provide for a classified board and require cause and the affirmative vote of holders of 66 2/3% of the outstanding shares of capital stock of the Company for the removal of any director;

  •
  provide that subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series having a preference over the common stock as dividend or upon liquidation, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing, and also must comply with specified requirements as to the form and content of a stockholder's notice; and

  •
  do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

SHARES ELIGIBLE FOR FUTURE SALE

            Prior to this offering, there has been no public market for our common stock. Nevertheless, we cannot predict what effect, if any, market sales of our common stock, or the availability of common stock for sale, will have on the market price of our common stock. The sale of a substantial amount of our common stock in the public market after this offering, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. Furthermore, because some of our shares will not be available for sale shortly after this offering due to the contractual and legal restrictions on resale described below, the sale of a substantial amount of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

        Upon the closing of this offering, we expect to have a total of 10,661,480 outstanding shares of common stock, which includes the 6 million shares of common stock sold by us in this offering. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except for shares purchased by one of our affiliates as that term is defined under Rule 144 of the Securities Act of 1933, in which case such shares will remain subject to the resale limitations of Rule 144.

        The 613,928 shares held by our existing stockholders who are not affiliates of ours will be freely tradable without restriction or further registration under the Securities Act of 1933. The 4,047,552 shares of our common stock held by existing stockholders that are our affiliates are restricted shares. These restricted shares may be sold in the public market by such stockholders only if they are registered or if they qualify for an exemption from registration under Rules 144 or 144(k) under the Securities Act of 1933. These rules are summarized below.

Rule 144

            Affiliates will be permitted to sell shares of common stock that they purchase in this offering only through registration under the Securities Act of 1933 or pursuant to an exemption from registration under the Securities Act of 1933, such as the exemption available by complying with Rule 144 of the Securities Act of 1933. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned our shares of common stock for at least one year would be entitled to sell in brokers' transactions a number of such shares within any three-month period that does not exceed the greater of:

  •
  1.0% of the number of shares of common stock then outstanding, which is approximately 106,615 shares of common stock upon the closing of this offering, assuming no exercise by the underwriters of the over-allotment option; or
  •
  the average weekly trading volume of our shares of common stock on all U.S. national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding each such sale, subject to certain restrictions. We have applied to have our common stock quoted on the Nasdaq Global Market under the symbol "DCTI."

        Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Rule 144(k)

            Under Rule 144(k) under the Securities Act of 1933, as currently in effect, a person who is deemed not to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares of common stock proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Based upon the number of shares of common stock outstanding as of October 31, 2007, an aggregate of approximately 127,926 shares of our common stock will be eligible to be sold pursuant to Rule 144(k)

after the date of this prospectus; however, a portion of these shares are subject to agreements not to sell these shares for 180 days following the completion of this offering and will only become eligible for sale upon the expiration or termination of those agreements. The SEC has recently adopted amendments to Rule 144 which would permit non-affiliates to sell shares without complying with the manner of sale, public information, volume limitations or notice provisions of Rule 144 provided such non-affiliate has held the shares for at least six months. Once this new Rule is effective, approximately 191,888 shares of our common stock will be eligible to be resold under Rule 144 without restriction.

Lock-up Agreements

            All of our officers, directors and stockholders holding more than 0.50% of our outstanding common stock (or securities exercisable, exchangeable, or convertible for common stock) on a fully-diluted basis have agreed to a 180-day "lock-up," subject to certain exceptions, with respect to substantially all of the issued and issuable shares of common stock, including securities that are convertible into such securities and securities that are exchangeable or exercisable for such securities, which we may issue or they may own prior to this offering or purchase in or after this offering, as the case may be. This means that for a period of 180 days, subject to extension in certain circumstances, following the date of the final prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of any of these securities or request or demand that we file a registration statement related to any of these securities without the prior written consent of Merriman Curhan Ford & Co. on behalf of the underwriters, subject to certain important exceptions described under "Underwriting."

        Notwithstanding anything contained in the lock-up agreements, we may grant new options under the 2007 Equity Plan, issue and sell our shares of common stock upon the exercise of options outstanding at the time of the pricing of this offering and issue and sell shares of common stock in connection with acquisitions, provided that the aggregate fair market value of such shares does not exceed $75 million, measured at the time of such acquisition, and the recipients agree to the restrictions in the lock-up agreements.

Shares Issued Under Employee Plan

            We intend to file a registration statement on Form S-8 under the Securities Act of 1933 to register approximately 267,306 restricted shares of common stock and 195,800 deferred shares of common stock issued under the 2007 Equity Plan and 86,894 shares of common stock reserved for future grant or issuance under the 2007 Equity Plan plus the 150,000 additional shares which will be reserved for issuance following the amendment to the 2007 Equity Plan prior to the completion of this offering. We also intend to include on this registration statement on Form S-8 the 127,374 shares of common stock that we have reserved upon the vesting of the outstanding equity awards that were assumed by the Company from CAC in connection with the STI Merger. This registration statement is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Shares of common stock issued upon the vesting of these stock-based awards after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates.

Registration Rights

            The Company granted KLI, Michael G. Shook and William M. Shook, who beneficially own an aggregate of 3,588,131 shares of our common stock, certain rights to register their shares under the Securities Act of 1933 following the closing of this offering. Subject to the restrictions of their lock-up agreements, these stockholders will be entitled to require us to register the resale of their shares under the Securities Act of 1933. Registration of the resale of these shares under the Securities Act of 1933 would result in the shares becoming freely tradable without restriction under the Securities Act of 1933, except for shares purchased by affiliates. See "Description of Capital Stock – Registration Rights."

        As further described below, pursuant to the terms of the warrant, Avnet, Inc. was granted certain piggy-back and demand registration rights to register the underlying shares that are subject to the warrant under the Securities Act of 1933. Pursuant to an amendment to the warrant agreement dated October 8, 2007, in the event the underwriters exercise their over-allotment option in connection with this offering, Avnet, Inc. will be a selling stockholder selling that number of shares that is equal to 35% of the total number of shares sold in the over-allotment. See "Description of Capital Stock – Registration Rights."

Warrant to Purchase Shares of Our Common Stock

            The warrant allows for the purchase of 347,271 shares of our common stock, exercisable at an exercise price of $0.00026 per share and contains certain piggy-back and demand registration rights as described above. See "Certain Relationships and Related Transactions – Warrant," "Description of Capital Stock – Registration Rights" and "Description of Capital Stock – Warrant."

Options to Purchase Shares of Our Common Stock

            As of October 31, 2007, Company options to purchase 246,852 shares of our common stock are exercisable at a weighted average exercise price of $15.92 per share. Prior to the closing of the offering, there will not be any options issued under the 2007 Equity Plan. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger and Options to Purchase Securities" and "Certain Relationships and Related Transactions – STI's Amended and Restated 1999 Employee Stock Plan."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

            The following summary describes the material United States federal income tax consequences relating to the ownership and disposition of our common stock and addresses only those holders that hold our common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

        The following summary does not purport to be a complete analysis of all of the potential United States federal tax considerations that may be relevant to particular holders of our common stock in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as, for example, brokers, dealers in securities or currencies, financial institutions, insurance companies, tax-exempt entities or qualified retirement plans, holders of more than 5% of a class of our stock by vote or value (whether such stock is actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, persons holding common stock as part of a "straddle," "hedge" or "conversion transaction" or as part of a "synthetic security" or other "integrated transaction," traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders that have a "functional currency" other than the U.S. dollar, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid United States federal income tax, or U.S. expatriates. In addition, the discussion below does not address persons who hold an interest in a partnership or other entity that holds our common stock, alternative minimum tax consequences, if any, or tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or other United States federal tax consequences (e.g., estate or gift tax) other than those pertaining to the income tax. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        The summary is based on the Code, the Treasury regulations (whether final, temporary, or proposed) promulgated thereunder (the "Treasury Regulations") and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect; and we undertake no obligation to update this summary in the future.

        As used in this discussion, the term "U.S. Holder" means a beneficial holder of shares of common stock (other than a partnership) that for United States federal income tax purposes is:

  (1)
  a citizen or individual resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Code,

  (2)
  a corporation (or an entity treated as a corporation for United States federal tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

  (3)
  an estate, the income of which is subject to United States federal income taxation regardless of its source, or

  (4)
  a trust (i) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (ii) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

        A "Non-U.S. Holder" is a beneficial holder of shares of common stock that is neither a U.S. Holder nor a partnership (or an entity treated as a partnership for United States federal tax purposes).

        The tax treatment of a partner in a partnership, or other entity treated as a partnership for United States federal income tax purposes, may depend on both the partnership's and the partner's status. Partnerships that are beneficial owners of shares of common stock, and partners in such partnerships, are urged to consult their own tax advisors regarding the United States federal, state, local and non-U.S. tax consequences to them of the ownership and disposition of our common stock.

        This summary is of a general nature only and is not intended to constitute a complete analysis of all tax consequences relating to the ownership and disposition of our common stock. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty. To ensure compliance with Treasury Department Circular 230, holders are hereby notified that (1) any discussion of United States federal income tax issues herein or any other document referred to herein is not intended or written to be used, and cannot be used, by such holders for the purpose of avoiding penalties that may be imposed under the Code, (2) such discussions are for use in connection with the promotion or marketing of the transactions or matters addressed herein, and (3) holders should seek advice based on your particular circumstances from an independent tax advisor.

Consequences to U.S. Holders

Distributions on Shares of Our Common Stock

            The gross amount of any distribution, including a constructive distribution, of cash or property made to a U.S. Holder with respect to our common stock generally will be includible in gross income by a U.S. Holder as dividend income to the extent such distributions are paid out of our current or accumulated earnings and profits as determined under United States federal income tax principles. A distribution which is treated as a dividend for United States federal income tax purposes may qualify for the 70% dividends-received deduction if such amount is distributed to a U.S. Holder that is a corporation and certain holding period and taxable income requirements are satisfied. Any dividend received by a U.S. Holder that is a corporation may be subject to the "extraordinary dividend" provisions of the Code. Dividends received by non-corporate U.S. Holders in taxable years beginning before January 1, 2011 may qualify for a maximum 15% rate of taxation if certain holding period and other requirements are met.

        A distribution in excess of our current and accumulated earnings and profits will first be treated as a return of capital to the extent of the U.S. Holder's adjusted tax basis in its shares of our common stock and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent taxable disposition of shares in our common stock). To the extent that such distribution exceeds the U.S. Holder's adjusted tax basis in its shares of our common stock, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Holder's holding period in its shares of our common stock exceeds one year as of the date of the distribution.

Sale, Exchange or Other Taxable Disposition of Our Common Stock

            For United States federal income tax purposes, a U.S. Holder generally will recognize capital gain or loss on the sale, exchange or other taxable disposition of any of its shares of our common stock in an amount equal to the difference between the amount realized for the shares of our common stock and the U.S. Holder's adjusted tax basis in the shares of our common stock. Capital gain of non-corporate U.S. Holders derived with respect to a sale, exchange or other disposition of shares of our common stock held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations under the Code. U.S. Holders are urged to consult their tax advisors regarding such limitations.

Consequences to Non-U.S. Holders

Distributions on Shares of Our Common Stock

            The gross amount of any distribution, including a constructive distribution, of cash or property made to a Non-U.S. Holder with respect to our common stock generally will be treated as dividends for United States federal income tax purposes to the extent such distributions are paid out of our current or accumulated earnings and profits as determined under United States federal income tax principles. Subject to the discussion below, a dividend paid by us to a Non-U.S. Holder generally will be subject to United States federal withholding tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the gross amount of such dividend. We generally will be required to withhold this United States federal withholding tax upon the payment of a dividend to a Non-U.S. Holder. In order to obtain a reduced United States federal withholding tax rate under an income tax treaty with respect to a dividend paid by us, a Non-U.S. Holder generally must provide us or our paying agent with a properly executed IRS Form W-8BEN or other appropriate version of Form W-8 certifying eligibility for the reduced rate. Each Non-U.S. Holder should consult its own tax advisor regarding the procedure for claiming a reduced United States federal withholding tax rate under an income tax treaty with respect to a dividend paid by us.

        A dividend paid by us to a Non-U.S. Holder that is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States of such Non-U.S. Holder) will be subject to United States federal income tax on a net income basis at normal graduated United States federal income tax rates. In such cases, we will not have to withhold United States federal income taxes if the Non-U.S. Holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a Non-U.S. Holder must provide us or our paying agent with a properly executed IRS FormW-8ECI certifying eligibility for such exemption. Dividends received by a corporate Non-U.S. Holder that are effectively connected with a trade or business conducted by such corporate Non-U.S. Holder in the United States may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of Our Common Stock

            Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or other taxable disposition of shares of our common stock generally will not be subject to United States federal income tax unless:

  (a)
  the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, where a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder). Such gain will be subject to United States federal income tax on a net income basis at normal graduated United States federal income tax rates. Preferential tax rates generally will apply to such effectively connected capital gains of a Non-U.S. Holder that is an individual, estate, or trust provided a minimum 12 month holding period has been met (referred to as a "long-term capital gain"). There are currently no preferential tax rates or long-term capital gains of a Non-U.S. Holder that is a corporation. Deductions for capital losses are subject to complex limitations under the Code. In addition, such gain may also be subject to a 30% U.S. branch profits tax (or reduced United States branch profits tax rate under an income tax treaty) if the Non-U.S. Holder is a corporation;

  (b)
  in the case of a Non-U.S. Holder who is an individual and who holds the stock of our common shares as "capital assets," such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. Such gain will be subject to United States federal income tax at a rate of 30%, which gain generally may be offset by U.S. source capital losses. Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules; or

  (c)
  subject to certain exceptions, we qualify as or have been a "United States real property holding corporation" or "USRPHC," for United States federal income tax purposes, at any time during the 5-year period ending on the date of the sale or other taxable disposition of the shares of our common stock (or the Non-U.S. Holder's holding period for the shares of our common stock, if shorter). If a Non-U.S. Holder were subject to United States federal income tax as a result of our status as a USRPHC, any gain or loss on the disposition of the shares of our common stock would be taken into account as if it were effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. We believe that we are not currently, and we do not expect that we will become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Each Non-U.S. Holder should consult its own tax advisor regarding our potential qualification as a USRPHC.

United States Federal Estate Tax

            Shares of our common stock owned or treated as owned by an individual who at the time of death is not a citizen or resident of the United States, as specifically defined for United States federal estate tax purposes, are considered to be assets located in the United States and will be included in his or her estate for United States federal estate tax purposes, unless an applicable tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

            A holder may be subject to backup withholding tax on payments of dividends and proceeds received on a sale, exchange or other taxable disposition if certain information reporting requirements are not met. Backup withholding tax is not an additional tax. A holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against such holder's United States federal income tax liability and, if backup withholding tax results in an overpayment of tax, such holder may be entitled to a refund, provided that the requisite information is correctly furnished to the IRS in a timely manner.

        The information reporting and backup withholding tax rules do not apply to payments that are subject to the 30% United States federal withholding tax on dividends paid to nonresidents, or to payments that are subject to a lower withholding tax rate or exempt from United States federal withholding tax by application of a tax treaty or special exception. Therefore, payments of dividends on shares of our common stock generally will not be subject to information reporting or backup withholding tax if a Non-U.S. Holder certifies its nonresident status as described under " – Distributions on Shares of Our Common Stock" above. In addition, payments made to a Non-U.S. Holder by a broker upon a sale of shares of our common stock generally will not be subject to information reporting or backup withholding tax as long as the Non-U.S. Holder certifies its foreign status.

        Each taxpayer should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

UNDERWRITING

            Subject to the terms and conditions contained in the underwriting agreement dated                        , 2007, among us, the selling stockholders and the underwriters named below, each underwriter has severally agreed to purchase from us, on a firm commitment basis, and we have agreed to sell, the number of shares of common stock indicated opposite its name below:

Underwriters	Number of Shares
Merriman Curhan Ford & Co. (U.S. underwriter)
Oppenheimer & Co. (U.S. underwriter)
Jesup & Lamont Securities Corp. (U.S. underwriter)
Blackmont Capital Inc. (Canadian underwriter)

Total

        The offering is being made concurrently in the United States and in each of the provinces of Canada except for Prince Edward Island and Newfoundland and Labrador. The shares of common stock will be offered in the United States through those underwriters who are registered to offer the shares for the sale in the United States, either directly or indirectly through their U.S. broker-dealer affiliates, or such other registered dealers as may be designated by the underwriters. The shares of common stock will be offered in each of the provinces of Canada except for Prince Edward Island and Newfoundland and Labrador through those underwriters or their Canadian affiliates who are registered to offer the shares for sale in such provinces and such other registered dealers as may be designated by the underwriters. Subject to applicable law, the underwriters may offer the shares of common stock outside of the United States and Canada.

        The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to certain conditions precedent, including the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors and certain other conditions. The obligations of the underwriters under the terms of the underwriting agreement are conditional and may be terminated at their discretion on the basis of their assessment of any material adverse change in our business, the state of the financial markets and may also be terminated on the occurrence of certain other stated events. The underwriters are, however, severally obligated to take up and pay for all of the shares of common stock that they have agreed to purchase, if any shares of common stock are purchased under the underwriting agreement. The underwriters are not required to take up or pay for the shares covered by the underwriting over-allotment option.

Option to Purchase Additional Shares

            The selling stockholders, being KLI, Mr. Michael G. Shook, our Chief Executive Officer and Avnet, Inc., have granted the underwriters an over-allotment option to purchase up to an aggregate of            additional shares of common stock (being 15% of the number of shares offered under this prospectus by us), on the same terms set forth on the cover page of this prospectus, to cover over-allotments, if any, and for market stabilization purposes. The expenses associated with the over-allotment option, together with the underwriters' commissions, will be paid by the selling stockholders. The underwriters may exercise this option in whole or in part at any time until 30 days after the date of the closing of the offering. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter's initial commitment as indicated in the preceding table.

Commissions and Expenses

            The following table shows the public offering price, underwriting commissions and proceeds before expenses to us, and in the case of the exercise of the over-allotment option, to the selling stockholders. The underwriting commissions equal 7% of the public offering price.

        We have applied to have our common stock listed on the Nasdaq Global Market under the symbol "DCTI."

	Per Share	Without Exercise of Over-Allotment	With Exercise of Over-Allotment
Public offering price	$	$	$
Underwriting commissions paid by us	$	$	$
Underwriting commissions paid by the selling stockholders	$	$	$
Proceeds before expenses to us	$	$	$
Proceeds before expenses to the selling stockholders	$	$	$

        The underwriters initially propose to offer the common stock directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, that may include the underwriters, at the public offering price less a selling concession not in excess of $                        per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $                        per share to brokers and dealers. After the underwriters have made a reasonable effort to sell all of the shares at the initial offering price, the offering price may be decreased, and further changed from time to time, to an amount not greater than the initial offering price disclosed in the prospectus, and the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the shares is less than the gross proceeds paid by the underwriters to us or the selling stockholders.

        We estimate that our total expenses of the offering, excluding underwriting commissions, will be approximately $             million and are payable by us. We will pay all these expenses from the proceeds of the offering. We will also reimburse the underwriters for all of their expenses including all of the fees owed by them to their legal counsel.

Lock-Up Agreements

            We, all of our directors, officers and each stockholder holding more than 0.50% of our outstanding common stock (of securities exercisable, exchangeable or convertible for common stock) on a fully-diluted basis have agreed that, without the prior written consent of Merriman Curhan Ford & Co. on behalf of the underwriters, neither we nor they will during the period ending 180 days after the date of the final prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or file any prospectus in Canada or registration statement relating to the offering of, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or
  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock, whether any such transaction described above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

        In addition, (a) each of KLI, Michael G. Shook and William M. Shook has agreed that, without the prior written consent of Merriman Curhan Ford & Co. on behalf of the underwriters, it will not, during the period ending 180 days after the date of the final prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock pursuant to the registration rights agreement they have with us; and (b) pursuant to the terms of the warrant agreement dated January 22, 2007,

Avnet, Inc. was granted certain piggy-back and demand registration rights to register the underlying shares that are subject to the warrant under the Securities Act of 1933 and pursuant to an amendment to the warrant agreement dated October 8, 2007, in the event the underwriters exercise their over-allotment option in connection with this offering, Avnet, Inc. will be a selling stockholder selling that number of shares that is equal to 35% of the total number of shares sold in the over-allotment. See "Description of Capital Stock – Registration Rights."

        The 180-day restrictions described in the immediately preceding paragraph do not apply to: (a) the sale of shares of common stock to the underwriters; (b) the issuance by us of shares of common stock upon the exercise of options or the exercise of securities outstanding on the date of the final prospectus and disclosed in the final prospectus; (c) transactions by stockholders not deemed to be our affiliates relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering; (d) grants by us of options to purchase shares of common stock pursuant to employee or management stock option, incentive or other plans or arrangements described in this prospectus; (e) transfers of shares of common stock or any security exercisable for shares of common stock as a bona fide gift or gifts; (f) distributions of shares of common stock or any security exercisable for shares of common stock to limited partners or stockholders of the selling stockholders; (g) tenders of shares of common stock made in response to a bona fide third party take-over bid made to all holders of shares of common stock or similar acquisition transaction; or (h) any transfer to an immediate family member or an entity of which the transferor or an immediate family member of the transferor is the sole beneficiary; provided, that in the case of any transfer or distribution pursuant to clause (e), (f) or (h), each donee, distributee or transferee agrees in writing to be bound by the transfer restrictions described above and no filing by any party under the U.S. Securities Exchange Act of 1934 shall be required or shall be voluntarily made in connection with subsequent sales of shares of common stock or other securities acquired in such transfer or distribution.

        The 180 day restricted period described above will be extended if:

  •
  during the last 17 days of the 180 day restricted period we issue an earnings release or material news or a material event relating to us occurs, or
  •
  prior to the expiration of the 180 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180 day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Offering Price Determination

            Prior to the offering, there has been no public market for our common stock. The initial public offering price will be negotiated among us, the selling stockholders and the underwriters. In addition to prevailing market conditions, the factors considered in determining the initial public offering price are our financial information, our historical performance, our future prospects and the future prospects of our industry in general, our capital structure, estimates of our business potential and earnings prospects, the present state of our development and an assessment of our management and the consideration of the above factors in relation to market valuation of companies engaged in businesses and activities similar to ours.

        An active trading market for our common stock may not develop. It is also possible that after the offering, the shares of common stock will not trade in the public market at or above the initial public offering price. Any of the underwriting activities mentioned in this section may have the effect of preventing or retarding a decline in the market price of the common stock. The underwriters may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Global Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Stabilization, Short Positions and Penalty Bids

            Until the distribution of the shares is completed, United States Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters' representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

        If the underwriters create a short position in the common stock in connection with the offering (i.e., if they sell more shares than are listed on the cover of this prospectus), the underwriters' representatives may reduce that short position by purchasing shares in the open market. The underwriters' representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

        The underwriters' representatives may also impose a penalty bid on underwriters and selling group members. This means that if the underwriters' representatives purchase shares of common stock in the open market to reduce the underwriter's short position or to stabilize the price of such shares of common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares of common stock. The imposition of a penalty bid may also affect the price of the shares of common stock in that it discourages resales of those shares of common stock.

        Pursuant to policy statements of the Canadian provincial securities commissions, the underwriters may not, throughout the period of distribution, bid for or purchase any shares of common stock. The policy statements allow certain exceptions to the foregoing prohibitions. The underwriters may only avail themselves of such exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the shares of common stock. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of Market Regulation Services Inc. relating to market completion and passive market-making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing and applicable laws, the underwriters may, in connection with the offering over-allot or effect transactions that stabilize or maintain the market price of the shares at levels other than those which might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

        Neither we, the selling stockholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we, the selling stockholders nor any of the underwriters make any representation that the underwriters' representatives or lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Indemnification

            We and, in the event that the underwriters exercise their over-allotment option, the selling stockholders, have agreed to indemnify the underwriters against certain liabilities relating to the offering, including without restriction liabilities under the Securities Act of 1933 and securities laws in the applicable provinces of Canada and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

LEGAL MATTERS

            Certain matters regarding Canadian and U.S. law will be passed upon for us by Stikeman Elliott LLP, and the validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation. Certain matters regarding Canadian and U.S. law will be passed upon for the underwriters by Torys LLP.

EXPERTS

            The balance sheet as of December 31, 2005 and 2006 and the statements of operations, stockholders' equity and cash flows for the period March 31, 2005 to December 31, 2005 and the year ended December 31, 2006 of Consonus Acquisition Corp. and the balance sheet as of December 31, 2004 and the statements of operations, stockholders' equity and cash flows for the year ended December 31, 2004 and for the period January 1, 2005 to May 30, 2005 of Consonus, Inc. (the predecessor to Consonus Acquisition Corp.), appearing in this Prospectus and Registration Statement have been audited by Grant Thornton LLP, independent registered public accountants, as set forth in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

        The financial statements of Strategic Technologies, Inc. at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        As of the date hereof, the partners, counsel and associates of each of Stikeman Elliott LLP, Wilson Sonsini Goodrich & Rosati, Professional Corporation and Torys LLP beneficially own directly or indirectly, respectively, less than 1% of our common stock or any common stock of any of our affiliates or associates.

WHERE YOU CAN FIND MORE INFORMATION

            We have filed with the United States Securities and Exchange Commission, or the SEC, a registration statement on Form S-1 under the Securities Act of 1933, with respect to our common stock offered hereby. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit are qualified in all respects by reference to the actual text of the exhibit. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which you can electronically access the registration statement, including the exhibits and schedules to the registration statement.

        We will also be subject to the informational requirements of the securities commissions in each of the provinces of Canada except for Prince Edward Island and Newfoundland and Labrador. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we intend to file with such provincial securities commissions. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) (http://www.sedar.com), the Canadian equivalent of the SEC's electronic document gathering and retrieval system.

        Upon completion of the offering, we will become subject to the full informational and periodic reporting requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements certified by an independent registered public accounting firm. We also maintain an Internet site at www.consonus.com. Our Internet site is not a part of this prospectus.

CONSONUS TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and September 30, 2007
(Amounts in thousands, except share and per share amounts)

	December 31, 2006	September 30, 2007
		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$–	$649
Accounts receivable, less allowance for doubtful accounts of $5 and $583 as of December 31, 2006 and September 30, 2007, respectively	325	17,028
Current portion of prepaid data center services costs	144	9,366
Prepaid expenses and other current assets	3,160	4,426

Total current assets	3,629	31,469

Property and equipment, net	13,460	19,661
Other assets
Goodwill	1,598	26,798
Intangible assets, net	2,422	18,954
Prepaid data center services costs, net of current portion	433	2,296
Other	131	39

Total other assets	4,584	48,087

Total assets	$21,673	$99,217

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,275	$16,307
Accrued liabilities	141	4,515
Payable to stockholder	171	1,893
Current maturities of long-term debt	782	5,236
Current portion of deferred revenue	406	14,807

Total current liabilities	3,775	42,758
Long-term debt, net of current maturities	12,935	41,735
Deferred revenue, net of current portion	873	3,529
Other long-term liabilities	435	21

Total liabilities	18,018	88,043

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.10 par value, 15,000,000 and 0 shares authorized, issued, and outstanding as of December 31, 2006 and September 30, 2007, respectively	176	–
Common stock, $0.000001 par value, 20,000,000 shares authorized, 2,933,488 shares and 4,534,106 shares issued and outstanding at December 31, 2006 and September 30, 2007, respectively	–	–
Warrants	–	2,316
Additional paid-in capital	3,525	13,484
Accumulated deficit	(46)	(4,626)

Total stockholders' equity	3,655	11,174

Total liabilities and stockholders' equity	$21,673	$99,217

/s/ NANA BAFFOUR Director	/s/ MICHAEL G. SHOOK Director

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CONSONUS TECHNOLOGIES, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2006 and 2007
(Amounts in thousands, except share and per share amounts)

	2006	2007
Revenues:
Data center services and solutions	$4,997	25,343
IT infrastructure services	146	8,682
IT infrastructure solutions	—	41,729

Total revenues	5,143	75,754

Operating expenses:
Data center services and solutions	1,869	15,385
IT infrastructure services	96	6,106
IT infrastructure solutions	—	34,637
Selling, general and administrative expense	1,764	17,899
Failed acquisition expense	198	–
Depreciation and amortization expense	883	2,707

Total operating expenses	4,810	76,734
INCOME (LOSS) FROM OPERATIONS	333	(980)
Interest expense, net	(833)	(2,989)

LOSS BEFORE TAXES	(500)	(3,969)
INCOME TAX (BENEFIT) EXPENSE	(187)	611

NET LOSS	$(313)	$(4,580)

Loss per common share:
Basic and diluted net loss per common share	$(0.11)	$(1.11)

Basic and diluted weighted average number of common shares outstanding	2,812,181	4,129,972

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CONSONUS TECHNOLOGIES, INC.

UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the Nine Months Ended September 30, 2007
(Amounts in thousands, except share amounts)

	Preferred Stock		Common Stock
						Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount	Warrants			Total
BALANCE AT DECEMBER 31, 2006	15,000,000	$176	2,933,488	$–	$–	$3,525	$(46)	$3,655
Preferred stock converted to common stock	(15,000,000)	(176)	97,599	–	–	176	–	–
Common shares issued in connection with Strategic Technologies, Inc. acquisition	–	–	1,144,181	–	–	7,632	–	7,632
Stock options issued in connection with Strategic Technologies, Inc. acquisition	–	–	–	–	–	874	–	874
Warrants issued in connection with Strategic Technologies, Inc. acquisition	–	–	–	–	2,316	–	–	2,316
Issuance of restricted stock	–	–	267,306	–	–	–	–	–
Common shares issued to related party	–	–	27,570	–	–	184	–	184
Issuance of deferred stock	–	–	63,962	–	–	–	–	–
Stock-based compensation	–	–	–	–	–	943	–	943
Capital contribution by principal stockholder	–	–	–	–	–	150	–	150
Net loss	–	–	–	–	–	–	(4,580)	(4,580)

BALANCE AT SEPTEMBER 30, 2007 (unaudited)	–	$–	4,534,106	$–	$2,316	$13,484	$(4,626)	$11,174

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CONSONUS TECHNOLOGIES, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2006 and 2007
(Amounts in thousands)

	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(313)	$(4,580)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	883	2,707
Non-cash interest	147	7
Stock-based compensation	28	1,127
Changes in operating assets and liabilities:
Accounts receivable	(47)	307
Prepaid expenses and other current assets	(863)	(1,742)
Other assets	–	607
Accounts payable	(33)	1,166
Accrued liabilities	(162)	(1,684)
Payable to stockholder	–	1,722
Deferred revenue	435	2,407

Net cash provided by operating activities	75	2,044

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(134)	(1,221)
Acquisition of STI, net of cash acquired	–	893

Net cash used in investing activities	(134)	(328)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	4,230	4,703
Payments on line of credit	(3,602)	(4,376)
Proceeds from debt	–	6,286
Payments on debt	(569)	(7,830)
Contributed capital	–	150

Net cash (used in) provided by financing activities	59	(1,067)

INCREASE IN CASH	–	649
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	–	–

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$–	$649

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for
Interest	$628	$2,730

Income taxes	$190	$333

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Non-cash consulting services	$81	$–

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CONSONUS TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

NOTE 1 – DESCRIPTION OF BUSINESS

Description of Business

            Consonus Technologies, Inc. (the Company), incorporated in the state of Delaware, was formed in connection with the merger of Consonus Acquisition Corporation (CAC) and Strategic Technologies, Inc. (STI) on January 22, 2007. The Company designs, builds, and operates e-business data centers to store, protect, and manage critical business information computer systems. The Company owns two facilities in Utah, leases another facility in Utah and has partnership agreements with data centers in Colorado and Ohio. The Company also provides its clients with information technology infrastructure services and solutions and data center services, which include designing, planning, building and supporting business systems that integrate technologies, information, processes and people.

Acquisitions

            On October 18, 2006, CAC and STI entered into an Agreement (the Merger Agreement) and Plan of Merger and Reorganization (the Merger). The Merger closed on January 22, 2007 whereby the two companies became wholly owned subsidiaries of the Company. In connection with the Merger, the structure of CAC was modified such that it became a wholly-owned subsidiary of CTI. In connection with the STI Merger, CAC's shares in its subsidiary, the Company, were canceled, and the shareholders of STI and CAC exchanged their respective shares for new shares of the Company. The Merger was accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles. Under this method of accounting, STI was determined to be the "acquired" company for accounting and financial reporting purposes. Accordingly, the accompanying historical consolidated financial statements as of December 31, 2006 and for the nine months ended September 30, 2006 are that of CAC (Consonus Technologies, Inc. as of January 22, 2007). The financial results of STI are included in the consolidated financial statements of the Company from the date of acquisition. In connection with the acquisition of STI, shares of CAC were exchanged for shares of the Company at a ratio of 551.41 shares for each share of CAC common stock. All historical CAC share and per share amounts have been retroactively adjusted to give effect to the acquisition of STI.

        On May 2, 2005, CAC merged with Gazelle Technologies, Inc. ("Gazelle") in a transaction accounted for in accordance with entities under common control. Gazelle was engaged in the development of software for vendor management for the utility sector. Effective May 31, 2005, CAC acquired certain data center assets and liabilities from Consonus, Inc.

Unaudited Interim Financial Statements

            The accompanying consolidated balance sheet as of September 30, 2007, consolidated statements of operations, and cash flows for the nine months ended September 30, 2006 and 2007 and consolidated statement of stockholders' equity for the nine months ended September 30, 2007 are unaudited. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The information disclosed in the notes to the financials statements for these periods is unaudited. The results of operations for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period. The unaudited consolidated financial statements should be read in connection with CAC's audited consolidated financial statements for the period March 31, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006 and the audited financial statements of STI for the year ended December 31, 2006.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

            The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates and could differ materially.

Revenue Recognition

            The Company, through its STI subsidiary, derives revenues from data center services and IT infrastructure solutions and services. Data center services are comprised of managed infrastructure, managed services and maintenance support services. IT infrastructure solutions and services include the resale of hardware and software, along with consulting, integration and training services. The Company recognizes revenues in accordance with Securities and Exchange Commission's (SEC) Staff Accounting Bulletin No. 104. "Revenue Recognition" (SAB 104). The Company recognizes revenue when all of the following conditions are satisfied: there is persuasive evidence of an arrangement; delivery has occurred; the collection of fees is probable; and the amount of fees to be paid by the customer is fixed or determinable. Delivery does not occur until products have been shipped or services have been provided and risk of loss has transferred to the client.

        When the Company, through its STI subsidiary, provides a combination of the above referenced products or services to its customers, recognition of revenues for the hardware and related maintenance services component is evaluated under Emerging Issues Task Force Issue (EITF) No. 00-21 (EITF 00-21), "Revenue Arrangements with Multiple Deliverables" provided any software included in the arrangement is not essential to the functionality of the hardware based on guidance included in EITF 03-5, "Applicability of AICIPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software." Hardware and related elements qualify for separation under EITF 00-21 when the services have value on a stand-alone basis, objective and verifiable evidence of fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in our control. Fair value is determined principally by reference to relevant third-party evidence of fair value in accordance with EITF 00-21. Such third-party information is readily available since the Company primarily resells products offered by its vendors. The application of the appropriate accounting guidance to the Company's sales requires judgment and is dependent upon the specific transaction. The Company, through its STI subsidiary, recognizes revenues from the sale of hardware products at the time of sale provided the SAB 104 revenue recognition criteria are met and any undelivered elements qualify for separation under EITF 00-21.

        Software and related maintenance and professional services provided by the STI subsidiary are evaluated under Statement of Position (SOP) No. 97-2 (SOP 97-2), "Software Revenue Recognition." In arrangements that include multiple elements, including software licenses, maintenance and/or professional services, the Company allocates and defers revenue for the undelivered items based on vendor-specific objective evidence (VSOE) of the fair value of the undelivered elements, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. VSOE of fair value for each undelivered element is based on the price for which the undelivered element is sold separately. The Company determines the fair value of the undelivered elements based on historical evidence of stand-alone sales of these elements to third parties. When VSOE does not exist for undelivered items such as maintenance and professional services, then the entire arrangement fee is recognized ratably over the performance period.

        Maintenance contract revenue is deferred and recognized ratably over the contractual period. The deferred revenue consists primarily of the unamortized balance of product maintenance. Occasionally, the Company resells maintenance contracts to certain customers in which STI assumes an agency relationship as defined by EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." For such contracts, the Company generally has no further obligation to the customer beyond the billing and collection of the maintenance contract amount. These agent maintenance contracts are established between the vendor and the customer and the Company has no obligation to provide the maintenance services. In such arrangements, the Company recognizes the net fees retained by STI as revenues at the time of sale with no associated costs of sales.

        Consulting services revenue is recognized as the services are rendered. Revenues generated from fixed price arrangements are recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours. For fixed price contracts when the current estimates of total contract revenue and contract cost indicate a loss, the estimated loss is recognized in the period the loss becomes evident.

        Unbilled services are recorded for consulting services revenue recognized to date that has not yet been billed to customers. In general, amounts become billable upon the achievement of contractual milestones or in accordance with predetermined payment schedules. Unbilled services are generally billable to customers within one year from the respective balance sheet date.

        Revenue, through its CAC subsidiary, also consists of monthly fees for data center services and solutions including managed infrastructure and managed services and is included within "data center services" revenue in the accompanying consolidated statements of operations. Revenue from managed infrastructure and managed services is billed and recognized over the term of the contract which is generally one to three years. Installation fees associated with managed infrastructure and managed services revenue is billed at the time the installation service is provided and recognized over the estimated term of the related contract or customer relationship. Costs incurred related to installation are capitalized and amortized over the estimated term of the related contract.

Allowance for Doubtful Accounts

            Accounts receivable consist primarily of amounts due to the Company from its normal business activities. Accounts receivable amounts are determined to be past due when the amount is overdue based on contractual terms. The Company maintains an allowance for doubtful accounts to reflect the expected uncollectibility of accounts receivable based on past collection history and specific risks identified among uncollected amounts. Accounts receivable are charged off against the allowance for doubtful accounts when the Company determines that the receivable will not be collected. The Company performs ongoing credit evaluations of its customers.

Concentration of Credit Risk

            The Company had two customers that comprised approximately 12% and 14% of consolidated revenues for the nine months ended September 30, 2006. For the nine months ended September 30, 2007, no customer comprised more than 10% of consolidated revenues. As of December 31, 2006 and September 30, 2007, no customer comprised more than 10% of accounts receivable.

        Approximately 84% of the Company's hardware and software purchases for the nine months ended September 30, 2007 (unaudited) was from one vendor and approximately 74% of accounts payable at September 30, 2007 were due to this vendor. Approximately 84% of the Company's total IT infrastructure solutions revenues for the nine months ended September 30, 2007 (unaudited) are related to resales of this supplier's products.

Cash and Cash Equivalents

            The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

Prepaid Data Center Services Costs

            Prepaid data center services costs represent the unused portion of the maintenance support the Company has contracted with software and hardware vendors. These costs are amortized to costs of data center services ratably over the term of the related contracts. Prepaid data center services costs also represent costs incurred related to installation of customers in our data centers and are capitalized and amortized over the estimated life of the customer relationship. These costs are amortized to costs of infrastructure solutions.

Property and Equipment

            Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings	30 – 40 years
Computers and equipment	3 – 15 years
Furniture	7 – 10 years
Software	3 years

        Property and equipment held under capital leases and leasehold improvements are amortized based on the straight-line method over the shorter of the lease term or estimated life of the assets. Maintenance and repairs which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred.

Long-lived Assets

            In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Long-lived Assets", such as property, equipment, and definite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

Goodwill and Other Intangible Assets

            The Company accounts for its goodwill and other intangibles in accordance with SFAS No. 142, "Goodwill and Other Intangibles" (SFAS 142). SFAS 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded value of goodwill and certain intangibles exceeds its fair value. The Company has elected to perform its annual impairment test as of December 31 of each calendar year. An interim goodwill impairment test would be performed if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

Fair Value of Financial Instruments

            The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and debt obligations. The carrying amount of the cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short-term nature. Management believes that the Company's debt obligations in general bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.

Derivative Financial Instruments

            All derivatives are recognized on the balance sheet at their fair values. The carrying value of the derivative is adjusted to market value at each reporting period and the increase or decrease is reflected in interest expense in the consolidated statements of operations. In August 2005, the Company entered into an interest rate swap agreement with U.S. Bank National Association (U.S. Bank). At September 30, 2007, this agreement covers a notional amount of approximately $5.0 million related to its term loan with U.S. Bank. In August 2007, the Company entered into an additional interest rate swap agreement with U.S. Bank, effective September 15, 2007 with a notional amount of approximately $1.9 million at September 30, 2007. As of December 31, 2006 and September 30, 2007, approximately $79,000 and $5,440 were recorded in other assets and other liabilities, respectively, related to these instruments. The Company recognized approximately $36,000 and $(79,000), respectively, during the nine months ended September 30, 2007 and 2006 of other income (expense) as a result of the change in the market value of these instruments. This is reflected as a reduction (increase) to interest expense in the accompanying statements of operations.

Stock-Based Compensation

            On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), "Share Based Payment" (SFAS 123R). SFAS 123R replaces SFAS No. 123, "Accounting for Stock Based Compensation," and supersedes APB 25, "Accounting for Stock Issued to Employees". SFAS 123R requires that the cost resulting from all share based payment transactions be recognized in the financial statements using the fair value method. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow. The Company will recognize excess tax benefits when those benefits reduce current income taxes payable. Upon the adoption of SFAS 123R, the Company has elected to use the Black Scholes Merton option pricing model to determine the fair value of options granted.

Income Taxes

            The Company utilizes the asset and liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, and net operating loss and tax credit carryforwards, utilizing enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of any future change in income tax rates is recognized in the period that includes the enactment date.

Loss Per Share

            Basic loss per common share is based upon the weighted average number of common shares outstanding for the period. Diluted loss per common share is based upon the assumption that all common stock equivalents were converted at the beginning of the year. Shares calculated for diluted shares for the nine months ended September 30, 2006 and 2007 do not include unvested equity instruments and unissued shares associated with stock based compensation arrangements as their effect is antidilutive.

Recently Issued Accounting Standards

            In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157), to provide enhanced guidance when using fair value to measure assets and liabilities. SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS 157 applies whenever other pronouncements require or permit assets or liabilities to be measured at fair value and, while not requiring new fair value measurements, may change current practices. The Company is currently evaluating the impact SFAS 157 will have on its consolidated financial statements. SFAS 157 is effective for the Company beginning on January 1, 2008.

        In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment to FASB Statement No. 115" (SFAS 159), which permits all entities to choose to measure certain financial assets and liabilities at fair value at specified election dates. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for the Company beginning on January 1, 2008. The Company is currently evaluating the impact SFAS 159 will have on its consolidated financial statements.

Reclassifications

            Certain amounts in the prior year's financial statements and related notes have been reclassified to conform to the current year presentation.

NOTE 3 – ACQUISITION OF STI

            On October 18, 2006, the Merger Agreement was entered into between CAC and STI, and closed on January 22, 2007. The Merger was accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations" (SFAS 141). Under this method of accounting, STI was determined to be the acquired company for accounting and financial reporting purposes. The financial results of STI are included in the consolidated financial statements of the Company from the date of acquisition. The Company believes that the merger will create benefits and synergies that will allow the Company to expand its margins, offer broader services and solutions, offer new services and solutions and improve its customer penetration.

        Consideration paid to the stockholders of STI included 1,144,181 shares of common stock, 347,271 warrants to purchase common stock, and 258,542 stock options that vested immediately prior to the merger. The aggregate purchase consideration was determined as follows (in thousands):

Fair value of common stock	$7,632
Fair value of vested stock options	874
Fair value of warrant	2,316
Direct and incremental transaction costs	1,392

Total	$12,214

        Included in the transaction costs is approximately $624,000 of costs payable to a principal stockholder for consulting services provided in connection with the merger.

        The estimated purchase price has been preliminarily allocated based on estimated fair values of assets acquired and liabilities assumed. The final valuation of net assets acquired is expected to be completed by the end of December 2007, but no later than one year from the acquisition date in accordance with generally accepted accounting principles. The Company's preliminary estimate of the purchase price allocation is as follows (amounts in thousands):

Cash	$1,944
Accounts receivable	17,010
Property and equipment	6,217
Goodwill	25,200
Customer relationships	16,000
Developed technology	2,000
Other assets	11,473
Outstanding debt	(34,471)
Other liabilities assumed	(33,159)

Total	$12,214

        As part of the allocation of the purchase price, the Company estimated the fair value of the acquired deferred revenue and prepaid data center services costs in accordance with SFAS 141 and related literature, including EITF 01-3, "Accounting in a Business Combination for Deferred Revenue of an Acquiree" and also the guidance of EITF 04-11, "Accounting in a Business Combination for Deferred Postcontract Customer Support Revenue of a Software Vendor". The guidance requires the acquiring entity to recognize a legal performance obligation related to a revenue arrangement of an acquired entity and that the amount assigned to that liability should be based on its fair value at the date of the acquisition. The Company decreased the historical carrying value of STI's deferred revenue by approximately $3,018,000 and the prepaid data center services costs by approximately $403,000 to management's estimate of fair value in connection with the allocation of the purchase price of the Merger.

        The following unaudited pro forma financial information (in thousands) presents the consolidated results for the nine months ended September 30, 2006 and 2007, reported as though the business combination had been completed at the beginning of the periods presented. This pro forma unaudited financial information is not intended to be indicative of future results.

	Nine months ended September 30, 2006	Nine months ended September 30, 2007
Revenues	$76,980	$78,884
Net loss	$(2,051)	$(5,285)
Basic and diluted net loss per common share	$(0.50)	$(1.25)

NOTE 4 – GOODWILL AND OTHER INTANGIBLES

            As of December 31, 2006 and September 30, 2007 intangible assets consist of (in thousands):

	December 31, 2006	September 30, 2007
Definite-lived intangible assets:
Customer relationships	$3,130	$19,130
Developed technology	–	2,000
Less accumulated amortization	(708)	(2,176)

Total definite-lived intangible assets	2,422	18,954
Indefinite-lived intangible assets:
Goodwill	1,598	26,798

Goodwill and other intangible assets, net	$4,020	$45,752

        The $3.1 million assigned to customer relationships in connection with the acquisition of the assets of Consonus, Inc. is being amortized on a straight line basis over 7 years.

        Customer relationships of $16.0 million assigned as part of the Merger is being amortized over its useful life of 10 years in a pattern consistent with which the economic benefit is expected to be realized. The $2.0 million assigned to developed technology is being amortized on a straight line basis over an estimated useful life of 4 years.

        Estimated future amortization expense of definite-lived intangible assets is as follows (in thousands):

2007 (remaining three months)	$491
2008	2,723
2009	3,031
2010	3,210
2011	2,803
Thereafter	6,696

Total	$18,954

NOTE 5 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

            The Company capitalized direct and incremental expenses of approximately $340,000 at December 31, 2006 in connection with the Merger which is included in prepaid expenses and other current assets in the accompanying balance sheet. Such expenses were included in the determination of the purchase price of STI (See Note 3) as of the date of acquisition.

        The Company has also capitalized direct and incremental expenses associated with the proposed initial public offering of approximately $2.4 million and $3.3 million at December 31, 2006 and September 30, 2007, respectively, which is included in other prepaid expenses and other current assets in the accompanying consolidated balance sheets.

NOTE 6 – LONG-TERM DEBT

            As of December 31, 2006 and September 30, 2007 long-term debt consists of the following (in thousands):

	December 31, 2006	September 30, 2007
Line of credit agreement with a financial institution with a maximum borrowing limit of $2,500,000 with a variable interest rate (7.95% and 8.27% at December 31, 2006 and September 30, 2007, respectively) payable monthly, principal due on May 31, 2010	$743	$1,070
Term loan of $10.5 million with a financial institution with monthly variable payments, a variable interest rate (7.95% and 8.27% at December 31, 2006 and September 30, 2007, respectively), remaining balance due on May 31, 2012	9,870	9,526
Note payable to a utility company (Second Utility Note), principal and accrued interest of 9% per annum due May 31, 2008	2,800	2,800
Note payable to a utility company (Third Utility Note), principal and accrued interest of 9% per annum due April 30, 2007, as modified. Note was repaid in April 2007	300	–

Bank mortgage note payable, with interest at 8.5%, payable in equal monthly installments of $23,526 through November 2008, with payment of remaining balance due December 2008. The note is collateralized by a first deed of trust on STI's office building, assignment of all leases, and a security interest in all fixtures and equipment	–	2,009
Bank mortgage note payable, with interest at 8.5%, payable in monthly installments of $3,025 through November 2008, with payment of remaining balance due December 2008. The note is collateralized by a first deed of trust on STI's office building, assignment of all leases, and security interest in all fixtures and equipment	–	268
Note payable to Senior Lender, with interest at 8.0%, payable through May 1, 2010 as discussed below. The note is collateralized by all assets of STI including a second position deed of trust on real estate	–	7,117
Note payable to Senior Lender, with interest at 8.0%, payable through May 1, 2010 as discussed below. The note is collateralized by all assets of STI including a second position deed of trust on real estate	–	5,599
Past due trade debt due to Senior Lender, with interest at 8.0%, payable through May 1, 2010 as discussed below. The note is collateralized by all assets of STI including a second position deed of trust on real estate	–	13,887
Notes payable to vendor, with interest at LIBOR plus 1.5% (6.86% at September 30, 2007), payable in payments based on excess cash flow in accordance with inter-creditor agreement. The note is unsecured	–	4,245
Note payable to Oracle Finance, with interest at 8.0%, payable in quarterly payments of $3,193 through January 1, 2009	–	15
Capital leases	4	435

Total	13,717	46,971
Less current maturities of long-term debt	(782)	(5,236)

Long-term debt	$12,935	$41,735

        On May 31, 2005, CAC entered into a credit agreement with U.S. Bank National Association (U.S. Bank) that provided a $2.5 million line of credit and a $10.5 million term loan. Proceeds of the term loan and $1.5 million of the line of credit were used for the purchase of the assets of Consonus, Inc. as of May 31, 2005. Both loans bear interest at a rate equal to LIBOR plus a LIBOR spread as defined in the credit agreement (8.27% as of September 30, 2007) which is payable monthly. In addition, the line of credit requires the Company to pay a commitment fee quarterly on the unused portion of the line at a defined rate (0.5% as of September 30, 2007). The term loan requires monthly payments of $44,722 from October 2007 through May 2012, at which time the balance is due. The line of credit is due in May 2010.

        The term loan and line of credit are collateralized by all assets and leases of CAC. The credit agreement contains affirmative, negative, and financial covenants. As of December 31, 2006 and September 30, 2007, management believes CAC was in compliance with all covenants.

        In connection with the purchase of the assets of Consonus, Inc. from a utility company, CAC entered into various notes with the seller of the assets. These notes are collateralized by all assets and leases of CAC and are subordinate to the U.S. Bank agreement. These notes also contain affirmative, negative, and financial covenants. As of December 31, 2006 and September 30, 2007, CAC was in compliance with all covenants. The First Utility Note with an original principal amount of $500,000 was repaid in May 2006. The Second Utility Note of $2.8 million and the Third Utility Note of $441,617 both accrue interest which is payable upon maturity of the notes. The Second Utility Note of $2.8 million matures in May 2008 and the Third Utility Note of $441,617 matured in January 2007 but has been modified as described below. Included in other long-term liabilities at December 31, 2006 is approximately $424,000 of accrued interest associated with the Second Utility Note. Included in accrued liabilities at September 30, 2007 is approximately $646,000 of accrued interest associated with the Second Utility Note.

        On January 31, 2007, a modification agreement to the Third Utility Note was signed. The remaining principal amount of $300,006 and accrued interest of $2,625 as of January 31, 2007 plus future interest at 18.0% of $9,124 was paid in three equal installments of approximately $103,918 with the payments on February 28, 2007, March 31, 2007, and April 30, 2007. The Third Utility Note was paid in full in April 2007.

        In connection with the Merger on January 22, 2007, the Company assumed all outstanding debt of STI. On May 20, 2005, STI entered into an Amended and Restated Refinancing Agreement (the Amended Agreement) with the lender (Senior Lender) which was later amended on June 22, 2006, May 1, 2007 and September 10, 2007. The Agreement, with amendments, consists of two notes. The first note in the amount of $10.4 million carries an interest rate of LIBOR plus 4.5%. The second note in the amount of $5.6 million carries an interest rate of 12%. Payments of principal and interest under both notes are to be made in accordance with the Agreement as follows: 1) $450,000 each calendar month in the 2007 calendar year; 2) $500,000 each calendar month in 2008 through April 2010; and 5) a final payment in full, if any, on May 1, 2010 of all unpaid principal and interest. Additionally, in connection with the Merger, the Company issued 347,271 warrants to purchase common stock to the Senior Lender.

        The Senior Lender also provides goods and services for resale by the Company, referred to as trade debt in the agreement. Past Due Trade Debt, defined in the Agreement as trade debt that is unpaid 50 days or more after invoice date at such time, will accrue interest of 12% per annum. Past Due Trade Debt is paid with excess cash remaining after payments are made on the notes payable as noted in the Agreement.

        On May 1, 2007, the Company entered into a second amendment to the Amended Agreement with the Senior Lender. The effect of the second amendment was to change the interest rate on the notes payable and past due trade debt to a fixed rate of 8% per annum, as well as change the required monthly payment to $300,000 beginning on May 2, 2007, with a final payment in full of all unpaid principal and interest on May 1, 2010. In addition, the second amendment changed certain restrictive financial covenants related to the outstanding indebtedness including: a requirement that the Company sell certain real property if the notes payable, past due trade debt and related accrued interest are not paid in full prior to August 31, 2007; amending the fixed charge coverage ratio; increasing the permissible amount of annual capital expenditures; and increasing the total amount of past due trade debt allowed through June 30, 2007.

        As of June 30, 2007, the Company was not in compliance with its fixed charge ratio and the past due trade debt covenants as defined in the credit agreement with the Senior Lender. The Company subsequently received a waiver in August 2007 which cured this default and amended certain covenants on a prospective basis.

        As of September 30, 2007, STI was not in compliance with certain financial covenants under the third amendment to the Amended Agreement. In October 2007, STI entered into a fourth amendment to the Amended Agreement which, among other things, cured any existing financial covenant violations and restructured STI's indebtedness. STI's previous indebtedness evidenced by certain promissory notes and outstanding past due trade debt was restructured and consolidated into a new loan in the aggregate principal amount of approximately $20.1 million and the indebtedness consisting of past due trade debt was restructured with a remaining sum of $2.9 million. (See Note 12)

        Future minimum principal payments on long-term debt are as follows:

2007 (remaining three months)	$712
2008	7,270
2009	2,226
2010	25,436
2011	712
Thereafter	10,615

Total minimum payments	$46,971

NOTE 7 – INCOME TAXES

            The Company adopted the provisions of FASB Interpretation 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48). As a result of the implementation of FIN 48, the Company recognized no material adjustment in the liability for unrecognized income tax benefits. At the adoption date of January 1, 2007 the Company had no unrecognized tax benefits which would affect the Company's effective tax rate. At September 30, 2007, the Company had approximately $0.4 of unrecognized tax benefits. The Company does not anticipate any significant increase or decrease of unrecognized tax benefit within the twelve month period following September 30, 2007.

        The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of the date of adoption, January 1, 2007 and as of September 30, 2007, the Company had no accrued interest or penalties related to uncertain tax positions.

        The Company has its tax years ended 2000 to 2006 open to examination by federal tax and major state tax jurisdictions. The Company has not been informed by any tax authorities for any jurisdiction that any of its tax years are under examination as of September 30, 2007.

        The Company has operating loss carryforwards for federal tax purposes of approximately $18.7 million at both December 31, 2006 and September 30, 2007, expiring beginning in 2020. Such net operating loss carryforwards may be subject to limitations in future periods.

        For the nine months ended September 30, 2007, income tax expense was approximately $0.6 million on losses before taxes of approximately $4.0 million. As a result of the merger with STI

(See Note 3), certain state net operating losses are not available to the Company for utilization and certain valuation allowances are needed which changed the effective tax rate.

NOTE 8 – CONTINGENCIES

            From time to time, the Company is subject to various lawsuits and other legal proceedings, which arise in the ordinary course of business. Management accrues an estimate of expense for any matters that can be reasonably estimated and that are considered probable of occurring based on the facts and circumstances. Management believes that the ultimate resolution of current matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

NOTE 9 – STOCK-BASED COMPENSATION

            The Company has current agreements with two of its officers and one of its board members which give them an opportunity to earn a certain percentage of the equity of CAC. Those percentages ranged from 1.5% to 3.5% of the equity of CAC and vest over a 2 or 3 year vesting period. The Company has recognized compensation expense for the nine months ended September 30, 2006 and 2007 of $28,000 and $48,000, respectively under these agreements based on the estimated fair value of the Company's stock on the date of the agreements. There is approximately $43,000 of unrecognized compensation costs related to these awards. During the year ended December 31, 2006, 48,522 shares vested in connection with these agreements. During the nine months ended September 30, 2007, an additional 63,962 shares vested in connection with these agreements. There are 80,505 shares of common stock of CTI remaining to be vested as of September 30, 2007.

        The Company issued 36,392 shares of common stock in October 2006 as part of a consulting agreement whereby a third-party consulting firm performed certain services in connection with the pending public offering. An additional 46,869 shares are to be issued by December 31, 2007 for services previously provided during the year ended December 31, 2006. The Company recognized approximately $81,000 related to the services provided during the nine months ended September 30, 2006, which was based on the estimated fair value of the shares on the date of grant. The compensation for the services has been reflected within prepaid expenses in the accompanying consolidated balance sheet since the costs are direct and incremental to the proposed public offering. An additional $137,000 has been recorded within prepaid expenses related to services provided during the three months ended December 31, 2006. Once the public offering is consummated, all offering related costs capitalized within prepaid expenses will be reclassified to additional paid-in capital as a reduction of the proceeds.

        The Company adopted an incentive compensation plan (2007 Equity Plan) on December 15, 2006. The 2007 Equity Plan provides for the issuance of a variety of stock-based awards that may be granted to executive officers, employees and consultants. The pricing, vesting, and other terms of the equity instruments are at the discretion of the Board. A total of 550,000 shares of common stock are reserved for issuance under the 2007 Equity Plan, of which 200,000 restricted shares of common stock and 212,450 deferred shares of common stock were issued on January 22, 2007 to certain members of senior management. An additional 67,306 restricted shares were issued in September 2007. Subsequent to January 22, 2007 and prior to September 30, 2007, 16,650 deferred shares were forfeited, leaving 195,800 deferred shares outstanding at September 30, 2007.

        The 200,000 restricted common stock awards vest over a three year period with 66.66% vesting in the first year and 16.67% vesting in the second and third year. There are no performance requirements attached to the vesting. The 67,306 restricted common stock awards vest over the next four years, 30%

will vest on February 6, 2008, 40% will vest on December 31, 2008, 20% will vest on December 31, 2009 and 10% will vest on December 31, 2010. In accordance with SFAS 123R, the Company recognized $616,000 of compensation expense for the nine months ending September 30, 2007. There is approximately $1.3 million of unrecognized compensation costs related to these awards.

        The 195,800 deferred common stock awards vest evenly over a three year period with the vesting tied to performance criteria, as well as continued service. At September 30, 2007, 195,800 shares of the deferred stock granted remained outstanding with the remaining 16,650 shares forfeited during the nine months. In accordance with SFAS 123R, the Company recognized $279,000 in compensation expense for the nine months ending September 30, 2007 based on management's estimate of the awards expected to vest. There is approximately $1.0 million of unrecognized compensation costs related to these awards.

        During January 2007, the Company issued 27,570 shares of common stock to a related party of its principal stockholder. The Company recorded compensation expense equal to the estimated fair value of the stock issued of approximately $184,000 within selling, general, and administrative expenses in the accompanying consolidated statement of operations for the nine months ended September 30, 2007.

        A summary of the Company's stock option plan at September 30, 2007 and changes during the nine months then ended is as follows:

	Number of Shares	Average Exercise Price	Average Remaining Contractual Terms	Aggregate Intrinsic Value
Outstanding at January 22, 2007	258,542	$15.50
Options granted	–	$–
Forfeited or expired	(11,305)	$6.44

Outstanding at September 30, 2007	247,237	$15.91	5.36	$899,440

        As of September 30, 2007, there is zero unrecognized compensation cost related to outstanding stock options because all options were fully vested immediately prior to the Merger closing date of January 22, 2007. Therefore all outstanding options at September 30, 2007 are exercisable.

        There were no options granted during the nine months ended September 30, 2007.

        At September 30, 2007, the Company had reserved a total of 1,271,882 of its authorized 20,000,000 shares of common stock for future issuance as follows:

Outstanding warrants	347,271
Outstanding stock options	247,237
Outstanding restricted stock	267,306
Outstanding deferred stock	323,174
Possible future issuance under stock option plan	86,894

1,271,882

        During the nine months ended September 30, 2007, there were no stock option grants or other equity awards issued other than those discussed above.

NOTE 10 – PREFERRED STOCK

            As part of its initial capitalization, Gazelle Technologies, Inc. issued 15,000,000 shares of $.10 par value preferred stock in exchange for barter credits. Gazelle Technologies was merged into CAC on May 2, 2005 and the preferred shares of Gazelle were exchanged for 15,000,000 shares of $.10 par value preferred stock in the Company. The preferred shares are non-voting and non-dividend eligible shares. The shares are automatically convertible into regular voting, dividend paying common stock into an amount of shares representing 3% of the then outstanding share equity of any new or merged or acquired companies, public or private or in the event that the Company becomes a public company. The preferred stock was converted into the 97,599 shares of common stock of the Company in January 2007 in connection with the Merger.

NOTE 11 – RELATED PARTY TRANSACTIONS

            For both the nine months ended September 30, 2006 and 2007, the Company recognized expenses for services provided by Knox Lawrence International, KLI, a principal shareholder of the Company, and its affiliates of approximately $187,000. In addition, the Company paid approximately $31,000 for the nine months ended September 30, 2006 to members of its advisory board or companies associated with those board members for consulting services. No such expenses were incurred for the nine months ended September 30, 2007. At December 31, 2006 and September 30, 2007, the Company has a payable to KLI of approximately $171,000 and $1,893,000, respectively, related to payments made by KLI on behalf of the Company for legal, accounting, and consulting costs. Included in the amount at September 30, 2007 is approximately $624,000 associated with fees payable to KLI for their consulting services associated with the Merger. (See Note 3). KLI also made capital contributions to the Company of $150,000 during the nine months ended September 30, 2007. In January 2007, the Company issued 27,570 shares of its common stock with an estimated fair value of approximately $184,000 to a current investor (Note 9).

NOTE 12 – SUBSEQUENT EVENTS

            In September 2007, the Company entered into a non-binding letter of intent (LOI) with Avnet, Inc. In October 2007, the LOI was formalized into the fourth amendment to the Amended Agreement. The following summarizes the significant terms included in the fourth amendment to the Amended Agreement:

  •
  The amount of the new consolidated note will be approximately $20.1 million with an interest rate of 8% and replaces the two current notes and $12.3 million of the past due trade debt (see Note 6), which results in a debt forgiveness of approximately $5.0 million.

  •
  Monthly principal and interest payments of $300,000 with the remaining unpaid principal being due on September 1, 2010.

  •
  The unpaid debt balance will be paid off immediately with the proceeds from an initial public offering or other financing transaction. If an initial public offering or other financing transaction does not occur by September 30, 2008, the interest rate will increase to 12% and Avnet, Inc. will be issued an additional warrant to purchase 347,271 shares of the Company's common stock at an exercise price of $0.00026 per share.

  •
  In the event the underwriters exercise their over-allotment option in connection with this offering, Avnet, Inc. will be a selling stockholder selling that number of shares that is equal to 35% of the total number of shares sold in the over-allotment.

  •
  The existing rescission agreement between Avnet, STI and Consonus will terminate.

        As a result of this fourth amendment, the Company recorded the $5.0 million forgiveness of principal as a reduction to the STI purchase price upon the effective date of the fourth amendment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Consonus Acquisition Corp. (Consonus Technologies, Inc. as of January 22, 2007)

        We have audited the accompanying consolidated balance sheets of Consonus Acquisition Corp. (Consonus Technologies, Inc. as of January 22, 2007) and its subsidiary (the Company) as of December 31, 2005 and 2006 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period March 31, 2005 (date of inception) to December 31, 2005 and for the year ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2006 and the results of their operations and their cash flows for the period March 31, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Salt Lake City, Utah May 2, 2007 (except for the seventh paragraph of Note N, as to which the date is August 6, 2007 and for the third paragraph of Note N, as to which the date is October 8, 2007)	/s/ GRANT THORNTON LLP

CONSONUS ACQUISITION CORP.
(Consonus Technologies, Inc. as of January 22, 2007)

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2006

	2005	2006
ASSETS
Current assets
Cash	$300	$300
Trade accounts receivable, less allowance for doubtful accounts of $5,000 as of December 31, 2005 and 2006	223,540	324,954
Prepaid expenses	109,262	2,908,560
Deferred income taxes, current	5,444	13,984
Other current assets	129,193	380,875

Total current assets	467,739	3,628,673

Property and equipment
Land	305,975	305,975
Buildings	11,544,025	11,563,460
Computers and equipment	1,453,562	2,181,564
Furniture	141,146	150,448
Software	30,972	62,917
Construction in progress	981,269	335,907

Total	14,456,949	14,600,271
Less accumulated depreciation and amortization	(429,128)	(1,139,974)

Total property and equipment	14,027,821	13,460,297

Other assets
Goodwill	1,597,767	1,597,767
Intangible assets, net	2,869,167	2,422,024
Other	535,297	563,857

Total other assets	5,002,231	4,583,648

Total assets	$19,497,791	$21,672,618

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$721,017	$2,275,114
Accrued liabilities	436,944	141,122
Payable to parent	–	171,470
Current maturities of long-term debt	674,967	781,758
Current portion of deferred revenue	182,764	405,503

Total current liabilities	2,015,692	3,774,967
Deferred income taxes	10,763	10,989
Long-term debt, less current maturities	13,680,692	12,934,823
Deferred revenue, less current portion	642,203	873,167
Other long-term liabilities	165,705	423,910

Total liabilities	16,515,055	18,017,856

Commitments and contingencies (Note K)	–	–
Stockholders' equity
Preferred stock, $.10 par value, 15,000,000 shares authorized, issued, and outstanding	176,460	176,460
Common stock, 0.00001, 20,000,000 shares authorized, 2,812,181 shares and 2,933,488 shares issued and outstanding at December 31, 2005 and 2006, respectively	–	–
Additional paid-in capital	2,565,825	3,524,615
Retained earnings (accumulated deficit)	240,451	(46,313)

Total stockholders' equity	2,982,736	3,654,762

Total liabilities and stockholders' equity	$19,497,791	$21,672,618

/s/ NANA BAFFOUR Director	/s/ MICHAEL G. SHOOK Director

The accompanying notes are an integral part of these consolidated financial statements.

CONSONUS ACQUISITION CORP.
(Consonus Technologies, Inc. as of January 22, 2007)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the period March 31, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006

	2005	2006
Revenues	$5,009,513	$7,111,709
Cost of revenues	1,654,757	2,697,348

Gross profit	3,354,756	4,414,361
OPERATING EXPENSES
Sales and marketing	310,533	696,444
General and administrative	1,063,842	1,686,617
Failed acquisition	–	198,092
Depreciation and amortization	689,961	1,163,014
Research and development	176,460	–

Total operating expenses	2,240,796	3,744,167

INCOME FROM OPERATIONS	1,113,960	670,194

OTHER INCOME (EXPENSE)
Interest income	3,602	4,639
Interest expense	(603,952)	(1,137,751)

Other expense, net	(600,350)	(1,133,112)

INCOME (LOSS) BEFORE TAXES	513,610	(462,918)
INCOME TAX EXPENSE (BENEFIT)	173,159	(176,154)

NET INCOME (LOSS)	$340,451	$(286,764)

Basic net income (loss) per common share	$0.12	$(0.10)

Basic weighted average number of common shares outstanding	2,812,181	2,842,757

Diluted net income (loss) per common share	$0.11	$(0.10)

Diluted weighted average number of common shares outstanding	2,992,041	2,842,757

The accompanying notes are an integral part of these consolidated financial statements.

CONSONUS ACQUISITION CORP.
(Consonus Technologies, Inc. as of January 22, 2007)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the period March 31, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006

	Preferred stock		Common stock
					Additional Paid-in capital	Retained Earnings (Accumulated Deficit)
	Shares	Amount	Shares	Amount			Total
Issuance of common stock on March 31, 2005	–	$–	2,812,181	$–	$–	$–	$–
Issuance of preferred stock to Gazelle Technologies, Inc.	15,000,000	–	–	–	–	–	–
Contributed capital in connection with asset acquisition	–	–	–	–	2,537,925	–	2,537,925
Non cash equity compensation	–		–	–	27,900	–	27,900
Fair value of barter credits utilized	–	176,460	–	–	–	–	176,460
Payment of dividend	–	–	–	–	–	(100,000)	(100,000)
Net income	–	–	–	–	–	340,451	340,451

BALANCE AT DECEMBER 31, 2005	15,000,000	176,460	2,812,181	–	2,565,825	240,451	2,982,736

Non cash equity consulting services	–	–	36,392	–	217,690	–	217,690
Non cash equity compensation	–	–	48,522	–	41,100	–	41,100
Purchase of common stock	–	–	36,393	–	700,000	–	700,000
Net loss	–	–		–	–	(286,764)	(286,764)

BALANCE AT DECEMBER 31, 2006	15,000,000	$176,460	2,933,488	$–	$3,524,615	$(46,313)	$3,654,762

The accompanying notes are an integral part of these consolidated financial statements.

CONSONUS ACQUISITION CORP.
(Consonus Technologies, Inc. as of January 22, 2007)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the period March 31, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006

	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$340,451	$(286,764)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	689,961	1,163,014
Non cash research and development expense	176,460	–
Deferred taxes	5,319	(8,314)
Non cash interest	171,318	267,827
Non cash compensation	27,900	41,100
Changes in operating assets and liabilities
Trade accounts receivable	181,900	(101,414)
Prepaid expenses	87,239	(2,581,608)
Other assets	(105,266)	(299,035)
Trade accounts payable	478,707	1,554,097
Accrued liabilities	414,951	(295,822)
Payable to parent	–	171,470
Deferred revenue	86,162	453,703

Net cash provided by operating activities	2,555,102	78,254

CASH FLOWS USED IN INVESTING ACTIVITIES
Capital expenditures	(929,015)	(148,347)
Proceeds from notes receivable	4,454	9,172
Acquisition of data center assets	(13,859,668)	–

Net cash used in investing activities	(14,784,229)	(139,175)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on utility company debt	(500,000)	(391,611)
Receipts on line of credit	2,732,102	5,395,383
Payments on line of credit	(2,166,445)	(5,217,884)
Receipt on term loan	10,500,000	–
Payments on term loan	(210,000)	(420,000)
Payments on capital leases	(1,615)	(4,967)
Contributed capital	2,037,925	700,000
Payment of dividend	(100,000)	–
Payment of loan fees	(62,540)	–

Net cash provided by financing activities	12,229,427	60,921

INCREASE IN CASH	300	–
CASH AT BEGINNING OF PERIOD	–	300

CASH AT END OF PERIOD	$300	$300

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for
Interest	$405,157	$904,681
Income taxes	–	184,768
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Purchase of fixed assets with capital leases	$10,000	$–
Payment of invoices with barter credits	176,460	–
Note payable issued for acquisition of Consonus, Inc.	3,991,617	–
Acquisition consulting services contributed by parent	500,000	–
Non cash consulting services	–	217,690

The accompanying notes are an integral part of these consolidated financial statements.

CONSONUS ACQUISITION CORP.
(Consonus Technologies, Inc. as of January 22, 2007)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2006

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.         Description of business

            Consonus Acquisition Corp. (the Company), incorporated in the state of Delaware on March 31, 2005, is owned primarily by Knox Lawrence International (KLI). On May 2, 2005, the Company merged with Gazelle Technologies, Inc. ("Gazelle") in a stock transaction. Gazelle was engaged in the development of software for vendor management for the utility sector. Effective May 31, 2005, the Company acquired certain data center assets and liabilities from Consonus, Inc. (Note B). The Company designs, builds, and operates e-business data centers to store, protect, and manage critical business information computer systems. The Company owns two facilities in Utah, leases another facility in Utah and has partnership agreements with data centers in Colorado and Ohio. On October 13, 2006, Consonus Technologies, Inc. (CTI) was formed as a subsidiary of the Company with capitalization of five dollars for 500 shares. The financial statements include the consolidated results of CTI since its inception.

2.         Basis of presentation

            The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

        The financial statements include Gazelle as of the date of incorporation (April 13, 2005) at historical values.

        The financial statements reflect the purchase of the assets of Consonus, Inc. as of May 31, 2005 (date of acquisition).

        The Company's working capital requirements for the foreseeable future will be based upon a number of factors, including the timing of the payments on its current liabilities and the level of sales to new customers and increases in the spending of existing customers. As of December 31, 2006, the Company had accounts payable and accrued liabilities totaling approximately $2.4 million. The Company also had a current portion of deferred revenue of approximately $0.4 million which does not require the use of cash. As of December 31, 2006, the Company had approximately $0.8 million available on its line of credit. In addition, KLI has historically provided resources, as necessary, to the Company. Management believes that existing cash, cash generated from the collection of accounts receivable, revenues from new customers, increases in spending from existing customers, and available borrowings under the Company's line of credit will be sufficient to meet the Company's cash requirements during the next twelve months.

3.         Property and equipment

            Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings	30 – 40 years
Computers and equipment	3 – 15 years
Furniture	7 – 10 years
Software	3 years

        Property and equipment held under capital leases and leasehold improvements are amortized based on the straight-line method over the shorter of the lease term or estimated life of the assets.

        Maintenance and repairs which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. The Company capitalization threshold is $500.

4.         Goodwill and other intangible assets

            As prescribed in Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangibles", certain indefinite-lived assets are subject to annual impairment assessments. An impairment loss is recognized to the extent that the carrying amount exceeds the fair value of the intangible asset. Definite long-lived assets are amortized on a straight-line basis over their estimated useful life of 7 years, and are assessed for impairment utilizing guidance provided by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

5.         Deferred financing costs

            Costs incurred in connection with the issuance of debt are included in other assets, net of accumulated amortization. At December 31, 2005 and 2006, deferred financing costs of approximately $63,000 and accumulated amortization of $6,000 and $15,000, respectively are included in other assets in the accompanying balance sheet. Amortization is calculated on a straight-line basis over the respective lives of the applicable debt instruments. Amortization calculated on a straight-line basis is not materially different from the amortization that would have resulted from the effective interest method. Amortization expense for the period from March 31, 2005 (date of inception) to December 31, 2005 and for the year ended December 31, 2006 of approximately $6,000 and $9,000 respectively, is included in interest expense.

6.         Long-lived assets

            In accordance with SFAS No. 144, long-lived assets, such as property, equipment, and definite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

7.         Revenue recognition

            Revenue consists of monthly fees for data center services and solutions including managed infrastructure and managed services. Revenue from managed infrastructure and managed services activities is billed and recognized over the term of the contract which is generally one to three years. Installation fees associated with managed infrastructure and managed services revenue is billed at the time the installation service is provided and recognized over the estimated term of the related contract.

        Costs incurred related to installation are capitalized and amortized over the estimated term of the related contract. As of December 31, 2005 and 2006, the balance sheet includes approximately $121,000 and $144,000, respectively of capitalized costs in other current assets and approximately $419,000 and $433,000 respectively of capitalized costs in other assets.

        Deferred revenue generally represents amounts received in advance of services being rendered.

8.         Accounts receivable, significant customers and concentration of credit risk

            Accounts receivable consist primarily of amounts due to the Company from its normal business activities. Accounts receivable amounts are determined to be past due when the amount is overdue based on contractual terms. The Company maintains an allowance for doubtful accounts to reflect the expected uncollectibility of accounts receivable based on past collection history and specific risks identified among uncollected amounts. Accounts receivable are charged off against the allowance for doubtful accounts when the Company determines that the receivable will not be collected. The Company performs ongoing credit evaluations of its customers.

        Sales to two customers comprised approximately 27% and 11% of total revenues for the period from March 31, 2005 (date of inception) to December 31, 2005. The customer that comprised 27% of total revenue terminated its contract in December 2005.

        Two customers each comprised approximately 13% of total revenues for the year ended December 31, 2006.

9.         Fair value of financial instruments

            The recorded amounts for cash, trade accounts receivable, trade accounts payable and accrued liabilities approximated fair value due to the short-term nature of these financial instruments as of December 31, 2005 and 2006. The recorded amounts for long-term debt approximate fair value due to the terms and conditions of such instruments are consistent with similar instruments in current market conditions.

10.       Derivative financial instruments

            All derivatives are recognized on the balance sheet at their fair values. The carrying value of the derivative is adjusted to market value at each reporting period and the increase or decrease is reflected in the statement of operations. In August 2005, the Company entered into an interest rate swap agreement with U.S. Bank National Association. At December 31, 2006, this agreement covers a notional amount of approximately $5,223,000 related to its term loan with U.S. Bank National Association (Note F). As of December 31, 2005 and 2006, $44,000 and $79,000, respectively, was recorded in other assets. During the period from March 31, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006, the Company recognized approximately $44,000 and $35,000, respectively, of other non-cash income from market value adjustments to this agreement. This is reflected as a reduction of interest expense in the accompanying statements of operations.

11.       Income taxes

            The Company utilizes the asset and liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, and net operating loss and tax credit carryforwards, utilizing enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of any future change in income tax rates is recognized in the period that includes the enactment date.

12.       Earnings (loss) per share

            Basic earnings (loss) per common share is based upon the weighted average number of common shares outstanding. Diluted earnings per common share is based upon the assumption that all common stock equivalents were converted at the beginning of the year. Shares calculated for diluted shares for the year ended December 31, 2006 do not include unvested equity and unissued shares associated with stock based compensation (see Note H) and shares associated with the conversion of preferred stock (See Note I) as inclusion of these shares would be anti-dilutive.

13.       Use of estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas where significant judgments are made include, but are not limited to: allowances for doubtful accounts, long-lived asset valuations and useful lives, contract lives, and deferred income tax asset valuation allowances. Actual results could differ from those estimates.

14.       Recently issued accounting standards

            In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, "Shared-Based Payments", a revision of SFAS No. 123, "Accounting for Stock-Based Compensation", which requires companies to measure all employees stock-based compensation awards using a fair value method and record such expense in their financial statements. The adoption of statement 123R did not have a significant effect on the Company's financial statements.

        In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides related guidance on derecognizing, classification, interest and penalties, accounting in interim periods and disclosure. FIN 48 is effective for the Company beginning January 1, 2007. The Company is currently evaluating the impact of this standard.

        In September 2006, the Staff of the Securities Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" (SAB 108). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year's financial statements are materially misstated. The adoption of SAB 108 did not have a significant effect on the Company's financial statements.

15.       Reclassifications

            Certain amounts in the prior year's financial statements and related notes have been reclassified to conform to the 2006 presentation.

NOTE B – BUSINESS COMBINATIONS

            On May 2, 2005, KLI merged the assets of Gazelle with the Company. As the Company and Gazelle were controlled by KLI, the transfer was recorded at historical costs as of the date of Gazelle's incorporation (April 13, 2005). Gazelle was engaged in the development of software for vendor management for the utility sector. The holder of 15,000,000 shares of preferred stock of Gazelle was given 15,000,000 shares of non-voting preferred stock in the Company as a result of the merger. The shares were issued in exchange for barter credits. During the period March 31, 2005 (date of inception) to December 31, 2005 the Company utilized approximately $126,000 of the barter credits and incurred an additional expense of $50,000 that the Company intends to settle with barter credits resulting in research and development expense of approximately $176,000. No such costs were incurred during the year ended December 31, 2006. As of December 31, 2005, the Company recorded equity of approximately $176,000. The remaining barter credits expire on April 1, 2010. The Company has an option to extend that agreement for one additional year. The barter credits were accounted for in accordance with Emerging Issues Task Force ("EITF") No. 93-11, "Accounting for Barter Transactions Involving Barter Credits". The fair value of the preferred stock was based on the fair value of the services received due to the ability of the Company to utilize the credits to acquire services from an independent third-party service provider.

        Effective May 31, 2005, the Company acquired certain assets and liabilities of Consonus, Inc. Total consideration provided by the Company was approximately $18,425,000 million consisting of $13.0 million paid in cash at closing and $3,742,000 in notes payable to the seller. The Company also expended approximately $1,683,000 in deal and closing costs. In conjunction with the acquisition, the Company recorded goodwill of $1,597,767. The acquisition was accounted for as a purchase and the acquired assets were recorded at their fair values at the date of acquisition. The results of operations of the acquired company are included in the financial statements of the Company for the period May 31, 2005 to December 31, 2005.

        The purchase price was allocated as follows:

Current assets	$610,000
Property and equipment	13,601,000
Other assets	499,000
Intangibles – customer relationships and goodwill	4,728,000
Liabilities assumed	(1,013,000)

Total	$18,425,000

        The following unaudited pro forma financial information presents the consolidated results for the year ended December 31, 2005, reported as though the business combination had been completed at the beginning of the period presented. This pro forma financial information is not intended to be indicative of future results.

Year ended December 31, 2005
Revenues	$8,263,974
Net income	$402,965
Basic net income per common share	$0.14
Diluted net income per common share	$0.13

NOTE C – PREPAID EXPENSES

            The Company has capitalized expenses of approximately $340,000 at December 31, 2006 associated with the merger with Strategic Technologies, Inc. (See Note N) in accordance with SFAS No. 141 "Business Combinations". The Company has also capitalized expenses associated with a pending public offering of approximately $2.4 million at December 31, 2006, which is also included in prepaid expenses in the accompanying balance sheet. Included in the $2.4 million is approximately $1.2 million of third-party consulting costs, accounting and auditing costs of $0.7 million, and legal costs of $0.5 million

NOTE D – PROPERTY AND EQUIPMENT

            Property and equipment includes approximately $30,000 at both December 31, 2005 and 2006 of property and $4,000 and $11,000, respectively, of accumulated amortization that is held under capital lease obligations. Total depreciation and amortization expense relating to property and equipment for the period from March 31, 2005 (date of inception) to December 31, 2005 and for the year ended December 31, 2006 was approximately $429,000 and $716,000, respectively.

NOTE E – INTANGIBLE ASSETS

            As of December 31, 2005 and 2006, intangible assets consist of:

	2005	2006
Definite-lived intangible assets:
Customer relationships	$3,130,000	$3,130,000
Less accumulated amortization	(260,833)	(707,976)

Total definite-lived intangible assets	2,869,167	2,422,024
Indefinite-lived intangible assets:
Goodwill	1,597,767	1,597,767

Intangible assets, net	$4,466,934	$4,019,791

        The $3,130,000 assigned to customer relationships at December 31, 2005 represents the present value of customer contracts in accordance with Emerging Issues Task Force No. 02-17, "Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination", and is being amortized on a straight line basis over 7 years.

        Estimated future amortization expense of definite-lived intangible assets is as follows:

Year ending December 31,
2007	$447,143
2008	447,143
2009	447,143
2010	447,143
2011	447,143
Thereafter	186,309

$2,422,024

NOTE F – LONG TERM DEBT

            As of December 31, 2005 and 2006, long-term debt consists of the following:

	2005	2006
Line of credit agreement with a financial institution with a maximum borrowing limit of $2,500,000 with a variable interest rate (6.985% and 7.949% at December 31, 2005 and 2006, respectively) payable monthly, principal due on May 31, 2010.	$565,657	$743,156
Term loan of $10.5 million with a financial institution with monthly variable payments, a variable interest rate (6.985% and 7.949% at December 31, 2005 and 2006, respectively), remaining balance due on May 31, 2012.	10,290,000	9,870,000

	10,855,657	10,613,156

Note payable – note payable with an original principal amount of $500,000 to a utility company (First Utility Note), variable payments due quarterly, with the final payment made on May 31, 2006, interest at 15%.	250,000	–
Note payable – $2.8 million payable to a utility company (Second Utility Note), principal and accrued interest of 9% per annum due May 31, 2008.	2,800,000	2,800,000
Note payable – $441,617 payable to a utility company (Third Utility Note), principal and accrued interest of 9% per annum due April 30, 2007, as modified. Note was repaid in April 2007.	441,617	300,006

	3,491,617	3,100,006

Capital leases (Note K)	8,385	3,419

Total	14,355,659	13,716,581
Less current maturities of long-term debt	(674,967)	(781,758)

Long-term debt	$13,680,692	$12,934,823

        On May 31, 2005, the Company entered into a credit agreement with U.S. Bank National Association (U.S. Bank) that provided a $2.5 million line of credit and a $10.5 million term loan. Proceeds of the term loan and $1.5 million of the line of credit were used for the purchase of the assets of Consonus, Inc. as of May 31, 2005. Both loans bear interest at a rate equal to LIBOR plus a LIBOR spread (7.949% as of December 31, 2006) payable monthly. In addition, the line of credit requires the Company to pay a commitment fee quarterly on the unused portion of the line at a defined rate (0.5% as of December 31, 2006). The term loan requires monthly payments of $35,000 through June 2007 and monthly payments of $44,722 from July 2007 through May 2012, at which time the balance is due. The line of credit is due in May 2010.

        The term loan and line of credit are collateralized by all assets and leases of the Company. The credit agreement contains affirmative, negative, and financial covenants. In November 2006, we obtained a waiver from U.S. Bank in order to stay in compliance with the total funded debt covenant, as defined in the credit agreement, at September 30, 2006. On December 12, 2006, we entered into an amendment to formally amend the terms of the credit agreement with U.S. Bank. The amendment reduced this ratio as of December 31, 2006 and March 31, 2007. As of December 31, 2006, the Company was in compliance with all covenants.

        In connection with the purchase of the assets of Consonus, Inc. from a utility company, the Company entered into various notes with the seller of the assets. These notes are collateralized by all assets and leases of the Company and are subordinate to the U.S. Bank agreement. These notes also contain affirmative, negative, and financial covenants. As of December 31, 2006, the Company was in compliance with all covenants. The First Utility Note with an original principal amount of $500,000 was repaid in May 2006. The Second Utility Note of $2.8 million and the Third Utility Note of $441,617 both accrue interest which is payable upon maturity of the notes. The Second Utility Note of $2.8 million matures in May 2008 and the Third Utility Note of $441,617 matures in January 2007 but has been modified as described below. Included in other long-term liabilities at December 31, 2005 and 2006 are approximately $166,000 and $424,000, respectively, of accrued interest associated with the Second Utility Note and the Third Utility Note.

        On January 31, 2007, a modification agreement to the Third Utility Note was signed. A fee of approximately $15,000 was paid by the Company to the lender as an inducement to enter into the modification agreement. The remaining principal amount of $300,006 and accrued interest of $2,625 as of January 31, 2007 plus future interest at 18.0% of $9,124 will be paid in three equal installments of approximately $103,918 with the payments due on February 28, 2007, March 31, 2007, and April 30, 2007. The Third Utility Note was paid off in April 2007.

        Future maturities of long term-debt are as follows:

Year ending December 31,
2007	$781,758
2008	3,336,667
2009	536,667
2010	1,279,822
2011	536,667
Thereafter	7,245,000

Total	$13,716,581

NOTE G – INCOME TAXES

            Provision (benefit) for income taxes for the period March 31, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006 consists of the following:

	2005	2006
Current
Federal	$145,341	$(145,341)
State	22,499	(22,499)

	167,840	(167,840)

Deferred
Federal	4,606	(7,200)
State	713	(1,114)

	5,319	(8,314)

Total	$173,159	$(176,154)

        The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory income tax rate of 34% to income before taxes as a result of the following differences:

	2005	2006
Income tax provision at the statutory U.S. tax rate	$174,627	$(157,392)
Increase in rate resulting from:
State income taxes	15,320	(14,736)
Purchased contract revenue	(18,741)	(9,779)
Meals and entertainment	1,953	3,908
Other	–	1,845

Income tax expense	$173,159	$(176,154)

        Deferred income taxes reflect the tax impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

        Deferred tax assets and (liabilities) at December 31, 2005 and 2006 are comprised of the following:

	2005	2006
Current
Accrued vacation and bonuses	$5,444	$13,984

Non-current
Intangibles	877	48,541
Tax depreciation in excess of book depreciation	(41,492)	(128,958)
Net operating loss	–	17,517
Deferred contract revenue	29,852	51,911

Total non-current liability	(10,763)	(10,989)

Net deferred tax asset (liability)	$(5,319)	$2,995

        As of December 31, 2006, the Company had a net operating loss of approximately $47,000 which will expire in 2021.

NOTE H – STOCK-BASED COMPENSATION

            The Company has current agreements with two of its officers and one of its advisory board members which give them an opportunity to earn a certain percentage of the equity of the Company. Those percentages range from 1.5% to 3.5% and vest over a 2 or 3 year vesting period. The Company has recognized compensation expense for the period from March 31, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006 of $27,900 and $41,100, respectively under these agreements based on the estimated fair value of the Company's stock on the date of the agreements. During the year ended December 31, 2006, 48,522 shares vested in connection with these agreements. There are 144,467 shares remaining to be vested.

        As part of a consulting agreement, the Company issued 36,392 shares of common stock in October 2006 and 46,869 shares are to be issued in 2007 to a third-party consulting firm. The Company recognized contributed capital of approximately $218,000 for consulting services based on the fair value of the shares at the time the equity was earned. The consulting services were capitalized in prepaid expenses associated with a pending public offering.

        CTI adopted an incentive compensation plan (2007 Equity Plan) on December 15, 2006. The 2007 Equity Plan provides for the issuance of various equity instruments to employees, directors, executive officers and consultants. A total of 550,000 shares of common stock are reserved for issuance under the 2007 Equity Plan. The pricing, vesting, and other terms of the equity instruments are at the discretion of the board. No equity instruments have been issued under the 2007 Equity Plan during the year ended December 31, 2006.

NOTE I – PREFERRED STOCK

            As part of its initial capitalization, Gazelle Technologies, Inc. issued 15,000,000 shares of $.10 par value preferred stock in exchange for barter credits. Gazelle Technologies was merged into Consonus Acquisition Corp. on May 2, 2005 (Note B) and the preferred shares of Gazelle were exchanged for 15,000,000 shares of $.10 par value preferred stock in the Company. The preferred shares are non-voting and non-dividend eligible shares. The shares are automatically convertible into regular voting, dividend paying common stock into an amount of shares representing 3% of the then outstanding share equity of any new or merged or acquired companies, public or private or in the event that the Company becomes a public company. At December 31, 2006, this conversion would translate into 97,599 shares of common stock.

NOTE J – RELATED PARTY TRANSACTIONS

            For the period from March 31, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006, the Company recognized expenses representing services provided by KLI and its affiliates of approximately $165,000 and $250,000, respectively. In addition, the Company paid approximately $23,000 and $37,000, respectively, to members of its advisory board or companies associated with those board members. At December 31, 2006, the Company has a payable to KLI of approximately $171,000 related to payments made by KLI on behalf of the Company for legal costs. In addition, KLI contributed $500,000 in 2005 of services related to the acquisition of the assets from Consonus, Inc. In 2006, the Company also paid KLI approximately $27,000 of costs associated with the merger with Strategic Technologies, Inc. and a pending public offering which are included in prepaid expenses (See Note C).

NOTE K – COMMITMENTS AND CONTINGENCIES

            The Company leases various office space, and land under non-cancelable operating leases which expire at various times from 2007 to 2055. Future aggregate minimum lease payments under non-cancelable operating leases and future capital lease obligations as of December 31, 2006 are as follows:

Year ending December 31,	Capital Lease	Operating Leases
2007	$3,468	$308,530
2008	–	108,399
2009	–	9,293
2010	–	9,293
2011	–	9,293
Thereafter	–	403,457

Total minimum lease payments	3,468	$848,265

Less amount representing interest	(49)

Capitalized lease obligations	$3,419

        Lease expense for the period March 31, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006 was approximately $151,000 and $286,000, respectively.

        The Company contracts with certain vendors for bandwidth services which the Company then resells to its customers. As of December 31, 2006, the Company is contracted to pay these vendors approximately $153,000, $90,000 and $44,000 for the years ended December 31, 2007, 2008 and 2009, respectively. Subsequent to December 31, 2006, the Company entered into new or amended contracts which will require the Company to pay an additional $147,000, $180,000, $106,000 and $11,000 to the amounts above for the years ended December 31, 2007, 2008, 2009 and 2010, respectively.

        The Company has entered into a consulting agreement with a utility company to provide certain consulting services in connection with the operation of one of its data center facilities. The agreement required the Company to pay $14,725 monthly and expired in May 2006. The Company expensed approximately $103,000 and $74,000 for the period March 31, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006, respectively.

        The Company has entered into an employment agreement with one of its executive officers through May 2007. The agreement automatically renews for successive one year periods unless either party gives written notice of its intention not to renew at least 90 days prior to expiration. The employment agreement provides for a guaranteed annual base salary of $140,000, provides for participation in other Company benefit plans, a contingent annual bonus up to 20% of annual base salary, involuntary termination benefits, termination benefits resulting from a change in control of the Company, and common equity participation levels.

        The Company has entered into a lease for land related to a data center. The lease expires in May 2055 with options to extend it for four additional ten-year periods. The lease payment is $9,293 for the years 2007-2054 and $3,872 for the five months of 2055. The agreement does allow for certain adjustments to the payments based on changes in the consumer price index.

NOTE L – EMPLOYEE SAVINGS PLAN

            The Company sponsors a defined contribution 401(k) plan (the Retirement Plan). Employees become eligible to participate in the Retirement Plan beginning the month subsequent to three months of employment. Participants may contribute up to 100% of their compensation up to a maximum annual contribution of $14,000 and $15,000 for 2005 and 2006, respectively, if they are under 50 years of age and $18,000 and $20,000, respectively, if they are 50 years or older as prescribed by the Internal Revenue Service. Currently, the Company provides contributions equal to 3% of employees' eligible earnings. The Company recognized expense related to these contributions of approximately $12,500 and $42,000 for the period March 31, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006, respectively.

NOTE M – STOCK SPLIT

            On October 1, 2006, the Company's board of directors increased the number of authorized shares from 1,500 to 150,000 and approved a one hundred-for-one stock split effective October 1, 2006 record date. All per share earnings and dividends and references to common stock and common stock equivalents have been retroactively restated to reflect the increased number of common shares outstanding.

NOTE N – SUBSEQUENT EVENTS

            On October 18, 2006 a merger transaction was entered into between the Company and Strategic Technologies, Inc (STI), and closed on January 22, 2007. As a result of the merger, the structure of the Company was modified and Consonus Technologies, Inc. (CTI) acquired all the outstanding stock of the Company and STI. At the closing of the merger, the entities and their majority stockholders entered into an operating agreement to segregate the liabilities of the parties and to provide a structure for a possible unwinding of the merger if an initial public offering does not occur prior to November 15, 2007. The Company believes that the merger will create benefits and synergies that will allow the Company to expand its margins, offer broader services and solutions, offer new services and solutions and improve its customer penetration.

        In October 2007, an agreement was signed which terminated the ability of the possible unwinding of the merger if a public offering does not occur.

        The merger with STI became effective on January 22, 2007 and is accounted for as a purchase of STI by CTI. As CTI and the Company were controlled by the same entity, KLI, the Company's historical values are retained as part of the merger. The shares of the preferred stockholder (See Note I) were converted as part of the merger to 97,599 shares of common stock of CTI.

        In January 2007, the Company issued an option to purchase 27,570 shares of its common stock valued at approximately $184,000 to a current investor.

        The acquired assets of STI were recorded at their fair values. The purchase price of approximately $46.7 million consisting of 1,144,181 shares of CTI common stock, 347,271 of warrants to purchase CTI common stock, 258,542 stock options, assumption of $34.5 million in long-term debt, acquisition related expenses of approximately $1.0 million consisting of legal and other professional fees and approximately $0.4 million for the repayment of notes payable to stockholders of STI. Included in the $1.0 million is approximately $0.6 million of fees payable to KLI for consulting services provided in connection with the merger. The estimated fair value of the equity instruments was approximately $10.8 million. The purchase price was allocated as follows (in thousands):

Property and equipment	$6,217
Goodwill	25,075
Intangible assets	18,000
Other assets	30,427
Outstanding debt	(34,471)
Other liabilities assumed	(33,034)

Total	$12,214

        The intangible assets consist of $16.0 million relating to customer relationships and backlog which will be amortized over 10 years and $2.0 million relating to proprietary technology which will be amortized over 4 years.

        In connection with the merger with STI, shares of the Company were exchanged for shares of CTI at a ratio of approximately 551.41 shares of CTI common stock for each share of the common stock of the Company. All historical share and per share amounts of the Company have been retroactively adjusted to give effect to the merger with STI and the related stock splits in addition to the stock split as described in Note M.

        Subsequent to December 31, 2006, KLI has made additional capital contributions of $150,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Consonus Acquisition Corp.

        We have audited the accompanying balance sheet of Consonus, Inc. as of December 31, 2004 and the related statements of operations, stockholder's equity and cash flows for the year ended December 31, 2004 and the period January 1, 2005 to May 30, 2005. These financial statements are the responsibility of Consonus, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Consonus, Inc. as of December 31, 2004 and the result of its operations and its cash flows for the year ended December 31, 2004 and the period January 1, 2005 to May 30, 2005 in conformity with accounting principles generally accepted in the United States of America

Salt Lake City, Utah May 2, 2007	/s/ GRANT THORNTON LLP

CONSONUS, INC. (PREDECESSOR)

BALANCE SHEET

Predecessor December 31, 2004
ASSETS
Current assets
Cash	$335,614
Trade accounts receivable, less allowance for doubtful accounts of $1,000	344,646
Accounts receivable with Questar	154,915
Notes receivable with Questar	6,800,000
Prepaid expenses	155,823
Deferred tax asset – current	89,804
Other current assets	305,538

Total current assets	8,186,340

Property and equipment
Land	305,975
Buildings	13,476,920
Computers and equipment	3,392,555
Furniture	324,352
Software	596,771
Construction in progress	345,043

Total	18,441,616
Less accumulated depreciation and amortization	(5,544,383)

Total property and equipment	12,897,233

Other assets
Other	316,893

Total other assets	316,893

Total assets	$21,400,466

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Trade accounts payable	$435,253
Accounts payable with Questar	135,566
Accrued liabilities	187,026
Current portion of deferred revenue	137,575

Total current liabilities	895,420
Deferred income taxes	899,446
Deferred revenue, less current portion	479,753

Total liabilities	2,274,619

Commitments and contingencies (Note D)	–
Stockholder's equity
Common stock, $.01 par value, 1,000,000 shares authorized at December 31, 2004; 50 shares issued and outstanding at December 31, 2004	–
Additional paid-in capital	46,662,978
Accumulated deficit	(27,537,131)

Total stockholders' equity	19,125,847

Total liabilities and stockholder's equity	$21,400,466

/s/ NANA BAFFOUR Director	/s/ MICHAEL G. SHOOK Director

The accompanying notes are an integral part of this financial statement.

CONSONUS, INC. (PREDECESSOR)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2004	Period from January 1, 2005 to May 30, 2005
Revenues	$6,002,649	$3,254,461
Cost of revenues	2,710,157	1,122,546

Gross profit	3,292,492	2,131,915
OPERATING EXPENSES
Sales and marketing	601,602	349,003
General and administrative	1,749,474	663,376
Depreciation	745,026	288,224

Total operating expenses	3,096,102	1,300,603

INCOME FROM OPERATIONS	196,390	831,312

OTHER INCOME (EXPENSE)
Interest income (expense), net	120,029	51,359
Loss on disposition of assets	–	(10,120)
Other income (expense)	6,000	–

Net other income (expense)	126,029	41,239

INCOME BEFORE TAXES	322,419	872,551
INCOME TAX EXPENSE	11,675	363,148

NET INCOME	$310,744	$509,403

Basic net income per common share	$6,093	$9,988

Basic weighted average number of common shares outstanding	51	51

Diluted net income per common share	$6,093	$9,988

Diluted weighted average number of common shares outstanding	51	51

The accompanying notes are an integral part of this financial statement.

CONSONUS, INC. (PREDECESSOR)

STATEMENTS OF STOCKHOLDERS' EQUITY

	Preferred stock		Common stock
					Additional Paid-in capital	Accumulated Deficit
	Shares	Amount	Shares	Amount			Total
PREDECESSOR BALANCE AT DECEMBER 31, 2003	–	$–	51	$–	$46,662,978	$(27,847,875)	$18,815,103
Net Income	–	–	–	–	–	310,744	310,744

PREDECESSOR BALANCE AT DECEMBER 31, 2004	–	–	51	–	46,662,978	(27,537,131)	19,125,847

Payment of dividend	–	–	–	–	–	(4,000,000)	(4,000,000)
Net income for the period January 1, 2005 to May 30, 2005	–	–	–	–	–	509,403	509,403

PREDECESSOR BALANCE AT MAY 30, 2005	–	$–	51	$–	$46,662,978	$(31,027,728)	$15,635,250

The accompanying notes are an integral part of this financial statement.

CONSONUS, INC. (PREDECESSOR)

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2004	Period from January 1, 2005 to May 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$310,744	$509,403
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	745,026	288,224
Deferred taxes	520,656	153,898
Loss on disposition of assets	–	10,120
Changes in operating assets and liabilities
Trade accounts receivable	(214,699)	(60,794)
Receivable from Questar	(85,342)	87,489
Prepaid expenses	(30,344)	(77,149)
Other assets	(147,608)	128,599
Trade accounts payable	302,703	(156,205)
Payable to Questar	45,069	(55,397)
Accrued liabilities	63,335	210,964
Deferred revenue	80,290	121,477

Net cash provided by operating activities	1,589,830	1,160,629

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(455,248)	(471,021)
Proceeds from sale of fixed assets	12,495	–
Proceeds (Loans) from notes receivable	59,283	(12,920)
Net decrease (increase) in note receivable from Questar	(1,300,000)	3,200,000

Net cash (used in) provided by investing activities	(1,683,470)	2,716,059

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of dividend	–	(4,000,000)

Net cash used in financing activities	–	(4,000,000)

DECREASE IN CASH	(93,640)	(123,312)
CASH AT BEGINNING OF PERIOD	429,254	335,614

CASH AT END OF PERIOD	$335,614	$212,302

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for
Interest	$19	$10
Income taxes	508,981	–

The accompanying notes are an integral part of this financial statement.

CONSONUS, INC. (PREDECESSOR)

NOTES TO FINANCIAL STATEMENTS

December 31, 2004

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.         Description of business

            Consonus, Inc. (the Company) designs, builds, and operates e-business data centers to store, protect, and manage critical business information computer systems. The Company owns two facilities in Utah and leases another facility in Utah.

        Consonus, Inc. is incorporated in the state of Utah and prior to May 31, 2005 was owned 100% by Questar InfoComm, Inc., which is a wholly-owned subsidiary of Questar, Inc. (collectively, "Questar")

        Effective May 31, 2005, the Company was acquired by Knox Lawrence International and merged into Consonus Acquisition Corp. (Note H). The periods prior to the date of acquisition have been labeled as "predecessor".

2.         Basis of presentation

            The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Property and equipment

            Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings	30 – 40 years
Computers and equipment	3 – 15 years
Furniture	7 – 10 years
Software	3 years

        Maintenance and repairs which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. The Company capitalization threshold is $500.

3.         Long-lived assets

            In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, long-lived assets, such as property, equipment, and definite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

4.         Revenue recognition

            Revenue consists of monthly fees for data center services and solutions including managed infrastructure and managed services. Revenue from managed infrastructure and managed hosting activities is billed and recognized over the term of the contract which is generally one to three years.

Installation fees associated with hosting and co-location revenue is billed at the time the installation service is provided and recognized over the estimated term of the related contract.

        Costs incurred related to installation are capitalized and amortized over the estimated term of the related contract. As of December 31, 2004 the balance sheet includes approximately $86,000 of capitalized costs in other current assets and approximately $317,000 of capitalized costs in other assets.

        Deferred revenue generally represents amounts received in advance of services being rendered.

5.         Accounts receivable, significant customers and concentration of credit risk

            Accounts receivable consist primarily of amounts due to the Company from its normal business activities. Accounts receivable amounts are determined to be past due when the amount is overdue based on contractual terms. The Company maintains an allowance for doubtful accounts to reflect the expected uncollectibility of accounts receivable based on past collection history and specific risks identified among uncollected amounts. Accounts receivable are charged off against the allowance for doubtful accounts when the Company determines that the receivable will not be collected. The Company performs ongoing credit evaluations of its customers.

        Sales to three customers comprised 23%, 12% and 10% (a related party) of total revenues for the year ended December 31, 2004. Sales to one customer comprised 28% of total revenues for the period from January 1, 2005 to May 30, 2005.

6.         Fair value of financial instruments

            The recorded amounts for cash, trade accounts receivable, note receivable, trade accounts payable and accrued liabilities approximated fair value due to the short-term nature of these financial instruments as of December 31, 2004.

7.         Income taxes

            The Company utilizes the asset and liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, and net operating loss and tax credit carryforwards, utilizing enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of any future change in income tax rates is recognized in the period that includes the enactment date.

8.         Use of estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas where significant judgments are made include, but are not limited to: allowances for doubtful accounts, contract lives, long-lived asset valuations and useful lives and deferred income tax asset valuation allowances. Actual results could differ from those estimates.

NOTE B – INCOME TAXES

            Provision for income taxes consist of the following:

	Year ended December 31, 2004	Period from January 1, 2005 to May 30, 2005
Current:
Federal	$(486,000)	$165,656
State	(22,981)	43,594
Deferred:
Federal	452,596	139,339
State	68,060	14,559

Total	$11,675	$363,148

        The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory income tax rate of 35% to income before taxes as a result of the following differences:

	Year ended December 31, 2004	Period from January 1, 2005 to May 30, 2005
Income tax provision at the statutory U.S. tax rate	$112,847	$324,686
Increase in rate resulting from:
State income taxes	27,620	37,799
Meals and entertainment	1,335	663
Other	(130,127)	–

Income tax expense	$11,675	$363,148

        Deferred income taxes reflect the tax impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

        Deferred tax assets and (liabilities) are comprised of the following:

2004
Current:
Accrued vacation and bonuses	$89,804

Non-current:
Tax depreciation in excess of book depreciation	(988,132)
Net operating loss carry forward	88,686

Total non-current liability	(899,446)

Net deferred tax liability	$(809,642)

        Pursuant to a tax sharing agreement with Questar, Questar was able to utilize Consonus, Inc.'s eligible net operating losses to offset taxable income and paid Consonus, Inc. for the benefit. At

December 31, 2004, Consonus, Inc. had net operating loss carryforwards of approximately $230,000 available to offset future federal taxable income and income taxes through 2023.

        As of December 31, 2004 Consonus, Inc. had income taxes receivable from Questar of approximately $6,000.

NOTE C – RELATED PARTY TRANSACTIONS

            As of December 31, 2004 the balance sheet includes $154,915 of accounts receivable, $6,800,000 of a note receivable with Questar for intercompany borrowings, and $135,566 of accounts payable with certain stockholders and related parties of Consonus, Inc. For the year ended December 31, 2004 and the period January 1, 2005 to May 30, 2005, revenue received from Questar, primarily relating to hardware sales and site hosting services, was approximately $635,000 and $283,000, respectively. Consonus, Inc. also recognized expenses representing services provided by Questar of approximately $1,102,000 and $508,000, respectively, for the year ended December 31, 2004 and the period January 1, 2005 to May 30, 2005.

NOTE D – COMMITMENTS AND CONTINGENCIES

            The Company leases various office space, and land under non-cancelable operating leases which expire at various times through 2055. Future aggregate minimum lease payments under non-cancelable operating leases as of December 31, 2004 are as follows:

Year ending December 31:	Operating Leases
2005	$161,373
2006	161,914
2007	162,466
2008	163,030
2009	163,604
Thereafter	396,610

Total minimum lease payments	$1,208,997

        Lease expense for the years ended December 31, 2004 and the period January 1, 2005 to May 30, 2005 were approximately $260,000 and $108,000, respectively.

        The Company has entered into a consulting agreement with Questar to provide certain consulting services in connection with the operation of one of its data center facilities. The agreement required the Company to pay $14,725 monthly and expired in May 2006. Consonus, Inc. expensed approximately, $177,000 and $74,000, respectively for the year ended December 31, 2004, and the period January 1, 2005 to May 30, 2005 under such agreement.

        The Company has entered into a lease for land related to a data center. The lease expires in May 2055 with options to extend it for four additional ten-year periods. The lease payment is $9,293 for the years 2006-2054 and $3,872 for the five months of 2055. The agreement does allow for certain adjustments to the payments based on changes in the consumer price index.

NOTE E – EMPLOYEE SAVINGS PLAN

            Prior to May 31, 2005 Consonus, Inc. sponsored a defined contribution 401(k) plan. Employees became eligible to participate in the 401(k) Plan beginning the month subsequent to three months of employment. Participants could contribute up to 100% of their compensation up to a maximum annual contribution of $13,000 for 2004 if they are under 50 years of age and $16,000 for 2004 if they are 50 years or older as prescribed by the Internal Revenue Service. Contributions of up to 6% of compensation were eligible for the Company's matching contributions. The Company provided matching contributions equal to 50% of employees' eligible contributions and recognized expense related to these contributions of approximately $21,000 and $23,000, respectively, for the year ended December 31, 2004 and the period January 1, 2005 to May 30, 2005.

NOTE F – EQUITY

            The Company declared and paid a dividend of $4,000,000 in January 2005.

NOTE G – EARNINGS PER SHARE

            Basic earnings per common share are based upon the weighted average number of common shares outstanding. Diluted earnings per common share are based on the assumption that all common stock equivalents were converted at the beginning of the year.

NOTE H – SUBSEQUENT EVENTS

            Effective May 31, 2005, the Consonus Acquisition Corp. acquired assets and certain liabilities of Consonus, Inc.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Strategic Technologies, Inc.

        We have audited the accompanying balance sheets of Strategic Technologies, Inc. as of December 31, 2005 and 2006, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Strategic Technologies, Inc. as of December 31, 2005 and 2006 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the financial statements, the accompanying statements of operations for each of the three years in the period ended December 31, 2006 have been restated.

/s/ ERNST & YOUNG LLP

Raleigh, North Carolina April 6, 2007 (except for the fourth paragraph of Note 1, and the second paragraph of Note 10, as to which the date is November 14, 2007)

STRATEGIC TECHNOLOGIES, INC.

BALANCE SHEETS

	December 31
	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$816,358	$414,093
Accounts receivable, net	14,398,654	19,938,050
Inventories	2,526,429	54,886
Current portion of prepaid support costs	6,431,693	9,136,299
Prepaid expenses and other current assets	479,819	529,599

Total current assets	24,652,953	30,072,927
Property and equipment:
Land and building	5,494,771	5,322,822
Computer equipment and software	5,492,734	4,795,274
Office furniture and equipment	2,264,240	1,855,675

	13,251,745	11,973,771
Less accumulated depreciation	7,725,640	6,674,571

Net property and equipment	5,526,105	5,299,200
Prepaid support costs, net of current portion	623,561	2,458,081
Goodwill	33,598,343	33,598,343
Trademark	150,000	150,000

Total assets	$64,550,962	$71,578,551

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,458,797	$14,861,928
Accrued expenses	3,883,750	2,858,429
Notes payable to principal stockholders	371,310	374,310
Deferred revenues	10,883,109	14,689,543
Current maturities of long-term debt	788,811	3,046,887

Total current liabilities	28,385,777	35,831,097
Long-term debt, net of current maturities	32,897,632	31,529,283
Deferred revenues, net of current portion	974,271	3,660,125

Total liabilities	62,257,680	71,020,505
Commitments and contingencies
Stockholders' equity:
Common stock, $.00002 par value, 30,000,000 shares authorized and 14,818,068 shares issued and outstanding at December 31, 2005 and 2006	296	296
Additional paid-in capital	24,529,911	24,541,997
Notes receivable from stockholders	(1,643,073)	(1,684,593)
Stock purchase warrants	5,019,323	5,019,323
Accumulated deficit	(25,613,175)	(27,318,977)

Total stockholders' equity	2,293,282	558,046

Total liabilities and stockholders' equity	$64,550,962	$71,578,551

/s/ NANA BAFFOUR Director	/s/ MICHAEL G. SHOOK Director

See accompanying notes.

STRATEGIC TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31
				Nine Months ended September 30, 2006
	2004	2005	2006
	(Restated)	(Restated)	(Restated)	(unaudited)
Revenues:
IT infrastructure solutions	$43,319,791	$31,982,788	$54,205,857	$43,434,075
IT infrastructure services	12,573,535	13,027,905	12,545,996	9,645,714
Data center services	34,988,098	32,610,908	25,131,064	18,757,698

Total revenues	90,881,424	77,621,601	91,882,917	71,837,487
Operating expenses:
Costs of IT infrastructure solutions	34,558,849	26,189,278	43,819,142	34,812,762
Costs of IT infrastructure services	9,261,956	9,215,195	8,831,658	8,516,420
Costs of data center services	22,808,211	20,263,935	16,266,146	10,379,677
Selling, general, and administrative expenses	18,578,885	18,690,196	19,619,512	14,763,280
Depreciation and amortization expense	1,714,257	1,125,110	957,940	742,582
Acquisition related expenses	–	–	623,982	–

Total operating expenses	86,922,158	75,483,714	90,118,380	69,214,721

Income from operations	3,959,266	2,137,887	1,764,537	2,622,766
Other (expense) income:
Interest expense	(1,641,357)	(4,202,408)	(3,499,379)	(2,536,368)
Interest income	42,061	195,523	48,700	–

Total other expenses	(1,599,296)	(4,006,885)	(3,450,679)	(2,536,368)

Income (loss) before income tax expense	2,359,970	(1,868,998)	(1,686,142)	86,398
Income tax expense	60,000	3,788	19,660	–

Net income (loss)	$2,299,970	$(1,872,786)	$(1,705,802)	$86,398

See accompanying notes.

STRATEGIC TECHNOLOGIES, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock
			Additional Paid-in Capital	Notes Receivable from Stockholders	Stock Purchase Warrants	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Balance at January 1, 2004	15,045,634	$301	$24,529,121	$(1,560,033)	$4,090,239	$(26,040,359)	$1,019,269
Common stock returned upon distribution of escrow	(145,396)	(3)	3	–	–	–	–
Increase in notes receivable from stockholders	–	–	–	(41,520)	–	–	(41,520)
Net income	–	–	–	–	–	2,299,970	2,299,970

Balance at December 31, 2004	14,900,238	298	24,529,124	(1,601,553)	4,090,239	(23,740,389)	3,277,719
Common stock returned upon distribution of escrow	(82,170)	(2)	787	–	–	–	785
Issuance of warrants in conjunction with issuance of notes payable	–	–	–	–	929,084	–	929,084
Increase in notes receivable from stockholders	–	–	–	(41,520)	–	–	(41,520)
Net loss	–	–	–	–	–	(1,872,786)	(1,872,786)

Balance at December 31, 2005	14,818,068	296	24,529,911	(1,643,073)	5,019,323	(25,613,175)	2,293,282
Increase in notes receivable from stockholders	–	–	–	(41,520)	–	–	(41,520)
Deferred compensation	–	–	12,086	–	–	–	12,086
Net loss	–	–	–	–	–	(1,705,802)	(1,705,802)

Balance at December 31, 2006	14,818,068	$296	$24,541,997	$(1,684,593)	$5,019,323	$(27,318,977)	$558,046

See accompanying notes.

STRATEGIC TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31			Nine Months ended September 30, 2006
	2004	2005	2006
				(unaudited)
Operating activities
Net income (loss)	$2,299,970	$(1,872,786)	$(1,705,802)	$86,398
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,714,257	1,125,110	957,940	742,582
Amortization of debt discount	180,866	–	–	–
Non-cash interest expense	–	929,084	–	–
Stock option compensation adjustment	–	–	12,086	4,631
Loss on disposal of property and equipment	75,501	8,580	98,489	98,489
Changes in operating assets and liabilities:
Accounts receivable	2,551,703	7,282,873	(5,580,916)	164,501
Inventories	4,055,145	(2,348,435)	2,471,543	2,462,786
Prepaid support costs and other current assets	(501,610)	6,228,342	(4,588,906)	(2,527,883)
Accounts payable	(780,414)	(3,460,942)	2,403,131	(2,095,631)
Accrued expenses	(4,258,838)	(101,681)	(1,025,321)	(1,287,327)
Deferred revenues	163,677	(9,055,781)	6,492,288	3,871,073

Net cash provided by (used in) operating activities	5,500,257	(1,265,636)	(465,468)	1,519,619
Investing activities
Purchases of property and equipment	(693,555)	(401,337)	(829,524)	(767,024)

Net cash (used in) investing activities	(693,555)	(401,337)	(829,524)	(767,024)
Financing activities
Proceeds from issuance of notes payable	–	4,071,588	2,555,475	350,883
Payments on notes payable	(4,957,762)	(3,006,627)	(1,665,748)	(1,356,887)
Proceeds from issuance of notes payable to stockholders	–	–	3,000	–
Payments on notes payable to stockholders	(14,851)	(3,303)	–	–

Net cash (used in) provided by financing activities	(4,972,613)	1,061,658	892,727	(1,006,004)

Net decrease in cash and cash equivalents	(165,911)	(605,315)	(402,265)	(253,409)
Cash and cash equivalents at beginning of period	1,587,584	1,421,673	816,358	816,358

Cash and cash equivalents at end of period	$1,421,673	$816,358	$414,093	562,949

Supplemental disclosure of cash flow information
Cash paid for interest	$1,508,000	$3,113,000	$3,480,000	$2,356,192

Cash paid for income taxes	$23,000	$91,000	$19,000	$21,250

See accompanying notes.

STRATEGIC TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

1.         Description of Business

            Strategic Technologies, Inc. (Strategic or the Company) provides business and technology consulting, application development and systems integration services. The Company provides its clients with information technology infrastructure services and solutions and data center services, which include designing, planning, building and supporting business systems that integrate technologies, information, processes and people.

Merger

            On October 18, 2006, Strategic entered into an Agreement (the Merger Agreement) and Plan of Merger and Reorganization (the Merger) with Consonus Acquisition Corporation (Consonus). The merger closed on January 22, 2007 whereby the Company became a wholly owned subsidiary of Consonus Technologies, Inc.(CTI). As a result of the merger, STI stockholders exchanged 100% of their stock for 1,749,994 shares of CTI stock. In addition, 258,542 options to purchase common stock and 347,271 warrants were issued in connection with the merger. Consonus, also a subsidiary of CTI, utilizes its security expertise to provide disaster-proof data centers and technology systems that assist its customers to ensure their critical business information and computer systems are managed, protected, and operational. In connection with the merger, the Company incurred approximately $624,000 of direct and incremental acquisition costs which have been included in acquisition related expenses in the related Statement of Operations.

Unaudited Interim Financial Statements

            The accompanying consolidated statement of operations and cash flows for the nine months ended September 30, 2006 are unaudited. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The information disclosed in the notes to the financials statements for these periods is unaudited. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period.

Restatement of Previously Issued Financial Statements

            The Company has restated its statements of operations for the years ended December 31, 2004, 2005 and 2006. The restatement resulted from a correction of an error in the application of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" for certain maintenance contracts resold by the Company. The Company resells certain maintenance contracts whereby the vendor is contractually obligated to provide the services. The Company has previously reported these maintenance contract revenues on a gross basis and the costs paid to vendors were reflected in costs of data center services. The statements of operations have been restated to reflect the net fees retained by the Company for these maintenance contracts as data center services revenues with no associated costs of sales. The restatement has no effect on previously reported net income (loss), stockholders' deficit, or cash flows. The following table presents the impact of the adjustments on the Company's data center services revenues and related costs services included in the statements of operations for the years ended December 31, 2004, 2005 and 2006:

	Year Ended December 31,
	2004	2005	2006
Data center services revenue, as reported	$38,550,682	$37,810,165	$31,438,536
Restatement Adjustment	(3,562,584)	(5,199,257)	(6,307,472)

Data center services revenue, as stated	$34,988,098	$32,610,908	$25,131,064

Costs of data center services, as reported	$26,370,795	$25,463,192	$22,573,618
Restatement Adjustment	(3,562,584)	(5,199,257)	(6,307,472)

Costs of data center services, as restated	$22,808,211	$20,263,935	$16,266,146

2.         Significant Accounting Policies

Use of Estimates

            The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates and could differ materially.

Revenue Recognition

            The Company derives revenues from data center services and IT infrastructure solutions and services. Data center services are comprised of managed infrastructure, managed services and maintenance support services. IT infrastructure solutions and services include the resale of hardware and software, along with consulting, integration and training services. The Company recognizes revenues in accordance with Securities and Exchange Commission's (SEC) Staff Accounting Bulletin No. 104, "Revenue Recognition" (SAB 104). The Company recognizes revenue when all of the following conditions are satisfied: there is persuasive evidence of an arrangement; delivery has occurred; the collection of fees is possible; and the amount of fees to be paid by the customer is fixed or determinable. Delivery does not occur until products have been shipped or services have been provided and risk of loss has transferred to the client.

        When the Company provides a combination of the above referenced products or services to its customers, recognition of revenues for the hardware and related maintenance services component is evaluated under Emerging Issues Task Force Issue (EITF) No. 00-21 (EITF 00-21), "Revenue Arrangements with Multiple Deliverables" provided any software included in the arrangement is not essential to the functionality of the hardware based on guidance included in EITF 03-5, "Applicability of AICPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software." Hardware and related elements qualify for separation under EITF 00-21 when the services have value on a stand-alone basis, objective and verifiable evidence of fair value of the separate element, performance of the undelivered element is considered probable and substantially in our control. Fair value is determined principally by reference to relevant third-party evidence of fair value in accordance with EITF 00-21. Such third-party information is readily available since the Company primarily resells products offered by its vendors. The application of the appropriate accounting guidance to the Company's sales requires judgment and is dependent upon the specific transaction. The Company, through its STI subsidiary, recognizes revenues from the sale of products at the time of sale provided the SAB 104 revenue recognition criteria are met and any undelivered elements qualify for separation under EITF 00-21.

        Software and related maintenance and professional services provided by the Company are evaluated under Statement of Position (SOP) No. 97-2 (SOP 97-2), "Software Revenue Recognition". In arrangements that include multiple elements, including software licenses, maintenance and/or professional services, the Company allocates and defers revenue for the undelivered items based on vendor-specific objective evidence (VSOE) of the fair value of the undelivered elements, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. VSOE of fair value for each undelivered element is based on the price for which the undelivered element is sold separately. The Company determines the fair value of the undelivered elements based on historical evidence of stand-alone sales of these elements to third parties. When VSOE does not exist for undelivered items such as maintenance and professional services, then the entire arrangement fee is recognized ratably over the performance period.

        Maintenance contract revenue is deferred and recognized ratably over the contractual period. The deferred revenue consists primarily of the unamortized balance of product maintenance. Occasionally, the Company resells maintenance contracts to certain customers in which the Company assumes an agency relationship as defined by EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." For such contracts, the Company generally has no further obligation to the customer beyond the billing and collection of the maintenance and contract amount. These agent maintenance contracts are established between the vendor and the customer and the Company has no obligation to provide the maintenance services. In such arrangements, the Company recognizes the net fees retained by STI as revenues at the time of sale with no associated costs of sales.

        Consulting services revenue is recognized as the services are rendered. Revenues generated from fixed price arrangements are recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours. For fixed price contracts when the current estimates of total contract revenues and contract cost indicate a loss, the estimated loss is recognized in the period the loss becomes evident.

        Unbilled services are recorded for consulting services revenue recognized to date that has not yet been billed to customers. In general, amounts become billable upon the achievement of contractual milestones or in accordance with predetermined payment schedules. Unbilled services are generally billable to customers within one year from the respective balance sheet date.

Concentration of Credit Risk

            For the years ended December 31, 2006, no individual customer comprised greater than 10% of revenues or accounts receivable. For the year ended December 31, 2005 and December 31, 2004, one customer comprised approximately 15% and 33% of revenues respectively, as restated. For the nine months ended September 30, 2006 (unaudited), no customer comprised more than 10% of revenues.

        Approximately 94%, 82%, 85% and 88% of the Company's hardware and software purchases for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2006 (unaudited), respectively, were from one vendor and approximately 73%, and 60% of accounts payable at December 31, 2005 and 2006, respectively, were due to this vendor. Approximately 94%, 80%, 84% and 88% of the Company's total IT infrastructure solutions revenues for the years ended December 31, 2004,

2005 and 2006 and the nine months ended September 30, 2006 (unaudited), respectively, are related to resales of this supplier's products.

Cash and Cash Equivalents

            The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

            The Company evaluates the collectibility of accounts receivable based on a combination of factors. In circumstances where a specific customer's ability to meet its financial obligations is in question, the Company records a specific allowance against amounts due to reduce the net recognized receivable from that customer to the amount it reasonably believes will be collected. For all other customers, the Company records an allowance for the remaining outstanding accounts receivable balances based on a review of the aging of customer balances, industry experience and the current economic environment.

Prepaid Support Costs

            Prepaid support costs represent the unused portion of maintenance support the Company has contracted with software and hardware vendors. These costs are amortized to costs of services and support ratably over the term of the related contracts.

Inventories

            Inventories include inventory for specific customer projects in process which are recorded at the lower of cost (specific identification) or market and supplies inventory which are recorded at the lower of cost (first-in, first-out) or market. Approximately $2,300,000 in inventory was received in December 2005 for an order that was not shipped to the customer until January 2006.

Property and Equipment

            Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method. Costs of revenues excludes depreciation and amortization expense. The building is depreciated over an estimated useful life of forty years and computer software and equipment and office furniture and equipment are depreciated over estimated useful lives ranging from three to ten years.

Internal Use Software

            The company applies the guidance set forth in SOP No. 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (SOP 98-1), in accounting for the development of internal use software. SOP 98-1 requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage and amortize them over the software's estimated useful life. The Company has capitalized approximately $70,000 of unamortized internal software development costs during the year ended December 31, 2006. No such costs were capitalized during the year ended December 31, 2005. The estimated useful life of these capitalized software costs is three years. The total amount charged to expense for amortization of capitalized software costs was approximately $14,000 during the year ended December 31, 2006.

Long-Lived Assets

            In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets including property and equipment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine the recoverability of its long-lived assets, the Company evaluates the probability that future estimated undiscounted net cash flows will be less than the carrying amounts of the assets. If such estimated cash flows are less than the carrying amount of the long-lived assets, then such assets are written down to their fair value. The Company's estimates of anticipated cash flows and the remaining estimated useful lives of long-lived assets could be reduced in the future, resulting in a reduction to the carrying amount of long-lived assets.

Goodwill and Trademark

            During the years ended December 31, 2000 and 2001, the Company acquired Pathtech Solutions and the Allied Group. The Company accounted for these acquisitions in accordance with the purchase method of accounting, which resulted in goodwill of $33.6 million and a trademark intangible asset of $150,000. The Company accounts for its goodwill and trademark in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded value of goodwill and certain intangibles exceeds its fair value. The Company has elected to perform its annual impairment test as of December 31 of each calendar year. An interim goodwill impairment test would be performed if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For purposes of performing the goodwill impairment test, the Company has identified one reporting unit based on criteria specified in SFAS 142. As of December 2006, the Company completed the required annual test, which indicated there was no impairment.

Fair Value of Financial Instruments

            The Company's financial instruments include cash and cash equivalents, accounts receivable, notes receivable from stockholders, accounts payable and debt obligations. The carrying amount of the cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to their short-term nature. The Company has notes receivable from stockholders of approximately $1.6 million and $1.7 million as of December 31, 2005 and 2006, respectively, which approximate fair value. These receivables are included as a component of stockholders' equity as of December 31, 2005 and 2006. Management believes that the Company's debt obligations in general bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.

Accounting for Stock-Based Compensation

            On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R). SFAS 123R replaces SFAS 123, Accounting for Stock-Based Compensation (SFAS 123), and supersedes APB 25, Accounting for Stock Issued to Employees (APB 25). SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements using the fair value method. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow. The Company will recognize excess tax benefits when those benefits reduce current income taxes payable.

        Since the Company used the minimum-value method to estimate the fair value of stock awards under SFAS 123 for pro forma footnote disclosure purposes, the Company was required to adopt SFAS 123R using the "prospective-transition" method upon the effective date. Under the prospective-transition method, nonpublic entities that previously applied SFAS 123 using the minimum-value method whether for financial statement recognition or pro forma disclosure purposes will continue to account for non-vested equity awards outstanding at the date of adoption of SFAS 123R in the same manner as they had been accounted for prior to adoption (APB 25 intrinsic value method for the Company). All awards granted, modified, or settled after the date of adoption should be accounted for using the measurement, recognition, and attribution provisions of SFAS 123R.

        During the year ended December 31, 2006, the Company recorded stock-based compensation expense of approximately $12,000 for awards granted subsequent to January 1, 2006 as a result of the adoption of SFAS 123R. Options granted prior to January 1, 2006 have continued to be accounted for under the APB 25 intrinsic value method. No compensation cost has been recorded for options granted to employees prior to the adoption of SFAS 123R since the exercise price of such options was equal to the estimated fair value of the Company's stock on the date of grant. Upon the adoption of SFAS 123R, the Company has elected to use the Black-Scholes-Merton option pricing model to determine the fair value of options granted.

Advertising Expense

            All advertising costs are expensed as incurred and are included within selling, general, and administrative expenses in the accompanying statements of operations. Advertising expenses for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2006 (unaudited) were approximately $293,000, $408,000, $328,000 and $279,000, respectively.

Income Taxes

            The Company accounts for income taxes using the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, the liability method is used in accounting for income taxes and deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities.

Reclassifications

            Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported net (loss) income or stockholders' equity.

Recent Accounting Pronouncements

            In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether or not to file a return in a particular jurisdiction). Under FIN 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities' full knowledge of the position and all relevant facts, but without considering time values.

FIN 48 revises disclosure requirements and introduces a prescriptive, annual, tabular rollforward of the unrecognized tax benefits. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has not yet determined the impact of adopting FIN 48 on its results of operations and overall financial position.

        In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (SFAS 157), to provide enhanced guidance when using fair value to measure assets and liabilities. SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS 157 applies whenever other pronouncements require or permit assets or liabilities to be measured at fair value and, while not requiring new fair value measurements, may change current practices. The Company is currently evaluating the impact SFAS 157 will have on its consolidated financial statements. SFAS 157 is effective for the Company beginning on January 1, 2008.

3.         Accounts Receivable, Net

            Accounts receivable, net consists of the following at December 31:

	2005	2006
Billed accounts receivable	$13,269,915	$19,143,186
Unbilled accounts receivable	893,905	901,315
Other	818,903	444,193

	14,982,723	20,488,694
Allowance for doubtful accounts	(584,069)	(550,644)

Total accounts receivable, net	$14,398,654	$19,938,050

4.         Commitments and Contingencies

Lease Commitments

            The Company leases office space and equipment under various operating leases. Under the majority of the Company's leasing arrangements, the Company pays the property taxes, insurance, maintenance and expenses related to the leased property. Total rental expense under operating leases was approximately $1,167,000, $1,213,000, $1,060,000 and $785,000 for the years ending December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2006 (unaudited), respectively.

        Future minimum rental payments required under noncancelable operating leases at December 31, 2006 are as follows:

2007	$931,036
2008	554,058
2009	446,411
2010	368,745
2011	222,389
Thereafter	129,470

Total future minimum lease payments	$2,652,109

Contingencies

            From time to time, the Company is subject to various lawsuits and other legal proceedings, which arise in the ordinary course of business. Management accrues an estimate of expense for any matters that can be reasonably estimated and that are considered probable of occurring based on the facts and circumstances. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

5.         Long-Term Debt and Notes Payable

            Long-term debt consists of the following at December 31:

	2005	2006
Bank mortgage note payable, with interest at 8.5%, payable in equal monthly installments of $23,526 through November 2008, with payment of remaining balance due December 2008. The note is collateralized by a first deed of trust on the Company's office building, assignment of all leases, and a security interest in all fixtures and equipment	$2,186,026	$2,088,821
Bank mortgage note payable, with interest at 8.5%, payable in monthly installments of $3,025 through November 2008, with payment of remaining balance due December 2008. The note is collateralized by a first deed of trust on the Company's office building, assignment of all leases, and security interest in all fixtures and equipment	–	277,468
Note payable to Senior Lender, with interest at LIBOR plus 4.5% (8.56% and 9.87% at December 31, 2005 and 2006, respectively), payable through May 1, 2010 as discussed below. The note is collateralized by all assets including a second position deed of trust on real estate.	9,010,454	8,476,454
Note payable to Senior Lender, with interest at 12%, payable through May 1, 2010 as discussed below. The note is collateralized by all assets including a second position deed of trust on real estate.	5,561,000	5,598,500
Past due trade debt due to Senior Lender, with interest at 12%, payable through May 1, 2010 as discussed below. The note is collateralized by all assets including a second position deed of trust on real estate.	12,527,849	13,777,186
Notes payable to vendor, with interest at LIBOR plus 1.5% (5.56% and 6.87% at December 31, 2005 and 2006, respectively), payable in payments based on excess cash flow in accordance with inter-creditor agreement. The note is unsecured.	4,245,144	4,245,144
Note payable to Tennessee Department of Revenue, with interest at 11%, payable in equal monthly installments of $4,891 through February 1, 2008	122,264	63,577
Note payable to Oracle Finance, with interest at 8.0%, payable in quarterly payments of $3,193 through January 1, 2009	33,706	23,670
Other	–	25,350

Total long-term debt and notes payable	33,686,443	34,576,170
Less current maturities	788,811	3,046,887

Long-term debt	$32,897,632	$31,529,283

        Future minimum principal payments on long-term debt are as follows:

2007	$3,046,887
2008	5,912,356
2009	4,005,250
2010	18,066,533
2011	175,000
Thereafter	3,370,144

Total minimum payments	$34,576,170

        On May 20, 2005, the Company entered into an Amended and Restated Refinancing Agreement (the Agreement) with the lender (Senior Lender). The effect of the Agreement was to bring financing terms into compliance and set forth future payments and terms on the existing debt. A warrant for the purchase of 4,500,000 shares of common stock of the Company with an exercise price of $.01 per share was provided as a condition of the Agreement. This warrant replaced and superseded the warrants previously granted by the Company to the Senior Lender for the purchase of 3,419,644 shares. This immediately exercisable warrant for the purchase of 4,500,000 common shares was valued at approximately $5.0 million using a Black-Scholes-Merton option pricing model. The Company recognized interest expense of $929,084 in 2005 which is equal to the estimated incremental fair value of the warrant over the replaced warrants (which had previously been fully charged to interest expense over the term of the debt). As part of the Agreement, the Company executed two promissory notes, thereby canceling and replacing the prior notes. The first note in the amount of $10.4 million represents the outstanding principal and interest amounts owing under two prior notes and carries an interest rate of LIBOR plus 4.5%. The second note in the amount of $5.6 million represents a prior note plus a $630,000 refinancing fee and carries an interest rate of 12%. The Company recorded interest expense of $630,000 during 2005 related to this refinancing fee. Payments of principal and interest under both notes were to be made in accordance with the Agreement as follows: 1) $375,000 each calendar month in the 2005 calendar year, beginning with the effective date of the Agreement; 2) $400,000 each calendar month in the 2006 calendar year; 3) $450,000 each calendar month in the 2007 calendar year; 4) $500,000 each calendar month in 2008 through April 2010; and 5) a final payment in full, if any, on May 1, 2010 of all unpaid principal and interest. This payment schedule was revised in connection with the First Amendment entered into on June 22, 2006, as discussed below.

        The Senior Lender also provides goods and services for resale by the Company, referred to as trade debt in the agreement. Past due trade debt, defined in the Agreement as trade debt that is unpaid 50 days or more after invoice date at such time, will accrue interest of 12% per annum. Past due trade debt is paid with excess cash remaining after payments are made on the notes payable as noted in the Agreement.

        On June 22, 2006, the Company entered into a First Amendment to the Amended and Restated Refinancing Agreement (the Amended Agreement) with the Senior Lender. The effect of the Amended Agreement was to bring financing terms into compliance and set forth future payments and terms on the existing debt. As part of the Amended Agreement, the Company executed one promissory note, thereby canceling and replacing the prior note in the amount of $5.6 million. The new note in the amount of $5.6 million carries an interest rate of 12%. Concurrent with the amendment, the Company obtained a waiver for past debt covenant violations (including violations at December 31, 2005) through June 22, 2006. As of December 31, 2006, the Company was not in compliance with certain financial covenants of the Amended Agreement. The Company subsequently received a waiver on January 19, 2007.

        Pursuant to certain restrictive covenants of the Agreement, the Company may not merge or consolidate with any party, or permit such merger or consolidation unless the Company is the surviving entity. On October 18, 2006, the Company obtained consent from the Senior Lender permitting the Company to proceed with the merger with Consonus, which subsequently closed January 22, 2007.

        Payments of principal and interest on the two promissory notes and the past due trade debt with the Senior Lender payable in 2006 were revised in connection with the Amended Agreement as follows: 1) for each month in the first quarter of 2006, accrued interest only for such months on the unpaid principal amount of the Notes and the unpaid amount of past due trade debt; 2) for each month in the second quarter of 2006, an amount equal to the sum of (a) accrued interest for such months on the unpaid principal amount of the Notes and the unpaid amount of past due trade debt plus (b) $23,000; 3) for each month in the third quarter of 2006, an amount equal to the sum of (a) accrued interest for such months on the unpaid principal amount of the Notes and the unpaid amount of past due trade debt plus (b) $70,000; and 4) for each month in the fourth quarter of 2006, an amount equal to the sum of (a) accrued interest for such months on the unpaid principal amount of the Notes and the unpaid amount of past due trade debt plus (b) $85,000. Commencing in January 2007 and continuing thereafter, the required monthly payments shall be as described in the Agreement.

6.         Stock-Based Compensation

            On April 22, 1999, the Company adopted an Incentive Stock Option Plan (1999 Plan) that provides for the granting of stock options to employees. In addition, the Board of Directors of the Company, at its sole discretion, may award common stock to its employees based upon performance.

        The Company is authorized to grant options for up to 3,500,000 common shares under the 1999 Plan, of which 3,362,505 have been granted and remain outstanding as of December 31, 2006 at a weighted average exercise price of $1.59 per share. Generally, option grants vest ratably over a four-year period, and expire ten years from the date of the grant. A total of 2,998,872 of the options were exercisable as of December 31, 2006.

        The fair value of each award granted subsequent to the adoption of SFAS 123R was estimated on the date of grant using the Black-Scholes-Merton option-pricing model, which uses the assumptions in the following table. The Company uses historical data among other factors to estimate forfeiture rates used in the model. The expected term of options granted is derived using the "simplified" method as allowed under the provisions of the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, and represents the period that options granted are expected to be outstanding. The risk-free interest rate for periods within the contractual life of the option is based on the yield of the U.S. Treasury securities at the time of grant.

        The following table illustrates the assumptions for the Black-Scholes-Merton model used in determining the fair value of options granted to employees for the year ended December 31, 2006:

Year Ended December 31, 2006
Risk-free interest rate	4.4% – 4.7%
Volatility	100%
Expected life	6.25
Dividend yield	–

        The option-pricing model also uses a forecast of the volatility of the Company's common stock during the expected life of the option. The expected volatility is based on an analysis of the expected volatilities of entities that are similar except for having publicly traded securities in accordance with SFAS 123R, since the Company is privately held.

        A summary of the Company's stock option plan at December 31, 2006 and changes during the year then ended is as follows:

	Number of Shares	Average Exercise Price	Average Remaining Contractual Terms	Aggregate Intrinsic Value
Outstanding at December 31, 2005	3,209,384	$1.64
Options granted	193,092	$0.58
Forfeited or expired	(39,971)	$0.48

Outstanding at December 31, 2006	3,362,505	$1.59	6.19	$473,967

Vested or expected to vest at December 31, 2006	3,359,005	$1.60	6.18	$473,362

Exercisable at December 31, 2006	2,998,872	$1.72	5.87	$415,978

        As of December 31, 2006, there is approximately $103,000 of total unrecognized compensation costs related to stock-based compensation arrangements. The unrecognized compensation cost was recognized immediately prior to the Merger closing date of January 22, 2007.

        The weighted average grant-date fair value of options granted during the year ended December 31, 2006 was $0.61 per share. There were no options exercised during the years ended December 31, 2005 and 2006.

        At December 31, 2006, the Company had reserved a total of 7,961,770 of its authorized 30,000,000 shares of common stock for future issuance as follows:

Outstanding warrants	4,500,000
Outstanding stock options	3,362,505
Possible future issuance under stock option plan	99,265

7,961,770

7.         Retirement Plan

            The Company maintains a 401(k) savings plan with a profit sharing feature (the Plan) whereby employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length-of-service requirements. Company matching contributions were approximately $44,000, $31,000, $40,000 and $0 during the years ended December 31, 2004, 2005, and 2006 and the nine months ended September 30, 2006 (unaudited), respectively. The Company's matching contribution is discretionary and is determined on an annual basis. From July through December of 2006, January through July of 2005 and April through December of 2004, the Company elected to match 15% of the first 6% of every employee-contributed dollar to the Plan. From January through June of 2006, August through December of 2005 and January through March of 2004, the Company elected to suspend the matching contributions. The Company also may make annual discretionary profit sharing contributions to the Plan for all full-time employees who qualify as to age and length of service. The Company did not make any discretionary profit sharing contributions for the years ended December 31, 2004, 2005 and 2006.

8.         Income Taxes

            The Company's current federal income tax expense for the years ended December 31, 2004 and 2005 was $60,000 and $3,788, respectively, and for the year ended December 31, 2006 was $19,660 resulting from an AMT liability. The company's current federal income tax expense for the nine months ended September 30, 2006 (unaudited) was $0. There were no deferred federal or state income taxes for those periods.

        The following table reflects the deferred income tax assets and deferred income tax liabilities:

	December 31,
	2005	2006
Deferred tax assets:
Net operating losses	$8,253,000	$7,465,000
Deferred revenue	720,000	1,729,000
Other	557,000	385,000

	9,530,000	9,579,000
Reserve on deferred tax assets	(8,605,000)	(9,463,000)

	$925,000	$116,000

Deferred tax liabilities:
Amortization	$720,000	$–
Depreciation	205,000	116,000

	$925,000	$116,000

        The reasons for differences between the actual income tax benefit and the amount computed by applying the statutory federal income tax rate to losses before income taxes are as follows:

	Years Ended December 31
	2004	2005		2006
Income tax provision (benefit) at statutory rate	35%	(35%	)	(35% )
State income taxes, net of federal benefit	5	(5)		(5)
Non-deductible expenses and other	(11)	27		(12)
Change in valuation allowance	(26)	13		53

Income tax provision	3%	0%		1%

        Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets as of December 31, 2004, 2005 and 2006 are mainly composed of net operating losses (NOL).

        A valuation allowance for the entire net deferred tax asset has been recognized at December 31, 2004, 2005 and 2006, as realization of such asset is uncertain. At December 31, 2004, 2005 and 2006, the Company had federal net operating loss carryforwards of approximately $17.0 million, $20.6 million and $18.7 million, respectively. The federal loss carryforwards will begin to expire in 2020, unless previously utilized.

        The utilization of the NOL carryforward in future years will depend upon whether or not the Company generates taxable income. In addition, NOL carryforwards may be subject to limitations under Section 382 which may limit future utilization of the existing net operating losses.

9.         Related-Party Transactions

            The Company enters into certain transactions with its stockholders. The amounts of related-party transactions with stockholders of the Company included in the accompanying financial statements are summarized below:

	December 31
	2005	2006
Notes receivable and accrued interest from principal stockholder, unsecured, bearing interest at an annual rate of 3.46%, no specified maturity date or payment terms	$1,643,073	$1,684,593
Notes payable to principal stockholders, unsecured, bearing interest at an annual rate of 7% to 8%, no specified maturity date or payment terms	$371,310	$374,310

10.       Subsequent Events

            On January 22, 2007, the Company merged with Consonus and on that date became a wholly owned subsidiary of Consonus Technologies Inc. In accordance with the terms of the Merger Agreement, certain stockholder notes receivable balances were forgiven immediately prior to the merger and the stockholder notes payable were paid and satisfied in full. In addition, the vesting of all outstanding stock options accelerated to become 100% vested and fully exercisable on January 22, 2007 and certain outstanding stock options were re-priced immediately prior to the merger.

        On May 1, 2007, the Company entered into a second amendment to the Amended Agreement with its Senior Lender (Avnet, Inc.). The effect of the second amendment was to change the interest rate on the notes payable and past due trade debt to a fixed rate of 8% per annum, as well as change the required monthly payment of $300,000 beginning on May 2, 2007, with a final payment in full of all unpaid principal and interest on May 1, 2010. In addition, the second amendment changed certain restrictive financial covenants related to the outstanding indebtedness including: a requirement that the Company sell certain real property if the notes payable, past due trade debt and related accrued interest are not paid in full prior to August 31, 2007; amending the fixed charge coverage ratio; increasing the permissible amount of annual capital expenditures; and increasing the total amount of past due trade debt allowed through June 30, 2007. On August 7, 2007, the Company entered into a binding letter of agreement with Avnet. Inc., which outlined the terms of a third amendment to the Agreement which was executed on September 10, 2007. The third amendment outlines changes to certain restrictive financial covenants related to the outstanding indebtedness including: an extension of the date that the Company is required to sell certain real property to March 31, 2008; amending the fixed charge coverage ratio; amending the permissible amount of capital expenditures for 2007; and amending the past due trade debt limit and calculation. In September 2007, the Company entered into a non-binding letter of intent (LOI) with Avnet, Inc. In October 2007, the LOI was formalized into the fourth amendment to the

Amended Agreement. The following summarizes the significant terms included in the fourth amendment to the Amended Agreement:

  •
  The amount of the new consolidated note will be approximately $20.1 million with an interest rate of 8% and replaces the two current notes and $12.3 million of the past due trade debt (see Note 6), which results in a debt forgiveness of approximately $5.0 million.

  •
  Monthly principal and interest payments of $300,000 with the remaining unpaid principal being due on September 1, 2010.

  •
  The unpaid debt balance will be paid off immediately with the proceeds from an initial public offering or other financing transaction. If an initial public offering or other financing transaction does not occur by September 30, 2008, the interest rate will increase to 12% and Avnet Inc. will be issued an additional warrant to purchase 347,271 shares of the Company's common stock at an exercise price of $0.00026 per share.

  •
  In the event the underwriters exercise their over-allotment option in connection with this offering, Avnet, Inc. will be a selling stockholder for a number of shares that is equal to 35% of the total number of shares sold in the over-allotment.

  •
  The existing rescission agreement between Avnet, STI and Consonus will terminate.

6,000,000 Shares

CONSONUS TECHNOLOGIES, INC.

Common Stock

Merriman Curhan Ford & Co.
Oppenheimer & Co.
Jesup & Lamont Securities Corp.

            , 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the shares of common stock being registered. All amounts are estimates except the Securities and Exchange Commission (SEC) registration fee, the National Association of Securities Dealers, Inc. (NASD) filing fee and the Nasdaq Global Market filing fee.

Amount to be Paid
SEC registration fee	$1,906.47
NASD filing fee	6,710.00
Nasdaq Global Market filing fee	100,000.00
Legal fees and expenses	2,637,471.88
Accounting fees and expenses	1,826,812.68
Printing expenses	650,000.00
Blue sky fees and expenses (including legal fees)	5,000.00
Transfer agent and registrar fees	5,500.00
Miscellaneous	1,528,859.12

Total	$6,762,260.15

Item 14. Indemnification of Directors and Officers.

        The Registrant's amended and restated bylaws provide that:

  1.
  To the maximum extent permitted by Delaware law, and subject to specific limitations set forth in the Registrant's amended and restated bylaws, the Registrant is required to indemnify any present or former officer or director of the Registrant who is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil or criminal, by reason of the fact that he or she, or a person of whom he or she was the legal representative, is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such present or former officer or director.

  2.
  Except to the extent prohibited by Delaware law, the Registrant is required to pay expenses (including attorneys' fees) incurred by a present or former officer or director in defending any action, suit or proceeding, whether civil or criminal, in advance of its final disposition; provided that present officers and directors provide an undertaking to repay such advancements if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant.

  3.
  The Registrant is required to pay the enforcement expenses of any present and former officer or director of the Registrant who is successful in a claim against the Registrant to enforce his or her rights to indemnification and advancement of expenses as outlined above.

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation (such as derivative actions), if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that such person shall not have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court deemed proper.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to present and former directors, or officers of the Registrant pursuant to the Registrant's amended and restated bylaws and/or Delaware law, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a present or former director, or officer of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

        Set forth below is information regarding securities of the Registrant sold within the past three years which were not registered under the Securities Act of 1933. The only such securities issued were common stock, options and warrant granted by the Registrant at the closing of the Registrant's merger with Strategic Technologies, Inc. ("STI"), which occurred on January 22, 2007 (the "STI Merger"). Also included is the consideration, if any, received by the Registrant for such shares, options and warrant and information relating to the section of the Securities Act of 1933, as amended, under which exemption from registration will be claimed.

    In connection with the closing of the STI Merger:

  (a)
  8 former stockholders of Consonus Acquisition Corp. ("CAC") were issued 3,058,657 shares of the Registrant's common stock;

  (b)
  4 former CAC stockholders were issued 191,336 deferred shares of the Registrant's common stock, with these deferred shares of common stock vesting upon the completion of this offering;

  (c)
  179 former STI stockholders were issued 1,144,181 shares of the Registrant's common stock;

  (d)
  the Registrant granted a warrant to Avnet, Inc. allowing for the purchase of 347,271 shares of the Registrant's common stock at an exercise price of $0.00026 per share;

  (e)
  the Registrant granted options to purchase 258,542 shares of the Registrant's common stock which were outstanding as of the closing of the STI Merger (which as of October 31, 2007 represent options to purchase 246,852 shares of the Registrant's common stock which are exercisable at a weighted average exercise price of $15.92 per share); and

  (f)
  pursuant to the terms of the 2007 Consonus Technologies, Inc. Incentive Compensation Plan, the Registrant issued (i) 112,500 restricted shares of common stock to Michael G. Shook, (ii) 87,500 restricted shares of common stock to William M. Shook, (iii) 67,306 restricted shares of common stock to John Roger, and (iv) 212,450 deferred shares of common stock to 7 deferred stock recipients (which as of October 31, 2007, 195,800 deferred shares of common stock remain outstanding to 6 deferred stock recipients).

        No underwriters will be involved in the foregoing sales of securities. The securities described in paragraphs (a) to (f) of this Item 15 will be issued in reliance upon the exemption from the registration provisions of the Securities Act of 1933, as amended, set forth in Section 3(a)(10) thereof, relating to those securities which are issued in exchange for one or more bona fide outstanding securities where the terms and conditions of such issuance and exchange are approved after a hearing upon the fairness of such terms and conditions by an applicable court of law.

Item 16. Exhibits and Financial Statement Schedules.

        (a)   Exhibits.

        The following is a list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
3.1*	Certificate of Incorporation of Consonus Technologies, Inc.
3.2*	Bylaws of Consonus Technologies, Inc.
4.1*	Registration Rights Agreement between Consonus Technologies, Inc., Knox Lawrence International, LLC, Michael G. Shook and William M. Shook dated January 22, 2007
4.2*	Stockholders Agreement between Consonus Technologies, Inc., Knox Lawrence International, LLC, Michael G. Shook, William M. Shook, Irvin J. Miglietta and Thomas Colleary dated January 22, 2007
4.3*	Voting Agreement between Consonus Technologies, Inc., Knox Lawrence International, LLC, Michael G. Shook, William M. Shook, Irvin J. Miglietta and Thomas Colleary dated January 22, 2007
4.4***	Specimen Stock Certificate
5.1***	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1*	Asset Purchase Agreement between Consonus Acquisition Corp. and Consonus, Inc. dated May 31, 2005
10.2*	Credit Agreement between Consonus Acquisition Corp. and U.S Bank National Association dated May 31, 2005, as amended on December 12, 2006
10.3*
Agreement and Plan of Merger and Reorganization between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., CAC Merger Sub, Inc., STI Merger Sub, Inc., Knox Lawrence International, LLC and Irvin J. Miglietta dated October 18, 2006
10.4*	First Amendment to Agreement and Plan of Merger and Reorganization dated January 22, 2007
10.5**	Warrant Agreement between Consonus Technologies, Inc. and Avnet, Inc. dated January 22, 2007, as amended on October 8, 2007
10.6*+	Distribution Agreement between Strategic Technologies, Inc. and Avnet, Inc. dba Avnet Technology Solutions dated May 1, 2007
10.7**
Operating Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., Knox Lawrence International, LLC, Michael G. Shook, William M. Shook and Irvin J. Miglietta dated January 22, 2007, as amended on October 8, 2007
10.8*	Form of Restricted Stock Agreement between Consonus Technologies, Inc. and each of Michael G. Shook, William M. Shook and John Roger
10.9*	Form of Deferred Stock Agreement between Consonus Technologies, Inc. and each of Robert Muir, Daniel S. Milburn, Karen S. Bertaux, Mark P. Arnold and Geoffrey L.S. Sinn
10.10*
Escrow Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., Knox Lawrence International, LLC and Branch Banking and Trust Company dated January 22, 2007

10.11*	Escrow Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., Irvin J. Miglietta and Branch Banking and Trust Company dated January 22, 2007
10.12*
Strategic Technologies, Inc. Closing Shares Escrow Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Irvin J. Miglietta and Wyrick Robbins Yates & Ponton LLP, as escrow agent dated January 22, 2007
10.13*	Consonus Technologies, Inc. 2007 Incentive Compensation Plan
10.14*	Employment Agreement dated January 22, 2007 between Michael G. Shook and Consonus Technologies, Inc.
10.15*	Employment Agreement dated January 22, 2007 between William M. Shook and Consonus Technologies, Inc.
10.16*	Employment Letter dated January 22, 2007 between Robert Muir and Consonus Acquisition Corp. and Employment Letter dated May 22, 2005 between Robert Muir and Consonus Acquisition Corp.
10.17*
First Amendment to Employment Agreement dated January 22, 2007 between Daniel S. Milburn, Consonus Acquisition Corp. and Consonus Technologies, Inc. and Employment Agreement dated May 31, 2005 between Daniel S. Milburn and Consonus Acquisition Corp.
10.18*	Advisory Agreement between Knox Lawrence International, LLC and Consonus Acquisition Corp. dated June 1, 2006
10.19*	Ground Lease between Questar Gas Company and Consonus, Inc. dated May 31, 2005
10.20*	Sublease Agreement between Questar Corporation and Consonus Acquisition Corp. dated May 31, 2005
10.21**
Amended and Restated Refinancing Agreement between Strategic Technologies, Inc. and MRA Systems Inc. d/b/a/ Access Distribution dated May 20, 2005 as amended on June 22, 2006, May 1, 2007, August 7, 2007, September 10, 2007, September 26, 2007 and October 8, 2007
10.22*+
Sunservice Manager Agreement between Strategic Technologies, Inc. and Sun Microsystems, Inc. dated December 2, 2000 including related master terms dated February 1, 2000 and general terms dated February 1, 2003
10.23*+	Solutions Provider Agreement between Strategic Technologies, Inc. and Symantec Corporation dated June 1, 2002 as amended on January 27, 2005
10.24*	Offer Letter and Employment Agreement between John Roger and Consonus Technologies, Inc.
21.1*	List of Subsidiaries
23.1**	Consent of Grant Thornton LLP
23.2**	Consent of Ernst & Young LLP
23.3***	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
24.1*	Powers of Attorney
99.1*	Consent of Person Named to become a Director

*
Previously filed.

**
Filed herewith.

+
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed seperately with the Securities and Exchange Commission.

***
To be filed by amendment.

        (b) Financial Statement Schedules.

        None.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary and the State of North Carolina, on the 16th day of November, 2007.

CONSONUS TECHNOLOGIES, INC.
By:	/s/ MICHAEL G. SHOOK Michael G. Shook Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL G. SHOOK Michael G. Shook	Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2007
/s/ * Robert Muir	Vice-President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	November 16, 2007
/s/ * Nana Baffour	Director	November 16, 2007
/s/ * William M. Shook	Director	November 16, 2007
/s/ * Justin Beckett	Director	November 16, 2007
/s/ * Johnson M. Kachidza	Director	November 16, 2007

	/s/ * Robert E. Lamoureux	Director	November 16, 2007
	/s/ * Connie I. Roveto	Director	November 16, 2007
	/s/ * Jon A. Turner	Director	November 16, 2007
	/s/ * Eva T. Losacco	Director	November 16, 2007
* By:	/s/ MICHAEL G. SHOOK Michael G. Shook Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
3.1*	Certificate of Incorporation of Consonus Technologies, Inc.
3.2*	Bylaws of Consonus Technologies, Inc.
4.1*	Registration Rights Agreement between Consonus Technologies, Inc., Knox Lawrence International, LLC, Michael G. Shook and William M. Shook dated January 22, 2007
4.2*	Stockholders Agreement between Consonus Technologies, Inc., Knox Lawrence International, LLC, Michael G. Shook, William M. Shook, Irvin J. Miglietta and Thomas Colleary dated January 22, 2007
4.3*	Voting Agreement between Consonus Technologies, Inc., Knox Lawrence International, LLC, Michael G. Shook, William M. Shook, Irvin J. Miglietta and Thomas Colleary dated January 22, 2007
4.4***	Specimen Stock Certificate
5.1***	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1*	Asset Purchase Agreement between Consonus Acquisition Corp. and Consonus, Inc. dated May 31, 2005
10.2*	Credit Agreement between Consonus Acquisition Corp. and U.S Bank National Association dated May 31, 2005, as amended on December 12, 2006
10.3*
Agreement and Plan of Merger and Reorganization between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., CAC Merger Sub, Inc., STI Merger Sub, Inc., Knox Lawrence International, LLC and Irvin J. Miglietta dated October 18, 2006
10.4*	First Amendment to Agreement and Plan of Merger and Reorganization dated January 22, 2007
10.5**	Warrant Agreement between Consonus Technologies, Inc. and Avnet, Inc. dated January 22, 2007, as amended on October 8, 2007
10.6*+	Distribution Agreement between Strategic Technologies, Inc. and Avnet, Inc. dba Avnet Technology Solutions dated May 1, 2007
10.7**
Operating Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., Knox Lawrence International, LLC, Michael G. Shook, William M. Shook and Irvin J. Miglietta dated January 22, 2007, as amended on October 8, 2007
10.8*	Form of Restricted Stock Agreement between Consonus Technologies, Inc. and each of Michael G. Shook, William M. Shook and John Roger
10.9*	Form of Deferred Stock Agreement between Consonus Technologies, Inc. and each of Robert Muir, Daniel S. Milburn, Karen S. Bertaux, Mark P. Arnold and Geoffrey L.S. Sinn
10.10*
Escrow Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., Knox Lawrence International, LLC and Branch Banking and Trust Company dated January 22, 2007
10.11*	Escrow Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., Irvin J. Miglietta and Branch Banking and Trust Company dated January 22, 2007

10.12*
Strategic Technologies, Inc. Closing Shares Escrow Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Irvin J. Miglietta and Wyrick Robbins Yates & Ponton LLP, as escrow agent dated January 22, 2007
10.13*	Consonus Technologies, Inc. 2007 Incentive Compensation Plan
10.14*	Employment Agreement dated January 22, 2007 between Michael G. Shook and Consonus Technologies, Inc.
10.15*	Employment Agreement dated January 22, 2007 between William M. Shook and Consonus Technologies, Inc.
10.16*	Employment Letter dated January 22, 2007 between Robert Muir and Consonus Acquisition Corp. and Employment Letter dated May 22, 2005 between Robert Muir and Consonus Acquisition Corp.
10.17*
First Amendment to Employment Agreement dated January 22, 2007 between Daniel S. Milburn, Consonus Acquisition Corp. and Consonus Technologies, Inc. and Employment Agreement dated May 31, 2005 between Daniel S. Milburn and Consonus Acquisition Corp.
10.18*	Advisory Agreement between Knox Lawrence International, LLC and Consonus Acquisition Corp. dated June 1, 2006
10.19*	Ground Lease between Questar Gas Company and Consonus, Inc. dated May 31, 2005
10.20*	Sublease Agreement between Questar Corporation and Consonus Acquisition Corp. dated May 31, 2005
10.21**
Amended and Restated Refinancing Agreement between Strategic Technologies, Inc. and MRA Systems Inc. d/b/a/ Access Distribution dated May 20, 2005 as amended on June 22, 2006, May 1, 2007, August 7, 2007, September 10, 2007, September 26, 2007 and October 8, 2007
10.22*+
Sunservice Manager Agreement between Strategic Technologies, Inc. and Sun Microsystems, Inc. dated December 2, 2000 including related master terms dated February 1, 2000 and general terms dated February 1, 2003
10.23*+	Solutions Provider Agreement between Strategic Technologies, Inc. and Symantec Corporation dated June 1, 2002 as amended on January 27, 2005
10.24*	Offer Letter and Employment Agreement between John Roger and Consonus Technologies, Inc.
21.1*	List of Subsidiaries
23.1**	Consent of Grant Thornton LLP
23.2**	Consent of Ernst & Young LLP
23.3***	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
24.1*	Powers of Attorney
99.1*	Consent of Person Named to become a Director

*
Previously filed.

**
Filed herewith.

+
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed seperately with the Securities and Exchange Commission.

***
To be filed by amendment.

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TABLE OF CONTENTS
INFORMATION ABOUT THIS PROSPECTUS
THIRD PARTY AND MANAGEMENT INFORMATION
PROSPECTUS SUMMARY
OUR COMPANY
Our History
Merger Rationale
Our Services and Solutions
Business Strengths
Growth Strategy
Risk Factors
Our Locations
COMPANY INFORMATION
THE OFFERING
SUMMARY FINANCIAL INFORMATION
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Industry and the Economy
Risks Related to this Offering and Ownership of Our Common Stock
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
CONSONUS TECHNOLOGIES, INC. CONSOLIDATED BALANCE SHEETS December 31, 2006 and September 30, 2007 (Amounts in thousands, except share and per share amounts)
CONSONUS TECHNOLOGIES, INC. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS For the Nine Months Ended September 30, 2006 and 2007 (Amounts in thousands, except share and per share amounts)
CONSONUS TECHNOLOGIES, INC. UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY For the Nine Months Ended September 30, 2007 (Amounts in thousands, except share amounts)
CONSONUS TECHNOLOGIES, INC. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS For the Nine Months Ended September 30, 2006 and 2007 (Amounts in thousands)
CONSONUS TECHNOLOGIES, INC. NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS September 30, 2007
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BALANCE SHEET
STATEMENTS OF OPERATIONS
STATEMENTS OF STOCKHOLDERS' EQUITY
STATEMENTS OF CASH FLOWS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BALANCE SHEETS
STATEMENTS OF OPERATIONS
STATEMENTS OF STOCKHOLDERS' EQUITY
STATEMENTS OF CASH FLOWS
STRATEGIC TECHNOLOGIES, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2006